  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1998

                                                     REGISTRATION NO. 333-56365

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           MJD COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------
         DELAWARE                     4813                   13-3725229
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF           CLASSIFICATION)         IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                               ----------------

      521 EAST MOREHEAD STREET, SUITE 250 CHARLOTTE, NORTH CAROLINA 28202
                                (704) 344-8150
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             WALTER E. LEACH, JR.
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY 521 EAST MOREHEAD
       STREET, SUITE 250 CHARLOTTE, NORTH CAROLINA 28202 (704) 344-8150
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                             NEIL A. TORPEY, ESQ.
PAUL, HASTINGS, JANOFSKY & WALKER LLP 399 PARK AVENUE NEW YORK, NEW YORK 10022
                                (212) 318-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION DATED SEPTEMBER 11, 1998

PROSPECTUS
                                                                            LOGO

                            MJD COMMUNICATIONS, INC.
                             OFFER TO EXCHANGE ITS
              9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
           AND FLOATING RATE CALLABLE SECURITIES DUE 2008, SERIES B,
                        WHICH HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2008
                 AND FLOATING RATE CALLABLE SECURITIES DUE 2008
                                   --------

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
                             1998, UNLESS EXTENDED.

  MJD Communications, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 9 1/2% Senior Subordinated Notes due 2008, Series B (the "Fixed Rate Exchange Notes") and Floating Rate Callable Securities due 2008, Series B (the "Floating Rate Exchange Notes" and, together with the Fixed Rate Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined in "Available Information") of which this Prospectus is a part, for an equal principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2008 (the "Fixed Rate Original Notes") and Floating Rate Callable Securities due 2008 (the "Floating Rate Original Notes" and, together with the Fixed Rate Original Notes, the "Old Notes") of which $125 million and $75 million principal amount, respectively, is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

  The Company will accept for exchange any and all Old Notes that are validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on     ,
1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

  The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same indenture, dated as of May 5,1998 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."
                                                   (continued on following page)

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is      , 1998.

(continued from cover page)

  The Exchange Notes will bear interest from May 5, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

  Interest on the Exchange Notes will be payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 1998 at the rate of 9 1/2% per annum in the case of the Fixed Rate Exchange Notes, and at a rate per annum equal to LIBOR (as defined in "Description of Notes) plus 418.75 basis points in the case of the Floating Rate Exchange Notes. The rate of interest on the Floating Rate Exchange Notes will be reset semi-annually. The Fixed Rate Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after May 1, 2003, and the Floating Rate Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time, in each case, at the redemption prices, set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Exchange Notes with the net cash proceeds of an Equity Sale (as defined in "Description of Notes"), at 109.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, that at least 65% of the original aggregate principal amount of the Fixed Rate Exchange Notes originally issued remains outstanding immediately after any redemption. Upon a Change of Control (as defined in "Description of Notes"), each holder of the Exchange Notes shall have the right to require the Company to repurchase such holder's Exchange Notes, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Notes-- Repurchase at the Option of the Holders Upon a Change of Control."

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or quotation system. There can be no assurance that an active public market for the Exchange Notes will develop.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR"), which is publicly available through the Commission's web site (http://www.sec.gov).

  The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

  The principal executive offices of the Company are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and its telephone number is (704) 344-8150.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE SAFE HARBOR PROVISIONS FOR FORWARD LOOKING STATEMENTS PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THE SECURITIES ACT (AS DEFINED HEREIN) AND THE EXCHANGE ACT DO NOT APPLY TO INITIAL PUBLIC OFFERINGS AND THE COMPANY CANNOT AVAIL ITSELF OF THE PROTECTIONS PROVIDED THEREBY WITH RESPECT TO THE EXCHANGE OFFER.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and notes thereto, and the Company's Pro Forma Consolidated Financial Statements and notes thereto, contained herein. Unless otherwise indicated, references to "MJD" or the "Company" include MJD Communications, Inc., a Delaware corporation, and its consolidated subsidiaries. On May 5, 1998 the Company sold and issued the Old Notes (the "Offering"). The Company acquired Kadoka Telephone Company, Columbine Telephone Company, Chautauqua & Erie Telephone Corporation and C-R Communications, Inc. in separate transactions during 1997 (the "1997 Acquisitions"). The Company acquired Taconic Telephone Corp. ("Taconic") on March 30, 1998, Ellensburg Telephone Company ("Ellensburg") on April 30, 1998 and Chouteau Telephone Company ("Chouteau" and collectively with the acquisitions of Ellensburg and Taconic and the 1997 Acquisitions, the "Completed Acquisitions") on June 1, 1998. The Company expects to acquire Utilities, Inc. ("Utilities") in a transaction during 1998 (the "Pending Acquisition" and together with the Completed Acquisitions, the "Acquisitions"). The Offering, the New Credit Facility (as defined in "Description of New Credit Facility"), the Taconic acquisition, the Ellensburg acquisition and the Chouteau acquisition are collectively referred to in this Prospectus as the "Completed Transactions." See "Glossary" for definitions of certain other terms used in this Prospectus.

THE COMPANY

  MJD is a growing provider of local telecommunications services to customers in rural communities in the United States. The Company also provides complementary services such as long distance service, enhanced calling services and wireless telephony. Upon completion of the Pending Acquisition, the Company believes that it will be the eighteenth largest telephone company in the United States, and the largest telephone company in the United States that focuses primarily on acquiring and operating rural telecommunications service companies. For the year ended December 31, 1997, the Company had revenue and Adjusted EBITDA (as defined in "--Summary Consolidated Financial and Operating Data") of $43.0 million and $22.7 million, respectively. On a pro forma basis after giving effect to the Acquisitions, the Company would have had revenue and Adjusted EBITDA of $104.6 million and $54.5 million, respectively, for the year ended December 31, 1997. For the six months ended June 30, 1998, the Company had revenue and Adjusted EBITDA of $35.3 million and $17.6 million, respectively. On a pro forma basis after giving effect to the Acquisitions, the Company would have had revenue and Adjusted EBITDA of $56.0 million and $25.6 million, respectively, for the six months ended June 30, 1998.

  The Company believes that the rural telecommunications market is particularly attractive due to limited competition and a favorable regulatory environment; in particular, pursuant to existing state and federal regulations, the Company is able to charge rates which enable it to recover its operating and capital costs, plus a reasonable (as determined by the relevant regulatory authority) rate of return on its invested capital. Rural local exchange carriers ("RLECs") which serve this market are characterized by stable operating results and strong cash flow margins. The Company has successfully completed acquisitions of fourteen RLECs in ten states (Colorado, Illinois, Kansas, Maine, New Hampshire, New York, South Dakota, Washington, Oklahoma and Vermont (the "Current States")) and, pro forma for the Pending Acquisition, the Company will serve over 123,000 access lines and provide local telephone service to customers in rural locations in ten states. MJD has been successful in improving operating margins and reducing trailing acquisition multiples by centralizing many of the acquired companies' operations and increasing revenues through introducing innovative marketing strategies for enhanced and ancillary services. The Company believes that the attractive operating characteristics of rural markets and the Company's ability to draw on its existing corporate resources create the opportunity to achieve and maintain substantial operating efficiencies.

  The local telephone industry is comprised of a few large, well-known companies such as the RBOCs and a large number of small independent telephone companies. According to the United States Telecommunications

Association ("USTA"), there are over 1,300 independent telephone companies with fewer than 25,000 access lines in the United States. The majority of these small telephone companies operate in thinly populated, rural areas with limited competition due to the unfavorable economics of constructing and operating a competing network in such areas. Many of these RLECs are owned by families or small groups of individuals and were founded shortly after World War I. The Company believes that the owners of some of these RLECs are increasingly interested in selling their companies, thereby creating significant future opportunities to acquire additional properties. The Company also believes that the RBOCs are increasingly likely to dispose of rural access lines in certain markets in order to focus more attention and resources on their urban markets.

  The Company was formed in 1991 to capitalize on consolidation opportunities in the RLEC market. The Company has assembled a senior management team with significant industry experience and a strong track record of acquiring and integrating RLECs. The seven most senior managers of the Company have an average of approximately 20 years of experience in the telecommunications industry with companies such as C&P Telephone (now a subsidiary of Bell Atlantic Corporation), Sprint Corporation, Frontier Corporation and C-TEC Corporation. As of May 31, 1998, senior management owned 24.0% of the common stock of the Company on a fully diluted basis. MJD also benefits from the financial and management expertise of its two primary equity investors, which are investment partnerships affiliated with Kelso & Company ("Kelso") and Carousel Capital Partners, L.P. ("Carousel" and collectively with Kelso, the "Equity Investors"), each of which owned 38.0% of the common stock of the Company on a fully diluted basis as of May 31, 1998. The Equity Investors have invested a total of $47.8 million of equity capital in MJD through May 31, 1998. Kelso is one of the oldest and most established firms specializing in leveraged investing, both as a principal and as a financial advisor, since 1971, and has significant experience with other media and communications properties. Carousel, founded in 1996, is a merchant bank with over $160.0 million in equity commitments, focused on investing in middle market companies located in the southeastern United States.

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of telecommunications services to rural communities and the preferred acquirer of RLECs in the United States. Key strategies in the development and fulfillment of the Company's objectives are discussed below.

  CONTINUED GROWTH THROUGH ACQUISITIONS. The Company expects to continue growing primarily by acquiring independent RLECs and by purchasing rural telephone operations from large telephone companies such as the RBOCs, GTE Corporation and others. The Company focuses its acquisition efforts on rural telephone companies that exhibit: (i) significant opportunities to realize management and operating synergies and economies of scale; (ii) positive economic and demographic characteristics; (iii) a positive regulatory and operating environment; (iv) deployment of advanced technology; and (v) strong mid-level management capabilities. Cellular, cable television, long distance resale, paging and wireless operations may also be acquired, but primarily as ancillary business segments of acquired RLECs.

  IMPROVE OPERATING EFFICIENCY OF ACQUIRED RLECS. By consolidating RLECs under a single corporate organization, the Company has successfully achieved significant operating efficiencies that the Company believes the independent RLECs could not have individually attained. For example, the Company has consolidated the regulatory, accounting and billing functions of its acquired companies and has reduced the overhead costs associated with executive management of such companies. The Company's acquisition strategy is to acquire inherently sound operating RLECs which do not require dramatic changes to core operations. Upon acquiring such companies, the Company applies its operating, regulatory, marketing, technical and management expertise and its financial resources to improve the operations and profitability of the acquired RLECs.

  INCREASE REVENUE THROUGH ENHANCED SERVICE OFFERINGS. The Company believes that its local community presence and its brand recognition will allow it to grow its revenues by offering enhanced and ancillary telecommunications services to its existing customers. Unlike the RBOCs, MJD is not subject to regulatory restrictions that prohibit it from marketing other services such as long distance services in its existing franchise territories or elsewhere. The Company intends to pursue incremental revenue growth through: (i) traditional ancillary telephony service offerings such as enhanced calling services, including voice mail and conference calling; (ii) long distance resale services, including related products such as "800" service and long distance calling cards; (iii) multimedia services such as Internet access, cable television and other entertainment services; and (iv) various wireless services, including cellular, PCS and paging. For example, during the year ended December 31, 1997, ST Long Distance (the Company's long distance subsidiary) introduced its long distance service program in selected markets and realized an average first year penetration rate of approximately 57% in these markets.

  EXPAND EXISTING MARKET PRESENCE BY LAUNCHING CLEC SERVICES. The Company believes it has an opportunity to penetrate underserved markets adjacent to its franchise areas as a competitive local exchange carrier ("CLEC"). The Company believes that by pursuing this opportunity it may generate incremental revenue and Adjusted EBITDA growth by utilizing its existing network infrastructure, brand recognition and experienced personnel. The Company plans to offer an array of telecommunications services, such as local, long distance, data and wireless, to customers in rural and small urban markets (populations between 25,000 and 75,000) within approximately 200 miles of a Company-owned RLEC. The Company intends to implement its CLEC strategy by entering a market before other competitors and reselling the services of an incumbent LEC ("ILEC"), capturing a significant market share and then migrating these customers to its own facilities-based service. The Company is currently testing this strategy in New Hampshire and New York and plans on determining whether or not to expand its CLEC business based on the relative success achieved in these markets. See "Business--Business Strategy" and "Risk Factors--Future Capital Requirements; Expected CLEC Losses" and "--Competition--Risk of Inability to Compete as a CLEC." The New Hampshire and New York markets are the initial markets in which the Company's CLEC strategy is being evaluated. The Company plans to continue providing service in these markets for the foreseeable future. Entry into new markets will be based on a qualitative and quantitative assessment of our performance in these two test markets. There is no set schedule for the Company to perform such an assessment; rather, the testing and evaluation by the Company is ongoing. For purposes of the Indenture relating to the Notes, the Company will conduct its CLEC business through Unrestricted Subsidiaries, which will limit the amount the Company can invest in the CLEC business and exempt the CLEC subsidiaries from most of the covenants applicable to the Notes. See "Description of Notes."

RECENT AND PENDING ACQUISITIONS

   The Company has recently completed, or plans to complete, the following RLEC acquisitions:

  TACONIC TELEPHONE CORP. On March 30, 1998, the Company acquired Taconic. Taconic, located in the Hudson Valley area of eastern New York, 30 miles southeast of Albany, operates approximately 24,800 access lines (approximately 83% residential). The Company purchased the common stock of Taconic for $67.5 million and assumed $9.2 million of debt of Taconic. In the year ended December 31, 1997, Taconic had revenues of $20.4 million.

  ELLENSBURG TELEPHONE COMPANY. On April 30, 1998, the Company acquired Ellensburg. Ellensburg, located in Ellensburg, Washington, 100 miles southeast of Seattle, operates approximately 23,900 access lines (approximately 76% residential). The Company purchased the common stock of Ellensburg for $91.0 million. In the year ended December 31, 1997, Ellensburg had revenues of $14.7 million.

  CHOUTEAU TELEPHONE COMPANY. On June 1, 1998, the Company acquired Chouteau. Chouteau, located in Chouteau, Oklahoma, 30 miles east of Tulsa, operates approximately 3,400 access lines (approximately 84% residential). The Company purchased the common stock of Chouteau for $18.6 million and assumed $3.0 million of debt of Chouteau. In the year ended December 31, 1997, Chouteau had revenues of $4.3 million.

  UTILITIES, INC. On April 3, 1998, the Company entered into an agreement to acquire Utilities, which is expected to close in the third or fourth quarter of 1998. Utilities is headquartered in Standish, Maine, approximately 15 miles west of Portland. Utilities operates approximately 22,200 access lines in central and southern Maine, most of which are located in exchanges adjacent to exchanges operated by subsidiaries of the Company. In the year ended December 31, 1997, Utilities had revenues of $16.2 million (which excludes the revenues of certain cellular businesses of Utilities that are not being acquired by
MJD).

The Pending Acquisition is subject to certain closing conditions. See "Risk Factors--Risk That Pending Acquisition Will Not Be Consummated" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION HISTORY

  The following summarizes each RLEC the Company has acquired to date and the Pending Acquisition.

                                                ACCESS LINES
                              LOCATION OF           AS OF           DATE         PURCHASE
     RLEC ACQUIRED            OPERATIONS      DECEMBER 31, 1997   ACQUIRED         PRICE
------------------------  ------------------- ----------------- ------------- ---------------
Sunflower Telephone Com-  Kansas/Colorado            4,675      May 1993      $19.7 million
 pany, Inc.
Northland Telephone Com-  Maine/New Hampshire       20,493      August 1994   $39.7 million
 pany of Maine, Inc.
STE/NE Acquisition Corp.  Vermont                    5,510      August 1994   $12.0 million
 d/b/a Northland
 Telephone Company
 of Vermont
Sidney Telephone Company  Maine                      1,359      January 1996  $ 3.0 million
Big Sandy Telecom, Inc.   Colorado                     893      June 1996     $ 3.1 million
Bluestem Telephone Com-   Kansas                       992      August 1996   $ 3.9 million
 pany
Odin Telephone Exchange,  Illinois                   1,164      August 1996   $ 5.0 million
 Inc.
Kadoka Telephone Co.      South Dakota                 580      January 1997  $ 2.9 million
Columbine Telephone Com-  Colorado                   1,085      April 1997    $ 4.6 million
 pany, Inc.
Chautauqua & Erie Tele-   New York                  11,070      July 1997     $22.0 million
 phone
 Corporation
C-R Communications, Inc.  Illinois                     910      October 1997  $ 4.0 million
Taconic Telephone Corp.   New York                  24,832      March 1998    $67.5 million
Ellensburg Telephone      Washington                23,910      April 1998    $91.0 million
 Company
Chouteau Telephone Com-   Oklahoma                   3,394      June 1998     $18.6 million
 pany
                                                   -------
  Subtotal:                                        100,867
Utilities, Inc.           Maine                     22,239      Third/Fourth  Not consummated
                                                                 Quarter 1998
                                                                 (expected)
                                                   -------
  Total:                                           123,106
                                                   =======

  The Company's principal executive offices are located at Morehead Place, 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202, and its phone number is (704) 344-8150.

                               THE EXCHANGE OFFER

The Exchange Offer........    $1,000 principal amount of Fixed Rate Exchange
                              Notes and Floating Rate Exchange Notes will be issued in exchange for each $1,000 principal amount of Fixed Rate Original Notes and Floating
                              Rate Original Notes, respectively, validly tendered pursuant to the Exchange Offer. As of the date hereof, $125 million and $75 million in aggregate principal amount of Fixed Rate Original
                              Notes and Floating Rate Original Notes,
                              respectively, are outstanding. The Company will issue the Exchange Notes to tendering holders of Original Notes promptly after the Expiration
                              Date.

Resales...................    Based on an interpretation by the staff of the
                              Commission set forth in Morgan Stanley & Co.,
                              Incorporated, SEC No-Action Letter (available
                              June 5, 1991) (the "Morgan Stanley Letter"),
                              Exxon Capital Holdings Corporation, SEC No-Action
                              Letter (available May 13, 1988) (the "Exxon
                              Capital Letter") and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange
                              Notes, whether or not such person is the holder
                              (other than any such holder or other person which is (i) a broker-dealer that receives Exchange
                              Notes for its own account in exchange for Old
                              Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (collectively,
                              "Restricted Holders")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that
                              (a) such Exchange Notes are acquired in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes, and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange
                              Notes. If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange
                              Notes in a manner not permitted by the
                              interpretation of the Staff of the Commission, such person (a) could not rely upon the Morgan
                              Stanley Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old
                              Notes were acquired by such broker or dealer as a result of market-making or other activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes.
                              See "Plan of Distribution."

Expiration Date...........    5:00 p.m., New York City time, on      , 1998
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
 Exchange Notes and Old       The Exchange Notes will bear interest from May 5,
 Notes....................    1998. Holders of Old Notes whose Old Notes are
                              accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued to the date of issuance of the Exchange Notes.

Conditions to the             The Exchange Offer is subject to certain
 Exchange Offer        ...    customary conditions. The conditions are limited
                              and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of the date of this Prospectus, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions exist prior to the Expiration Date, the Company may (a) refuse to accept any Old Notes and return all previously tendered Old Notes, (b) extend the Exchange Offer or (c) waive such conditions. See
                              "The Exchange Offer--Conditions."

Procedures for Tendering
 Old Notes................    Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's Message (as defined in "The Exchange
                              Offer") in connection with a book-entry transfer together with the Old Notes to be exchanged and any other required documentation to the Exchange
                              Agent (as defined in "The Exchange Offer") at the address set forth herein and therein. Tendered
                              Old Notes, the Letter of Transmittal and accompanying documents must be received by the Exchange Agent by 5:00 p.m. New York City time on the Expiration Date. See "The Exchange Offer--
                              Procedures for Tendering." By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange
                              Offer are being obtained in the ordinary course of business of the person receiving such Exchange
                              Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes or has an arrangement or understanding with any person to participate in the distribution of such Exchange
                              Notes, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

Special Procedures for
 Beneficial Holders.......    Any beneficial holder whose Old Notes are
                              registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange
                              Offer should contact such registered holder promptly and instruct such registered holder to tender on such holder's behalf. If such beneficial holder wishes to tender on such holder's own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering such holder's Old
                              Notes, either make
                              appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--
                              Procedures for Tendering."

Guaranteed Delivery           Holders of Old Notes who wish to tender their Old
 Procedures...............    Notes and whose Old Notes are not immediately
                              available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Withdrawal Rights.........    Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration
                              Date.

Acceptance of Old Notes
 and Delivery of Exchange     Subject to certain conditions, the Company will
 Notes....................    accept for exchange any and all Old Notes which
                              are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly after the Expiration Date. See "The
                              Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income
 Tax Consequences.........    The Company believes that the exchange of Old
                              Notes for Exchange Notes pursuant to the Exchange
                              Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. For a discussion summarizing certain U.S. federal income tax consequences to holders of the Exchange Notes, see "Certain Federal Income Tax Consequences."

Exchange Agent............    United States Trust Company of New York is
                              serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is United
                              States Trust Company of New York, P.O. Box 844
                              Cooper Station, New York 10276, Attention:
                              Corporate Trust Services. Deliveries by hand before 4:30 p.m. should be delivered to United
                              States Trust Company of New York, 111 Broadway,
                              New York, New York 10006, Attention: Lower Level
                              Corporate Trust Window and by hand after 4:30 p.m. should be delivered to 770 Broadway, 13th
                              Floor, New York, New York 10003. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number 800-548-6565 or facsimile number (212) 420-6152.

Use of Proceeds...........    The Company will not receive any proceeds from
                              the Exchange Offer. See "Use of Proceeds." The
                              Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration
                              Agreement (as defined in "Summary of Terms of Exchange Notes"). No underwriter is being used in connection with the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

  The Exchange Offer constitutes an offer to exchange up to $125 million and $75 million aggregate principal amount of the Fixed Rate Exchange Notes and Floating Rate Exchange Notes, respectively, for up to an equal aggregate principal amount of Fixed Rate Original Notes and Floating Rate Original Notes, respectively. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Original Notes, and will be entitled to the benefit of the same indenture (the "Indenture"). The form and terms of the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes are substantially the same as the form and terms of the Fixed Rate Original Notes and Floating Rate Original Notes, respectively, except that the Exchange Notes have been registered under the Securities Act. See "Description of the Notes."

                           COMPARISON WITH OLD NOTES

Freely Transferable.......    The Exchange Notes will be freely transferable
                              under the Securities Act by holders who are not Restricted Holders. Restricted Holders are restricted from transferring the Exchange Notes without compliance with the registration and prospectus delivery requirements of the
                              Securities Act. The Fixed Rate Exchange Notes and the Floating Rate Exchange Notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the Fixed Rate Old Notes and Floating Rate Old Notes, respectively, with the exception that the Exchange Notes will be registered under the Securities Act. See "The
                              Exchange Offer--Terms of the Exchange Offer."

Registration Rights.......    The holders of Old Notes currently are entitled
                              to certain registration rights pursuant to the Registration Agreement, dated as of April 30,
                              1998 (the "Registration Agreement"), by and among the Company and Salomon Smith Barney, BT Alex.
                              Brown, NationsBanc Montgomery Securities LLC and
                              Donaldson, Lufkin & Jenrette Securities
                              Corporation, the initial purchasers of the Old
                              Notes (collectively, the "Initial Purchasers"), including the right to cause the Company to register the Old Notes under the Securities Act if the Exchange Offer is not consummated prior to the Exchange Offer Termination Date (as defined in "The Exchange Offer"). See "The Exchange
                              Offer--Conditions." However, pursuant to the
                              Registration Agreement, such registration rights will expire upon consummation of the Exchange
                              Offer. Accordingly, holders of Old Notes who do not exchange their Old Notes for Exchange Notes in the Exchange Offer will not be able to reoffer, resell or otherwise dispose of their Old
                              Notes unless such Old Notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

                          TERMS OF THE EXCHANGE NOTES

Securities Offered........    $125 million aggregate principal amount of 9 1/2%
                              Senior Subordinated Notes due 2008, Series B.

                              $75 million aggregate principal amount of Floating Rate Callable Securities due 2008, Series B.

Issuer....................    MJD Communications, Inc.

Maturity Date.............    The Floating Rate Exchange Notes and the Fixed
                              Rate Exchange Notes will mature on May 1, 2008.

                              Interest on the Exchange Notes will be payable
Interest Payment Dates....    semi-annually on each May 1 and November 1,
                              commencing November 1, 1998. The Fixed Rate
                              Exchange Notes will bear interest at a rate of 9
                              1/2% per annum. The Floating Rate Exchange Notes will bear interest at a rate per annum equal to LIBOR plus 418.75 basis points. The rate of interest on the Floating Rate Exchange Notes will be reset semi-annually.

Subordination.............
                              The Exchange Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in "Description of Notes") of the Company, and effectively subordinated to all existing and future debt and other liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. See "Risk Factors--Subordination; Holding Company Structure." As of June 30, 1998, after giving effect to the Pending Acquisition, the Company would have had approximately $146.3 million of Senior Debt outstanding (excluding unused commitments under the New Credit Facility) and total balance sheet liabilities of the Company's subsidiaries would have been approximately $229.9 million (including guaranties of $146.3 million of Senior Debt of the Company). In addition, as of June 30, 1998, the Company would have had $7.0 million of Debt that ranked subordinate to the Notes and no Debt outstanding that ranked subordinate to the Notes. See "Description of the Notes--Subordination."

Sinking Fund..............    None.

Optional Redemption.......    The Fixed Rate Exchange Notes will be redeemable,
                              in whole or in part, at the option of the Company, on or after May 1, 2003, and the Floating Rate Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time, in each case at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Exchange Notes with the net cash proceeds of an Equity Sale, at a redemption price equal to 109.5% of the principal amount thereof, plus accrued interest to the date of redemption; provided that at least
                              65% of the aggregate principal amount of Fixed
                              Rate Exchange Notes originally issued remains outstanding immediately after any redemption. See
                              "Description of the Notes--Optional Redemption."

Change of Control.........    Upon a Change of Control each holder of the
                              Exchange Notes will have the right to require the Company to repurchase such holder's Exchange
                              Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes--Repurchase at Option of Holders upon a Change of Control."

Certain Covenants.........
                              The Indenture contains limitations on, among other things, (i) the ability of the Company and the Restricted Subsidiaries to incur additional Debt, (ii) the making of certain Restricted Payments, including Investments, (iii) the creation of certain Liens, (iv) the issuance and sale of Capital Stock of Restricted Subsidiaries,
                              (v) Asset Sales, (vi) payment restrictions affecting Restricted Subsidiaries, (vii) transactions with Affiliates, (viii) the ability of the Company to incur layered Debt, (ix) the ability of the Company to enter lines of business outside the Telecommunications Business and (x) certain mergers, consolidations and transfers of assets by or involving the Company (the foregoing capitalized terms are defined in "Description of the Notes--Certain Definitions"). All of these limitations will be subject to a number of important qualifications. See "Description of the Notes--Certain Covenants."

                                  RISK FACTORS

  For a discussion of factors that should be considered in evaluating an investment in the Exchange Notes, see "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                             (DOLLARS IN THOUSANDS)

  The following table sets forth summary financial information of the Company. The summary historical consolidated financial data for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998 are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus which, in the case of the financial statements for the years ended December 31, 1995, 1996 and 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical consolidated financial statement data for the six months ended June 30, 1997 and 1998 have been derived from unaudited consolidated statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The summary historical consolidated financial statement data for the year ended December 31, 1994 are derived from consolidated financial statements of the Company, not included herein, which are audited by independent certified public accountants. The summary historical consolidated financial statement data for the year ended December 31, 1993 have been derived from unaudited consolidated financial statements of the Company, not included herein, which, in the opinion of management, includes all adjustments necessary for a fair presentation of such data. The summary pro forma combined financial data for the year ended December 31, 1997 as of and for the six months ended June 30, 1998 have been derived from Company prepared financial information, the audited consolidated financial statements and notes thereto of certain of the Acquisitions and the audited consolidated financial statements and notes thereto of the Company, which financial statements appear elsewhere in this Prospectus. The following summary pro forma combined financial and operating data are presented as if each of the Acquisitions, the New Credit Facility and the Offering had occurred on January 1, 1997 for the year ended December 31, 1997 and the six-month period ended June 30, 1998 in the case of operating data, and as of June 30, 1998 in the case of balance sheet data. The summary pro forma combined financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have been achieved had the Acquisitions, the New Credit Facility and the Offering been consummated as of the assumed dates, nor are the results necessarily indicative of the Company's future results of operations. See "Risk Factors--Other Risks associated with Acquisitions." The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, and notes thereto, the Pro Forma Consolidated Financial Statements, and notes thereto, and the individual financial statements and notes thereto of certain of the Acquisitions appearing elsewhere in this Prospectus.

                                         ACTUAL
                 ------------------------------------------------------------
                                                               SIX MONTHS
                                                                  ENDED
                        YEAR ENDED DECEMBER 31,                 JUNE 30,
                 ------------------------------------------  ----------------
                                                               (UNAUDITED)
                  1993    1994     1995     1996     1997     1997     1998
                 ------  -------  -------  -------  -------  -------  -------
STATEMENT OF
 OPERATIONS
 DATA:
Operating
 revenues....... $7,066  $14,025  $24,749  $30,258  $42,972  $17,887  $35,262
Operating
 expenses.......  5,789   10,056   17,343   20,060   30,533   12,099   25,720
Income from
 operations.....  1,276    3,968    7,406   10,198   12,439    5,788    9,542
Interest
 expense, net...   (791)  (3,772)  (7,198)  (8,131)  (9,848)  (3,998)  (9,849)
Other income
 (expense)......    750    1,755      892      829    1,515      127      759
Earnings (loss)
 before
 extraordinary
 item...........    930    1,011      553    1,435    2,231    1,077       64
Extraordinary
 item...........    --       --       --       --    (3,612)     --    (2,521)
Net earnings
 (loss)......... $  930  $   997  $   547  $ 1,402  $(1,442) $ 1,055  $(2,494)
                                            PRO FORMA
                 ---------------------------------------------------------------
                                                           SIX MONTHS
                                                             ENDED
                  YEAR ENDED DECEMBER 31, 1997           JUNE 30, 1998
                 ------------------------------ --------------------------------
                     COMPLETED      AS ADJUSTED          COMPLETED
                 ACQUISITIONS, NEW  FOR PENDING      ACQUISITIONS, NEW
                  CREDIT FACILITY   ACQUISITION       CREDIT FACILITY,
                 AND OFFERING(1)(2)   (2)(3)    OFFERING AND UTILITIES(2)(4)
                 ------------------ ----------- ----------------------------
STATEMENT OF
 OPERATIONS
 DATA:
Operating
 revenues.......      $ 88,391       $104,606             $ 56,033
Operating
 expenses.......        66,544         78,634               43,335
Income from
 operations.....        21,847         25,972               12,698
Interest
 expense, net...       (30,259)       (36,201)             (18,186)
Other income
 (expense)......         3,160          3,388                   90
Earnings (loss)
 before
 extraordinary
 item...........      $ (4,394)      $ (5,748)            $ (3,852)
Extraordinary
 item...........
Net earnings
 (loss).........

                                         ACTUAL                PRO FORMA
                              ------------------------------ --------------
                                   AS OF            AS OF      AS OF JUNE 30,
                                DECEMBER 31,      JUNE 30,          1998
                              -----------------  ----------- ------------------
                                                 (UNAUDITED)    PENDING
                               1996      1997       1998     ACQUISITION(4)
                              -------  --------  ----------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents...  $ 4,253  $  6,822   $ 14,045      $ 15,456
Working capital.............      596       108     18,766        17,968
Property, plant and
 equipment, net.............   41,615    61,207    122,590       144,328
Total assets................   97,020   144,613    370,714       450,767
Long-term debt..............   73,958   131,912    302,387       372,886
Redeemable preferred stock..   10,689       130        --            --
Total stockholders' equity
 (deficit)..................     (599)   (9,950)    19,630        19,630

                                                     ACTUAL
                            --------------------------------------------------------------
                                                                           SIX MONTHS
                                                                              ENDED
                                    YEAR ENDED DECEMBER 31,                 JUNE 30,
                            ------------------------------------------  ------------------
                                                                           (UNAUDITED)
                             1993   1994     1995     1996      1997     1997      1998
                            ------ -------  -------  -------  --------  -------  ---------
OTHER FINANCIAL
 DATA:
Adjusted
 EBITDA(5)......               --  $ 8,808  $14,050  $17,639  $ 22,670  $ 9,902  $  17,565
Depreciation and
 amortization...            $1,240   3,099    5,757    6,644     8,777    4,010      7,300
Capital
 expenditures...               293   1,768    4,439    8,439     8,239    2,922      3,332
Ratio of
 earnings to
 fixed
 charges(6).....              2.5x    1.5x     1.1x     1.3x      1.4x     1.5x       1.0x
Deficiency of
 earnings to
 fixed
 charges(6).....               --      --       --       --        --       --         --
SUMMARY CASH
 FLOW DATA:
Net cash provided by
  operating
 activities.....                   $ 5,504  $ 6,039  $ 9,772  $  9,840  $ 4,253  $   7,325
Net cash provided by (used
 in) investing
 activities.....                   (50,846)  (4,481) (19,790)  (38,967)  (7,155)  (174,322)
Net cash provided by
  financing
 activities.....                    49,937   (2,903)  10,599    31,697    3,796    174,220
OPERATING DATA:
Access lines in
 service........             4,343  28,205   28,737   34,017    48,731   34,754    103,689
                                                       PRO FORMA
                            ---------------------------------------------------------------
                                                                      SIX MONTHS
                                                                        ENDED
                             YEAR ENDED DECEMBER 31, 1997           JUNE 30, 1998
                            ------------------------------ --------------------------------
                                COMPLETED      AS ADJUSTED          COMPLETED
                            ACQUISITIONS, NEW  FOR PENDING      ACQUISITIONS, NEW
                             CREDIT FACILITY   ACQUISITION       CREDIT FACILITY,
                            AND OFFERING(1)(2)   (2)(3)    OFFERING AND UTILITIES(2)(4)
                            ------------------ ----------- ----------------------------
OTHER FINANCIAL
 DATA:
Adjusted
 EBITDA(5)......                 $ 45,384       $ 54,480             $ 25,557
Depreciation and
 amortization...                   20,377         25,120               12,806
Capital
 expenditures...                   15,688         19,241                4,362
Ratio of
 earnings to
 fixed
 charges(6).....                      --             --                   --
Deficiency of
 earnings to
 fixed
 charges(6).....                 $  5,252       $  6,840             $  5,397
SUMMARY CASH
 FLOW DATA:
Net cash provided by
  operating
 activities.....                   13,914         17,228                8,798
Net cash provided by (used
 in) investing
 activities.....                 (219,783)      (269,611)            (220,100)
Net cash provided by
  financing
 activities.....                  193,057        239,076              215,244
OPERATING DATA:
Access lines in
 service........                  100,867        123,106              126,340

--------
(1) Gives effect to the Completed Acquisitions, the New Credit Facility and the Offering as if the closings thereof occurred on January 1, 1997.
(2) The summary pro forma combined operating data reflect adjustments in connection with the relevant Acquisitions including: (i) amortization expense to reflect goodwill recorded for purchase accounting, (ii) elimination of certain specifically identified expenses related to duplicative management services, directors fees, employee salaries and related benefits, (iii) interest expense, net after giving effect to the New Credit Facility and the Offering, and (iv) income tax expense to reflect the effect that would result if the relevant Acquisitions had been combined and subject to an assumed federal statutory rate and the applicable state statutory tax rate for each of the relevant Acquisitions.
(3) Gives effect to the Completed Acquisitions, the New Credit Facility, the Offering and the Pending Acquisition as if the closings thereof occurred on January 1, 1997. The Pending Acquisition is subject to certain closing conditions, See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated."
(4) Gives effect to the Completed Acquisitions, the New Credit Facility, the Offering and the Pending Acquisition as if the closings thereof occurred on January 1, 1997 in the case of statement of operations data, and as of June 30, 1998 in the case of balance sheet data. The Pending Acquisition is subject to certain closing conditions. See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated."

(5) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, and extraordinary items. Adjusted EBITDA is presented because management believes it provides useful information regarding the Company's ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other telecommunications companies with the Company in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings
    (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA presented herein differs from the definition of EBITDA in the Indenture, which excludes from the calculation of EBITDA (i) net income of Unrestricted Subsidiaries (as defined in the Indenture) unless such net income is actually dividended to the Company or a Restricted Subsidiary and (ii) net income of any Restricted Subsidiary to the extent there is any restriction on the ability of such Restricted Subsidiary to pay dividends to the Company (except that the Company's equity in the net income of any such Restricted Subsidiary is included to the extent of dividends actually received by the Company from such Restricted Subsidiary). The definition of EBITDA in the Indenture is a component of the term "Pro Forma EBITDA" in the Indenture, which is used in a financial covenant calculation therein. Pro Forma EBITDA, as defined in the Indenture, differs from Adjusted EBITDA primarily because it is calculated after giving effect to cost savings the Company believes will be achieved during the applicable period. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly captioned amounts of other companies.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should carefully consider the risk factors set forth below in evaluating an investment in the Notes offered hereby.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  The Company is highly leveraged due to the Offering. As of June 30, 1998, on a pro forma basis after giving effect to the Pending Acquisition, the Company would have had approximately $373.7 million of outstanding total consolidated indebtedness and stockholders' equity of $19.6 million (on an historical basis, the Company had stockholders' equity of approximately $19.6 million at June 30, 1998). The Indenture permits, subject to certain conditions, the incurrence of additional indebtedness, all of which may be Senior Debt or indebtedness of subsidiaries. The Company intends to incur substantial additional indebtedness (including secured indebtedness) following the Offering for the acquisition and expansion of RLECs and the introduction of new service offerings (including but not limited to the Company's proposed
CLEC business). Moreover, although the CLEC business is expected to result in operating losses, at least in initial years, such losses will not reduce the Company's debt capacity under the Indenture because the business will be conducted through Unrestricted Subsidiaries. The Company expects its CLEC business to generate negative operating cash flow in the first three years of operation. See "--Future Capital Requirements; Expected CLEC Losses," "--Subordination; Holding Company Structure" and "Description of Notes--Certain Covenants--Limitation on Debt."

  The Company's high degree of leverage could have important consequences, including (i) a substantial portion of the Company's sources of capital and cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, repayment of indebtedness or other purposes may be impaired, whether as a result of the covenants and other terms of its debt instruments or otherwise; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to effect acquisitions, offer new services and otherwise meet its growth objectives; and (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions. In addition, the Company's operating and financial flexibility is limited by the Indenture and the New Credit Facility and may be limited by covenants contained in agreements governing future indebtedness of the Company and its subsidiaries. Such covenants will impose significant operating and financial restrictions on the Company and its subsidiaries and will restrict, limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets, make investments, engage in transactions with affiliates, create liens or engage in mergers or acquisitions. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. See "Description of the Notes."

SUBORDINATION; HOLDING COMPANY STRUCTURE

  The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company. As of June 30, 1998, after giving effect to the Pending Acquisition, the Company would have had approximately $146.3 million of Senior Debt outstanding (excluding unused commitments under the New Credit Facility). In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Senior Debt of the Company has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no cash payment may be made with respect to the Notes during the continuance of a payment default under any Senior Debt of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Debt of the Company, the holders of such Senior Debt will be able to prevent payments on the Notes for certain periods of time. See "Description of Notes--Subordination."

  The Company is a holding company that derives all of its operating income from the Company's subsidiaries. In addition to the Company, certain minority investors also hold (or have the right to purchase) a portion of the capital stock of such subsidiaries. To the extent that the capital stock of such subsidiaries is owned by persons other than the Company, such persons are generally entitled to receive a pro rata share of any distributions made by such subsidiaries to the Company. The holders of the Notes will have no direct claims against the Company's subsidiaries. Consequently, the right of holders of the Notes to participate in any distribution of assets of such subsidiaries upon any liquidation, bankruptcy, reorganization or otherwise will be subject to prior claims of creditors of such subsidiaries (including, the lenders under the Credit Facility, by virtue of guarantees of such indebtedness by the Company's subsidiaries). Therefore, the Notes will be effectively subordinated to all existing and future debt and other liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries. As of June 30, 1998, after giving pro forma effect to the Pending Acquisition, total balance sheet liabilities of the Company's subsidiaries would have been approximately $229.9 million (including guarantees of $146.3 million of Senior Debt of the Company under the New Credit Facility). The Company's subsidiaries have other liabilities, including contingent liabilities, that could be substantial. The Company is dependent on the earnings and cash flow of its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. The ability of the Company's subsidiaries to make such payments or advances to the Company is limited by the laws of the relevant states in which such subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such subsidiaries to the Company is required from such regulatory bodies or other governmental entities. In addition, certain subsidiaries of the Company have debt the terms of which, under certain circumstances, could prohibit such subsidiaries' ability to pay dividends or make other payments or advances to the Company. Accordingly, there can be no assurance that the Company's subsidiaries will be able to, or will be permitted to, pay to the Company amounts necessary to service the Notes. In the event such amounts are not paid to the Company, the Company would be unable to make required principal and interest payments on the Notes.

RISK THAT PENDING ACQUISITION WILL NOT BE CONSUMMATED

  The Pending Acquisition is subject to regulatory approvals, including the approval of the relevant public utilities commission in the state of the company to be acquired. No assurance can be given that the necessary approvals will be received. The agreement pertaining to the Pending Acquisition provides that if the acquisition is not completed by December 31, 1998, such agreement terminates. The Pending Acquisition is subject to certain other closing conditions, and there can be no assurance as to when, or if, such acquisition will be consummated. Failure to consummate the Pending Acquisition will not have any effect on the Company's historical financial statements. Investors should see the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus to determine the impact on the Company's financial statements if the Pending Acquisition does occur. The Company believes that the failure to consummate the Pending Acquisition would not have a material adverse effect on its financial condition or results of operations.

OTHER RISKS ASSOCIATED WITH ACQUISITIONS

  As part of its growth strategy, the Company regularly engages in, and is currently engaging in, discussions and negotiations with respect to possible acquisitions, some of which would be larger than the largest acquisitions completed or contemplated to date, and would involve substantially more than 25,000 access lines, if such acquisitions were consummated. This acquisition strategy presents certain substantial risks, including the following:

  RISK OF LACK OF FUTURE ACQUISITION OPPORTUNITIES. A significant portion of the Company's future growth is expected to come from acquisitions of other companies. The Company's ability to acquire additional businesses will depend, among other things, on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to complete the acquisitions. The Company will be subject to competition for suitable acquisition candidates and the number of acquisition candidates may be diminished in the future. The nature of the market for independent telecommunications companies is such that many acquisition opportunities come to the Company's attention only when the owners of such businesses approach the Company seeking a buyer. Accordingly, there can be no assurance that other independent telecommunications companies will approach the Company with similar opportunities in the same manner as has occurred in the past, or that such acquisition opportunities will otherwise come to the Company's attention. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company.

  RISK OF UNAVAILABILITY OF CAPITAL TO FUND FUTURE ACQUISITIONS. The acquisitions made by the Company have required the expenditure of significant amounts of capital, a substantial portion of which the Company has had to fund through additional debt or equity financings. The Company's growth strategy hinges on its ability to continue to complete acquisitions beyond the Pending Acquisition. The Company does not presently have financing commitments sufficient to allow it to effect significant acquisitions. Inability to secure such financing could, therefore, have a substantial impact on the Company's ability to grow beyond the completion of the Pending Acquisition, or otherwise consummate any other acquisitions that it may wish to undertake. See "--Future Capital Requirements; Expected CLEC Losses."

  RISK OF FAILURE TO REALIZE ACQUISITION SYNERGIES. While the Company has previously been able to increase the profitability of the businesses it has acquired, there can be no assurance that it will continue to be able to do so in the future. Specifically, each of the Taconic, Utilities and Ellensburg acquisitions are significantly larger than any of the individual acquisitions that the Company has previously undertaken. The size and nature of such acquisitions could present complexities that the Company has not previously encountered, and could therefore interfere with the Company's ability to achieve results comparable to those it has achieved in the past.

  Furthermore, many of the acquisition synergies that the Company has recognized in the past have resulted from its ability to substitute the costs of the former senior management of acquired companies with management fees charged by the Company to its subsidiaries. To the extent regulators recognize such inter-company management fees as legitimate costs, the Company's operating subsidiaries are allowed, under current regulations, to recover such costs from their customers. However, the Company's ability to recover such costs is subject to periodic review by regulators. In addition, regulations governing the Company's ability to recover such costs are subject to change. There can be no assurance, therefore, that the Company will continue to be able to recover such costs, and failure to be able to do so could have a substantial impact on the Company's growth strategy, as well as a material adverse effect on its financial condition and results of operations. See "Risk Factors--Regulation" and "Regulation."

  In addition, the Company believes it will have opportunities to acquire access lines from RBOCs and other large companies. The Company expects that such opportunities would be limited to the possible acquisition of certain facilities and access lines, rather than businesses that have previously operated independently. Such acquisitions, should the Company be in a position to make them, would in all likelihood be more difficult for the Company to integrate into its existing operations. This in turn could interfere with the Company's ability to obtain the same results from such acquisitions as it might be able to obtain from the acquisition of a previously independent company. See "--Implementation of Growth Strategy."

FUTURE CAPITAL REQUIREMENTS; EXPECTED CLEC LOSSES

  Expansion of the Company's existing RLEC networks and services, and the acquisition of new RLECs and other facilities, will require significant capital expenditures. Furthermore, the Company's plan to enter additional markets as a CLEC anticipates the Company's incurring initial losses, followed by significant capital expenditures. The Company's ability to succeed in its CLEC strategy is therefore predicated on its having sufficient capital to sustain such losses and make such capital expenditures. The Indenture limits the Company's ability to make investments in the subsidiaries conducting the CLEC business, which could adversely affect its ability to successfully develop this business. In addition, there can be no assurances that the Company will be successful in implementing its CLEC strategy, or that it will be able to recover the initial losses it expects to sustain in relation to such business. Because the CLEC business will be conducted through Unrestricted Subsidiaries, any operating losses sustained will not reduce the Company's debt capacity under the Indenture. See "Description of Notes--Certain Covenants--Limitation on Debt."

  The Company will also require additional capital to complete its acquisitions, or if customer demand in the Company's markets exceeds current expectations, the Company's funding needs may increase. In addition, the Company expects to incur additional capital requirements as it seeks to take advantage of future opportunities. In order to take advantage of such opportunities, the Company expects that it will need to secure additional debt or equity financing. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce cash flow in sufficient amounts to make up any shortfall. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications industry. The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.

IMPLEMENTATION OF GROWTH STRATEGY

  The expansion and development of the Company's operations will depend, among other things, on the Company's ability to recruit and hire personnel, install facilities, implement and improve its operating and administrative systems and obtain and maintain any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks, integrate newly acquired businesses or offer additional products and services in a timely manner in accordance with its strategic objectives. In addition, as a result of the Company's strategy to achieve rapid growth, the operating complexity of the Company is expected to increase. The Company's ability to manage its expansion effectively will depend on, among other things, the expansion, training and management of the Company's employee base and the Company's successful development of operational, financial and management plans, systems and controls. There can be no assurance that the Company will be able to satisfy these requirements or otherwise manage its growth effectively. Such failures could have a material adverse effect on the Company's results and financial condition.

DEPENDENCE ON KEY PERSONNEL

  The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. There can be no assurance that the Company will be able to retain its key employees or that the Company can attract or retain additional skilled personnel in the future.

COMPETITION

  Industry trends of consolidation, deregulation and the utilization of new technologies all pose substantial risks to the Company's ability to compete effectively in the markets it serves and in the market for acquisitions. The effects of these trends on the Company could be substantial. The summary below sets forth a general summary of certain of the competitive risks facing the Company, and is not meant to be comprehensive.

  COMPETITION FOR ACQUISITIONS. The telecommunications industry is subject to a continuing trend toward combinations and strategic alliances, including consolidations among existing telecommunications providers, and between such providers and new entrants into the field. This trend could lead to increased competition with the Company for acquisitions, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisitions, thereby having an adverse effect on the Company's growth strategy. In addition, the Company's eligibility for certain subsidies decreases as the Company increases in size, thereby creating the potential that certain acquisition candidates will be less attractive to the Company than they would be to other potential buyers. The number of suitable acquisition candidates for the Company could therefore decrease as the Company increases in size. See "Risk Factors--Regulation" and "Regulation."

  COMPETITION FROM NEW MARKET ENTRANTS. In each of the areas served by the Company's networks, the services offered by the Company may compete with services offered by current and potential market entrants, including CLECs, IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. Many of the Company's current and potential competitors may have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company.

  The Company believes that various legislative initiatives, including the Telecommunications Act of 1996 (the "Telecommunications Act"), as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies, may result in the introduction of competition in areas served by the Company, including from entities that do not currently compete with the Company in any significant way. The timing and effectiveness of any competitive entry will be affected by the implementation of the Telecommunications Act. This implementation is subject to change, and its full effect cannot be predicted with any accuracy.

  In addition, aggressive competition for customers in communities served by the Company could result in, among other things, reductions in the Company's customer base, the lowering of rates in order to compete, and increased marketing expenditures by the Company. Resulting reductions in the Company's customer base and rates and increases in the Company's costs could have a material adverse effect on the Company's financial condition and results of operations.

  COMPETING TECHNOLOGIES. Changes in technology, including in wireless technology, could lead to the introduction of competitive telecommunications systems in the rural areas served by the Company in ways that have not heretofore been economically viable. Such technologies could result in the introduction of novel services that the Company may be unable to provide, or would be ill-equipped to compete with using its existing facilities.

  RISK OF INABILITY TO COMPETE AS A CLEC. Finally, the Company's plans to enter new markets as a CLEC pose significant risks. Such plans call for the Company to compete as a new entrant in markets where its competitors will have established customers and brand identity. The CLEC market, therefore, is highly competitive and poses a significant competitive challenge for the Company. In particular, several well capitalized and experienced long distance carriers and others have entered or announced that they intend to enter the CLEC business. In addition, this market differs significantly from the markets in which the Company usually operates. Normally, the Company's markets are characterized by a protective regulatory environment that puts potential competitors at a significant disadvantage to the Company. See "Risk Factors-- Regulation." The Company, however, is inexperienced in competing for business in such a competitive marketplace, and there can be no assurance that it will be able to do so effectively. Moreover, the Indenture will limit the Company's ability to invest in the subsidiaries conducting the CLEC business, which could represent a competitive disadvantage. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

  Because of such high levels of competition, the Company's ability to expand its operations and increase market share is uncertain. No assurance can be given that the Company can achieve growth in products or revenues or that the Company will not lose market share due to competitive pricing, the greater resources of its competitors or other factors. See "Business--Competition."

REGULATION

  The Company operates in a heavily regulated industry, and the majority of the Company's revenues generally have been supported by regulations. See "Regulation." Laws and regulations applicable to the Company and its competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on the Company:

  RISK OF LOSS OR REDUCTION OF ACCESS CHARGE REVENUES. The majority of the Company's revenues come from access charges, which are paid to the Company by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by the Company's RLECs. The amount of access charge revenues that the Company receives is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC has indicated that it intends to begin a rulemaking during 1998 to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. It is unknown at this time what changes, if any, the FCC may eventually adopt. The FCC did adopt some changes to the federal access charge rules in May 1997. These rules are currently the subject of review by courts, the outcome of which review cannot be predicted. Furthermore, to the extent the Company's RLECs become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange providers rather than to the Company. Either of the above circumstances could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Products and Services" and "Regulation."

  RISK OF LOSS OR REDUCTION OF UNIVERSAL SERVICE SUPPORT SUBSIDIES. The USSF revenues received by the Company are paid to the Company to support the high cost of its operations in rural markets. Revenues from such USSF subsidies represented 13.1% of the Company's revenues for the year ended December 31, 1997. If the Company's RLECs were unable to receive USSF subsidies, or if such subsidies were reduced, many of such RLECs would be unable to operate profitably. Furthermore, under the current regulatory scheme, as the number of access lines that the Company has in any given state increases, the rate at which it can recover certain subsidies decreases. Therefore, as the Company implements its growth strategy, its ability to recoup such subsidies is likely to decrease.

  In addition, the Company's RLECs generally benefit from a special status under the current laws, which prohibits potential competitors from receiving the same universal service support subsidies enjoyed by the Company. The effect of this advantage is that the Company's RLECs enjoy a significant barrier to entry by competitors, which could be removed by regulators at any time. The Telecommunications Act provides that competitors could obtain the same subsidies as the Company if a state commission determines that granting such subsidies to competitors would be in the public interest. If such universal service subsidies were to become available to potential competitors, there could be no assurance that the Company would be able to compete effectively or otherwise continue to operate profitably. Any shift in universal service regulation could, therefore, have a material adverse effect on the Company's financial condition and results of operations.

  Recently, the FCC made certain modifications to the universal service support system that limit the subsidies available to the Company, and which could adversely impact the Company's operations in the future. Furthermore, the method for calculating the amount of such subsidies is set to change in 2001. Subject to certain pending proceedings, it is expected that at such time, such subsidies will be calculated based on forward looking economic costs. This will be a new means of calculating such costs, and it is unclear whether such a methodology will accurately reflect the costs incurred by the Company's RLECs, and whether it will provide for the same amount of universal service support subsidies that such RLECs have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for subsidization. The outcome of any of these events or issues, including any legislative or regulatory changes to universal service subsidies, could affect the amount of universal service support subsidies that the Company receives, and could have a material adverse effect on the Company's financial condition and results of operations.

  RISK OF LOSS OF PROTECTED STATUS UNDER INTERCONNECTION RULES. The Company's RLECs enjoy certain protections under the Telecommunications Act against having to comply with the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to the Company's networks. See "Regulation." If state regulators make the public interest and other factual findings necessary to impose these interconnection requirements on the Company, more competitors could enter the Company's markets than is currently expected, and the Company could incur additional administrative and regulatory expenses as a result of such inter-connection requirements.

  RISK OF INABILITY TO OBTAIN INTERCONNECTION IN ADJACENT TERRITORIES. The Company seeks to enter the local telephone service business in neighboring geographic territories to its RLECs. If neighboring LECs are entitled to the same protections that the Company enjoys in its operating territories, the Company may be unable to obtain access to such networks, which could significantly detract from the Company's ability to implement its CLEC strategy. Even if neighboring LECs are not entitled to such protections, the Company could nonetheless be unable to obtain interconnection on favorable terms.

  RISKS POSED BY COSTS OF REGULATORY COMPLIANCE. Regulations create significant compliance costs for the Company. In addition, because regulations differ from state to state, the Company could face significant obstacles in obtaining information necessary to compete effectively as it tries to enter markets in different regulatory environments. Such information barriers could cause the Company to suffer substantial costs, obstacles and delays in entering such markets. Compliance costs and information barriers could also affect the Company's ability to evaluate and compete for new acquisition opportunities as they arise, and pose other obstacles to the Company's ability to grow or operate, any of which could be material.

  The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by regulators or third parties could cause the Company to incur substantial legal and administrative expenses. In addition, as the Company seeks to enter new mandates and ancillary business segments, it will be required to obtain necessary authorizations and be subject to a variety of additional ongoing regulatory requirements.

CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

  The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards, the effect of which cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company. The Company's future success may depend, to some extent, on its ability to anticipate such changes and to offer services that meet these standards on a timely basis.

CONTROL BY LIMITED NUMBER OF STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST

  As of May 31, 1998, the Equity Investors controlled approximately 76.0% on a fully diluted basis of the total voting power in the Company. As a result of such control and pursuant to the terms of certain agreements among the Company's stockholders, the Equity Investors will continue to have the ability to effectively control the future operations of the Company. See "Security Ownership of Certain Beneficial Owners and Management." The Company pays substantial management and consulting fees to its shareholders. See "Certain Relationships and Related Transactions." In addition to their investment in the Company, the Equity Investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses (including entities engaged in business in areas in which the Company operates). As a result, the Equity Investors have, and may develop, relationships with businesses that are or may be competitive with the Company. In addition, the Company and the Equity Investors have agreed that such investors are under no obligation to offer the Company any investment or business opportunities of which they become aware, even if such opportunities are within the primary objectives of the Company.

LACK OF PUBLIC MARKET FOR THE NOTES

  The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes but they are not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

LIMITATIONS ON REPURCHASE OF NOTES

  Upon a Change of Control, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all, or a portion, of such holder's Notes, as the case may be. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings that the Company may enter into from time to time, including Senior Debt. See "Description of Notes--Repurchase at the Option of Holders upon a Change of Control."

IMPACT OF THE YEAR 2000 ISSUE

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are or will be year 2000 compliant by early 1999. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company.

  The Company will continue its year 2000 issue assessment and, if it comes to the attention of the Company's management that any of its systems, or the systems of those on whom the Company relies, are not year 2000 compliant, the Company expects to develop an action plan and devote the resources to address such problem. There can be no assurance that devoting further resources of the Company to the year 2000 issue, if the need should arise, would not have a material adverse effect on the Company.

ENVIRONMENTAL AND WORKER HEALTH AND SAFETY MATTERS

  The Company's operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, the Company could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at currently-owned or operated properties; or for contamination arising from the disposal by it or its predecessors of hazardous wastes at formerly-owned properties or at third party waste disposal sites. In addition, the Company could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws, depending on proof of causation and similar matters. Although the Company has in the past been able to maintain substantial compliance with all such laws and regulations without incurring significant costs, changes in existing laws or regulations or future acquisitions of RLECs (or of other properties or businesses) could require the Company to incur substantial costs in the future relating to such matters.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. In consideration of issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Agreement. No underwriter is being used in connection with the Exchange Offer.

                                CAPITALIZATION
                            (DOLLARS IN THOUSANDS)

  The following table sets forth the total capitalization of the Company as of June 30, 1998, and such capitalization presented on a pro forma basis to give effect to the Pending Acquisition. The Pending Acquisition is subject to certain closing conditions. See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated." The information set forth below should be read in conjunction with the Company's consolidated financial statements, and notes related thereto, the financial statements related to certain of the Acquisitions and the unaudited pro forma consolidated financial statements, and notes related thereto, included elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                          AS OF JUNE 30, 1998
                                                        ------------------------
                                                         ACTUAL     PRO FORMA
                                                        -------- ---------------
                                                                   PENDING
                                                                 ACQUISITION
                                                                 -----------
Cash and cash equivalents.............................. $ 14,045  $ 15,456
                                                        ========  ========
Demand notes payable................................... $    815  $    815
                                                        --------  --------
Put warrant obligation.................................    2,779     2,779
                                                        --------  --------
Long-term debt, including current portion:
 Existing term debt(1).................................    6,814     6,814
 Acquired term debt(2).................................      --     12,504
 Revolving credit facility.............................      --        --
 Tranche B loan facility...............................   13,965    71,960
 Tranche C loan facility...............................   74,326    74,326
 Other debt(3).........................................    7,282     7,282
 Senior subordinated notes(4)..........................  200,000   200,000
                                                        --------  --------
  Total long-term debt.................................  302,387   372,886
                                                        --------  --------
Minority interest......................................      397       430
                                                        --------  --------
Stockholders' equity:
 Common stock..........................................        2         2
 Additional paid-in capital............................   48,747    48,747
 Retained earnings (deficit)........................... (29,355)  (29,355)
 Accumulated other comprehensive income................      237       237
                                                        --------  --------
  Total stockholders' equity...........................   19,630    19,630
                                                        --------  --------
  Total capitalization................................. $326,008  $396,540
                                                        ========  ========

--------
(1) Existing term debt consists of fixed rate notes owed to Rural Utilities Service at 8.7% and 10.8% due December 31, 2009 and 2016, respectively.
(2) Includes the acquired term debt of Utilities. Term debt of Utilities payable to RTFC includes the following terms: (i) variable rate through October 2008, (ii) fixed rate of 9.2% annually through October 2008 and
    (iii) fixed rate of 8.8% annually through October 2001, then variable.
(3) Other debt consists of notes in the aggregate principal amount of $282,000 which bear interest at rates ranging between 5.8% to 9.5% annually and have maturity dates between 1998 and 2002. Other debt also consists of a note payable in the principal amount of $7.0 million which bears interest at 7% annually and matures in year 2005.
(4) Includes $125 million of 9 1/2% Senior Subordinated Notes due 2008 and $75 million Floating Rate Callable Securities due 2008.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                            (DOLLARS IN THOUSANDS)

  The following table sets forth selected financial information of the Company. The selected historical consolidated financial data for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998 are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus which, in the case of the financial statements for the years ended December 31, 1995, 1996 and 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical consolidated financial statement data for the six months ended June 30, 1997 and 1998 have been derived from unaudited consolidated statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected historical consolidated financial statement data for the year ended December 31, 1994 are derived from consolidated financial statements of the Company, not included herein, which are audited by independent certified public accountants. The selected historical consolidated financial statement data for the year ended December 31, 1993 have been derived from unaudited consolidated financial statements of the Company, not included herein, which, in the opinion of management, includes all adjustments necessary for a fair presentation of such data. The selected pro forma combined financial data for the year ended December 31, 1997 and as of and for the six months ended June 30, 1998 have been derived from Company prepared financial information, the audited consolidated financial statements and notes thereto of certain of the Acquisitions and the audited consolidated financial statements and notes thereto of the Company, which financial statements appear elsewhere in this Prospectus. The following selected pro forma combined financial and operating data are presented as if each of the Acquisitions, the New Credit Facility and the Offering had occurred on January 1, 1997 for the year ended December 31, 1997 and the period ended June 30, 1998, respectively, in the case of statement of operations data, and as of June 30, 1998, in the case of balance sheet data. The selected pro forma combined financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have been achieved had the Acquisitions, the New Credit Facility and the Offering been consummated as of the assumed dates, nor are the results necessarily indicative of the Company's future results of operations. See "Risk Factors--Other Risks Associated with Acquisitions." The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, and notes thereto, the Pro Forma Consolidated Financial Statements, and notes thereto, and the individual financial statements and notes thereto of certain of the Acquisitions appearing elsewhere in this Prospectus.

                                            ACTUAL                                                   PRO FORMA
                    ------------------------------------------------------------  ------------------------------------------------
                                                                  SIX MONTHS                                         SIX MONTHS
                                                                     ENDED                   YEAR ENDED                 ENDED
                           YEAR ENDED DECEMBER 31,                 JUNE 30,              DECEMBER 31, 1997          JUNE 30, 1998
                    ------------------------------------------  ----------------  -------------------------------- ---------------
                                                                                                                      COMPLETED
                                                                                    COMPLETED                       ACQUISITIONS,
                                                                                  ACQUISITIONS,                      NEW CREDIT
                                                                                    NEW CREDIT      AS ADJUSTED     FACILITY AND
                                                                  (UNAUDITED)      FACILITY AND     FOR PENDING     OFFERING AND
                     1993    1994     1995     1996     1997     1997     1998    OFFERING(1)(2) ACQUISITION(2)(3) UTILITIES(2)(4)
                    ------  -------  -------  -------  -------  -------  -------  -------------- ----------------- ---------------
 STATEMENT OF OP-
  ERATIONS DATA:
 Operating reve-
  nues:
 Switched servic-
  es.............   $4,803  $12,655  $22,763  $27,876  $39,257  $16,542  $29,456     $ 76,751        $ 91,589         $ 47,480
 Other...........    2,263    1,369    1,986    2,383    3,715    1,346    5,776       11,640          13,017            8,553
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Total operating
  revenues.......    7,066   14,025   24,749   30,258   42,972   17,887   35,262       88,391         104,606           56,033
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Operating ex-
  penses:
 Plant opera-
  tions..........      595    1,886    3,746    4,181    6,857    2,277    5,731       15,592          20,241           11,683
 Corporate and
  customer serv-
  ice............    2,270    3,991    6,433    7,577   11,581    4,532    8,762       22,663          24,769           12,260
 Depreciation and
  amortization...    1,240    3,099    5,757    6,644    8,777    4,010    7,300       20,377          25,120           12,806
 Other...........    1,684    1,081    1,407    1,658    3,318    1,280    3,927        7,913           8,504            6,586
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Total operating
  expenses.......    5,789   10,056   17,343   20,060   30,533   12,099   25,720       66,544          78,634           43,335
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Income from op-
  erations.......    1,276    3,968    7,406   10,198   12,439    5,788    9,542       21,847          25,972           12,698
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Other income
  (expense):
 Net income
  (loss) on sale
  of investments
  and other
  assets.........      598    1,030      (29)      (3)     (19)     --       390           (9)             (9)             430
 Interest in-
  come...........       60      143      225      180      212      103      126          595             595              140
 Dividend in-
  come...........      --       553      664      667    1,182      --        45        1,182           1,381              180
 Interest ex-
  pense..........     (791)  (3,772)  (7,198)  (8,131)  (9,848)  (3,998)  (9,849)     (30,259)        (36,201)         (18,186)
 Other nonoperat-
  ing, net.......       62       29       33      (15)     140       24      198        1,392           1,421             (660)
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Total other in-
  come (ex-
  pense).........      (71)  (2,017)  (6,306)  (7,302)  (8,333)  (3,872)  (9,089)     (27,099)        (32,813)         (18,095)
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Earnings (loss)
  before income
  taxes
  and
  extraordinary
  item...........    1,235    1,951    1,100    2,896    4,107    1,916      453       (5,252)         (6,840)          (5,397)
 Income tax (ex-
  pense) bene-
  fit............     (305)    (940)    (547)  (1,462)  (1,876)    (839)    (389)         858           1,092            1,544
                    ------  -------  -------  -------  -------  -------  -------     --------        --------         --------
 Earnings (loss)
  before
  extraordinary
  item and
  minority
  interest ......      930    1,011      553    1,435    2,231    1,077       64     $ (4,394)       $ (5,748)        $ (3,852)
                                                                                     ========        ========         ========
 Extraordinary
  item...........      --       --       --       --    (3,612)     --    (2,521)
                    ------  -------  -------  -------  -------  -------  -------
 Earnings (loss)
  before minority
  interest.......      930    1,011      553    1,435   (1,381)   1,077   (2,457)
 Minority
  interest in
  income of
  subsidiaries...      --       (14)      (6)     (33)     (62)     (22)     (37)
                    ------  -------  -------  -------  -------  -------  -------
 Net earnings
  (loss).........   $  930  $   997  $   547  $ 1,402  $(1,442) $ 1,055  $(2,494)
                    ======  =======  =======  =======  =======  =======  =======

                                                ACTUAL                            PRO FORMA
                         ------------------------------------------------------ --------------
                                                                       AS OF        AS OF
                                    AS OF DECEMBER 31,               JUNE 30,   JUNE 30, 1998
                         -----------------------------------------  ----------- --------------
                                                                    (UNAUDITED)
                                                                                   PENDING
                          1993     1994    1995    1996     1997       1998     ACQUISITION(4)
                         -------  ------- ------- ------- --------  ----------- --------------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $   421  $ 5,016 $ 3,672 $ 4,253 $  6,822   $  14,045     $15,456
Working capital.........      19    1,406   1,026     596      108      18,766      17,968
Property, plant and
 equipment, net.........   8,353   37,616  37,048  41,615   61,207     122,590     144,328
Total assets............  24,324   82,281  79,218  97,020  144,613     370,714     450,767
Long-term debt..........  18,034   66,991  64,180  73,958  131,912     302,387     372,886
Redeemable preferred
 stock..................     --     6,618   6,701  10,689      130         --          --
Total stockholders' eq-
 uity (deficit).........    (275)   (333)     172   (599)   (9,950)     19,630      19,630

                                         ACTUAL                                                  PRO FORMA
                  -----------------------------------------------------------  ----------------------------------------------
                                                                                                                 SIX MONTHS
                                                                                                                    ENDED
                                                               SIX MONTHS                 YEAR ENDED              JUNE 30,
                         YEAR ENDED DECEMBER 31,             ENDED JUNE 30,           DECEMBER 31, 1997             1998
                  -----------------------------------------  ----------------  -------------------------------- -------------
                                                                                                                  COMPLETED
                                                                                                                ACQUISITIONS,
                                                                                 COMPLETED                       NEW CREDIT
                                                                               ACQUISITIONS,                      FACILITY
                                                                                 NEW CREDIT      AS ADJUSTED     OFFERING AND
                                                               (UNAUDITED)      FACILITY AND     FOR PENDING      UTILITIES
                  1993    1994     1995     1996     1997     1997     1998    OFFERING(1)(2) ACQUISITION(2)(3)    (2)(4)
                  -----  -------  -------  -------  -------  ------  --------  -------------- ----------------- -------------
OTHER FINANCIAL
 DATA:
Adjusted EBITDA
 (5)............    --   $ 8,808  $14,050  $17,639  $22,670  $9,902  $ 17,565     $ 45,384        $ 54,480        $ 25,557
Capital expendi-
 tures..........  $ 293    1,768    4,439    8,439    8,239   2,922     3,332       15,688          19,241           4,362
Ratio of
 earnings to
 fixed charges
 (6)............    2.5x     1.5x     1.1x     1.3x     1.4x    1.5x      1.0x         --              --              --
Deficiency of
 earnings to
 fixed charges
 (6)............    --       --       --       --       --      --        --      $  5,252        $  6,840        $  5,397
SUMMARY CASH
 FLOW DATA:
Net cash
 provided by
 operating
 activities.....           5,504    6,039    9,772    9,840   4,253     7,325       13,914          17,228           8,798
Net cash
 provided by
 (used in)
 investing
 activities.....         (50,846)  (4,481) (19,790) (38,967) (7,155) (174,322)    (219,783)       (269,611)       (220,100)
Net cash
 provided by
 financing
 activities.....          49,937   (2,903)  10,599   31,697   3,796   174,220      193,057         239,076         215,244
OPERATING DATA:
Access lines in
 service........  4,343   28,205   28,737   34,017   48,731  34,754   103,689      100,867         123,106         126,340

-------
(1) Gives effect to the Completed Acquisitions, the New Credit Facility and the Offering as if the closings thereof occurred on January 1, 1997.
(2) The selected pro forma combined operating data reflect adjustments in connection with the relevant Acquisitions including: (i) amortization expense to reflect goodwill recorded for purchase accounting, (ii) elimination of certain specifically identified expenses related to duplicative management services, directors fees, employee salaries and related benefits, (iii) interest expense, net after giving effect to the New Credit Facility and the Offering, and (iv) income tax expense to reflect the effect that would result if the relevant Acquisitions had been combined and subject to an assumed federal statutory rate and the applicable state statutory tax rate for each of the relevant Acquisitions.
(3) Gives effect to the Completed Acquisitions, the New Credit Facility, the Offering and the Pending Acquisition as if the closings thereof occurred on January 1, 1997. The Pending Acquisition is subject to certain closing conditions, See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated."
(4) Gives effect to the Completed Acquisitions, the New Credit Facility, the Offering and the Pending Acquisition as if the closings thereof occurred on January 1, 1997, in the case of statement of operations data, and as of June 30, 1998 in the case of balance sheet data. The Pending Acquisition is subject to certain closing conditions. See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated."

(5) Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, and extraordinary items. Adjusted EBITDA is presented because management believes it provides useful information regarding the Company's ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other telecommunications companies with the Company in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA presented herein differs from the definition of EBITDA in the Indenture, which excludes from the calculation of EBITDA (i) net income of Unrestricted Subsidiaries (as defined in the Indenture) unless such net income is actually dividended to the Company or a Restricted Subsidiary and (ii) net income of any Restricted Subsidiary to the extent there is any restriction on the ability of such Restricted Subsidiary to pay dividends to the Company (except that the Company's equity in the net income of any such Restricted Subsidiary is included to the extent of dividends actually received by the Company from such Restricted Subsidiary). The definition of EBITDA in the Indenture is a component of the term "Pro Forma EBITDA" in the Indenture, which is used in a financial covenant calculation therein. Pro Forma EBITDA, as defined in the Indenture, differs from Adjusted EBITDA primarily because it is calculated after giving effect to cost savings the Company believes will be achieved during the applicable period. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly captioned amounts of other companies.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

  GENERAL

  In connection with the sale of Old Notes to the Initial Purchasers pursuant to the Purchase Agreement, dated April 30, 1998, among the Company and Salomon Smith Barney, BT Alex. Brown Incorporated, NationsBanc Montgomery Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Initial Purchasers"), the holders of the Old Notes became entitled to the benefits of the Registration Agreement.

  Under the Registration Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 60 days after May 5, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 150 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Agreement. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

  Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

  If any person were to be participating in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes in a manner not permitted by the interpretation by the Staff of the Commission, such person
(a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Agreement. No underwriter is being used in connection with the Exchange Offer.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

  In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

 EXPIRATION DATE; EXTENSIONS; AMENDMENT

  The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

  Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from May 5, 1998 payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998, at the rate of 9 1/2 per annum in the case of the Fixed

Rate Exchange Notes and at a rate per annum equal to LIBOR plus 418.75 basis points in the case of the Floating Rate Exchange Notes. The rate of interest on the Floating Rate Exchange Notes will be reset semi-annually. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 2 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile or an Agent's Message in connection with a book entry transfer, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement and
(b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes, (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or an Agent's Message in lieu thereof, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

  The Old Notes were issued on May 5, 1998 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange, any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if the Exchange Offer violates any applicable law or interpretation by the staff of the Commission.

  If the Company determines in its sole discretion that the foregoing condition exists, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and the Company will extend the Exchange Offer as required by applicable law.

  Pursuant to the Registration Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

  "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) any holder of Notes notifies the Company that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 180 days after the Issue Date.

  If any of the conditions described above exists, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

     By Registered, Certified or               By Hand (before 4:30 p.m.)
           Overnight Mail:


                                           UNITED STATES TRUST COMPANY OF NEW
 UNITED STATES TRUST COMPANY OF NEW                       YORK
                YORK                                  111 Broadway
   Attn: Corporate Trust Services               New York, New York 10006
     P.O. Box 844 Cooper Station            Attention: Lower Level Corporate
      New York, New York 10276                        Trust Window

     By Hand (after 4:30 p.m.):                       By Facsimile:

                                            (For Eligible Institutions Only)
 UNITED STATES TRUST COMPANY OF NEW                  (212) 420-6152
                YORK

      770 Broadway, 13th Floor                      Telephone Number:
      New York, New York 10003                       (800) 548-6565

  The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

  The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the other financial data appearing elsewhere in this Prospectus. Adjusted EBITDA represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization, and extraordinary items. Adjusted EBITDA is presented because management believes it provides useful information regarding the Company's ability to incur and/or service debt. Management expects that investors may use this data to analyze and compare other telecommunications companies with the Company in terms of operating performance, leverage and liquidity. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or for cash flow as a measure of liquidity. Adjusted EBITDA presented herein differs from the definition of EBITDA in the Indenture, which excludes from the calculation of EBITDA (i) net income of Unrestricted Subsidiaries (as defined in the Indenture) unless such net income is actually dividended to the Company or a Restricted Subsidiary and (ii) net income of any Restricted Subsidiary to the extent there is any restriction on the ability of such Restricted Subsidiary to pay dividends to the Company (except that the Company's equity in the net income of any such Restricted Subsidiary is included to the extent of dividends actually received by the Company from such Restricted Subsidiary). The definition of EBITDA in the Indenture is a component of the term "Pro Forma EBITDA" in the Indenture, which is used in a financial covenant calculation therein. Pro Forma EBITDA, as defined in the Indenture, differs from Adjusted EBITDA primarily because it is calculated after giving effect to cost savings the Company believes will be achieved during the applicable period. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly captioned amounts of other companies.

OVERVIEW

  General. MJD was founded in 1991 to participate in the consolidation opportunities that exist in the highly fragmented, independent, largely family-owned and operated, rural segment of the telecommunications industry. According to the USTA, as of December 31, 1997, there were over 1,300 independent telephone companies serving small towns in rural America. RLEC subscribers are predominantly residential and typically exhibit the stable economic and demographic characteristics often associated with rural America.

  As of December 31, 1997, the Company owned and operated eleven RLECs with 48,731 access lines in rural locations in eight states. For the year ended December 31, 1997, the Company had revenue and Adjusted EBITDA of $43.0 million and $22.7 million, respectively. Pro forma as of December 31, 1997, the Company believes it will be the eighteenth largest telephone company in the United States with over 123,000 access lines in ten states, and pro forma revenue and Adjusted EBITDA for the year ended December 31, 1997 of $104.6 million and $54.5 million, respectively.

  The Company's operations have been characterized by stable growth and cash flow. The primary reasons for the growth in the Company's cash flow has been the acquisition of additional RLECs. In addition, the RLECs owned by the Company have realized access line growth and increases in minutes of use ("MOU"). Although new access line growth is correlated with general economic activity, economic downturns typically have not significantly impacted the Company's established base of access lines or MOU.

                TOTAL MINUTES OF USE GROWTH UNDER MJD OWNERSHIP

                            1993       1994         1995        1996         1997
                         ---------- -----------  ----------- -----------  -----------
Sunflower-Kansas........ 51,176,520  50,895,394   51,274,642  52,393,074   60,791,553
Sunflower-Colorado......  5,129,418   5,122,171    4,998,707   5,338,954    5,474,730
Northland-Maine.........             91,695,162* 227,850,913 245,268,456  291,489,937
Northland-Vermont.......             23,123,900*  55,819,538  63,293,970   68,263,915
Sidney..................                                      21,169,908   23,411,177
Big Sandy...............                                       8,018,156*  17,149,198
Bluestem................                                       2,657,899*   7,308,376
Odin....................                                       6,775,410*  17,128,665
Kadoka..................                                                    6,686,692
Columbine...............                                                   13,165,980
Chautauqua & Erie.......                                                   76,854,224
C-R.....................                                                    4,443,983
                         ---------- -----------  ----------- -----------  -----------
    Total MJD........... 56,305,938 170,836,627  339,943,800 404,915,827  592,168,430
                         ========== ===========  =========== ===========  ===========

--------
* Period includes less than 12 months.

                    ACCESS LINE GROWTH UNDER MJD OWNERSHIP

                                               1993   1994   1995   1996   1997
                                               ----- ------ ------ ------ ------
Sunflower--Kansas.............................   306    302    305    326    332
Sunflower--Colorado........................... 4,037  4,097  4,140  4,232  4,343
Northland of Maine............................       18,629 18,978 19,728 20,493
Northland of Vermont..........................        5,177  5,314  5,409  5,510
Sidney........................................                      1,295  1,359
Big Sandy.....................................                        865    893
Bluestem......................................                      1,018    992
Odin..........................................                      1,144  1,164
Kadoka........................................                               580
Columbine.....................................                             1,085
C&E...........................................                            11,070
C-R...........................................                               910
                                               ----- ------ ------ ------ ------
    Total..................................... 4,343 28,205 28,737 34,017 48,731
                                               ===== ====== ====== ====== ======

--------
Note: Data is as of December 31 of the relevant year.

  Although the Company generally attributes changes in revenue to changes in the number of access lines and MOU, the Company is unable to precisely quantify the increases in operating revenues due to changes in access lines and MOU because there are other factors that can influence revenue growth, such as (i) a respective company's intra-state and interstate revenue settlement methodologies, (ii) whether an access line is used by a business or residential subscriber, (iii) calling patterns (intra and inter-state), (iv) customers' selection of various local rate plan options, (v) selection of enhanced calling services, and (vi) other subscriber usage characteristics.

  REVENUES: The Company generates revenue primarily through: (i) the provision of basic local telephone service to customers within its service areas (including federal and state USSF revenues, which accounted for approximately 13.1% of 1997 revenue); (ii) the provision of network access to IXCs for origination and termination of interstate and intrastate long distance telephone calls; and (iii) the provision of ancillary services such as billing and collection, long distance resale, enhanced services, wireless services, cable services, Internet services and customer premises equipment sales. The revenues listed in clauses (i) and (ii) above are classified by the Company as "Switched Revenue." The revenues listed in clause (iii) above are classified by the Company as "Other Revenue."

                                                                % OF REVENUE
                                                               ----------------
     REVENUE SOURCE                                            1995  1996  1997
     --------------                                            ----  ----  ----
     Basic Local Service...................................... 17.1% 18.8% 17.9%
     Interstate and Intrastate Access......................... 67.9% 61.6% 60.9%
     USSF.....................................................  8.0% 10.6% 13.1%
     Other Services...........................................  7.0%  9.0%  8.1%

  The Company's historically stable revenues are the result of the basic utility of telecommunications services, the highly regulated nature of the telecommunications industry and underlying cost recovery settlement and support mechanisms. The Company's subscribers are predominantly residential. Basic local service is generally provided at a flat monthly rate and allows the user to place unlimited calls within a defined local calling area. USSF revenues are a subsidy paid to the Company to support the high cost of its operations in rural markets. Access revenues are generated by providing IXCs access to the Company's local network and its customers. Other service revenue is generated from the ancillary services described above.

  The Company's RLECs have two basic tiers of customers: (i) local customers located in the RLEC's LATA(s) who pay for local telephone service and (ii) the IXCs which pay the RLEC, directly or via NECA, for access to customers located within the RLEC's LATA(s). The RLECs provide access service to numerous IXCs and also bill and collect long distance charges from customers on behalf of the IXCs. The amount of access charge revenue associated with a particular IXC varies depending upon the RLEC's local customers' long distance calling patterns and choice of long distance carrier.

  OPERATING EXPENSES: The Company's operating expenses are categorized as plant operations, corporate and customer service, other expenses and depreciation and amortization. Year to year changes in such expenses are typically influenced by access line growth and general business inflationary adjustments. Plant operations expenses consist of operating expenses incurred by the Company in connection with the operation of its central offices and outside plant facilities and related operations. Corporate and customer service expenses consist of expenses generated by the Company's general management, accounting, engineering, marketing and customer service functional groups. Other expenses consist of miscellaneous expenses such as operating taxes.

  OTHER (INCOME) EXPENSES: The Company's income includes interest income, dividends, gain or loss on sale of assets and other miscellaneous, non-operating income. The Company's other expenses consist primarily of interest on the Company's debt and other non-operating expenses.

RESULTS OF OPERATIONS

  The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the "Selected Consolidated Financial and Operating Data" and the Financial Statements and related notes thereto of the Company included elsewhere in this Prospectus.

 SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997

  OPERATING REVENUE. Net revenue increased $17.4 million or 97.1% to $35.3 million for the six months ended June 30, 1998 from $17.9 million for the six months ended June 30, 1997. Revenue contribution from the RLECs acquired by the Company during 1997 and year-to-date 1998 provided approximately $6.0 million and $8.4 million of this increase, respectively, for the six months ended June 30, 1998. For RLECs owned and operated for a comparable period in 1998 and 1997, operating revenue improved approximately $3.0 million or 16.7% to $20.9 million from $17.9 million in 1997. The Company believes that this revenue increase is attributable to access line growth, and an increase in switched access revenue and other revenue.

  OPERATING EXPENSES. Operating expenses, which include plant operations, corporate and customer service, other operating expenses, and depreciation and amortization increased $13.6 million or 112.6% to $25.7 million for the six months ended June 30, 1998 from $12.1 million for the six months ended June 30, 1997. The increase was primarily due to the inclusion of operating expenses from the RLECs acquired by the Company during 1997 and year-to-date 1998, which contributed approximately $4.2 million and $6.1 million, respectively, for the six months ended June 30, 1998. For RLECs owned and operated for a comparable period in 1998 and 1997, operating expenses increased approximately $3.3 million or 27.3% to $15.4 million in 1998 from $12.1 million in 1997. The operating expense increase was primarily due to an increase in corporate and customer service expense driven by the Company's acquisition activities during the first and second quarter of 1998. The Company has grown the number of its access lines by approximately 100% since December 31, 1997, as a result of its acquisition of over 51,000 access lines. To support its expanded operations, the Company increased corporate staff in areas such as accounting, finance and human resources. Additionally, operating expense increases were attributable to start-up expenses of the Company's competitive local exchange carrier ("CLEC") subsidiary and an increase in depreciation and amortization.

  INCOME FROM OPERATIONS. As a result of the factors described above, income from operations increased $3.8 million or 64.8% to $9.5 million for the six months ended June 30, 1998 from $5.8 million for the six months ended June 30, 1997. The increase was primarily due to the inclusion of income from operations for RLECs acquired in 1997 and year-to-date 1998, which provided approximately $1.8 million and during the six months ended June 30, 1998 was $2.3 million of this increase, respectively, for the six months ended June 30, 1998. The income from operations margin was 27.1% in 1998 as compared to 32.4% in 1997. For RLECs owned and operated for a comparable period in 1997, income from operations decreased $330,000 or 5.7% to $5.5 million in 1998 from $5.8 million in 1997 and the income from operations margin was 26.1% in 1998 compared to 32.4% in 1997. The decrease in income from operations and its margin as a percent of revenues was related to the increase in operating expenses, as described above.

  OTHER INCOME (EXPENSE). Other expense increased $5.2 million or 134.7% to $9.1 million for the six months ended June 30, 1998 from $4.0 million for the six months ended June 30, 1997. The increase was primarily due to an increase in interest expense caused by the additional debt borrowed to complete acquisitions during 1997, to effect the Company's recapitalization in July 1997 and to complete acquisitions in the six months ended June 30, 1998.

 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

  OPERATING REVENUE. Net revenue increased $12.7 million or 42.0% to $43.0 million in the year ended December 31, 1997 from $30.3 million in the year ended December 31, 1996. The inclusion of revenue from the acquisition by the Company in 1997 of Kadoka Telephone Co., Columbine Telephone Company, Chautauqua & Erie Telephone Corp. ("C&E") and C-R Communications, Inc. (collectively, the "1997 Acquisitions") as well as the full year results for the RLECs acquired by the Company in 1996 (collectively, the "1996 Acquisitions"), provided for 61.5% of the increase. For RLECs owned and operated for a comparable period in 1997 and 1996, net revenue improved approximately $4.9 million or 17.8% to $32.4 million in 1997 from $27.5 million in 1996. The Company believes that this revenue increase is attributable to access line growth, and an increase in switched access revenue and other revenue.

  OPERATING EXPENSES. Operating expenses, which include plant operations, corporate and customer service, other operating expenses, and depreciation and amortization, increased $10.5 million or 52.2% to $30.5 million in the year ended December 31, 1997 from $20.1 million during the year ended December 31, 1996. The increase was primarily attributable to the operating expenses incurred by the 1996 Acquisitions and the 1997 Acquisitions, which contributed an aggregate of $6.0 million to the increase. For RLECs owned and operated for a comparable period in 1997 and 1996, operating expenses increased approximately $4.5 million or 24.1% to $23.0 million in 1997 from $18.6 million in 1996. Most of this increase can be attributed to a $1.2 million increase in corporate and customer service, a $0.9 million change in other expense related to a change in regulatory treatment for a reciprocal use agreement with Bell Atlantic Corporation, and a $1.7 million increase in other expenses related to start-up expenses at STLD and an increase in toll costs related to new ISP activity.

  INCOME FROM OPERATIONS. As a result of the factors described above, income from operations increased $2.2 million or 22.0% to $12.4 million in the year ended December 31, 1997 from $10.2 million in the year ended December 31, 1996. The income from operations margin was 28.9% in 1997 as compared to 33.7% in 1996. For RLECs owned and operated for comparable periods in 1997 and 1996, the income from operations increased $0.4 million or 4.7% to $9.3 million in 1997 from $8.9 million in 1996 and the income from operations margin decreased to 28.8% from 32.4%. The lower margins in 1997 are attributable to other expenses related to the Company's long distance business.

  OTHER INCOME (EXPENSE). Other expense increased $1.0 million or 14.1% to $8.3 million in the year ended December 31, 1997 from $7.3 million during the year ended December 31, 1996. The increase was primarily due to the interest expense associated with the additional debt incurred to complete the 1996 Acquisitions and the 1997 Acquisitions. Such increase in other expenses was partially offset by an increase of $0.5 million in dividend and interest income on the Company's investments in 1997, which increase in dividend and interest income represented a 64.6% increase over 1996.

  EXTRAORDINARY ITEM. For the year ended December 31, 1997, the Company recognized $3.6 million (net of taxes) in expenses related to the early retirement of subordinated debt.

 YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  OPERATING REVENUE. Net revenue increased $5.5 million or 22.3% to $30.3 million in the year ended December 31, 1996 from $24.7 million in the year ended December 31, 1995. The inclusion of revenue from the RLECs acquired by the Company during 1996 provided approximately $2.8 million of the increase. For RLECs owned and operated for a comparable period in 1996 and 1995, operating revenue improved approximately $2.7 million or 11.0% to $27.5 million in 1996 from $24.7 million in 1995. The Company believes that this revenue increase is attributable to access line growth, and an increase in switched access revenue and other revenue.

  OPERATING EXPENSES. Operating expenses, which include plant operations, corporate and customer service, other operating expenses, and depreciation and amortization, increased $2.7 million or 15.7% to $20.1 million in the year ended December 31, 1996 from $17.3 million in the year ended December 31, 1995. This increase was primarily due to the inclusion of operating expenses from the RLECs acquired by the Company, which contributed approximately $1.6 million to the increase. For RLECs owned and operated for a comparable period in 1996 and 1995, operating expenses increased approximately $1.1 million or 6.2% to $18.4 million in 1996 from $17.3 million in 1995 primarily due to an increase in corporate and customer service.

  INCOME FROM OPERATIONS. As a result of the factors described above, income from operations increased $2.8 million or 37.7% to $10.2 million in the year ended December 31, 1996 from $7.4 million in the year ended December 31, 1995. The inclusion of income from operations for the 1996 Acquisitions accounted for most of the increase. The income from operations margin was 33.7% in 1996 as compared to 29.9% in 1995. For RLECs owned and operated for a comparable period in 1996, income from operations increased $1.7 million or 22.3% to $9.1 million in 1996 from $7.4 million in 1995 and the income from operations margin increased to 33.0% from 29.9%.

  OTHER INCOME (EXPENSES). Other expense increased $1.0 million or 15.8% to $7.3 million in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995. The increase was due primarily to interest expense associated with additional debt incurred to complete the 1996 Acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

  Implementation of the Company's acquisition strategy has required a significant portion of the Company's capital resources. The Company historically has used the proceeds of bank debt and private equity offerings, supplemented by the Company's available cash flow, to fund the implementation of the Company's acquisition strategy.

  As a result of the financing of its acquisitions, the Company has a substantial amount of long-term indebtedness. The Company expects that payments under the New Credit Facility and payments to the holders of the Notes will be one of the Company's principal uses of cash for the foreseeable future. In the year ended December 31, 1997, the Company made principal payments of $22.1 million, or 116.0% of Adjusted EBITDA, to service its debt.

  In addition to debt service, the Company's principal liquidity requirements are expected to be for general corporate purposes, capital expenditures and to consummate the Pending Acquisition. The Company believes that the proceeds from the New Credit Facility and the Notes provide sufficient resources to find the acquisition of the Pending Acquisition. The Company's annual capital expenditures for existing operations have historically been significant. Because existing regulations allow the Company to recover its operating and capital costs, plus a reasonable return on its invested capital in regulated telephone assets, capital expenditures constitute an attractive use of the Company's cash flow. The Company has historically generated sufficient cash flow from operations to meet all of its capital expenditure requirements for existing operations. In 1996 and 1997, the Company spent approximately $8.4 million and $8.2 million on capital expenditures, respectively. The Company expects capital expenditures in 1998 for all existing operations and the Pending Acquisition to be approximately $15.0 million.

  The Company may require additional financing for future acquisitions, if any, and there can be no assurance that it will be able to obtain such financing on favorable terms, if at all. Management evaluates potential acquisitions on an ongoing basis and has had, and continues to have, preliminary discussions concerning the purchase of additional RLECs and other telecommunications properties.

  The Company's plan to enter additional markets as a CLEC is expected to result in the Company's incurring initial operating losses followed by significant capital expenditures. The Company currently estimates that it will invest approximately $5.0 million and $15.0 million in 1998 and 1999, respectively, related to the planned rollout of nine CLEC markets in 1998 and fifteen CLEC markets in 1999. In addition, the Company anticipates that building facilities to migrate CLEC customers to the Company's existing networks will require substantially more capital expenditures in 1999 and 2000. The New Credit Facility limits the funding of such losses and capital expenditures to (i) $5.0 million per year so long as the senior debt leverage ratio exceeds 4.0x and (ii) $15.0 million per year whenever such leverage ratio is under 4.0x. The terms of the Notes also impose certain restrictions on the Company's ability to fund its CLEC expansion. See "Description of the Notes--Certain Covenants--Limitation on Debt" and "--Limitation on Restricted Payments." If the CLEC plan does not prove successful in the next few years, the Company will likely not continue to invest capital in the business. If the CLEC plan proves to be successful, the Company believes it will be able to raise separate financing for future CLEC capital requirements as permitted under the New Credit Facility and the Indenture for the Notes.

  Net cash provided by operating activities was $9.8 million for each of the years ended December 31, 1997 and 1996. Net cash provided by operating activities was $7.3 million and $4.3 million for the six months ended June 30, 1998 and 1997, respectively. Net cash used in investing activities was $39.0 million and $19.8 million for the years ended December 31, 1997 and 1996, respectively, and $174.3 million and $7.2 million for the six months ended June 30, 1998 and 1997, respectively. These cash flows primarily reflect expenditures relating to acquisitions of telephone properties of $30.8 million and $11.3 million for the years ended December 31, 1997 and 1996, respectively, and $171.3 million and $4.6 million for the six months ended June 30, 1998 and 1997, respectively, and capital expenditures of $8.2 million and $8.4 million for the years ended December 31, 1997 and 1996, respectively, and $3.3 million and $2.9 million for the six months ended June 30, 1998 and 1997, respectively.

  Net cash provided by financing activities was $31.7 million and $10.6 million for the years ended December 31, 1997 and 1996, respectively. Net cash provided by financing activities was $174.2 million and $3.8 million for the six months ended June 30, 1998 and 1997, respectively. These cash flows primarily represent borrowings, the proceeds of which were $71.1 million in 1997 and $451.0 million in the first six months of 1998 and proceeds from the issuance of common stock of $15.9 million in 1997 and $31.8 million in the first six months of 1998. A majority of the 1997 proceeds were utilized to repay long-term debt of $22.1 million and repurchase preferred stock and warrants for an aggregate amount of $31.5 million. A majority of the 1998 proceeds were utilized to repay long-term debt of $292.6 million and to purchase Taconic, Ellensburg and Chouteau. On July 31, 1997, a recapitalization (the "Recapitalization") of the Company was completed. The Company (i) issued 43,794 shares of the Company's Class A voting common stock for proceeds of $15.0 million in the aggregate to Carousel and Kelso and (ii) issued 440 shares to members of management for proceeds of $150,705. Proceeds from the Recapitalization and related borrowings of $39.2 million from CoBank ACB ("CoBank") were utilized to (i) retire certain subordinated notes issued by STE/NE Acquisition Corp. d/b/a/ Northland Telephone Company of

Vermont, a wholly-owned subsidiary of the Company; (ii) repurchase all of the outstanding shares of preferred stock of MJD not owned by management; and
(iii) repurchase certain common stock purchase warrants that were owned by Fleet Equity Partners and its affiliates. In October 1997, the Company issued an additional 4,379 shares of common stock to Kelso and Carousel for an aggregate of approximately $1.5 million. The proceeds of this stock issuance were utilized to finance the acquisition of C-R Communications, Inc.

  Adjusted EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net earnings (loss) as a measure of performance, or as a substitute for cash flow as a measure of liquidity. Adjusted EBITDA presented herein differs from the definition of EBITDA in the Indenture applicable to the covenants for the Notes. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly captioned amounts of other companies.

  Adjusted EBITDA increased 77.4% to $17.6 million for the six months ended June 30, 1998 from $9.9 million for the six months ended June 30, 1997. Adjusted EBITDA increased 28.5% from $17.6 million in the year ended December 31, 1996 to $22.7 million in the year ended December 31, 1997. Adjusted EBITDA increased 25.5% from $14.1 million in the year ended December 31, 1995 to $17.6 million in the year ended December 31, 1996.

  Adjusted EBITDA is presented because management believes it provides useful information regarding a company's ability to incur and/or service debt. Increases or decreases in Adjusted EBITDA may indicate improvements or decreases, respectively, in the Company's free cash flows available to incur and/or service debt and cover fixed charges. Management expects that, because Adjusted EBITDA is commonly used in the telecommunications industry as a measure of performance, investors may use this data to analyze and compare other telecommunications companies with the Company in terms of operating performance, leverage and liquidity.

  As of December 31, 1997, the four individuals who founded the Company in 1991 (the "Co-Founders") (through their partnership interests in MJD Partners, L.P.) and management, Kelso, and Carousel owned 47%, 26% and 26% of the Company, respectively, on a fully diluted basis. The Equity Investors invested an additional $16.3 million on March 30, 1998 to finance the acquisition of Taconic and an additional $15.0 million on April 30, 1998 to finance the acquisition of Ellensburg, resulting in a total of $47.8 million of equity capital invested in MJD through April 30, 1998. As of May 31, 1998, the Co-Founders and management, Kelso and Carousel owned approximately 24%, 38% and 38% of the Company, respectively, on a fully-diluted basis.

  As of December 31, 1997, in connection with the implementation of its business plan, the Company had incurred an aggregate of approximately $128.0 million of long term debt from CoBank and the Rural Telephone Finance Cooperative ("RTFC"). Such debt typically had a term of 14 years and an interest rate fixed at a spread of 200 basis points above the commensurate Treasury rate, resulting in an average rate approximating 8.12%.

  On March 30, 1998, the Company closed a $315.0 million senior secured credit facility (the "New Credit Facility") which included (i) $75.0 million of term debt (Tranche C) amortized over nine years, (ii) $155.0 million of term debt (Tranche B) amortized over eight years and (iii) an $85.0 million reducing revolving credit facility (the "Revolver") with a term of six and one-half years. The borrower under the New Credit Facility is the same entity in the corporate structure as the Issuer of the Notes. All obligations of the Company under the New Credit Facility are guaranteed by four of the intermediary subsidiaries of the Company; STE, MJD Holdings Corp., MJD Services Corp. and MJD Ventures, Inc. The ability of such subsidiaries to guarantee the obligations of the Company under certain circumstances may be restricted. See "Risk Factors--Subordination; Holding Company Structure." The Company is obligated to comply with certain financial ratios and tests, including the following (which ratios tighten over time subject to loosening upon the Company achieving a ratio of senior debt to annualized EBITDA ratio of 4.0 to
1.0 or less): (i) maintain a ratio of annualized EBITDA to interest expense of
1.5 to 1.0; (ii) maintain a ratio of debt to annualized EBITDA of not more than 6.5 to 1.0; and (iii) maintain a ratio of senior debt to annualized EBITDA of not more than 6.4 to 1.0. The Company is currently in compliance with all covenants under the New Credit Facility. The Company believes that the New Credit Facility, when combined with the proceeds of the Offering, provides sufficient resources to fund the Pending Acquisition. See "Description of New Credit Facility."

  The Company may secure additional funding through the sale of public or private debt and equity securities or enter into another bank credit facility to fund future acquisitions. If the Company's growth occurs more rapidly than is currently anticipated or if its operating results are below expectations, there can be no assurance that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable, or that the Company's operations will produce positive cash flow in sufficient amounts to meet its debt obligations. The Company's failure to raise and generate sufficient funds may require it to delay or abandon some of its planned future growth or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications industry.

NEW ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information regarding their operating segments in annual financial statements and requires that those enterprises report selected information regarding their operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures regarding products and services, geographic areas, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company believes that adopting this accounting pronouncement in 1998 will not have a significant effect on the level of disclosures in its consolidated financial statements.

  In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits" ("SFAS 132"), which is effective for fiscal years beginning after December 15, 1997. SFAS 132 revises disclosure requirements for pension and other postretirement benefits plans. The Company believes that adopting this accounting pronouncement in 1998 will not have a significant effect on the level of disclosures in its consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company anticipates adopting this accounting pronouncement in 2000; however, management believes it will not have a significant impact on the Company's annual consolidated financial statements.

INFLATION

  The Company does not believe that inflation has a significant effect on its operations.

YEAR 2000

  The year 2000 issue involves the risk that computer systems using two-digit date fields will fail to recognize properly the year 2000, resulting in computer failures for businesses, government agencies, service providers, vendors and customers. The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are or will be compliant by early 1999. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company. The Company has budgeted $100,000 to review the year 2000 issue during 1998 and will continue its year 2000 issue assessment and, if it comes to the attention of management that any of its systems, or the systems of those on whom the Company relies, are not year 2000 compliant, the Company expects to develop an action plan and devote the resources to address such problem. There can be no assurance that devoting further resources of the Company to the year 2000 issue, if the need should arise, would not have a material adverse effect on the Company.

                                   BUSINESS

COMPANY OVERVIEW

  MJD is a growing provider of local telecommunications services to customers in rural communities in the United States. The Company also provides complementary services such as long distance service, enhanced calling services and wireless telephony. Upon completion of the Pending Acquisition, the Company believes that it will be the eighteenth largest telephone company in the United States, and the largest telephone company in the United States that focuses primarily on acquiring and operating rural telecommunications service companies. For the year ended December 31, 1997, the Company had revenue and Adjusted EBITDA of $43.0 million and $22.7 million, respectively. On a pro forma basis after giving effect to the Acquisitions, the Company would have had revenue and Adjusted EBITDA of $104.6 million and $54.5 million, respectively, for the year ended December 31, 1997. For the six months ended June 30, 1998, the Company had revenue and Adjusted EBITDA of $35.3 million and $17.6 million, respectively. On a pro forma basis after giving effect to the Acquisitions, the Company would have had revenue and Adjusted EBITDA of $56.0 million and $25.6 million, respectively, for the six months ended June 30, 1998.

  The Company believes that the rural telecommunications market is particularly attractive due to limited competition and a favorable regulatory environment; in particular, pursuant to existing state and federal regulations, the Company is able to charge rates which enable it to recover its operating and capital costs, plus a reasonable (as determined by the relevant regulatory authority) rate of return on its invested capital. RLECs which serve this market are characterized by stable operating results and strong cash flow margins. The Company has successfully completed acquisitions of fourteen RLECs in ten states (Colorado, Illinois, Kansas, Maine, New Hampshire, New York, South Dakota, Washington, Oklahoma and Vermont (the "Current States")) and, pro forma for the Ellensburg acquisition and the Pending Acquisition, the Company will serve over 123,000 access lines and provide local telephone service to customers in rural locations in ten states. MJD has been successful in improving operating margins and reducing trailing acquisition multiples by centralizing many of the acquired companies' operations and increasing revenues through introducing innovative marketing strategies for enhanced and ancillary services. The Company believes that the attractive operating characteristics of rural markets and the Company's ability to draw on its existing corporate resources creates the opportunity to achieve and maintain substantial operating efficiencies.

  The local telephone industry is comprised of a few large, well-known companies such as the RBOCs and a large number of small independent telephone companies. According to USTA, there are over 1,300 independent telephone companies with fewer than 25,000 access lines in the United States. The majority of these small telephone companies operate in thinly populated, rural areas with limited competition due to the unfavorable economics of constructing and operating a competing network in such areas. Many of these RLECs are owned by families or small groups of individuals and were founded shortly after World War I. The Company believes that the owners of some of these RLECs are increasingly interested in selling their companies, thereby creating significant future opportunities to acquire additional properties. The Company also believes that the RBOCs are increasingly likely to dispose of rural access lines in certain markets in order to focus more attention and resources on their urban markets.

  The Company was formed in 1991 to capitalize on consolidation opportunities in the RLEC market. The Company has assembled a senior management team with significant industry experience and a strong track record of acquiring and integrating RLECs. The seven most senior managers of the Company have an average of approximately 20 years of experience in the telecommunications industry with companies such as C&P Telephone (now a subsidiary of Bell Atlantic Corporation), Sprint Corporation, Frontier Corporation and C-TEC Corporation. As of May 31, 1998, senior management owned 24.0% of the common stock of the Company on a fully diluted basis. MJD also benefits from the financial and management expertise of its two primary equity investors, which are Kelso and Carousel, each of which owned 38.0% of the common stock of the Company on a fully diluted basis as of May 31, 1998. The Equity Investors have invested a total of $47.8 million of equity capital in MJD through May 31, 1998. Kelso is one of the oldest and most established firms specializing in leveraged investing, both as a principal and as a financial advisor, since 1971, and has significant experience with other media and communications properties. Carousel, founded in 1996, is a merchant bank with over $160.0 million in equity commitments, focused on investing in middle market companies located in the southeastern United States.

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of telecommunications services to rural communities and the preferred acquirer of RLECs in the United States. Key strategies in the development and fulfillment of the Company's objectives are discussed below.

  CONTINUED GROWTH THROUGH ACQUISITIONS. The Company expects to continue growing primarily by acquiring independent RLECs and by purchasing rural telephone operations from large telephone companies such as the RBOCs, GTE Corporation and others. The Company focuses its acquisition efforts on rural telephone companies that exhibit: (i) significant opportunities to realize management and operating synergies and economies of scale; (ii) positive economic and demographic characteristics; (iii) a positive regulatory and operating environment; (iv) deployment of advanced technology; and (v) strong mid-level management capabilities. Cellular, cable television, long distance resale, paging and wireless operations may also be acquired, but primarily as ancillary business segments of acquired RLECs.

  IMPROVE OPERATING EFFICIENCY OF ACQUIRED RLECS. By consolidating RLECs under a single corporate organization, the Company has successfully achieved significant operating efficiencies that the Company believes the independent RLECs could not have individually attained. For example, the Company has consolidated the regulatory, accounting and billing functions of its acquired companies and has reduced the overhead costs associated with executive management of such companies. The Company's acquisition strategy is to acquire inherently sound operating RLECs which do not require dramatic changes to core operations. Upon acquiring such companies, the Company applies its operating, regulatory, marketing, technical and management expertise and its financial resources to improve the operations and profitability of the acquired RLECs.

  INCREASE REVENUE THROUGH ENHANCED SERVICE OFFERINGS. The Company believes that its local community presence and its brand recognition will allow it to grow its revenues by offering enhanced and ancillary telecommunications services to its existing customers. Unlike the RBOCs, MJD is not subject to regulatory restrictions that prohibit it from marketing other services such as long distance services in its existing franchise territories or elsewhere. The Company intends to pursue incremental revenue growth through: (i) traditional ancillary telephony service offerings such as enhanced calling services, including voice mail and conference calling; (ii) long distance resale services, including related products such as "800" service and long distance calling cards; (iii) multimedia services such as Internet access, cable television and other entertainment services; and (iv) various wireless services, including cellular, PCS and paging. For example, during the year ended December 31, 1997, ST Long Distance (the Company's long distance subsidiary) introduced its long distance service program in selected markets and realized an average first year penetration rate of approximately 57% in these markets.

  EXPAND EXISTING MARKET PRESENCE BY LAUNCHING CLEC SERVICES. The Company is currently initiating a plan to introduce CLEC services in targeted rural and small urban markets that are within 200 miles of certain of its existing RLECs. The plan contemplates the Company entering nine such markets in 1998 and fifteen such markets in 1999. In the first phase of this strategy, the Company plans to enter markets as a reseller of local exchange services and attempt to capture market share without owning facilities in the targeted market. If the Company succeeds in capturing a meaningful portion of the market, the Company then plans to migrate its customers to its own facilities-based service that incorporates unbundled elements from the ILEC connected back to the Company's RLEC network and switching facilities. This second phase contemplates significant capital expenditures that the Company believes would be required to make such a venture profitable. Once these facilities have been installed, all new CLEC customers would be serviced from the Company's network. The Company believes that this strategy will permit an efficient use of the Company's capital resources and rapid deployment of service. The Company also believes that its target markets are likely to sustain only one or two competitors in addition to the ILEC. For this reason, the Company intends to enter its target markets as quickly as is possible.

  The targeted markets are small urban markets with residential populations between 25,000 and 75,000. The Company plans to target its CLEC services initially to small and medium businesses, which management believes to be a lucrative and underserved customer segment. The Company has identified more than 500 small urban markets throughout the United States that could be served by MJD as a CLEC.

  The Company's customer acquisition strategy is expected to emphasize local, personal sales and customer service. Under its CLEC plan, the Company expects to establish an office in each of its markets, staffed with locally-hired salespeople and customer service personnel who will be trained to provide a high level of customer service. The Company plans to utilize the technical and administrative personnel of its RLECs, thereby reducing the expenses required to operate the CLEC business. The implementation of the Company's CLEC strategy is in the early stages, and there can be no assurance that the Company will be able to implement its CLEC strategy successfully. See "Risk Factors--Future Capital Requirements; Expected CLEC Losses" and "--Competition-- Risk of Inability to Compete as a CLEC." The New Hampshire and New York markets are the Company's initial markets in which the Company's CLEC strategy is being evaluated. The Company plans to continue providing service in these markets for the foreseeable future. Entry into new markets will be based on a qualitative and quantitative assessment of the Company's performance in these two test markets. There is no set schedule for the Company to perform such an assessment; rather, the testing and evaluation by the Company is ongoing. For purposes of the Indenture relating to the Notes, the Company will conduct its CLEC business through Unrestricted Subsidiaries, which will limit the amount the Company can invest in the CLEC business and exempt the CLEC subsidiaries from most of the covenants applicable to the Notes. See "Description of Notes."

RECENT AND PENDING ACQUISITIONS

  The Company has recently completed, or plans to complete, the following RLEC acquisitions:

  TACONIC TELEPHONE CORP. On March 30, 1998, the Company acquired Taconic. Taconic, located in the Hudson Valley area of eastern New York, 30 miles southeast of Albany, operates approximately 24,800 access lines (approximately 83% residential). The Company purchased the common stock of Taconic for $67.5 million and assumed $9.2 million of debt of Taconic. In the year ended December 31, 1997, Taconic had revenues of $20.4 million.

  ELLENSBURG TELEPHONE COMPANY. On April 30, 1998, the Company acquired Ellensburg. Ellensburg, located in Ellensburg, Washington, 100 miles southeast of Seattle, operates approximately 23,900 access lines (approximately 76% residential). The Company will purchase the common stock of Ellensburg for $91.0 million. In the year ended December 31, 1997, Ellensburg had revenues of $14.7 million.

  CHOUTEAU TELEPHONE COMPANY. On June 1, 1998, the Company acquired Chouteau. Chouteau, located in Chouteau, Oklahoma, 30 miles east of Tulsa, operates approximately 3,400 access lines (approximately 84% residential). The Company purchased the common stock of Chouteau for $18.6 million and assumed $3.0 million of debt of Chouteau. In the year ended December 31, 1997, Chouteau had revenues of $4.3 million.

  UTILITIES, INC. On April 3, 1998, the Company entered into an agreement to acquire Utilities, which is expected to close in the third or fourth quarter of 1998. Utilities is headquartered in Standish, Maine, approximately 15 miles west of Portland. Utilities operates approximately 22,200 access lines in central and southern Maine, most of which are located in exchanges adjacent to exchanges operated by subsidiaries of the Company. In the year ended December 31, 1997, Utilities had revenues of $16.2 million (which excludes the revenues of certain cellular businesses of Utilities which are not being acquired by
MJD).

  The Pending Acquisition is subject to certain closing conditions. See "Risk Factors--Risk that Pending Acquisition Will Not Be Consummated" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION HISTORY

  The following summarizes each RLEC the Company has acquired to date and the Pending Acquisition.

                                                ACCESS LINES
                              LOCATION OF           AS OF           DATE         PURCHASE
     RLEC ACQUIRED            OPERATIONS      DECEMBER 31, 1997   ACQUIRED         PRICE
------------------------  ------------------- ----------------- ------------- ---------------
Sunflower Telephone       Kansas/Colorado            4,675      May 1993      $19.7 million
 Company, Inc.
Northland Telephone       Maine/New Hampshire       20,493      August 1994   $39.7 million
 Company of Maine, Inc.
STE/NE Acquisition Corp.  Vermont                    5,510      August 1994   $12.0 million
 d/b/a Northland
 Telephone Company
 of Vermont
Sidney Telephone Company  Maine                      1,359      January 1996  $ 3.0 million
Big Sandy Telecom, Inc.   Colorado                     893      June 1996     $ 3.1 million
Bluestem Telephone        Kansas                       992      August 1996   $ 3.9 million
 Company
Odin Telephone Exchange,  Illinois                   1,164      August 1996   $ 5.0 million
 Inc.
Kadoka Telephone Co.      South Dakota                 580      January 1997  $ 2.9 million
Columbine Telephone       Colorado                   1,085      April 1997    $ 4.6 million
 Company, Inc.
Chautauqua & Erie         New York                  11,070      July 1997     $22.0 million
 Telephone Corporation
C-R Communications, Inc.  Illinois                     910      October 1997  $ 4.0 million
Taconic Telephone Corp.   New York                  24,832      March 1998    $67.5 million
Ellensburg Telephone      Washington                23,910      April 1998    $91.0 million
 Company
Chouteau Telephone        Oklahoma                   3,394      June 1998     $18.6 million
 Company
                                                   -------
  Subtotal:                                        100,867
Utilities, Inc.           Maine                     22,239      Third/Fourth  Not consummated
                                                                 Quarter 1998
                                                                 (expected)
                                                   -------
  Total:                                           123,106
                                                   =======

INDUSTRY OVERVIEW

  The LEC industry is composed of a small number of large, well-known companies such as the RBOCs and GTE, and a very large number of relatively small independent companies. These small, independent telephone companies provide telephone service to more than five million residences and businesses in secondary and rural marketplaces.

  According to USTA, there are over 1,300 independent telephone companies with less than 25,000 access lines in the U.S., many of which could be potential acquisition candidates for the Company. A majority of these small telephone companies operate in sparsely populated rural areas where competition from bypass companies including CAPs, CATV operators or wireless telecommunications companies (such as cellular or PCS providers) is limited due to the generally unfavorable economics of constructing and operating such competitive systems. Most RLECs are owned by families or small groups of individuals, and were founded soon after World War I. The Company believes that the owners of these small companies are increasingly interested in selling such companies as the growing technical, administrative and regulatory complexities of the local telephone business challenge the capabilities of the existing management. In addition, certain large telephone companies are selling many of their small rural exchanges to focus their attention on their major metropolitan operations that generate the bulk of their consolidated revenue and which are increasingly threatened by competition. The Company believes that these companies cannot continue to invest time and capital in rural operations that make up a relatively insignificant portion of their consolidated operations. As a result of these circumstances, the Company believes that it has, and in the future will have, numerous opportunities to acquire RLECs and rural telephone operations currently owned by the large telephone companies.

  The FCC has taken steps to limit the ability of companies to gain regulatory subsidies when large telephone companies sell individual telephone exchanges to small companies. A smaller company can be entitled to significant increases in universal service subsidies relating to the same exchange because of specific rules that favor small companies and because small companies do not have to average their costs over wide geographic areas, which could include low cost areas, as do larger carriers. In the past, on a case by case basis, the FCC has only approved the sale of individual exchanges if such sale did not increase the amount of universal service subsidy going to the acquiring company. The FCC has proposed to make this policy a permanent rule. Several LECs and industry organizations have requested the FCC not to adopt this policy. However, the acquiring company can request a waiver to increase the amount of universal service support based on its own cost characteristics, demographics and particular situation. If the FCC continues to enforce this policy or adopts it as a final rule, it could adversely affect the Company's ability to acquire additional individual exchanges from large telephone companies.

  RURAL TELEPHONE INDUSTRY. RLECs typically exhibit the stable economic and demographic characteristics often associated with rural America. All of the Company's telephone company subsidiaries qualify as "RLECs" under the Telecommunications Act, and are therefore entitled to benefit from a number of cost recovery mechanisms associated with the "rural carrier" designation. See "Regulation."

  Because RLECs serve primarily rural areas and small towns, they tend to have unique characteristics that differentiate them from larger LECs. For instance, the per minute cost of operating both telephone switches and interoffice facilities is higher in rural areas as RLECs typically have fewer, more geographically dispersed customers and lower calling volumes. Also, the distance from the telephone switch to the customer is typically longer in rural areas, which results in increased distribution facilities costs. These relatively high costs tend to discourage competitors from entering territories served by RLECs. As a result, RLECs are rarely faced with the threat of competition, as compared to the RBOCs which often serve densely populated areas that contain a high concentration of profitable business accounts. As a result of legislative and regulatory initiatives, however, it is possible that RLECs, including the Company, may become subject to competition. See "Risk Factors--Competition," "Risk Factors--Regulation" and "Business--Competition."

  HIGH RURAL SWITCHING COSTS DUE TO LACK OF ECONOMIES OF SCALE. RLECs typically lack the economies of scale in switching associated with high call traffic volume and inherently have considerably higher costs per access line and per minute for switching than do larger LECs. Also, RLECs typically serve much smaller communities and therefore typically have smaller central offices than the RBOCs; however, this often does not translate into lower costs for RLECs because software costs, which can account for most of the cost of a switch, are similar regardless of the size of the office. Additionally, RLECs typically own only a few central offices and do not have the negotiating power to demand the discounts enjoyed by larger LECs, which purchase a significant number of switches each year.

  REVENUE COMPONENTS. RLECs typically receive the majority of their revenue from access charges (the rates IXCs pay to a LEC for use of the LEC's network to originate and terminate toll calls), as compared to the RBOCs which receive a greater percentage of their revenues from basic local service charges. In addition, RLECs on average receive greater USSF revenue to support local telephone service rates in high cost locations than do RBOCs.

  Although RLECs' residential customers may have lower local service bills than their urban counterparts, they typically have higher long distance bills, which makes the total amount of a typical telephone bill for rural and urban residential customers about the same. The higher long distance bills are the result of smaller local calling areas for rural customers, which requires many of the calls placed for routine daily activities to be toll calls. Unlike urban customers, rural customers often must pay toll rates to make calls considered "local" in the urban settings, including calls to schools, stores, doctors and government agencies.

  CAPITAL EXPENDITURES. In most years, RLECs' capital expenditures are for (i) capital expenditures for maintenance and (ii) expenditures for any expansions required for growth within the RLEC's service area.

Occasionally, however, RLECs are required to make significant capital investments in a particular year to replace a central switch, or to rebuild or upgrade elements or components of the RLEC's local loop.

  Due to the relatively high cost associated with serving rural telephone properties, universal telephone service could not be provided without the support mechanisms historically made available to RLECs. The government has preserved these support mechanisms in the Telecommunications Act with an established system of cost recovery mechanisms that ensure a minimum rate of return on capital investment in rural telephone assets. As a result, RLECs are entitled to recover a minimum rate of return on all capital invested in regulated telephone assets. See "Regulation."

SERVICES

  The Company offers a broad portfolio of high-quality telecommunications services for residential, business, government and carrier customers in each of the markets in which it operates. The Company's service offerings are locally managed to better serve the needs of each community. The Company believes it is able to efficiently and reliably provide, by using local personnel, all of the telecommunications services required by its customers, thereby allowing the Company to establish and maintain a recognized and respected brand identity within each of its service areas. These include services traditionally associated with local telephone companies, as well as other services such as long distance, multimedia and wireless, and Internet services. Based on its understanding of its local customers' needs, the Company has attempted to be proactive by offering bundled services designed to simplify the customer's purchasing and management process.

GENERATION OF REVENUE

  The Company primarily generates revenue through: (i) the provision of basic local telephone service to customers within its service areas; (ii) the provision of network access to IXCs for origination and termination of interstate and intrastate long distance phone calls; (iii) USSF payments; and
(iv) the provision of ancillary services such as billing and collection, long distance resale, enhanced services, wireless services, cable television services, Internet services and customer premises equipment sales.

  The following chart summarizes each component of the Company's revenue sources for the year ended December 31, 1997:

                      % 1995   % 1996  % 1997
 REVENUE SOURCE      REVENUE   REVENUE REVENUE                            DESCRIPTION
 --------------      -------   ------- ------- -----------------------------------------------------------------
 Basic Local Service   17.1%    18.8%   17.9%  Enables the local customer to originate and receive an unlimited number of calls within a defined "exchange" area. The
                                               customer is charged a flat monthly fee which is regulated by state agencies.
 Intrastate Access     35.6%    30.0%   30.0%  Enables an IXC to utilize the Company's local network to originate or terminate an intrastate call. The access charge is paid by the IXC to the Company and is regulated by state
                                               regulatory agencies.
 Interstate Access     32.3%    31.6%   30.9%  Enables an IXC to utilize the Company's local network to originate or terminate an interstate call. The access charge is paid by the IXC to the Company and is regulated by the FCC.
 USSF Revenue          8.0%     10.6%   13.1%  The Company receives funds to subsidize the cost of providing high cost local telephone service in rural locations. The funds are allocated and distributed to the Company from pools of funds generated by IXCs and LECs.
 Other Services        7.0%      9.0%    8.1%  The Company generates revenues from billing and collection, long distance resale, enhanced services, wireless services, cable services, Internet services and customer premises equipment sales.

BASIC LOCAL SERVICE

  Basic local service includes basic local lines, ISDN, Centrex, foreign exchange, private lines and switched data services. The Company provides basic local services to residential, business and government customers, generally for a fixed monthly charge. In the RLECs' territories, the amount that the Company can charge a customer for local service is determined by rate proceedings involving the appropriate state regulatory authorities.

NETWORK ACCESS CHARGES

  Network access charges relate to long distance, or toll calls, that typically involve more than one company in the provision of telephone service. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. The Company bills access charges to the IXC for the use of the Company's facilities to access the customer, as described below:

  INTRASTATE ACCESS CHARGES. The Company generates intrastate access revenue when an intrastate long distance call (which involves an IXC) is originated by a customer within the same state but in another local access and transport area ("LATA," i.e., the calling area controlled by a LEC). The IXC pays the Company an intrastate access payment for either terminating or originating the call. The Company records the details of the call through its carrier access billing system ("CABS") and receives the access payment from the IXC. When a customer of the Company originates the call, the Company typically provides billing and collecting for the IXC through a billing and collection agreement. The access charge for the Company's intrastate service is regulated and approved by the state regulatory authority.

  INTERSTATE ACCESS CHARGES. The Company generates interstate access revenue when an interstate long distance call is originated by a customer calling from a LATA in one state to a LATA in another state. The Company bills interstate access charges in the same manner as it bills intrastate access charges; however, the interstate access charge is regulated and approved by the FCC instead of the state regulatory authority.

USSF REVENUE

The USSF supplements the amount of local service revenue received by the Company to ensure that basic local service rates for customers in high cost rural areas are consistent with rates charged in lower cost urban and suburban areas. The USSF is funded by monthly customer fees charged to IXCs and administered by the USAC which then distributes funds to the Company on a monthly basis based upon the Company's costs for providing local service. See "Regulation."

OTHER SERVICES

  The Company seeks to capitalize on its local presence and network infrastructure by offering services to customers such as long distance, enhanced services, wireless services, cable services, Internet services, billing and collection for IXCs and customer premises equipment sales.

  LONG DISTANCE RESALE. In 1997, the Company began offering long distance services to its customers in select markets. The Company offers switched and dedicated long distance services throughout its service areas through resale agreements with national IXCs. In addition, in late 1997, the Company began to offer wholesale long distance services to other independent telephone companies. Currently, the Company provides long distance services to four other independent telephone companies, principally in the northeastern United States. As of June 30, 1998, the Company's wholesale customers had subscribed to approximately 8,200 access lines of the Company's long distance service. The Company plans to increase its wholesale marketing effort, with a continuing emphasis on independent telephone companies. No formal budget or schedule has been prepared for expanding the wholesale marketing effort since management is still in the planning stages of such effort including:
(1) concluding negotiations with a nationwide, facilities-based carrier; and
(2) building relationships
from which prospective companies, or consortiums of companies, are identified. Management is attempting to formulate strategies and gather the data which it believes necessary to successfully grow this business segment.

  ENHANCED SERVICES. The Company's advanced digital switch platform allows it to offer enhanced services such as call waiting, call forwarding, call return, continuous redial, caller ID, voice mail, teleconferencing, video conferencing, store-and-forward fax and follow-me numbers. As of June 30, 1998, approximately 36% of the Company's customers subscribed to one or more enhanced services.

  WIRELESS SERVICES. The Company owns interests in various RSA or MSA properties and also operates a paging subsidiary in western Kansas. The Company resells cellular services in western New York State and may expand this wireless reseller strategy to other markets. The Company owns a PCS license in the Yakima Valley region.

  CABLE AND DIRECT BROADCAST SATELLITE ("DBS") SERVICES. The Company currently offers cable television services to customers in its New York and Colorado telephone markets. The Company continually evaluates opportunities to expand these markets or add DBS resale to its existing markets where appropriate.

  INTERNET SERVICES. The Company offers dedicated and dial-up Internet access services in certain of its service areas. The Company operates and manages its own servers and is also an agent for a third-party Internet service provider. The Company currently provides Internet services to over 3,460 customers in select markets, representing an average penetration rate in such markets of 9.2%.

  BILLING AND COLLECTION. Many IXCs provide long distance services to the Company's RLEC customers and elect to use the Company's billing and collection services. The Company charges IXCs a billing and collection fee for each call record generated by the IXC's customer.

  CUSTOMER PREMISES EQUIPMENT SALES. In its New York markets, the Company sells and services equipment on its customers' premises. This equipment includes private branch exchanges, key systems, telephone sets and accessories. In addition, the Company offers inside wire maintenance plans to most of its customers.

SALES AND MARKETING

  The Company's marketing approach emphasizes locally-managed, customer-oriented sales, marketing and service. The Company believes most telecommunications companies devote their resources and attention primarily toward customers in more densely populated markets. The Company seeks to differentiate itself from its competitors by providing a superior level of service to each of the customers in the rural market it serves.

  Each of the Company's RLECs has a long history in the communities it serves. It is the Company's policy to maintain and enhance the strong brand identity and reputation that it enjoys in its markets, as it believes this is a significant competitive advantage. As the Company markets new services, or reaches out from its franchised territories to serve other markets as a CLEC, it will seek to continue to utilize its brand identity in order to attain higher recognition with potential customers.

  To demonstrate its commitment to the markets it serves, the Company maintains local offices in most of the population centers within its service territories. These offices are typically staffed by local residents and provide sales and customer support services in the community. The Company believes that local offices facilitate a direct connection to the community, which improves customer satisfaction and loyalty. The Company intends to open additional offices in its larger markets as it expands its CLEC operations.

  Many of the RLECs acquired by the Company have not traditionally devoted a substantial amount of their operating budget to sales and marketing activities. After acquiring the RLECs, the Company typically changes this practice to provide additional support for existing products and services as well as to support the introduction of one or more new services. The Company expects to substantially increase its sales and marketing staff over the coming years, particularly to support expansion of its CLEC activities. As of May 31, 1998, the Company had 107 employees engaged in sales, marketing and customer service.

  The Company has two basic tiers of customers: (i) local customers located in the Company's LATAs who pay for local phone service and (ii) the IXCs which pay the Company for access to customers located within the Company's LATAs. In general, the vast majority of the Company's local customers are residential, as opposed to business, which is typical for rural telephone companies. In addition, no single customer within any of the Company's RLECs represents more than one half of one percent of such RLEC's total revenue.

  Compensation for interstate access services is based on reimbursement of costs and an allowed rate of return. This compensation is received from the National Exchange Carrier Association in the form of monthly settlements. Such compensation amounted to 31.8%, 30.8% and 30.0% of revenues in 1995, 1996 and 1997, respectively. The Company also derives significant revenues from Nynex, principally from network access and billing and collecting service. Such compensation amounted to 27.5%, 20.1% and 16.3% of revenues in 1995, 1996 and 1997, respectively.

COMPETITION

  The Company believes that the Telecommunications Act of 1996 (the "Telecommunications Act") as well as other recent actions by the FCC and state regulatory authorities promote competition in the provision of telecommunications services; however, many of the competitive threats now confronting the large telephone companies do not currently exist in the RLEC marketplace. Since the enactment of the Communications Act of 1934 and its reaffirmation in the Telecommunications Act, regulations promoting "universal service" have allowed RLECs to maintain advanced technology while keeping prices affordable for rural customers. In light of the high cost per access line of installing lines and switches and providing telephone service in sparsely-populated rural areas, a system of cost recovery mechanisms has been established to, among other things, keep rural customer telephone charges at a "reasonable" level and yet allow owners of rural telephone companies to earn a fair return on their investment. These cost recovery mechanisms, which are generally unavailable to an RLEC's competitors, have resulted in robust RLEC telecommunications networks and an economic barrier to entry for potential competitors. All of the Company's telephone operating subsidiaries currently qualify as RLECs as defined under the Telecommunications Act. See "Regulation."

  In markets where the Company implements its CLEC strategy, the Company will be subject to competition from ILECs in those markets, and possibly other CLECs. In addition, the Company may compete against other CLECs for customer business. The ongoing consolidation in the CLEC industry could change the nature of the Company's competitive environment.

  The Company will be subject to competition for suitable acquisition candidates from other competitors engaged in the acquisition of RLECs. There is a pool of over 1,300 small independent companies from which the Company has historically chosen its acquisition candidates; however, a continuing trend toward business combinations and alliances in the telecommunications industry may increase competition for such acquisition candidates. The Company believes it has a proven track record of identifying suitable acquisition candidates, negotiating acceptable terms for their acquisition and successfully completing acquisitions, which gives it a competitive advantage in identifying and completing future acquisitions.

NETWORK FACILITIES

  As of December 31, 1997, (i) the Company's RLEC franchise areas included 60 exchanges serving 48,731 access lines that were located across approximately 9,400 square miles and (ii) the Company maintained over 6,700 miles of copper plant and 600 miles of fiber optic plant that interconnects the Company's remote central offices with IXCs serving the Company's subscribers. Upon completion of the Taconic acquisition, Chouteau acquisition, Ellensburg acquisition and the Pending Acquisition, as of December 31, 1997, the Company on a pro forma basis would have operated 92 exchanges serving over 123,000 access lines that were located across approximately 12,000 square miles served by over 12,500 miles of copper and 900 miles of fiber optic plant. All of the Company's host and central office sites have advanced digital switches manufactured by Nortel or Siemens and up to date software which allows the Company to provide advanced calling features, products and services to its rural subscribers. The outside plant consists of transport and distribution delivery networks connecting the

Company's host central office with remote central offices and ultimately to the Company's customers. Fiber optic technology is being deployed throughout the Company's network and is the primary transport technology between the Company's host and remote central offices and interconnection points with the RBOCs, GTE, long distance carriers or other RLECs. Where topography and geography permit, cable is generally buried reducing the risk of service interruption from adverse weather. The Company believes that its facilities exceed generally accepted industry standards and are maintained to provide high quality customer service.

  The Company's fiber optic transport systems are primarily synchronous optical networks ("SONET"), allows the Company to build and design more durable networks, while utilizing the less durable asynchronous optical systems for limited local or specialized applications. The Company's fiber optic transport system is capable of supporting increasing customer demand for high bandwidth transport services and applications. For example, the Company has deployed 100Mb/sec transport systems for high speed data and fiber optic based Interactive Video Distance Learning Systems to serve certain area schools and education consortia. In addition, the Company is considering the deployment of asynchronous digital subscriber line ("ADSL") technologies, which allow for improved technical performance on rural copper plant. The Company believes that the addition of ADSL technology on rural copper plant combined with the Company's advanced fiber optic facilities will significantly enhance the Company's competitive position and ability to deploy higher revenue services throughout its entire network.

  The Company has integrated numerous elements of its network to offer a variety of services and applications that it believes are required to serve increasingly sophisticated rural communications customers. These network elements include SS7 signaling networks, voice messaging platforms, switch based large Meet-Me Conference Bridges, switched 56Kb/sec digital data and ISDN lines, and numerous customer located key and PBX systems. Since the telecommunications industry is subject to rapid and significant changes in technology, the Company consistently endeavors to introduce additional elements of functionality to its network, including Frame Relay and ATM switches, Local Number Portability, Advanced Intelligent Network (AIN) services, and Voice over I/P (Internet) opportunities.

  The Company has been segmenting its predominantly rural copper plant network into Carrier Serving Areas ("CSA's"), effectively multiplying embedded copper plant capacity and enabling unencumbered service deployment throughout the Company's service areas. The Company's strategy is to push all of the intelligence and unencumbered capabilities of the host digital central office switch and transport closer to its increasingly sophisticated rural communications customers by deploying remote switches throughout the Company's service areas. The Company believes that this strategy will enable it to build a high bandwidth, fully digital, data capable and ready communications infrastructure.

  The Company maintains numerous communications vendor relationships that the Company believes have resulted in favorable equipment prices for the Company due to its increased aggregate purchase volumes. Although Nortel and Siemens currently supply the Company with most of its digital central office equipment, the Company believes that vendor competition will result in additional unit costs reductions which will be made available to the Company.

  The Company plans to prudently invest capital to maintain, replace and upgrade its entire telecommunications infrastructure. The Company continually reviews expenditures to ensure they are economically justifiable and result from an integrated network planning process that considers age, maintenance history, market requirements, customer growth and acceptable returns on capital. For the year ending December 31, 1998, the Company has budgeted annual capital expenditures of approximately 22% for normal growth and maintenance, 15% for general support facilities, 37% for central office, and 26% for outside plant requirements.

INTERSTATE BILLING AND SETTLEMENT

  Most of the Company's billing is administered by Mid America Computer Corporation ("MACC"), a billing company located in Blair, Nebraska, as follows:

  LOCAL SERVICE. On a monthly basis, the Company provides MACC with local service billing information from the Company's accounting center located in Dodge City, Kansas. Both local service and long distance charges are printed on the local customer's bill. Although a few of the Company's customers mail their payments to a lock box, most of its customers mail payments, or deliver payments personally, to the Company's local offices.

  LONG DISTANCE. All information necessary to bill the local customers for long distance calls on behalf of IXCs is stored in the memory of the Company's central office switches. MACC polls these switches on a scheduled basis, downloads the billing data, calculates the charges and includes them on the local customer's bill. MACC then mails the bills to the local customers and simultaneously credits the IXCs with the same amount of long distance revenue. MACC also determines and bills the IXCs a per message billing and collection charge to cover the Company's cost for handling the IXCs' long distance billing functions.

  From time to time, various IXCs consider assuming responsibilities for their own billing. If one or more IXCs decide to perform their own billing, revenues that the Company receives for performing such billing and collection services could decline.

  CARRIER ACCESS BILLING SYSTEM. During the process of calculating long distance charges to bill the local customers, MACC also calculates access charges and bills the IXCs through CABS. The IXCs then remit these access charges to the Company which in turn returns such charges to the National Exchange Carrier Association ("NECA"). The monthly settlement payment the Company receives from NECA is an amount based upon the invested capital and operating expenses of the Company allocated to the interstate jurisdiction. See "Regulation."

EMPLOYEES

  As of May 31, 1998, the Company employed a total of 427 full-time employees, of whom 86 were represented by unions. The Company has collective bargaining agreements with (i) Local 23-26 of the International Brotherhood of Electrical Workers (AFL-CIO) 107 covering 7 employees employed by its Northland Telephone Company of Vermont subsidiary; (ii) Local 1115 of the Communications Workers of America, covering 15 employees employed by its Chautauqua & Erie Telephone Corp. subsidiary in New York; and (iii) Local 166 of the International Brotherhood Electrical Workers (AFL-CIO), covering 64 employees employed by its Taconic Telephone Corp. subsidiary in New York. The contracts expire in February 1999, January 2000 and March 2000, respectively. The Company believes that its relations with its employees are good. Following the Pending Acquisition, the Company expects to employ approximately 522 employees.

PROPERTIES

  The Company owns most of its administrative and maintenance facilities, rolling stock, central office and remote switching platforms and outside plant. Administrative and maintenance facilities are generally located in or near community centers. Central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities (outside plant) include fiber optic backbone and copper wire distribution facilities which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the IXCs. These facilities are located on land pursuant to permits, easements or other agreements. Rolling stock includes service vehicles, construction equipment and other required maintenance equipment. The Company believes that all facilities are well maintained and generally meet or exceed industry standards.

LEGAL PROCEEDINGS

  The Company currently and from time to time is involved in litigation and regulatory proceedings incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

  On April 6, 1998, Latin World Communications, Inc., ("LWC") and Debra A. Boudrot, LWC's principal (collectively, "Plaintiffs") sued B. Stephen May ("May"), who is a former officer of S T Long Distance (a subsidiary of STE), Siesta Telecom, Inc. ("Siesta"), which is a company controlled by May, and S T Long Distance in the Circuit Court for the Twelfth Judicial Circuit, Sarasota County, Florida. From March 1997 through early 1998, S T Long Distance provided long distance services to Plaintiffs in connection with Plaintiffs' prepaid telephone card distribution business. Plaintiffs have alleged, among other things, that May, Siesta and S T Long Distance have engaged in fraud, misappropriation of trade secrets, unfair competition, deceptive trade practices and trade slander; and that May, Siesta and S T Long Distance have breached various contractual obligations to the Plaintiffs and received certain overpayments from the Plaintiffs. Plaintiffs seek approximately $1 million in damages relating to such alleged overpayments, and unspecified monetary damages and injunctive relief relating to certain other matters. The Company intends to vigorously contest all of the Plaintiffs' allegations, and believes that it has no liability to the Plaintiffs. While the outcome of such litigation cannot be predicted, the Company does not believe that such litigation, even if determined adversely to the Company, would have a material adverse effect on its financial condition or results of operations.

                                  REGULATION

INTRODUCTION

  The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the telecommunications industry. Other existing federal and state laws and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company, can be predicted at this time. This section also sets forth a brief description of regulatory and tariff issues pertaining to the operation of the Company.

  OVERVIEW. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all telecommunications common carriers, including the Company, that provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over most of the same companies to the extent they originate or terminate intrastate communications.

  FEDERAL REGULATION. The Company must comply with the Communications Act of 1934, as amended (the "Communications Act"). The Telecommunications Act of 1996 (the "Telecommunications Act") brought about comprehensive changes to the Communications Act, effecting plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The Telecommunications Act is intended to promote competition in all areas of telecommunications and to reduce regulation. While the Company believes that it will take years for the industry to experience the full impact of the Telecommunications Act, it is already clear that the legislation provides the Company with both opportunities and challenges.

  Although the Telecommunications Act substantially revised the Communications Act and was intended, among other things, to eliminate certain regulatory burdens, telecommunications carriers such as the Company continue to be subject to ongoing regulatory requirements. Among other regulatory mandates, the FCC requires common carriers to file periodic reports concerning interstate circuits and deployment of network facilities. The FCC also requires carriers providing access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services. These tariffs are subject to review and potential objection by the FCC or third parties.

  The FCC also requires prior approval of transfers of control and assignments of operating authorizations by FCC-regulated entities. The FCC generally has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations.

  The FCC has required that telephone operating companies, like the Company, that provide interstate or international long distance services originating from their local exchange service territories, must do so in accordance with structural separation rules. These rules require that the Company's long distance affiliate (1) maintain separate books of account, (2) not own transmission or switching facilities jointly with the local exchange affiliate, and (3) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. This ruling is currently being challenged on reconsideration before the FCC. If the ruling is upheld, the Company could face increased costs related to the operation of its long distance business.

  STATE REGULATION. Local service rates generally are regulated by state regulatory agencies, which usually are called public service commissions or public utility commissions ("PUCs"). Many PUCs have traditionally regulated pricing through "rate of return" regulation that focuses on authorized levels of earnings by LECs. As part of the movement toward deregulation, several states are moving away from traditional rate of return regulation towards "price cap" regulation and incentive regulation. Currently, however, in most states the Company continues to be regulated under rate of return regulation.

  Many PUCs also regulate the purchase and sale of LECs, prescribe certain accounting procedures, and regulate various other matters, including service standards and operating procedures. PUCs, like the FCC, can sanction a carrier, order fines and penalties, or revoke authorizations for violations of applicable state laws and PUC regulations. In most states, the Company is required to file tariffs setting forth the terms, conditions, and prices for services that are classified as intrastate. While state procedures with respect to tariffs vary, these tariffs generally are subject to review and potential objection by PUCs or third parties.

  LOCAL REGULATION. The Company is also subject to numerous local regulations, such as building code requirements. These regulations may vary greatly from state to state and from city to city.

TELECOMMUNICATIONS ACT

  As discussed in greater detail below, passage of the Telecommunications Act, coupled with certain state legislative and regulatory initiatives and technological changes, has fundamentally altered the telecommunications industry by permitting additional competition and reducing some regulations. Although the Company anticipates that these trends towards reduced regulation and increased competition will continue, the Company cannot predict the form or degree of future regulation and competition which will exist in the Company's service areas.

  As a result of the passage of the Telecommunications Act, LECs, including RLECs, face the prospect of being subject to competition for the first time in the provision of traditional local telephone and intrastate toll services. However, the Telecommunications Act also provides for the codification of the principles of "universal service" and establishes safeguards to foster the provision of telecommunications services in the areas served by RLECs by adopting an explicit federal USSF. See "--Promotion of Universal Service." The implementation of the Telecommunications Act has included the establishment of new rules for interconnection between competing carriers and the development of new universal service fund programs. The Telecommunications Act provides that LECs are entitled to recover their costs and may receive a reasonable profit for providing interconnection to competitors. In addition, the Telecommunications Act requires that the FCC and states ensure that affordable service is provided to consumers in rural, insular and high cost areas of the country (i.e., universal service). Nevertheless, the ability to recover adequately costs of interconnection and to ensure universal service are dependent on the decisions of the FCC and state regulatory bodies, which could in the future take actions that affect the Company's ability to continue to operate at a profit.

  The Telecommunications Act makes competitive entry into the telecommunications industry more attractive to other carriers by, among other things, removing most state and local barriers to competition, and may increase the level of competition the Company faces. In particular, after notice and an opportunity for comment, the FCC may preempt a state requirement that prohibits or has the effect of prohibiting a carrier from providing intrastate or interstate telecommunications services.

THE PROMOTION OF LOCAL SERVICE COMPETITION AND RURAL TELEPHONE COMPANIES

  As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote local service competition. Congress, however, recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by RLECs.

  Pursuant to the Telecommunications Act, LECs, including both ILECs and new competitive carriers, are required to: (i) allow others to resell their services at retail rates; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listings; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the ILEC for the cost of providing these interconnection services.

  Under the Telecommunications Act, the Company, as a rural carrier, is eligible to request exemption, suspension or modification of any or all of the requirements described above from state PUCs. A PUC may grant such a petition to the extent that it determines that such suspension or modification is necessary to avoid a significant adverse economic impact on telecommunications users generally, to avoid imposing a requirement that is technically unfeasible or unduly economically burdensome, and that such suspension or modification is consistent with the public interest. It is not known at this time how state regulators will respond to such a request. If the regulators deny some or all of a request and if the regulators do not allow the Company adequate compensation for the costs of providing interconnection, the Company's costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights.

  Pursuant to the Telecommunications Act, with certain exceptions, ILECs are required to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements (such as local loops, switches and transport facilities) at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the ILEC's facilities or in the information necessary for interoperability; and
(v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the ILEC. Competitors are required to compensate the ILEC for the cost of providing these interconnection services.

  However, pursuant to the Telecommunications Act, the Company, as a rural telephone carrier, is also automatically exempt from these additional ILEC requirements. This exemption can be lifted or modified by a state PUC if a competing carrier files a bona fide request for such interconnection, services, or network elements. If such a request is filed by a potential competitor with respect to one of the Company's operating territories, the Company is likely to ask a state PUC to retain the exemption. A PUC may grant such a potential competitor's petition to the extent that it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state PUC lifts such exemption in whole or in part and if the state PUC does not allow the Company adequate compensation for the costs of providing the interconnection, the Company's costs would significantly increase and it could suffer a significant loss of customers to competition. Finally, the FCC issued an order in May 1997 that directed that ILECs could not impose access charges on long distance and other carriers that purchase unbundled network elements from the ILECs. This decision could serve to reduce access revenues for the Company and other ILECs. Several parties have appealed this and other aspects of the FCC's May 1997 order, but the Company is unable to predict the outcome of such appeals at this time.

  The risk to the Company from competitive entrants into its local telephone markets must be weighed against any new opportunities the Company could take advantage of in terms of new services offerings, such as interstate service, Internet access, PCS or other wireless service, cable TV or international services.

  The Company believes that competition in its telephone service areas will ultimately increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies), adopts final regulations.

PROMOTION OF UNIVERSAL SERVICE

  Newly codified universal service principles are being implemented by both the FCC and the state PUCs. One of the initial changes that has been implemented is that USSF funds are distributed only to carriers that are designated as eligible telecommunications carriers ("ETCs") by a state PUC. All of the Company's telephone operating companies have been designated as ETCs pursuant to the Telecommunications Act.

  In order to promote competition in areas served by incumbents that are not RLECs, the Telecommunications Act requires the designation of two or more ETCs. In areas served by RLECs, however, the Telecommunications

Act provides that a state PUC may designate more than one ETC only after determining that the designation of an additional ETC will serve the public interest. As a result, an incumbent RLEC has an opportunity to maintain its status as the sole recipient of USSF payments in its service area even if it is subsequently subjected to competition. All of the Company's telephone operating companies have been designated as RLECs pursuant to the Telecommunications Act.

  RLECs temporarily will receive USSF payments pursuant to existing mechanisms for determining the amounts of such payments with some limitations, such as on the amount of corporate operating expense that can be recovered from the USSF. In 2001, after a transition period, RLECs will secure USSF payments based upon forward-looking economic costs. The FCC is expected to initiate a proceeding in October 1998 to develop "cost proxy models" to establish the forward-looking costs of RLECs, and the Federal-State Joint Board on Universal Service is establishing a working group to assist in that process. The FCC is engaged in a proceeding to revise the methodology for determining universal service support.

  It is uncertain whether the proxy model will allow for an accurate cost assessment for rural telephone companies. Also, even if the model accurately predicts the forward looking economic costs of an RLEC, if that number is significantly less than its embedded costs, full cost recovery will not be assured. Several parties have expressed objections to the size of the fund and the services eligible for subsidization. In addition, the FCC also decided that it would fund only 25% of the nationwide universal service costs, leaving to the states the responsibility to fund the remaining 75% of the costs. Parties, including state PUCs, also have objected to the recovery of only 25% of costs in the federal USSF, arguing that the remaining burden on states will result in increased rates for local services.

  In addition, there are a number of petitions for reconsideration challenging several aspects of the Commission's universal service rules. Legislation has been introduced that would require the FCC to modify the rules. It is not possible to predict at this time whether the FCC or Congress will order modification to the fund, or the ultimate impact from any such modification on the Company.

COST RECOVERY OF REGULATED SERVICES; SOURCES OF REGULATED REVENUES

  INTRODUCTION

  As regulated common carriers, RLECs are entitled by law to an opportunity to recover the reasonable costs they incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide the regulated services.

  The costs of providing regulated services are recovered through rates established by the appropriate regulatory authority (i.e., the FCC for interstate services and generally the state PUC for intrastate services). For RLECs, the cost recovery process may also be achieved through the application of "pooling" and distributions from the USSF. In general, the rate regulated services provided by RLECs include basic local exchange services and interexchange access service that entails originating and terminating connections of the local telephone network to long distance networks. The rate making process for LEC rate regulated services is complicated by the fact that the costs incurred by LECs in the provision of rate regulated services are utilized for both local exchange services and interexchange access services. Moreover, the provision of interexchange access service is required for the origination and termination of both interstate and intrastate long distance calls.

  The fact that a cost incurred by a carrier may be simultaneously associated with the provision of both interstate and intrastate services results in the need to allocate the costs between the jurisdictions for rate making purposes. This process is referred to as "separations" and is governed by the FCC's rules and regulations. The underlying legal purpose of the separations rules is to define how a carrier's expenses are to be allocated between the federal and state jurisdiction--i.e., how much of the company's costs are recovered from the interstate jurisdiction and how much from the intrastate jurisdiction.

  Because government regulators generally recognize that such an allocation could have a significant impact on RLECs' abilities to provide needed services to their customers, such regulators typically allow RLECs to recover a reasonable level of expenses and return on investment while concurrently charging acceptable service rates regardless of the demographics and economic market conditions of their rural service areas.

  INTERSTATE REGULATION

  Although the network of a RLEC may be confined to its facilities within a state, the RLEC is subject to FCC regulation of the rates it charges for interstate access service.

  ESTABLISHMENT OF INDIVIDUAL ACCESS SERVICE COSTS. To the extent that a telecommunications carrier engages in the provision of any nonregulated services, interstate or otherwise, the applicable law requires that the provision of any such services can not be subsidized by the provision of regulated services. Accordingly, when a carrier incurs an expense that is utilized for the provision of both regulated and nonregulated service, the FCC requires the carrier to engage in a process similar to the separations process described above in order to first allocate expenses between regulated and nonregulated services.

  After identifying the LEC's regulated costs, the carrier applies a separation analysis to identify the company's interstate costs or revenue requirements including its authorized rate of return. The rates for interstate access services are established to allow LECs to recover their identified interstate costs.

  One of the most significant of such costs are those associated with deployment of the local loop. As a general rule, the FCC has determined that, with certain limited exceptions, 25% of the cost of a local loop will be allocated to the interstate jurisdiction. The FCC has established a rate structure that provides for the recovery of these costs (up to an established level per month) directly from the end user customer through the assessment of a subscriber line charge. Generally, the remaining interstate portion of the loop costs are recovered from access charges, assessed in accordance with FCC rules, to the long distance carriers for the utilization of the local loop to originate and terminate interstate long distance calls.

  As a result of the market and geographic conditions in rural areas, the costs of providing local loop and switching services are often higher for RLECs than for other LECs. In the absence of an accommodation in the FCC rules to address this fact, a substantial portion of an RLEC's costs would remain unrecovered, and it would have little alternative other than to charge very high rates for intrastate services. Accordingly, the FCC provides for additional interstate recovery by eligible RLECs through the USSF, which is available to those companies whose loop costs are significantly above the national average as calculated pursuant to the FCC rules. In addition, the FCC rules also provide for additional interstate cost recovery of switching costs for smaller companies serving fewer than 50,000 access lines.

  INDIVIDUAL COMPANY ACCESS TARIFFS OR THE NECA TARIFF. The purpose of applying the FCC's separations and access rules is to identify the interstate allocation of costs to be recovered from each of the various access rate elements. Individual LEC interstate access service rates are developed on the basis of the individual LEC's determination of its access costs divided by its projected demand for each service. The resulting individual company rates are published in a company's interstate access tariff and filed with the FCC, where they are subject to challenge by third parties and FCC review.

  The FCC recognized that this individual company rate making and tariff filing process may be administratively and economically burdensome for small LECs. In order to address this concern, the FCC established the National Exchange Carrier Association ("NECA") in 1983. Among the duties and responsibilities assigned to NECA is the development of interstate access service tariff rates, terms, and conditions in which LECs may concur.

  NECA develops interstate access rates on the basis of data that is provided individually by each LEC that participates in the various portions of its tariff and that is aggregated for presentation to the FCC. The result yields blended rates based upon averaged costs of all of the participating LECs that reflect a level intended to generate revenue equal to the aggregate costs and a return on the investment of all of the participants. As a result of this process, individual participating LECs are likely to have costs of providing service that are either higher or lower than the revenues generated by applying the NECA tariff rate. In order to rectify this result, the revenues generated by applying the NECA rates are pooled by all of the participating companies and redistributed on the basis of each individual company's costs. The result of this process not only eliminates the burden of individual tariff filing, it also produces a system whereby small companies can share and spread risk. For example, if an RLEC filed its own tariff and subsequently suffered the loss of major customers that utilize interstate access service, the RLEC could suffer significant under-recovery of its costs. In the NECA pool environment, the impact of the loss of access usage and associated revenues is reduced because it is spread over all of the pool participants and may be offset by increases in usage and associated revenues realized through service provided by another pool member.

  Many of the NECA pool participants derive their interstate revenues from the NECA pool on the basis of "average schedule" settlements as an alternative to reporting their individual company specific costs. By participating in this process, a LEC avoids the requirement of applying the procedures otherwise necessary to separate regulated and nonregulated costs and interstate and intrastate regulated costs. In order to be an average schedule company, a LEC must have been utilizing the average schedules since December 1, 1983, or have been permitted to convert to average schedule status pursuant to an FCC waiver.

  All average schedule companies must participate in the NECA tariff and, as with all other NECA tariff pool participants, average schedule companies charge for interstate access services on the basis of the rates, terms and conditions set forth in the NECA tariff, and they report their interstate access revenues to NECA. Instead of recovering their company specific identified interstate revenue requirement, however, a company that utilizes average schedules receives payments based on formulas developed by NECA and submitted for approval to the FCC. The average schedule formulas are applied to each average schedule company and produce average schedule settlements for each company that are based in part on the number of access lines served by each company and in part on the number of interstate access messages handled by each company.

  The average schedule formulas are developed in a manner intended to yield results that would approximate the results derived from the utilization of actual costs based on individual company costs and jurisdictional separations. In practice, an average schedule company will typically receive either more or less revenues than its individual company interstate costs. If the company experiences significant growth in messages without a proportionate increase in costs the formulas provide, to an extent, for growth in revenue. A company that is not currently receiving settlements on an average schedule basis cannot convert to average schedule status without a waiver from the FCC, which has clearly made known its intent that it is not likely to grant any such waiver requests.

  If a company that utilizes average schedules experiences a decline in usage, or if its growth does not generate revenues that keep pace with increased costs, the company may not recover its actual costs from the average schedules. The FCC rules do permit a LEC to address this concern by converting from average schedule status to an actual cost basis for the determination of its interstate access costs. The FCC rules, however, do not permit a LEC to convert back to average schedules subsequent to its election to convert to a cost based settlement. However, the Company is not an average schedule company.

  In May 1997, the FCC issued a decision modifying its rules and policies governing interstate exchange access services of ILECs. This decision applied, with limited exceptions, solely to ILECs that are governed by the FCC's price cap system of regulation. As for ILECs that are subject to federal rate-of-return regulation, the FCC stated that it plans to initiate a separate proceeding in 1998. The FCC has also proposed modification of its existing separations procedures, which allocate the costs of facilities providing intrastate and interstate services between the federal and state jurisdictions. The outcome of each of these proceedings, and their ultimate impact on the Company, cannot be predicted at this time.

  INTRASTATE JURISDICTION

  Intrastate Revenue Requirement and Rate Regulation. A LEC incurs expenses that are utilized for the provision of both interstate and intrastate services. The FCC rules establish the separations process that identifies the LEC's interstate costs. The remainder of the costs represent the LEC's intrastate costs. Generally, the LEC's intrastate regulated revenue requirement is recovered by the revenues the rates for which are established by the LEC generates from its intrastate regulated services, in accordance with the applicable rules of each state.

  Although the rules and processes vary from state to state, general principles emerge that are useful in understanding intrastate regulated cost recovery. The following discussion is limited to those general principles and does not address specific states or the development of intrastate incentive regulation mechanisms. As with federal incentive regulation programs, however, these alternative regulatory systems are generally useful only for RLECs that have lower than average costs and serve areas with a likelihood of continued high growth.

  INTRASTATE INTRALATA TOLL AND INTRASTATE ACCESS CHARGES. Intrastate regulated services are generally subject to traditional "rate of return" regulation. The intrastate regulated services provided by RLECs can typically be divided into three categories: intrastate interLATA access service; intrastate intraLATA access and long distance service; and local services. The term LATA is a remnant from the break-up of the Bell system. In connection with the divestiture of the local operating companies from AT&T, the RBOCs were limited to providing service within a LATA or a group of LATAs; AT&T and other long distance carriers handled traffic between LATAs. As a result, the shorter haul long distance calls within a LATA were generally handled by an RBOC together with any other LECs providing service within the LATA. The rules regarding the provision of intraLATA toll service are changing to provide for competitive choice in the same way interLATA toll service is offered. In addition, the Telecommunications Act permits RBOCs to provide intraLATA services outside of their regions, and within their region conditioned upon a demonstration that the RBOC had opened its local markets to competition. To date, no RBOC has been deemed by the FCC to have made this demonstration. The amount of competition to which the Company is subject may also be affected by a recent decision of the U.S. District Court in Texas invalidating those portions of the Telecommunications Act that prohibit RBOCs from providing certain services, including in-region intraLATA services. The decision has been stayed, and an appeal is currently pending.

  While all states have established an access charge environment for LECs to charge long distance carriers for originating and terminating intrastate long distance calls, variations exist among the states with respect to the treatment of the role of the RLECs in the provision of intrastate intraLATA toll service.

  The development of service specific costs and rates for the establishment of intrastate regulated services also varies among the states. Some states require the utilization of the FCC separations rules with state specific modifications to specifically identify an intrastate toll and access revenue requirement. In other states, intrastate access rates are adopted that mirror interstate access rates as an alternative to the development of LEC specific intrastate access costs and rates. Another variation that has developed is a process that has resulted in the establishment of intrastate access charges and subsequent modifications through industry negotiation and consensus.

  LOCAL SERVICE RATES. Regardless of the variation of the process utilized to establish the intrastate access rates, the local service revenue requirement is residually derived as the remaining costs. Local services include basic service rates, custom calling features, installation and repair services, and any other services that are not designated interexchange (including extended area service, measured usage, area calling plans and other variations of services that are not subject to long distance charges).

  PENDING REGULATORY CHANGE AND CONCLUSION. Although there is no single model for state regulatory change, many states have initiated proceedings to review the level of intrastate access charges and to consider changes in the provision of intraLATA toll services. Concurrent consideration is often given to issues regarding whether decreased revenue resulting from reduced access charges should be offset by increases in local service rates; or support from a state universal service funding mechanism.

                                  MANAGEMENT

  The directors and executive officers of the Company are listed below. Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are currently eight members of the Board of Directors.

          NAME           AGE                                POSITION
------------------------ --- -----------------------------------------------------------------------
Daniel G. Bergstein.....  54 Co-Founder, Director
Meyer Haberman..........  56 Co-Founder, Director
Jack H. Thomas..........  56 Co-Founder, Chairman of the Board of Directors, Chief Executive Officer
Eugene B. Johnson.......  51 Co-Founder, Vice Chairman of the Board of Directors,
                              Executive Vice President, Assistant Secretary
Walter E. Leach, Jr.....  46 Senior Vice President, Chief Financial Officer and Secretary
John P. Duda............  51 President and Chief Executive Officer--Local Telecom Group
Timothy W. Henry........  42 Vice President of Finance and Treasurer
George E. Matelich......  41 Director
Reid G. Leggett.........  42 Director
Nelson Schwab III.......  53 Director
Frank K. Bynum, Jr. ....  35 Director

DANIEL G. BERGSTEIN. Mr. Bergstein is a founder and has been a director of the Company since 1991. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the national law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the Firm's Corporate Department as well as its National Telecommunications Practice. Mr. Bergstein is a corporate and securities lawyer, specializing in mergers and acquisitions and corporate finance transactions.

MEYER HABERMAN. Mr. Haberman is a founder and has been a director of the Company since 1991. Since 1973, Mr. Haberman has been the principal shareholder, President and Chief Executive Officer of Interquest Incorporated, an international management consulting and executive search firm which he founded.

JACK H. THOMAS. Mr. Thomas is a founder and has been a director of the Company since 1991 and has acted as President and Chief Executive Officer since 1993. Mr. Thomas has served as Chairman of the Board of Directors of the Company since August 1998. From 1985 to 1993, Mr. Thomas was Chief Operating Officer of C-TEC Corporation, a diversified telecommunications concern which at the time owned Commonwealth Telephone Company, a 240,000 access line LEC. From 1982 to 1985, Mr. Thomas served as Vice President, Operations of United Telephone Company of Ohio and was a member of its board of directors. Prior to his service with United Telephone Company of Ohio, Mr. Thomas worked for nearly twenty years at C&P Telephone (now a Bell System company) in various positions including division manager from 1976-1982.

EUGENE B. JOHNSON. Mr. Johnson is a founder and has been a director of the Company since 1991. Mr. Johnson has served as Senior Vice President of the Company since 1993 and Executive Vice President since February 1998. Mr. Johnson has served as Vice Chairman of the Company since August 1998. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. From 1980 to 1985, Mr. Johnson served as President of a cable television construction and engineering company. Mr. Johnson currently is director of OPASTCO, the primary industry organization for small independent telephone companies and serves on its membership education and finance committees.

WALTER E. LEACH, JR. Mr. Leach has served as Chief Financial Officer and Secretary of the Company since October 1994 and Senior Vice President since February of 1998. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities. From 1980 to 1984, Mr. Leach served as Vice President, Investor Relations for The Pillsbury Company and served as Treasurer, Assistant Treasurer and Controller for Burger King Corporation. Mr. Leach's career also includes various finance-related positions at Sambo's Restaurants, Inc. and First Union National Bank where he was the Manager of their New York City office. He is currently a member of the finance committee of the National Telephone Cooperative Association ("NTCA").

JOHN P. DUDA. Mr. Duda has served as Chief Operating Officer of the Company since January 1994 and President and Chief Executive Officer of the Company's Local Telecom Group since August 1998. From 1993 to 1994, Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications. From 1985 to 1993, Mr. Duda served as State Vice President-- Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and from 1970 to 1985 he served in various management positions with C&P Telephone and Bell Atlantic including District Manager--Planning and New Technology for Bell Atlantic Corporation. Mr. Duda is currently on the United States Telephone Association's Board of Directors and serves on its Executive, Regulatory Policy and Small Company committees. He also serves on OPASTCO's Separations and Access Committee.

TIMOTHY W. HENRY. Mr. Henry has served as Vice President of Finance and Treasurer of the Company since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio which included responsibility for CoBank's relationship with the Company. From 1985 to 1992, he was a Loan Officer/Assistant Vice President for Springfield Bank for Cooperatives.

GEORGE E. MATELICH. Mr. Matelich has served as a Director of the Company since July 1997. Mr. Matelich is currently a Managing Director of Kelso & Company ("Kelso"), with which he has been associated since 1985. Mr. Matelich serves on the Boards of Directors of CCA Holdings Corp., CCT Holdings Corp., Charter Communications Long Beach Inc., Harris Specialty Chemicals, Inc. and Humphreys Inc. Mr. Matelich is also a Trustee of the University of Puget Sound.

REID G. LEGGETT. Mr. Leggett has served as a Director of the Company since July 1997. Mr. Leggett is currently serving as a Managing Director of Carousel Capital Partners, L.P., with which he has been associated since 1996. From 1988 to 1996, Mr. Leggett served as Managing Director of Bowles Hollowell Conner & Co. From 1993 to 1996, Mr. Leggett served as President and Managing Director of Bowles Hollowell Conner & Co.

NELSON SCHWAB III. Mr. Schwab has served as a Director of the Company since July 1997. Mr. Schwab is currently serving as a Managing Director of Carousel Capital Partners, L.P., with which he has been associated since 1996. From 1992 to 1995, Mr. Schwab was Chairman and Chief Executive Officer of Paramount Parks. From 1984 to 1992, Mr. Schwab served as Chairman and Chief Executive Officer of Kings Entertainment Company ("KECO") from which Paramount Parks acquired its regional theme parks in 1992. Mr. Schwab serves on the Boards of Directors of Burlington Industries Inc., First Union National Bank of North Carolina, Summit Properties, Inc., and two privately-held middle market companies.

FRANK K. BYNUM, JR. Mr. Bynum has served as a Director of the Company since May 1998. He is also a Managing Director of Kelso. Prior to joining Kelso in 1987, he was an Investment Analyst with The New York Life Insurance Company ("New York Life"). While with New York Life, Mr. Bynum served primarily in the Risk Capital Group, which focused on leveraged buyout and venture capital investments. Mr. Bynum received a B.A. in History from the University of Virginia. Mr. Bynum is a director of Cygnus Publishing, Inc., Hillside Broadcasting of NC, Hosiery Corporation of America, IXL Holdings, Inc. and 21st Century Newspapers, Inc.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid or accrued for services rendered to the Company in all capacities, for the year ended December 31, 1997, by the Chief Executive Officer and each of the other executive officers of the Company employed as of December 31, 1997 (the "Named Executive Officers"). The compensation paid to Mr. Thomas and Mr. Johnson was paid by MJD in the form of management fees paid to MJD Partners, L.P.

SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                    ANNUAL COMPENSATION         AWARDS
                               ----------------------------- ------------
                                                   OTHER      SECURITIES
   NAME AND PRINCIPAL                              ANNUAL     UNDERLYING   ALL OTHER
        POSITION          YEAR  SALARY   BONUS  COMPENSATION OPTIONS (#)  COMPENSATION
------------------------  ---- -------- ------- ------------ ------------ ------------
Jack H. Thomas..........  1997 $300,000 $82,500   $69,128        --           --
 Chief Executive Officer  1996  260,000  70,000    68,528        --           --
 and
 President
                          1995  250,000  12,500    99,030        --           --
Eugene B. Johnson.......  1997  240,000  62,000    29,535        --           --
 Executive Vice Presi-    1996  182,000  56,000    31,990        --           --
 dent and
 Assistant Secretary
                          1995  175,000   8,750    29,607        --           --
John P. Duda............  1997  131,000  31,000    24,018        --           --
 President and Chief Ex-  1996  123,000  35,000    22,188        --           --
 ecutive
 Officer--Local Telecom   1995  115,000  30,500    71,337        --           --
 Group
Walter E. Leach, Jr.....  1997  108,000  32,400    15,598        --           --
 Senior Vice President,   1996  100,000  27,000    13,372        --           --
 Chief
 Financial Officer and
 Secretary
                          1995   90,000  22,500    15,017        --           --
Patrick Morse...........  1997   86,500  27,850    14,108        --           --
 Vice President and Gen-  1996   84,000  16,300    12,970        --           --
 eral
 Manager--STE
                          1995   84,000  15,500    11,027        --           --

STOCK OPTION PLAN

  The Company's Stock Option Plan (the "Plan") was adopted on February 22, 1995. The Plan provides for the grant of options to purchase up to an aggregate of 5,684 shares of the Company's common stock (the "Common Stock"). The Plan is administered by the Board of Directors which makes discretionary grants of options to officers or directors and employees of the Company.

  Options granted under the Plan may be Incentive Stock Options, which qualify for favorable Federal income tax treatment under Section 422A of the Internal Revenue Code of 1986, or Nonstatutory Stock Options.

  The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options are determined by the Board, in its sole discretion. Each option grant is evidenced by a written Incentive Stock Option Agreement or Nonstatutory Stock Option Agreement dated as of the date of grant and executed by the Company and the optionee. Such agreement also sets forth the number of options granted, the option price, the option term and such other terms and conditions as may be determined by the Board of Directors. As of January 1, 1998, the Board of Directors had granted options to purchase at $50 per share a total of 4,264 shares of the Company's Class A Voting Common Stock to officers, directors and employees.

  Options granted under the Plan are nontransferable, other than by will or by the laws of descent and distribution.

WARRANTS

  Certain members of management were issued warrants pursuant to their purchases of Series C Preferred Stock of the Company in 1996 and 1997. The Series C Preferred Stock has since been redeemed by the Company. The warrants are exercisable into 83 shares of Common Stock at an exercise price of $0.01 per share.

                         Warrants Issued to Management

      ISSUED TO                                  SHARES DATE OF ISSUE EXPIRATION
      ---------                                  ------ ------------- ----------
Jack Thomas.....................................  3.7      6/7/96      7/16/16
Jack Thomas.....................................  6.63     8/1/96      7/16/16
Eugene Johnson..................................  7.39     6/7/96      7/16/16
Eugene Johnson.................................. 13.25     8/1/96      7/16/16
John Duda.......................................  5.91     6/7/96      7/16/16
John Duda....................................... 10.6      8/1/96      7/16/16
Walter Leach....................................  5.31     6/7/96      7/16/16
Walter Leach....................................  9.51     8/1/96      7/16/16
Daniel Bergstein/Bugger Assoc., Inc.............  7.39     6/7/96      7/16/16
Daniel Bergstein/Bugger Assoc., Inc............. 13.25     8/1/96      7/16/16
                                                 -----
 Total.......................................... 82.94
                                                 =====

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1997, the number of securities underlying options at the 1997 year end and the year end value of all unexercised in-the-money options held by such individuals.

                                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                OPTIONS/SARS AT FISCAL    OPTIONS/SARS AT FISCAL
                         SHARES ACQUIRED ON                    YEAR-END (#) EXERCISABLE/ YEAR-END ($) EXERCISABLE/
          NAME              EXERCISE (#)    VALUE REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE(1)
------------------------ ------------------ ------------------ ------------------------- -------------------------
Jack H. Thomas..........        --                 --                    1,421                   408,537.5
Eugene B. Johnson.......        --                 --                    1,066                   311,805.0
Walter E. Leach.........        --                 --                      711                   207,967.5
John Duda...............        --                 --                    1,066                   311,805.0

--------
(1) Represents the difference between the exercise price and the fair market value of the Company's common stock at December 31, 1997.

EMPLOYEE AGREEMENTS

  The Company has entered into severance agreements (the "Severance Agreements") with John P. Duda, Jack H. Thomas, Eugene B. Johnson and Walter
E. Leach, Jr. (each an "Executive" and, collectively, the "Executives"). Each of the Severance Agreements provides that upon the termination of the Executive's employment due to a Change of Control (as defined below), the Executive is entitled to receive from the Company in a lump sum payment an amount equal to such Executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a "Change of Control" shall be deemed to have occurred if:
(a) certain stockholders of the Company no longer own, either directly or indirectly, shares of capital stock of the Company entitling them to 51% in the aggregate of the voting power for the election of the directors of the Company, as a result of a merger or consolidation of the Company, a transfer of capital stock of the Company or otherwise, or (b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets to any other person or entity. In addition, the Company has agreed to maintain the Executives' long term disability and medical benefits for a similar period. In the event that any Executive's employment with the Company is terminated without cause and not as a result of a Change of Control, such Executive is entitled to receive a lump sum payment from the Company in an amount equal to such Executive's base salary for a period ranging from six months to twelve months and is also entitled to long term disability and medical benefits for a similar period. In the event that any Executive's employment is terminated for cause, such Executive is not entitled to any benefits pursuant to the Severance Agreements.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth information regarding beneficial ownership of the Company's common stock ("Common Stock") as of May 31, 1998 for (i) each of the Named Executive Officers and each director of the Company, (ii) all officers and directors of the Company as a group, and (iii) each stockholder of the Company who beneficially owns 5% or more of the Company's Common Stock.

                                                       NUMBER OF
                                                         SHARES    PERCENT OF
                                                      BENEFICIALLY OUTSTANDING
                                                       OWNED (1)   SHARES (1)
                                                      ------------ -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Daniel G. Bergstein (2)..............................    15,258        8.4%
Meyer Haberman (3)...................................     9,536        5.3%
Jack H. Thomas (4)...................................    11,157        6.1%
Eugene B. Johnson (5)................................     5,501        3.0%
John P. Duda (6).....................................     1,390        0.8%
Walter E. Leach, Jr. (7).............................       916        0.5%
Timothy W. Henry.....................................        85       0.05%
George E. Matelich (8)...............................    69,779       38.5%
Frank K. Bynum, Jr. (8)..............................    69,779       38.5%
Reid G. Leggett (9)..................................    69,779       38.5%
Nelson Schwab III (9)................................    69,779       38.5%
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
 (10 STOCKHOLDERS)...................................   181,015       99.0%
5% STOCKHOLDERS:
MJD Partners, L.P. (10)..............................    38,145       21.1%
 521 East Morehead Street, Suite 250
 Charlotte, North Carolina 28202
Carousel Capital Partners, L.P. (9)..................    69,779       38.5%
 201 North Tryon Street, Suite 2450
 Charlotte, North Carolina 28202
Kelso Investment Associates V, L.P. and Kelso Equity
 Partners V, L.P. (8) ...............................    69,779       38.5%
 320 Park Avenue, 24th Floor
 New York, New York 10022

--------
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 181,015 shares of common stock outstanding as of May 31, 1998. Vested options granted to purchase 3,766 shares and warrants to purchase 83 shares result in 184,864 fully diluted shares as of May 31, 1998.
(2) Includes 15,258 shares owned by MJD Partners, L.P. Mr. Bergstein has an interest of approximately 40% in MJD Partners, L.P. through JED Associates, Inc., a corporation owned 100% by Mr. Bergstein and his immediate family. JED Associates, Inc. beneficially owns 21 warrants to purchase Common Stock.
(3) Includes 9,536 shares owned by MJD Partners, L.P. Mr. Haberman has an approximately 25% interest in MJD Partners, L.P.
(4) Includes 9,536 shares owned by MJD Partners, L.P. Mr. Thomas has an approximately 25% interest in MJD Partners, L.P. Includes 1,421 shares of Common Stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days; and 200 shares of Common Stock owned by Mr. Thomas individually. Excludes warrants to purchase 10 shares of Common Stock.
(5) Includes 3,815 shares owned by MJD Partners, L.P. Mr. Johnson has a 10% interest in MJD Partners, L.P. Includes 1,066 Common Stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Excludes warrants to purchase 21 shares of Common Stock and includes 620 shares of Common Stock owned by Mr. Johnson individually.

(6) Includes 1,066 shares of Common Stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Excludes warrants to purchase 17 shares of Common Stock, and includes 537 shares individually owned.
(7) Includes 711 shares of Common Stock issuable upon exercise of options that are either currently exercisable or exercisable during the next 60 days. Excludes warrants to purchase 15 shares of Common Stock, and includes 490 shares individually owned.
(8) Includes 63,498 shares owned by Kelso Investment Associates V, L.P. ("KIAV") and 6,280 shares owned by Kelso Equity Partners V, L.P. ("KEPV"). KIAV and KEPV, due to their common control, could be deemed to beneficially own each others' shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig and Frank K. Bynum, Jr. may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIAV and KEPV, by virtue of their status as general partners of the general partner of KIAV and as general partners of KEPV. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig and Bynum share investment and voting power with respect to securities owned by KIAV and KEPV, but disclaim beneficial ownership of such securities. The business address for each such person and KIAV and KEPV is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(9) Includes 47,882 shares owned by Carousel Capital Partners, L.P. ("Carousel"). Reid Leggett and Nelson Schwab III may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carousel, by virtue of their status as general partners of Carousel. Messrs. Leggett and Schwab share investment and voting power with respect to securities owned by Carousel, but disclaim beneficial ownership of such securities. The business address for each such person and Carousel is 201 North Tryon Street, Suite 2450, Charlotte, North Carolina 28202.
(10) The partnership interests of MJD Partners, L.P. are held as follows: MJD Partners, Inc. holds a 1% interest as a general partner; JED Associates, Inc. holds a 39.6% interest as a limited partner; Jack H. Thomas holds a 24.75% interest as a limited partner; Meyer Haberman holds a 24.75% interest as a limited partner; and Eugene B. Johnson holds a 9.9% interest as a limited partner. JED Associates, Inc., a company wholly owned by Mr. Bergstein, and Messrs. Thomas, Haberman and Johnson own MJD Partners, Inc. in proportions similar to their ownership interests in MJD Partners L.P.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENTS

  On July 31, 1997, the Company entered into Management Services Agreement with MJD Partners, L.P. ("Partners LP") pursuant to which Partners LP provided certain management services to the Company, including, maintaining and supervising the engineering and operations of the Company and its subsidiaries, monitoring the payment of all expenses and capital expenditures, and advising and assisting the Company and its subsidiaries regarding various other matters. The terms of the contract provided that Partners LP receive $75,000 per month from the Company for rendering such services. In 1997, Partners L.P. was paid $1,020,000 under the agreement, a significant portion of which was for compensation paid to Mr. Thomas and Mr. Johnson, whose sole compensation came from Partners, L.P. The Management Services Agreement was terminated on April 1, 1998 and, in lieu thereof, Messrs. Thomas and Johnson will receive compensation directly from the Company.

FINANCIAL ADVISORY AGREEMENTS

  In connection with the Recapitalization, the Company entered into Financial Advisory Agreements, dated July 31, 1997, with each of the Equity Investors, pursuant to which the Equity Investors provide certain consulting and advisory services, related, but not limited to equity financings and strategic planning. Pursuant to these agreements, the Company pays annual advisory fees in an aggregate amount of $400,000 to the Equity Investors, payable on a quarterly basis until December 31, 2007. During 1997, the Company paid $45,833 in such fees to the Equity Investors. The agreements also provide that the Company will reimburse the Equity Investors for travel relating to the Company's Board of Directors meetings. In the event of additional equity investments in the Company by the Equity Investors, the parties have agreed to negotiate in good faith to increase the advisory fee. The Indenture for the Notes provides that the payment of such fees may be increased above the amounts currently stipulated in such Financial Advisory Agreements. See "Description of Notes--Certain Covenants--Limitation on Transactions with Affiliates."

CONSULTING AGREEMENT

  The Company has entered into a consulting agreement dated as of July 31, 1997 with an entity controlled by Daniel G. Bergstein pursuant to which Mr. Bergstein has agreed to provide general consulting and advice to the Company as reasonably requested from time to time. Pursuant to the terms of the agreement, the consulting company is paid an annual fee of $120,000 in monthly installments plus all of Mr. Bergstein's out-of-pocket business expenses up to $30,000. The term of the agreement is one year, subject to automatic renewal for successive periods of one year each thereafter.

LEGAL SERVICES

  Daniel G. Bergstein, a senior partner of Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), is a Director of the Company and a significant stockholder. Paul Hastings regularly provides legal services to the Company, including in connection with the Offering, the New Credit Facility and the Acquisitions. In the year ended December 31, 1997, Paul Hastings was paid approximately $1,100,000 by the Company for legal services.

CONTRIBUTION OF SHAREHOLDER LOANS

  Prior to July 31, 1997, the Company was obligated to Messrs. Bergstein, Thomas, Haberman and Johnson ("Founders") pursuant to promissory notes (the "Founders' Notes") in the principal amounts of approximately $373,053, $227,679, $233,158 and $89,610, respectively. In connection with the Recapitalization, the Company paid to each of the Founders all accrued and unpaid interest on their respective Founders' Note and each Founder contributed his respective Founders' Note to Partners, L.P. in exchange for an increased partnership interest in Partners LP. Partners LP subsequently contributed the Founders Notes to the Company and the Founders Notes were cancelled.

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

  The Company and its stockholders entered into a Stockholders Agreement dated as of July 31, 1997 (the "Stockholders Agreement") which contains certain provisions, including but limited to: (i) the designation of members to the Board of Directors of the Company (including, initially, two members to be designated by Carousel, one member by Kelso and four members by Partners L.P.), (ii) certain restrictions on transfers of shares by the stockholders of the Company, (iii) the requirement that stockholders take certain actions upon the approval by a majority of the stockholders in connection with an initial public offering or a sale of the Company, (iv) the requirement of the Company to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (v) certain of the participation rights of certain stockholders in connection with a sale of shares by other stockholders, and (vi) the right of the Company to purchase all (but not less than all) of the shares of a stockholder in the event of resignation or termination of employment or death or disability. The Stockholders Agreement also provides that the Company must obtain consent from the Equity Investors in order for the Company to incur debt in excess of $5 million. In addition, the Board shall increase to nine members with the two additional members to be designated for nomination and election by Kelso.

  The Company and its stockholders entered into a Registration Rights Agreement dated as of July 31, 1997 (the "Registration Rights Agreement") pursuant to which the stockholders have the right in certain circumstances and, subject to certain conditions, to require the Company to register shares of Common Stock held by them under the Securities Act. Under the Registration Rights Agreement, except in limited circumstances, the Company is obligated to pay all expenses in connection with such registration.

CONTINGENT LIABILITIES

  Daniel G. Bergstein and Meyer Haberman (collectively, the "Borrowers") intend to enter into certain Time Promissory Notes in an aggregate amount not to exceed $3,000,000 ("Notes") and JED Communications Associates, Inc. ("JED") and Meyer Haberman intend to enter into Pledge Agreements ("Pledge Agreements" and collectively with the Notes, the "Loan Documents"), in September 1998, with Bankers Trust Company ("BT"), pursuant to which Borrowers will be (i) entitled to borrow money from BT and (ii) JED and Meyer Haberman will be required to pledge certain of their shares of common stock of the Company (the "Shares") to BT as collateral for loans extended under the Loan Documents. In conjunction with such transactions, the Company intends to enter into a certain Purchase Agreement and Subordination Agreement in September 1998, with BT, pursuant to which the Company may be required, under certain circumstances, to purchase the Shares and will have the option to purchase, the Notes, Pledge Agreements and other instruments and documents relating thereto from BT.


PURCHASE OF COMMON STOCK BY MANAGEMENT

  In conjunction with the New Credit Facility, 1,570 shares of the Company's common stock were purchased by certain members of management for $537,741 as follows.

NAME OF MANAGEMENT
PERSONNEL                PER SHARE PRICE NUMBER OF SHARES AGGREGATE PURCHASE PRICE
------------------       --------------- ---------------- ------------------------
John P. Duda............     $342.50           100               $ 34,250.0
Jack. H. Thomas.........     $342.50           200               $ 68,500.0
Eugene P. Johnson.......     $342.50           400               $137,000.0
Walter E. Leach, Jr. ...     $342.50           200               $ 68,500.0
Michael J. Stein........     $342.50           275               $ 94,187.5
Pamela D. Clark.........     $342.50            45               $ 15,412.5
Lisa R. Hood............     $342.50            15               $  5,137.5
Timothy W. Henry........     $342.50            85               $ 29,112.5
Patrick R. Eudy.........     $342.50           150               $ 51,375.0
Patrick L. Morse........     $342.50           100               $ 34,250.0

                      DESCRIPTION OF NEW CREDIT FACILITY

  The Summary of the New Credit Facility set forth below does not purport to be complete and is qualified in its entirety by reference to all the provisions of the definitive Credit Agreement governing the New Credit Facility, a copy of which Credit Agreement may be obtained by contacting the office of the Secretary at the principal executive offices of the Company, 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202.

GENERAL

  The Company (the "Borrower") has entered into a credit facility (the "New Credit Facility") with various lenders, Bankers Trust Company, as Administrative Agent, and NationsBank of Texas, N.A., as Syndication Agent. The New Credit Facility consists of term loan facilities (the "Term Loan Facilities") in an aggregate principal amount of $230.0 million, a revolving credit facility (the "Revolving Credit Facility") in an aggregate principal amount of up to $85.0 million and an uncommitted acquisition loan facility in an aggregate principal amount of up to $165.0 million (the "Acquisition Facility", together with the Term Loan Facilities and the Revolving Credit Facility (the "Facilities")). The following is a summary description of the principal terms of the New Credit Facility and is subject to, and qualified in its entirety by reference to, the definitive credit agreement.

  All obligations of the Company under the New Credit Facility are unconditionally and irrevocably guaranteed jointly and severally by four of the intermediary subsidiaries of the Company; STE, MJD Holdings Corp., MJD Services Corp. and MJD Ventures, Inc. ("Loan Guarantors"). Indebtedness under the New Credit Facility is secured by a first priority perfected security interest in all of the capital stock of the Company's subsidiaries (subject to certain exceptions) and in promissory notes evidencing all intercompany advances made by the Company and the Loan Guarantors.

TERM LOAN FACILITIES

  The Term Loan Facilities consist of two tranches of term loans in an aggregate principal amount of $230.0 million. The term loans under the tranche B term loan facility ("B Term Loans") are in an aggregate principal amount of $155.0 million and the term loans under the tranche C term loan facility
("C Term Loans") are in an aggregate principal amount of $75.0 million. The tranche C term loan facility is divided into approximately a $51.5 million subfacility, funded entirely by CoBank, ACB (the "CoBank C Term Subfacility"), and approximately a $23.5 million subfacility, funded by a syndicate of other lenders (the "Other C Term Subfacility"). The B Term Loans will mature on March 31, 2006 and the C Term Loans will mature on March 31, 2007. Installments of the B Term Loans are due in equal quarterly amounts totaling per annum in each of years one through six of $1.55 million, approximately $49.1 million in year seven and approximately $96.6 million in year eight. Installments of the CoBank C Term Subfacility are due in varying quarterly amounts totaling approximately $1.2 million to $2.3 million per annum in each of years one through six and in equal quarterly amounts totaling $19.9 million per annum in each of years eight and nine. Installments of the Other C Term Subfacility are due in equal quarterly amounts totaling approximately $0.2 million per annum in years one through seven and approximately $10.9 million per annum in years eight and nine.

REVOLVING CREDIT FACILITY

  The Revolving Credit Facility is in an aggregate principal amount of $85.0 million. The Company is entitled to draw amounts under the Revolving Credit Facility for ongoing working capital, capital expenditure requirements and general corporate purposes (including to finance acquisitions and permitted acquisitions). The Revolving Credit Facility will be reduced quarterly, commencing on the date 39 months after the Closing Date in equal quarterly amounts until maturity on September 30, 2004.

ACQUISITION FACILITY

  The Acquisition Facility consists of an uncommitted revolving credit facility in an aggregate principal amount of up to $165.0 million. The Company will be entitled to draw amounts under the Acquisition Facility to finance capital expenditure requirements and permitted acquisitions and/or to repay revolving loans under the Revolving Credit Facility to the extent the proceeds of such revolving loans had been used to finance capital expenditure requirements and/or permitted acquisitions. Although the Acquisition Facility was uncommitted at the closing of the New Credit Facility (the "Closing"), the Company intends to obtain commitments under the Acquisition Facility as may be required to achieve its acquisition objectives. The Acquisition Facility will be reduced quarterly, commencing on the date 48 months after the Closing Date in equal quarterly amounts until maturity on September 30, 2004.

USE OF PROCEEDS

  The use of proceeds from the Term Facilities is limited to the following "Specified Purposes": (i) to finance acquisitions, (ii) to refinance the existing indebtedness of the Borrower and its subsidiaries, (iii) to repurchase $130,164 face amount of outstanding shares of preferred stock of the Company for an aggregate price equal to such face amount plus accrued dividends, (iv) retire certain existing warrants and (v) to finance transaction fees and expenses.

AVAILABILITY

  The availability under the New Credit Facility is subject to various conditions precedent typical of bank facilities to this type. The full amount of the C Term Loans were drawn in a single drawing at the Closing. B Term Loans may be drawn pursuant to one or more drawings on and after the Closing Date and prior to nine months from Closing. In addition, upon repayment of B Term Loans with the Offering proceeds, certain Lenders under the tranche B term loan facility have committed to reinstate $90.0 million in tranche B term commitments for a period of up to 9 months from the Closing Date. Loans under the Revolving Credit Facility and the Acquisition Facility (to the extent commitments become available) may be borrowed, repaid and reborrowed after Closing.

INTEREST RATE

  Some or all of the C Term Loans under the CoBank C Term Subfacility shall bear interest at fixed rates as agreed upon. Otherwise, Base Rate loans and Eurodollar loans are available as follows:

  Interest will accrue quarterly on the loans with reference to the base rate (the "Base Rate") plus the applicable interest margin. In addition, the Company may elect that all or a portion of the loans bear interest at the eurodollar rate (the "Eurodollar Rate") plus the applicable interest margin. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, or the prime rate of the Administrative Agent, as announced from time to time. The Eurodollar Rate is defined as, for interest periods of one, two, three or six months or (if and when available to each of the Lenders under the respective Facility), nine or twelve months (as selected by the Borrower), the offered quotation to first class banks in the interbank eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds divided by a percentage equal to 100% minus the then stated maximum rate of all reserved requirements applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D. The applicable interest margin for loans under the Revolving Credit Facility and the Acquisition Facility will be 1.50% for Base Rate loans and 2.50% for Eurodollar Rate loans. The applicable interest margin for Tranche B Term Loans will be 1.75% for Base Rate Loans and 2.75% for Eurodollar Loans. The applicable interest margin for C Term Loans under the Other C Term Subfacility will be 2.00% for Base Rate loans and 3.00% for Eurodollar Rate loans. The interest margins for the loans under the New Credit Facility as provided above will be subject to reduction based on the achievement of specified leverage ratios, so long as no default or event of default exists under the New Credit Facility.

COVENANTS

  The New Credit Facility contains certain customary covenants and other requirements of the Company and its subsidiaries. The affirmative covenants provide for, among other things, mandatory reporting by the Company of financial and other information to the lenders and notice by the Company to the lenders upon the occurrence of certain events. The affirmative covenants also include customary covenants requiring the Company to operate its business in an orderly manner and consistent with past practice and requiring maintenance of interest rate protection.

  The New Credit Facility also contains certain customary negative covenants and restrictions on action by the Company and its subsidiaries, including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions, investments, loans, advances, acquisitions, dividends and other restricted junior payments, transactions with affiliates, changes in business conducted and prepayments and amendments of subordinated indebtedness. The New Credit Facility also requires the Company to meet certain customary financial covenants.

MANDATORY PREPAYMENT/REDUCTIONS

  Mandatory prepayment or reduction of Term Loan Facilities and, once all Term Loans have been repaid and no unutilized Term Facilities remain, Revolving Credit Facility and Acquisition Facility reductions (pro rata among them), will result from the net proceeds of equity and permitted subordinated debt issuances, including the Offering, until such time as the senior leverage ratio is reduced to 4.0x or below, provided that proceeds of permitted subordinated debt issuances consummated prior to the first anniversary of the Closing that otherwise would be applied as provided in this paragraph will first be applied to repay outstanding Revolving Loans and thereafter to the B Term Loans.

  Net cash proceeds from asset sales shall be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by the Company to finance acquisitions permitted under the New Credit Facility within 180 days of the Company's receipt of such proceeds.

  Change of control transactions trigger a mandatory prepayment.

OPTIONAL PREPAYMENT

  Voluntary prepayments of loans, including interim prepayments ("Interim Prepayments") of Revolving Loans with proceeds of asset sales that are not used to prepay Term Loans in anticipation of being subsequently applied to fund a Permitted Acquisition or Acquisitions within 180 days of the asset sale may be made at any time without premium or penalty, provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Terms Loans shall be made pro rata between the Term Facilities and applied to reduce future scheduled amortization payments
(z) for the 12 month period after any such prepayment, in direct order of maturity and (y) thereafter, on a pro rata basis.

EVENTS OF DEFAULT

  The New Credit Facility specifies certain customary events of default including, without limitation, nonpayment of principal, non-payment of interest or fees (with a customary grace period), violation of covenants, inaccuracy of representations and warranties in any material respect, cross-default to certain other indebtedness, bankruptcy and insolvency events, material judgments, violations of the Employees Retirement Income Security Act of 1974, as amended, failure to maintain security interests, invalidity or asserted invalidity of credit documents, including guarantees and failure of the New Credit Facility and guarantees thereof to be senior in right of payment.

                             DESCRIPTION OF NOTES

  The Fixed Rate Notes and the Floating Rate Notes will be issued together as a single series under a single indenture (the "Indenture"), to be dated as of May 5, 1998, between the Company and United States Trust Company of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained by contacting the Office of the Secretary at the principal executive offices of the Company, 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the Notes and the Indenture, including the definitions of certain terms. For purposes of this Section, references to the "Company" shall mean MJD Communications, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the meanings assigned to them in the Indenture.

  The Indenture provides for the issuance of up to $200.0 million of Offered Notes, of which $125.0 million will be Fixed Rate Notes (the "Offered Fixed Rate Notes") and $75.0 million will be Floating Rate Notes (the "Offered Floating Rate Notes"). The Indenture also provides for the issuance of up to $100.0 million, in the aggregate, of additional Floating Rate Notes and Fixed Rate Notes (as part of the same or an additional series under the Indenture). Any such additional Notes will be identical to the Offered Floating Rate Notes or the Offered Fixed Rate Notes, as the case may be, other than with respect to issue price and issuance date.

  Except as otherwise set forth below, the terms of the Fixed Rate Notes and the Floating Rate Notes will be identical. The Fixed Rate Notes and the Floating Rate Notes will vote together as a single class on all matters.

GENERAL

  The Notes will mature on May 1, 2008, and will be limited to an aggregate principal amount of $300.0 million. The Offered Notes will be issued in an aggregate principal amount of $200.0 million. The Offered Notes will bear interest at the rates set forth below from May 5, 1998, or from the most recent date to which interest has been paid, payable semiannually on May 1 and November 1 of each year, beginning on November 1, 1998, to the persons who are registered holders of the Offered Notes at the close of business on the preceding April 15 or October 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed.

INTEREST

  The interest rate on the Offered Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to an exchange offer or a resale shelf registration statement for the Offered Notes, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer; Registration Rights".

  FIXED RATE NOTES. Interest on the Fixed Rate Notes will accrue at the rate of 9 1/2% per annum.

  FLOATING RATE NOTES. The Floating Rate Notes will bear interest at a rate per annum, reset semiannually, equal to LIBOR plus 418.75 basis points, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee.

  "LIBOR", with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

  "Determination Date," with respect to an Interest Period, means the second London Banking Day preceding the first day of the Interest Period.

  "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include May 5, 1998.

  "London Banking Day" means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

  "Representative Amount" means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

  "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

  "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

  The amount of interest for each day of a 30-day month that the Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

  All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% being rounded to 9.87655%), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

  The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest is 25.0% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes in which a holder has invested $2.5 million or more.

  The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the holders of the Floating Rate Notes.

SUBORDINATION

  The Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Notes, will be subordinated in right of payment to the payment when due of all Senior Debt of the Company. The Fixed Rate Notes and the Floating Rate Notes will rank pari passu in right of payment with each other, and with all future Senior Subordinated Debt, and senior to all future Subordinated Obligations of the Company. As of June 30, after giving pro forma effect to the Pending Acquisition, the Company would have had approximately $146.3 million of Senior Debt.

  In addition, all existing and future liabilities of the Company's Subsidiaries, including the claims of trade creditors and preferred stockholders, if any, will be effectively senior to the Notes. The total balance sheet liabilities of the Company's Subsidiaries, after giving effect to the Pending Acquisition, as of June 30, 1998, would have been approximately $229.9 million (including guarantees of $146.3 million of Senior Debt of the Company and excluding unused commitments). The Company's Subsidiaries have other liabilities, including contingent liabilities, that may be significant.

  Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial and all such Debt may be Senior Debt or Debt of Subsidiaries (which will be effectively senior in right of payment to the Notes). In addition, the definition of "Senior Debt" includes a provision that in certain circumstances subordinates the Notes to the claims of lenders who extend credit in reliance on the Company's calculation of debt capacity under the covenant described under "--Certain Covenants--Limitation on Debt," even if such interpretation is incorrect or is not made in good faith. See "--Certain Covenants--Limitation on Debt" and "--Certain Definitions."

  The Notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries are subject to various restrictions. Existing Debt of certain of the Subsidiaries contains provisions that may under certain circumstances prohibit the payment of dividends or the making of other payments or advances to the Company. In addition, the ability of Subsidiaries of the Company to make such payments or advances to the Company may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to the Company is required from such regulatory bodies or other governmental entities.

  The Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. As of June 30, 1998, after giving pro forma effect to the Completed Transactions and the Pending Acquisition, there would have been no outstanding secured debt of the Company that is not Senior Debt.

  The Company may not pay principal of, or premium, if any, or interest on, the Notes, or make any deposit pursuant to the provisions described under "--Defeasance," and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), if (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of such issue of Senior Debt. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative that gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Debt has been repaid in full in cash). Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property, the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment of principal of or interest on the Notes, except that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Notes. Until the Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated when any Designated Senior Debt is outstanding, the Company may not pay the Notes until three Business Days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

  By reason of the subordination provisions contained in the Indenture, in the event of bankruptcy or similar proceedings relating to the Company, holders of Senior Debt and other creditors (including trade creditors) of the Company may recover more ratably, even if the Notes are pari passu with their claims, than the holders of the Notes. In such event, there may be insufficient assets or no assets remaining to pay the principal of or interest on the Notes.

  Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "--Defeasance" will not be subject to the subordination provisions described above.

  See "Risk Factors--Subordination; Holding Company Structure," "--Substantial Leverage; Ability to Service Debt" and "Description of New Credit Facility".

OPTIONAL REDEMPTION

  Except as set forth below, the Fixed Rate Notes will not be redeemable at the option of the Company prior to May 1, 2003. Thereafter, the Fixed Rate Notes will be redeemable, in whole or in part, at any time and from time to time, at the option of the Company upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2003..........................................................  104.750%
       2004..........................................................   103.167%
       2005..........................................................   101.583%
       2006 and thereafter...........................................  100.000%

  The Floating Rate Notes will be redeemable, in whole or in part, at any time and from time to time, at the option of the Company upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       1998..........................................................  105.000%
       1999..........................................................   104.000%
       2000..........................................................   103.000%
       2001..........................................................   102.000%
       2002..........................................................   101.000%
       2003 and thereafter...........................................  100.000%

  At any time and from time to time, prior to May 1, 2001, the Company may redeem up to a maximum of 35.0% of the aggregate principal amount of the Fixed Rate Notes theretofore issued under the Indenture (including any Fixed Rate Notes issued after completion of the Offering) with the proceeds of an Equity Sale, at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65.0% of the original aggregate principal amount of the Offered Fixed Rate Notes remains outstanding. Any such redemption shall be made within 75 days of such Equity Sale upon not less than 30 nor more than 60 days' prior notice.

SINKING FUND

  There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Within 30 days following any Change of Control, and within one day following the Cut-off Date, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the

Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

  The Change of Control repurchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. In the absence of a definitive judicial determination of the definition of such phrase, it will be necessary for a holder of Notes to seek to clarify such interpretation through discussions with the Company or through litigation or other proceedings. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

  The New Credit Facility prohibits the Company from voluntarily purchasing any Notes prior to their stated maturity, and also provides that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the New Credit Facility, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of the Company is subject to similar repurchase obligations in the event of a Change of Control and such debt ranks senior in right of payment to the Notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase such Notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company's ability to pay cash to holders of Notes upon a repurchase following a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. If such debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of Notes. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified

(at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of each of the Fixed Rate Notes or the Floating Rate Notes, as the case may be. See "-- Amendments and Waivers."

CERTAIN COVENANTS

  LIMITATION ON DEBT. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 7.0 to 1.0 or (b) such Debt is Permitted Debt.

  The term "Permitted Debt" is defined to include the following:

    (a) Debt of the Company evidenced by the Offered Notes;

    (b) Debt under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding shall not exceed $315.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "--Limitation on Asset Sales";

    (c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $30.0 million;

    (d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

    (e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

    (f) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

    (g) Debt outstanding on the Issue Date not otherwise described in clauses
  (a) through (f) above;

    (h) Debt in an aggregate principal amount outstanding at any one time not to exceed $10.0 million;

    (i) if (x) the acquisition of Chouteau is consummated, up to $7.0 million of Debt Incurred by the Company in connection with such consummation and/or
  (y) the acquisition of Utilities is consummated, up to $12.51 million of Debt of Utilities Incurred in connection with such consummation, less the aggregate amount of all repayments of principal made thereon; and

    (j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses
  (a), (c), (g) and (i) above.

  The definition of "Senior Debt" includes a provision that in certain circumstances subordinates the Notes to the claims of lenders who extend credit in reliance on the Company's calculation of debt capacity under this covenant, even if such interpretation is incorrect or is not made in good faith. If the claims of such other lenders in fact were Incurred by the Company in violation of this covenant, the holders of the Notes could declare an Event of Default and exercise their remedies against the Company under the Indenture, but the Noteholders would not have any claims against such other lenders (so long as such other lenders had themselves acted in good faith) and the claims of the Noteholders would be subordinated to the prior payment in full of such other lenders. See "--Certain Definitions--Senior Debt."

  Notwithstanding anything to the contrary contained in this covenant, (a) the Company shall not Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Debt unless such Debt shall be Senior Subordinated Debt or shall be subordinated to the Notes, and (b) the Company shall not permit any Restricted Subsidiary to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt of the Company.

  For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the above clauses and (ii) an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) may be divided and classified in more than one of the types of Debt described above.

  LIMITATION ON RESTRICTED PAYMENTS. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

    (a) a Default or Event of Default shall have occurred and be continuing,

    (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" or

    (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

      (i) 50.0% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100.0% of such deficit),

      (ii) Capital Stock Sale Proceeds, excluding Capital Stock Sale Proceeds from the sale of additional Capital Stock to the Permitted Holders pursuant to contractual obligations in effect on the Issue Date,

      (iii) the sum of (A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company and (B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (excluding, in the case of clause (A) or (B), (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange),

      (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and (B) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

      (v) $20.0 million.

  Notwithstanding the foregoing limitation, the Company may:

    (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

    (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

    (d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $1.0 million in any fiscal year, (ii) such repurchases shall be excluded in the calculation of the amount of Restricted Payments and (iii) at the time of any such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

    (e) purchase up to (i) 12,500 shares of ST Enterprises, Ltd. and (ii)
  7.69 shares of Sidney Telephone Company (in each case as adjusted for stock splits and other similar events), outstanding on the Issue Date; provided, however, that such purchases or redemptions shall not be made from Affiliates of the Company (other than Persons who are Affiliates solely by virtue of their ownership of such shares) and shall be included in the calculation of the amount of Restricted Payments; provided further, however, that at the time of any such purchase or redemption, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

    (f) pay the fees and expenses described in clause (e) in the second paragraph of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates", provided, however, that any such fees or expenses paid in excess of $1.0 million per fiscal year shall be included in the calculation of the amount of Restricted Payments; and

    (g) following the first Public Equity Offering that results in a Public Market, pay dividends on the common stock of the Company of up to 6.0% per annum of the cash proceeds (net of underwriters' fees, discounts or commissions) of such first Public Equity Offering; provided, however, that
  (i) such dividends shall be (x) paid pro rata to the holders of all classes of common stock of the Company and (y) included in the calculation of the amount of Restricted Payments and (ii) at the time of payment of any such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom).

  LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Subordinated Debt, the Notes are secured on an equal and ratable basis with such Debt and (b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Subordinated Obligations to the same extent as such Subordinated Obligations are subordinated to the Notes.

  LIMITATION ON ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary, or (iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided, however, that, in the case of this clause (iii), such issuance, sale or disposition is effected in compliance with the covenant described under "--Limitation on Asset Sales".

  LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75.0% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

  The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding any Debt owed to the Company or an Affiliate of the Company); or (b) subject to the covenant described under "--Limitation on Restricted Payments", to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary). Pending such application, and subject in all respects to the procedures set forth below, the Company may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Debt.

  Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Debt without reducing related loan commitments) segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term "Allocable Excess Proceeds" will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

  Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) arising under agreements that were in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary, or
(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restriction is no more restrictive than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause
(c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $1.0 million, two Officers of the Company approve such Affiliate Transaction, and in the good faith judgment of such Officers, believe that such Affiliate Transaction complies with clauses (a)
(ii) and (iii) of this paragraph as evidenced by an Officers' Certificate promptly delivered to the Trustee, (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (d) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

  Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

    (a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5.0% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

    (b) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

    (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors that establishes standards to ensure that the terms of such compensation and the services theretofore or thereafter to be performed for such compensation will be fair consideration therefor;

    (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

    (e) the payment, in compliance with clause (a) of the first paragraph of this covenant, of fees and expenses to the Equity Investors during any fiscal year not in excess of 1.0% of EBITDA for such year, provided that no Default or Event of Default exists at the time of such payment;

    (f) the payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP; or

    (g) any transaction or series of transactions, in the ordinary course of business for a Person engaged in the CLEC business, with a CLEC Subsidiary, provided that any such transaction is undertaken pursuant to a policy adopted by the Board of Directors, which policy shall be evidenced by a Board Resolution delivered to the Trustee, that establishes adequate procedures to insure that any such transaction is effected in accordance with clauses (a)(ii) and (a)(iii) of the first paragraph of this covenant.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under "--Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "--Limitation on Asset Sales".

  LIMITATION ON LAYERED DEBT. The Company shall not Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

  Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

  LIMITATION ON COMPANY'S BUSINESS. The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than the Telecommunications Business.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

  The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the

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

Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving
Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt"; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

  The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the Notes (except the predecessor company shall be so released in the case of the sale, transfer assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

SEC REPORTS

  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT

  Events of Default in respect of the Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described under "--Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

  A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

  The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

  No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25.0% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection

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

with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note, (d) make any Note payable in money other than that stated in the Note, (e) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (f) release any security interest that may have been granted in favor of the holders of the Notes, (g) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "--Optional Redemption,"
(h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer, (i) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto or (j) make any change to the subordination provisions of the Indenture that would adversely affect the holders of the Notes.

  Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

  No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under "--Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and

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

Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

  If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "--Certain Covenants"), (e),
(f) or (g) (with respect only to Significant Subsidiaries) under "--Events of Default" above or because of the failure of the Company to comply with clauses
(e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above.

  The legal defeasance option or the covenant defeasance option may be exercised only if: (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be; (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (g) under "--Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period; (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto; (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company; (f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;
(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (i) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

GOVERNING LAW

  The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

  United States Trust Company of New York is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

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

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business.

  "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants--Limitation on Transactions with Affiliates," "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or
(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" only, (x) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and (y) contemporaneous exchanges by the Company or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a Resolution of the Board of Directors of the Company) and (iii) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property").

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the greater of (i) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the interest rate borne by the Fixed Rate Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

  "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

  "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

  "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Change of Control" means the occurrence of any of the following events:

    (a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

    (b) on or after the first Public Equity Offering that results in a Public Market, if any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b), such Person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

    (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportions as before the transaction; or

    (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment or whose nomination for election by the shareholders of the Company (i) was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) was pursuant to agreements among shareholders in effect on the Issue Date) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

  "CLEC Subsidiary" means (i) an Unrestricted Subsidiary engaged primarily in providing telecommunications services as a competitive local exchange carrier in areas within the United States where neither the Company nor any of its other Subsidiaries provides such services as the incumbent local exchange carrier and (ii) MJD TeleChoice Corp. to the extent it engages in no business other than the business described in clause (i) and the ownership of Capital Stock of Unrestricted Subsidiaries described in clause (i).

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

  "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication,
(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest,
(d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Disqualified Stock Dividends, (h) Preferred Stock Dividends, (i) interest Incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the lesser of (i) cash contributions to any employee stock ownership plan or similar trust and (ii) the interest or fees paid by such plan or trust to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income
(loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, whether or not reflected on the Company's income statement (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below and excluding any such cash dividends or other distributions made by Financing Cooperatives that are reinvested in such Financing Cooperatives) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, provided that, in the event of such a sale or other disposition of all or a portion of the Capital Stock of a Financing Cooperative, any gain therefrom shall be included in Consolidated Net Income in an amount not to exceed the amount of dividends or other distributions from such Financing Cooperative previously excluded from Consolidated Net Income pursuant to the parenthetical in clause (a)(i) above, (e) any extraordinary gain or loss, (f) the cumulative effect of a change in accounting principles and (g) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

  "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired;
(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; (e) treasury stock; (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

  "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

  "Credit Facility" means, the credit agreement, dated as of March 30, 1998, among the Company, the lenders party thereto in their capacities as lenders thereunder, NationsBank of Texas, N.A., as syndication agent and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder, provided that such increase in borrowings is permitted by clause (b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

  "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt" or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means (a) any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture and (b) the Credit Facility.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause
(a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

  "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

  "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

  "Equity Investors" means Carousel Capital Partners, L.P., Kelso Investment Associates V., L.P. and Kelso Equity Partners V, L.P.

  "Equity Sale" means (i) a Public Equity Offering following which a Public Market exists or (ii) a Strategic Equity Investment.

  "Event of Default" has the meaning set forth under "--Events of Default".

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

  "Financing Cooperative" means CoBank ACB and Rural Telephone Finance Cooperative.

  "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or
(ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

  "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

  "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

  "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "--Certain Covenants-- Limitation on Restricted Payments" and "--Designation of Restricted and Unrestricted Subsidiaries" and the definitions of "Restricted Payment," and "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary;

provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

  "Issue Date" means the date on which the Offered Notes are initially issued.

  "Leverage Ratio" means the ratio of (a) the outstanding Debt of the Company and the Restricted Subsidiaries on a consolidated basis to (b) the Pro Forma EBITDA for the last four full fiscal quarters preceding the date on which such calculation is made.

  "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

  "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

  "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and
(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

  "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

  "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Holders" means Daniel G. Bergstein, JED Associates, Inc., Meyer Haberman, Jack H. Thomas, Eugene B. Johnson, Walter E. Leach, Jr., John P. Duda, Carousel Capital Partners, L.P., Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. (or any successor entity of the Equity Investors controlled by the current principals of the Equity Investors or any entity controlled by, or under common control with, the Equity Investors) and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least a majority of the total voting power of the Voting Stock of such Person.

  "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Telecommunications Business; (b) a CLEC Subsidiary in an aggregate amount, together with the aggregate amount of all other such Investments made in CLEC Subsidiaries pursuant to this clause (b), not to exceed $65.0 million; provided, however, that (i) in the first year following the Issue Date, the aggregate amount of such Investments made during such year shall not exceed $5.0 million and (ii) in each of the second, third, fourth and fifth years following the Issue Date, the aggregate amount of such Investments made during such year shall not exceed $15.0 million (each such Investment a "Permitted CLEC Investment," and each such amount set forth in clauses (i) and (ii) a "Permitted CLEC Investment Amount"); provided further, however, that any excess Permitted CLEC Investment Amount over the total Permitted CLEC Investments made in any given year may be added to the Permitted CLEC Investment Amount for any subsequent year; (c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Telecommunications Business; (d) Temporary Cash Investments; (e) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or a Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million at any one time outstanding; (h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; (i) Capital Stock of a Financing Cooperative made through the reinvestment of dividends or other distributions received from such Financing Cooperative; (j) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales"; and (k) other Investments made for Fair Market Value that do not exceed $5.0 million outstanding at any one time in the aggregate.

    "Permitted Liens" means:

    (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "--Certain Covenants-- Limitation on Debt";

    (b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "--Certain Covenants-- Limitation on Debt", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

    (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

    (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

    (e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of
   Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

    (f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

    (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

    (h) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

    (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

    (j) Liens existing on the Issue Date not otherwise described in clauses
  (a) through (i) above;

    (k) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of
  (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

    (l) Liens not otherwise permitted by clauses (a) through (k) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

  "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being

Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

  "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

  "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

  "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

  "Pro Forma EBITDA" means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following: if
(a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

  For purposes of this definition, notwithstanding the definition of "pro forma," EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (i) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (ii) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

  "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (a) a Public Equity Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" and clause (b) of the covenant described under "--Certain Covenants--Limitation on Debt", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Company or any of its Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

  "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

  "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock); (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); (d) any Investment (other than Permitted Investments) in any Person; or (e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

  "Restricted Subsidiary" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.

  "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

  "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

  "Securities Act" means the Securities Act of 1933.

  "Senior Debt" means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money (including all monetary obligations of the Company under the Credit Facility) and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company; (c) all obligations of the Company
(i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or
(iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a), (b) and
(c) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt shall not include (A) Debt of the Company that is by its terms expressly subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations; (B) any Debt Incurred in violation of the provisions of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such obligation or their Representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Debt does not (or, in the case of revolving credit indebtedness (including revolving credit indebtedness under the Acquisition Facility), that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock of the Company.

  "Senior Subordinated Debt" means the Notes and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Strategic Equity Investment" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of at least $25.0 million and that results in such Strategic Investor becoming the owner of at least 15.0% of the total issued and outstanding common stock of the Company.

  "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80.0% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in the Company, in excess of $2.0 billion.

  "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

  "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

  "Telecommunications Assets" means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Telecommunications Business.

  "Telecommunications Business" means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless facilities, (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b), provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

  "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of such Investment; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated
"A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof.

  "Unrestricted Subsidiary" means (a) MJD TeleChoice Corp.; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants-- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Old Notes that is an individual citizen or resident of the United States or a United States corporation that purchased the Old Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code") existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Old Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Old Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Exchange Offer.

  THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

  The Company believes that the exchange of Exchange Notes pursuant to the Exchange Offer will be treated as a continuation of the corresponding Old Notes because the terms of the Exchange Notes are not materially different from the terms of the Old Notes, and accordingly (i) such exchange will not constitute a taxable event to a U.S. Holder, (ii) no gain or loss will be realized by a U.S. Holder upon receipt of an Exchange Note, (iii) the holding period of the Exchange Note will include the holding period of the Old Note exchanged therefor and (iv) the adjusted tax basis of the Exchange Note will be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before the exchange.

STATED INTEREST

  Stated interest of a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amount received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss. The maximum rate of tax on long term capital gains on most capital assets held by an individual, trust or estate for more than 18 months is 20%, and for most capital assets held for more than one year and up to 18 months is 28%.

BACKUP WITHHOLDING

  Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain other circumstances. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability provided that the required information is furnished to the IRS. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                             PLAN OF DISTRIBUTION

  A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such
resale. In addition, until      , 1998, all dealers effecting transactions in
the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters relating to the Exchange Notes offered hereby will be passed upon on behalf of the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

  The consolidated balance sheets of MJD Communications, Inc. and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Taconic Telephone Corp. and its subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, and are incorporated herein, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Ellensburg Telephone Company and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 have been audited by Moss Adams LLP, independent auditors, as stated in their report, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Utilities, Inc. and its subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of income and retained earnings, changes in stockholder's equity, and cash flows for each of the years in the three year period ended December 31, 1997 have been audited by Berry, Dunn, McNeil & Parker, independent auditors, as stated in their report, and are incorporated herein, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Chautauqua & Erie Telephone Corporation as of December 31, 1996, and the related consolidated statements of income and retained earnings, and cash flows for the year then ended have been audited by Ernst & Young LLP, independent auditors, as stated in their report, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The balance sheets of Big Sandy Telecommunications, Inc. as of December 31, 1995 and 1994 and the related statements of income, changes in stockholder's equity, and cash flows for each of the years then ended have been audited by Kiesling Associates, independent auditors, as stated in their report, and are incorporated herein, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

  CABS--Carrier Access Billing System.

  CAP (competitive access provider)--A company that provides its customers with an alternative to the local exchange company for local transport or private line and special access telecommunications services.

  CATV--Cable Television.

  Central offices--The switching centers or central switching facilities of the local exchange companies.

  Centrex--Business local service that gives the customer control of user features.

  CLEC--Competitive Local Exchange Carrier.

  CSA--Carrier Serving Areas.

  DBS--Direct Broadcast Satellite.

  Dedicated--Telecommunications lines reserved for use by particular customers.

  Dialing Parity--The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation and the ability of customers to dial the same number of digits on a competitor's network as on the LEC's network.

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits of 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously viable analog signal. The precise digital numbers minimize distortion in the case of audio transmission.

  ILEC--Incumbent Local Exchange Carrier.

  Interconnection--Interconnection of facilities between or among local exchange carriers, including potential physical colocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

  InterLATA--Telecommunications services originating in a LATA and terminating outside of that LATA.

  IntraLATA--Telecommunications services originating and terminating within the same LATA.

  ISDN--Integrated Services Digital Network--High speed high capacity voice and data communications.

  ISP--Internet Service Provider.

  IXC--Inter-exchange (or long distance) carrier.

  LATA (local access and transport area)--A geographic area composed of contiguous local exchanges, usually but not always, within a single state.

  Local exchange--A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

  LEC (local exchange carrier)--A company providing local telephone services.

  Long distance carriers (interexchange carriers)--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

  MACC--Mid America Computer Corporation.

  MSA--Metropolitan Statistical Area.

  NECA--National Exchange Carrier Association.

  NGDLC--Next Generation Digital Line Concentrators.

  NTCA--National Telephone Cooperative Association.

  OPASTCO--Organization for the Protection and Advancement of Small Telecommunications Companies.

  pari passu--at an equal rate or level.

  PCS (personal communication service)--A telephone service with respect to which a telephone number or numbers are assigned to a person rather than to a fixed location thereby allowing that person to receive and make calls from any location within the area serviced by the personal communication service.

  POP--The estimates of the 1995 population of a Metropolitan Statistics Area for which the FCC licensed communications systems or a Rural Service Area for which the FCC licensed communications systems, as derived from the 1995 population estimates prepared by Strategic Mapping, Inc.

  RBOC--Regional Bell Operating Company.

  RLEC--Rural Local Exchange Carrier.

  RSA--Rural Statistical Area.

  RFTC--Rural Telephone Finance Cooperative.

  SS7--Signal System 7--Digital signaling network for high speed processing of toll calls.

  Switch--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

  Unbundled Access--Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

  USAC--Universal Service Administration Corporation--FCC appointed administrator of universal service support funds.

  USSF--Universal Service Support Fund.

  USTA--United States Telephone Association.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
MJD COMMUNICATIONS, INC. AND SUBSIDIARIES:
   Independent Auditors' Report...........................................  F-3
   Consolidated Balance Sheets as of December 31, 1996 and 1997...........  F-4
   Consolidated Statements of Operations for the Years ended December 31,
    1995, 1996 and 1997...................................................  F-5
   Consolidated Statements of Stockholders' Equity (Deficit) for the Years
    ended December 31, 1995, 1996 and 1997................................  F-6
   Consolidated Statements of Cash Flows for the Years ended December 31,
    1995, 1996 and 1997...................................................  F-7
   Notes to Consolidated Financial Statements.............................  F-8
   Consolidated Balance Sheets as of December 31, 1997 and June 30, 1998
    (Unaudited)........................................................... F-23
   Consolidated Statements of Operations for the six months ended June 30,
    1997 and 1998 (Unaudited)............................................. F-24
   Consolidated Statements of Cash Flows for the six months ended June 30,
    1997 and 1998 (Unaudited)............................................. F-25
   Notes to Consolidated Financial Statements............................. F-26

TACONIC TELEPHONE CORP. AND SUBSIDIARIES:

   Independent Auditors' Report........................................... F-29
   Consolidated Balance Sheets as of December 31, 1996 and 1997........... F-30
   Consolidated Statements of Operations for the Years ended December 31,
    1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998
    (Unaudited)........................................................... F-31
   Consolidated Statements of Stockholders' Equity for the Years ended
    December 31, 1995, 1996 and 1997...................................... F-32
   Consolidated Statements of Cash Flows for the Years ended December 31,
    1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998
    (Unaudited) .......................................................... F-33
   Notes to Consolidated Financial Statements............................. F-34

ELLENSBURG TELEPHONE COMPANY:

   Independent Auditor's Report........................................... F-44
   Consolidated Balance Sheet as of December 31, 1996 and 1997 and March
    31, 1998 (Unaudited).................................................. F-45
   Consolidated Statement of Income for the Years ended December 31, 1995,
    1996 and 1997 and the three months ended March 31, 1997 and 1998
    (Unaudited)........................................................... F-46
   Consolidated Statement of Shareholders' Equity for the Years ended
    December 31, 1995, 1996 and 1997 and the three months ended March 31,
    1998 (Unaudited)...................................................... F-47
   Consolidated Statement of Cash Flows for the Years ended December 31,
    1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998
    (Unaudited)........................................................... F-48
   Notes to Consolidated Financial Statements............................. F-49

UTILITIES, INC. AND SUBSIDIARIES:

   Independent Auditors' Report........................................... F-54
   Consolidated Balance Sheets as of December 31, 1997 and 1996 and March
    31, 1998 (Unaudited) and June 30, 1998 (Unaudited).................... F-55
   Liabilities and Stockholders' Equity................................... F-56
   Consolidated Statements of Income for the Years Ended December 31,
    1997, 1996 and 1995 and Three-Month Periods ended March 31, 1998 and
    1997 (Unaudited) and Six-Month Periods ended June 30, 1998 and 1997
    (Unaudited)........................................................... F-57

  PAGE
  ----
   Consolidated Statements of Changes in Stockholders' Equity for the
    Years Ended December 31, 1997, 1996 and 1995 and Three-Month Period
    ended March 31, 1998 (Unaudited) and Six-Month Periods ended June 30,
    1998 and 1997 (Unaudited)............................................. F-58
   Consolidated Statements of Cash Flows for the Years Ended December 31,
    1997, 1996 and 1995 and Three-Month Periods ended March 31, 1998 and
    1997 (Unaudited) and Six Month Periods ended June 30, 1998 and 1997
    (Unaudited)........................................................... F-59
   Notes to Consolidated Financial Statements............................. F-60

CHAUTAUQUA & ERIE TELEPHONE CORPORATION:

   Report of Independent Auditors......................................... F-72
   Consolidated Balance Sheet as of December 31, 1996..................... F-73
   Consolidated Statement of Income and Retained Earnings for the Years
    ended December 31, 1996 and 1995...................................... F-74
   Consolidated Statement of Cash Flows for the Years ended December 31,
    1996 and 1995......................................................... F-75
   Notes to Consolidated Financial Statements............................. F-76
   Condensed Consolidated Statement of Income and Retained Earnings for
    the Six Months ended June 30, 1997 (Unaudited)........................ F-81
   Condensed Consolidated Statement of Cash Flows for the Six Months ended
    June 30, 1997 (Unaudited)............................................. F-82
   Notes to Condensed Consolidated Financial Statements................... F-83

BIG SANDY TELECOMMUNICATIONS, INC.:

   Independent Auditor's Report........................................... F-84
   Balance Sheets as of December 31, 1995 and 1994........................ F-85
   Statements of Income for the Years Ended December 31, 1995 and 1994.... F-87
   Statements of Changes In Stockholders' Equity for the Years Ended
    December 31, 1995 and 1994............................................ F-88
   Statements of Cash Flows for the Years Ended December 31, 1995 and
    1994.................................................................. F-89
   Notes to Financial Statements.......................................... F-90
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF MJD
 COMMUNICATIONS, INC. AND SUBSIDIARIES....................................  P-1

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
MJD Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of MJD Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MJD Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP

Lincoln, Nebraska
February 27, 1998, except the last two
 paragraphs of note 2 and note 16 which are as of April 2, 1998 and note 17 which is as of April 8, 1998

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $ 4,252,732    6,822,462
  Accounts receivable, net of allowance for doubtful
   accounts
   of $57,734 in 1996 and $49,204 in 1997............   4,889,608    8,312,778
  Prepaid and other assets...........................     429,831    1,248,627
  Income taxes recoverable...........................      27,047      757,001
                                                      -----------  -----------
    Total current assets.............................   9,599,218   17,140,868
                                                      -----------  -----------
Property, plant and equipment, net...................  41,614,696   61,206,890
                                                      -----------  -----------
Other assets:
  Investments........................................   8,388,677   11,423,521
  Goodwill, net of amortization......................  34,473,377   50,432,932
  Loan origination costs, net of amortization........   1,729,767    2,981,391
  Covenant not to compete, net of amortization.......     343,750      987,500
  Other..............................................     870,918      439,677
                                                      -----------  -----------
    Total other assets...............................  45,806,489   66,265,021
                                                      -----------  -----------
      Total assets................................... $97,020,403  144,612,779
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................... $ 2,389,472    4,999,714
  Current portion of long-term debt..................   3,349,437    5,409,333
  Demand notes payable...............................         --       879,000
  Current portion of capital lease obligations.......      77,039       41,173
  Current portion of early retirement benefits.......      22,809       14,283
  Current portion of covenant not to compete.........      75,000      256,250
  Accrued interest payable...........................   1,318,608    2,818,769
  Accrued property taxes.............................     799,214    1,170,969
  Other accrued liabilities..........................     961,847    1,443,677
  Deferred income taxes..............................      10,042          --
                                                      -----------  -----------
    Total current liabilities........................   9,003,468   17,033,168
                                                      -----------  -----------
Long-term liabilities:
  Long-term debt, net of current portion.............  70,608,553  126,502,779
  Put warrant obligation.............................   1,456,885    2,466,909
  Accrued interest payable...........................     748,924          --
  Long-term capital lease obligation, net of current
   portion...........................................      76,471      109,246
  Early retirement benefits payable, net of current
   portion...........................................      38,371       22,083
  Covenant not to compete, net of current portion....     281,250      756,250
  Deferred income taxes..............................   4,304,585    6,983,449
  Unamortized investment tax credits.................      69,471      198,817
                                                      -----------  -----------
    Total long-term liabilities......................  77,584,510  137,039,533
                                                      -----------  -----------
Minority interest....................................     341,952      360,101
                                                      -----------  -----------
Redeemable preferred stock...........................  10,689,417      130,164
                                                      -----------  -----------
Stockholders' deficit:
Common stock:
  Class A voting, par value $.01 per share,
   authorized 130,000 shares,
   issued and outstanding 38,370 and 88,060 shares in
   1996 and 1997, respectively.......................         384          881
  Class B non-voting, par value $.01 per share,
   authorized 125,000 shares,
   no shares issued and outstanding..................         --           --
  Additional paid-in capital.........................         --    16,910,450
  Retained deficit...................................    (599,328) (26,861,518)
                                                      -----------  -----------
    Total stockholders' deficit......................    (598,944)  (9,950,187)
                                                      -----------  -----------
      Total liabilities and stockholders' deficit.... $97,020,403  144,612,779
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                               1995         1996        1997
                                            -----------  ----------  ----------
Operating revenues:
  Switched services.......................  $22,762,965  27,875,832  39,257,363
  Other...................................    1,986,030   2,382,550   3,714,955
                                            -----------  ----------  ----------
    Total operating revenues..............   24,748,995  30,258,382  42,972,318
                                            -----------  ----------  ----------
Operating expenses:
  Plant operations........................    3,746,124   4,181,469   6,856,901
  Corporate and customer service..........    6,432,591   7,576,699  11,580,804
  Depreciation and amortization...........    5,757,403   6,644,157   8,777,103
  Other...................................    1,406,845   1,657,772   3,318,258
                                            -----------  ----------  ----------
    Total operating expenses..............   17,342,963  20,060,097  30,533,066
                                            -----------  ----------  ----------
Income from operations....................    7,406,032  10,198,285  12,439,252
                                            -----------  ----------  ----------
Other income (expense):
  Net loss on sale of investments and
   other assets...........................      (29,457)     (2,933)    (19,229)
  Interest income.........................      224,980     180,015     212,035
  Dividend income.........................      663,575     666,760   1,182,124
  Interest expense........................   (7,198,422) (8,130,898) (9,847,628)
  Other nonoperating, net.................       33,088     (14,883)    139,972
                                            -----------  ----------  ----------
    Total other expense...................   (6,306,236) (7,301,939) (8,332,726)
                                            -----------  ----------  ----------
Earnings before income taxes and
 extraordinary item.......................    1,099,796   2,896,346   4,106,526
Income tax expense........................     (547,072) (1,461,583) (1,875,634)
                                            -----------  ----------  ----------
Earnings before extraordinary item........      552,724   1,434,763   2,230,892
Extraordinary item-loss on early
 retirement of debt, net of income tax
 benefit of $2,296,480....................          --          --   (3,611,624)
                                            -----------  ----------  ----------
Earnings (loss) before minority interest..      552,724   1,434,763  (1,380,732)
Minority interest in income of
 subsidiaries.............................       (5,730)    (32,698)    (61,635)
                                            -----------  ----------  ----------
Net earnings (loss).......................  $   546,994   1,402,065  (1,442,367)
                                            ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                  CLASS                               TOTAL
                                    A    ADDITIONAL   RETAINED    STOCKHOLDERS'
                                  COMMON  PAID-IN     EARNINGS       EQUITY
                                  STOCK   CAPITAL     (DEFICIT)     (DEFICIT)
                                  ------ ----------  -----------  -------------
Balance, December 31, 1994.......  $380     191,770     (524,727)     (332,577)
Net earnings.....................   --          --       546,994       546,994
Issuance of common stock.........     4      40,696          --         40,700
Accretion of preferred stock.....   --      (83,104)         --        (83,104)
                                   ----  ----------  -----------   -----------
Balance, December 31, 1995.......   384     149,362       22,267       172,013
Net earnings.....................   --          --     1,402,065     1,402,065
Accretion of preferred stock.....   --     (149,362)  (2,023,660)   (2,173,022)
                                   ----  ----------  -----------   -----------
Balance, December 31, 1996.......   384         --      (599,328)     (598,944)
Net loss.........................   --          --    (1,442,367)   (1,442,367)
Issuance of common stock.........   488  15,874,616          --     15,875,104
Conversion of preferred stock....     9     112,334          --        112,343
Capital contribution.............   --      923,500          --        923,500
Repurchase of preferred stock....   --          --   (24,540,429)  (24,540,429)
Preferred stock dividends paid...   --          --      (279,394)     (279,394)
                                   ----  ----------  -----------   -----------
Balance, December 31, 1997.......  $881  16,910,450  (26,861,518)   (9,950,187)
                                   ====  ==========  ===========   ===========



          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).....................  $   546,994    1,402,065   (1,442,367)
                                          -----------  -----------  -----------
Adjustments to reconcile net earnings
 (loss) to net cash provided by
 operating activities:
  Depreciation and amortization.........    6,002,980    6,914,258    9,093,037
  Provision for uncollectible revenue...      165,167        4,812          --
  Deferred income taxes.................      707,667      428,970      207,397
  Direct financing lease................      (36,403)         --           --
  Deferred patronage dividends..........     (329,350)    (303,501)    (585,237)
  Minority interest in income of
   subsidiaries.........................        5,730       32,698       61,635
  Increase in put warrant obligation....       19,700      597,335      260,024
  Net loss on sale of investments and
   other assets.........................       29,457        2,993       16,715
  Loss on early retirement of debt......          --           --     1,864,428
  Amortization of investment tax
   credits..............................      (18,299)     (16,135)     (30,879)
  Changes in assets and liabilities
   arising from operations, net of
   acquisitions:
    Accounts receivable.................      525,388     (464,560)  (1,563,230)
    Prepaid and other assets............      (11,150)     (18,703)    (105,885)
    Accounts payable....................     (571,531)     773,023    1,663,873
    Accrued interest payable............       72,560      105,463      720,369
    Accrued liabilities.................       82,464      337,602      636,228
    Income taxes recoverable............   (1,151,962)     (24,373)    (956,119)
                                          -----------  -----------  -----------
      Total adjustments.................    5,492,418    8,369,882   11,282,356
                                          -----------  -----------  -----------
      Net cash provided by operating
       activities.......................    6,039,412    9,771,947    9,839,989
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of telephone properties,
 net....................................     (110,234) (11,261,934) (30,845,006)
Acquisition of property, plant and
 equipment..............................   (4,438,891)  (8,438,739)  (8,239,237)
Proceeds from sale of property, plant
 and equipment..........................       55,990       70,180      120,660
Salvage proceeds less cost of removal...          --           --       (22,673)
Distributions from investments..........          --         8,513       62,770
Payment on covenant not to compete......          --       (18,750)     (93,750)
Acquisition of investments..............      (23,718)    (148,804)    (240,522)
Proceeds from sale of investments.......          --           --       402,706
Payments received on direct financing
 leases.................................       35,546          --       248,829
Increase in other assets................          --           --      (360,737)
                                          -----------  -----------  -----------
      Net cash used in investing
       activities.......................   (4,481,307) (19,789,534) (38,966,960)
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term
 debt...................................          --    12,823,684   71,134,318
Repayment of long-term debt.............   (2,868,211)  (3,672,890) (22,104,295)
Net proceeds from issuance of preferred
 stock..................................          --     1,815,558          --
Repurchase of preferred stock and
 warrants...............................          --           --   (31,487,339)
Dividends paid to preferred
 stockholders...........................          --           --      (279,394)
Net proceeds from the issuance of common
 stock..................................       40,700          --    15,875,104
Loan origination costs..................          --      (326,072)  (1,949,205)
Payment of early retirement benefits....      (23,468)     (20,646)     (24,814)
Dividends paid to minority
 stockholders...........................       (6,000)      (4,020)      (3,736)
Release of restricted funds.............          --           --       560,654
Repayment of capital lease obligation...      (45,650)     (16,933)     (24,592)
                                          -----------  -----------  -----------
      Net cash provided by (used in)
       financing activities.............   (2,902,629)  10,598,681   31,696,701
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................   (1,344,524)     581,094    2,569,730
Cash and cash equivalents, beginning of
 year...................................    5,016,162    3,671,638    4,252,732
                                          -----------  -----------  -----------
Cash and cash equivalents, end of year..  $ 3,671,638    4,252,732    6,822,462
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996 AND 1997

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  MJD Communications, Inc. (MJD) provides management services to its wholly-owned subsidiaries: S T Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); MJD Holdings Corp. (Holdings) and MJD Capital Corp. STE, Ventures, Services and Holdings also provide management services to their wholly-owned subsidiaries.

  Collectively, the wholly-owned subsidiaries of STE, Ventures, Services and Holdings primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of MJD.

  STE's wholly-owned subsidiaries include Sunflower Telephone Company (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont, Inc. (The Northland Companies); S T Communications, Inc.; S T Paging, Inc.; and S T Long Distance, Inc. (S T Long Distance) Venture's wholly-owned subsidiaries include Sidney Telephone Company (Sidney), and C-R Communications, Inc. (C-R). Services' wholly-owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); and Odin Telephone Exchange, Inc. (Odin). Holdings' wholly-owned subsidiaries include Kadoka Telephone Co. (Kadoka) and Chautauqua & Erie Telephone Corporation (C&E).

 Principles of Consolidation and Basis of Presentation

  The consolidated financial statements include the accounts of MJD Communications, Inc. and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

  The consolidated financial statements have been prepared using generally accepted accounting principles applicable to regulated entities. The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

 Revenue Recognition From Telephone Operations

  Revenues from telephone services are recognized from primarily three sources, access, pooling and miscellaneous. Local access charges are billed to local end users under tariffs approved by each state's Public Utilities Commission. Access revenues are derived on the intrastate jurisdiction by billing access charges to interexchange carriers and to regional bell operating companies. These charges are billed based on toll or access tariffs approved by the local state's Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the company bills the charges to either the access provider or the end user and keeps the revenue. If the company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company specific revenue requirement. This distribution is based on individual state Public Utilities Commission's (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

  Miscellaneous revenues are derived by billing to either end users, access providers or other parties, services such as directory advertising, billing and collecting services, rent, etc. These services are typically billed under contract or under tariff supervision.

 Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments and trade receivables. The Company places its cash and temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers in several states. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company utilizes cash management accounts that invest excess funds in interest-bearing securities.

 Investments

  Investments consist of stock in CoBank, ACB (CoBank), Rural Telephone Bank, the Rural Telephone Finance Cooperative (RTFC), Southern Illinois Cellular, Inc. and other minority equity investments in nonregulated entities and are stated at cost. To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the businesses in which it invests and compares the carrying value of the investee to the fair values of similar investments, and in certain instances, based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized loss and a reduction in the cost of the security. The Company did not incur any losses from other than temporary declines in fair value in 1995, 1996 and 1997.

  The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's source earnings and notices of allocations of source earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The Rural Telephone Bank investment pays dividends annually based on the discretion of its Board of Directors.

 Property, Plant and Equipment

  Property, plant and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred; major renewals and improvements are capitalized. For telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. The telephone companies capitalize estimated costs of debt and equity funds used for construction purposes for projects greater than $100,000.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  Depreciation is determined using the straight-line method for financial reporting purposes. Depreciation expense was $5,020,699, $5,787,499 and $7,465,891 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Loan Origination Costs

  Loan origination costs are being amortized using the straight-line method which approximates the effective interest rate method over the life of the loans ranging from ten to fifteen years. Accumulated amortization of loan origination costs was $478,785 and $664,753 at December 31, 1996 and 1997, respectively.

 Covenants not to Compete

  The covenants not to compete are being amortized over their contracted life of five years. Accumulated amortization of covenants not to compete was $31,250 and $137,500 at December 31, 1996 and 1997, respectively.

 Impairment of Long-Lived Assets and Excess Cost on Net Assets Acquired
(Goodwill)

  In 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of long-lived assets, including allocated goodwill, is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets or the acquired business. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS No. 121 did not affect the Company's consolidated financial position or results of operations.

  Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired. Goodwill is being amortized using the straight-line method over a 40-year period. Accumulated amortization of goodwill was $2,361,677 and $3,555,340 at December 31, 1996 and 1997, respectively.

 Income Taxes

  The Company files a consolidated income tax return with its subsidiaries. Current income tax expense is allocated to MJD and its subsidiaries based upon their relative income or loss. The current income tax expense or benefit is received from or paid to the respective subsidiaries. Deferred income taxes are calculated on a separate company basis.

  Investment tax credits were deferred and are taken into income over the estimated useful lives of the assets that gave rise to the credits.

 Stock-based Compensation

  During 1996 the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. As allowed by SFAS No. 123, the Company accounts for employee stock compensation plans in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, whereby no compensation expense is recognized in the consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) ACQUISITIONS

  Certain subsidiaries of MJD acquired telephone properties through four separate acquisitions in 1996 and four acquisitions in 1997. There were no acquisitions in 1995.

  On January 19, 1996, Ventures acquired 100% of the outstanding common stock of Sidney for $2,959,490. On June 3, 1996, Big Sandy acquired certain telephone exchanges of Big Sandy Telecommunications, Inc. through the purchase of certain assets for $3,114,055. On August 1, 1996, Bluestem acquired certain telephone exchanges of United Telephone Company through the purchase of certain assets for $3,885,348. On August 1, 1996, Services acquired 85% of the outstanding common stock of Odin through the purchase of 100% of the outstanding common stock of Penta-Gen, which owned Odin, for $5,038,596. Penta-Gen was subsequently merged into Services.

  On January 1, 1997, Holdings acquired 100% of the outstanding common stock of Kadoka for $2,949,404. On April 18, 1997, Services acquired certain telephone exchanges of Columbine Telephone Company, Inc. through the purchase of certain assets for $4,642,672. On July 31, 1997, Holdings acquired 100% of the outstanding common stock of C&E including its wholly-owned subsidiaries for $22,000,000. On October 15, 1997, Ventures acquired 100% of the outstanding common stock of C-R for $3,994,664.

  Acquisition costs were $411,428 and $625,777 in 1996 and 1997, respectively. The acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was $6,650,987 and $17,337,532 and has been recognized as goodwill in 1996 and 1997, respectively. Goodwill is being amortized using the straight-line method over forty years.

  The allocation of the total net purchase price for the 1996 and 1997 acquisitions follows:

                                                        1996         1997
                                                     -----------  -----------
   Current assets................................... $ 1,606,576    5,947,244
   Property, plant and equipment....................   5,055,069   18,905,919
   Excess cost over fair value of net assets
    acquired........................................   6,650,987   17,337,532
   Other assets.....................................   4,270,998    3,569,292
   Current liabilities..............................  (2,149,748)  (1,093,159)
   Noncurrent liabilities...........................     (24,965) (10,454,311)
                                                     -----------  -----------
     Total net purchase price....................... $15,408,917   34,212,517
                                                     ===========  ===========

  The Company has entered into two contracts and two letters of intent to acquire four separate telephone properties as follows: Taconic Telephone Corp.; Ellensburg Telephone Company; Chouteau Telephone Company; and Utilities, Inc. except its subsidiaries, Seacoast Cellular and Western Maine Cellular. On March 30, 1998 the acquisition of Taconic was consummated for a purchase price of $67.5 million. The remaining acquisitions are anticipated to be consummated during 1998 for a total purchase price of approximately $163.5 million. These contemplated acquisitions will be accounted for using the purchase method. The excess of purchase price and acquisition costs over the fair value of the net identifiable assets acquired for all four acquisitions is estimated to be approximately $161.2 million. The Company plans to finance these acquisitions primarily with long-term debt.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions in 1996 and 1997 and those acquisitions contemplated in 1998 occurred on January 1, 1996 and 1997, respectively. These results include certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisitions and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of each period or which may be attained in the future.

                                           PRO FORMA YEARS ENDED DECEMBER 31
                                           ----------------------------------
                                                 1996              1997
                                           ----------------  ----------------
                                                      (UNAUDITED)
   Revenues............................... $     97,653,533       104,606,454
   Earnings (loss) before extraordinary
    item .................................       (7,601,154)       (5,923,193)
   Net loss...............................      (10,338,442)      (12,275,052)

(3) PROPERTY, PLANT AND EQUIPMENT

  A summary of property, plant and equipment as of December 31, 1996 and 1997 follows:

                                       ESTIMATED
                                    LIFE (IN YEARS)     1996         1997
                                    --------------- ------------  -----------
   Land............................         --      $    523,694      878,752
   Buildings.......................          30        5,808,308    8,648,890
   Telephone equipment.............     10 - 25       82,166,545  112,356,634
   Cable equipment.................      3 - 15          208,367      397,965
   Furniture and equipment.........      5 - 10        1,633,250    3,196,328
   Vehicles and equipment..........      3 -  5        3,161,187    4,769,253
   Computer software...............           5          174,656      246,288
                                                    ------------  -----------
     Total property, plant and
      equipment....................                   93,676,007  130,494,110
   Accumulated depreciation........                  (52,061,311) (69,287,220)
                                                    ------------  -----------
     Net property, plant and
      equipment....................                 $ 41,614,696   61,206,890
                                                    ============  ===========

(4) INVESTMENTS

  The investments are stated at cost and consist of the following at December 31, 1996 and 1997:

                                                            1996       1997
                                                         ---------- ----------
   Southern Illinois Cellular, Inc. stock............... $4,551,800  4,551,800
   Rural Telephone Bank stock...........................  2,348,104  2,364,698
   CoBank stock and unpaid deferred CoBank patronage....  1,108,541  1,689,416
   RTFC secured certificates and unpaid deferred RTFC
    patronage...........................................    127,422    373,248
   Other minority equity investments....................    252,810  2,444,359
                                                         ---------- ----------
     Total investments.................................. $8,388,677 11,423,521
                                                         ========== ==========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

(5)LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1996 and 1997:

                                                          1996         1997
                                                       -----------  -----------
   Senior notes payable to CoBank:
     Fixed rates ranging from 7.29% to 9.32%, due
      1998 to 2004...................................  $59,102,344   99,058,093
     Variable rates ranging from 7.50% to 7.75% at
      December 31, 1997, due 2002 to 2012............          --    21,872,315
   Senior notes payable to RTFC:
     Fixed rates ranging from 8.8% to 9.2%, due
      2011...........................................    1,451,344    1,399,216
     Variable rates ranging from 6.45% to 6.65% at
      December 31, 1997, due 2011 to 2012............      984,840    5,686,309
   Subordinated promissory notes payable, 8%, unless
    deferred, in which case interest shall accrue at
    10%, due 2000....................................          --     3,500,000
   Subordinated notes payable, 18%, net of discount
    of $716,171, paid in 1997........................   10,845,962          --
   Other debt, 5.75% to 9.5%, due 1998 to 2002.......    1,573,500      396,179
                                                       -----------  -----------
       Total outstanding long-term debt..............   73,957,990  131,912,112
   Less current portion..............................   (3,349,437)  (5,409,333)
                                                       -----------  -----------
       Total long-term debt, net of current portion..  $70,608,553  126,502,779
                                                       ===========  ===========

  The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1997 are: 1998--$5,409,000; 1999--$7,170,000;
2000--$12,395,000; 2001--$9,641,000; 2002--$10,356,000; and thereafter
$86,941,000.

  Certain debt agreements contain various restrictive covenants which, among others, require that the Company maintain certain financial ratios. The Company received waivers related to noncompliance with certain covenants of the CoBank debt agreements. Those covenants requiring waivers from CoBank included restrictions on the Company and its subsidiaries on limits on capital expenditures, the maintenance of certain financial ratios related to leverage and liquidity, payments of dividends and other intercompany transfers of cash. The Company also received a waiver from RTFC relating to noncompliance with a restrictive covenant on the payment of dividends in 1997. As a result of receiving the waivers, it is management's opinion that the Company has complied with all such covenants or will be able to continue to meet the covenant requirements following the balance sheet date.

  The Company also has $879,000 unsecured demand notes payable to various individuals and entities with interest payable at 5.75%.

  The Company has available four lines of credit, with a total maximum limit of $2,750,000, expiring 1998 to 2002.

  Substantially all assets of the Company are collateralized to secure the long-term debt and lines of credit.

  As described in note 16, the Company refinanced its long-term debt on March 30, 1998.

(6)EMPLOYEE BENEFIT PLAN

  The Company participates in a voluntary 401(k) savings plan (the Plan) of STE that covers all eligible employees. Each plan year, the Company contributes to the Plan an amount of matching contributions determined by the Company at its discretion. For the plan years ended December 31, 1996 and 1997, the Company matched 100% of each employee's contribution up to 3% of compensation and 50% of additional contributions up to 6%. The Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the Plan were $267,799, $324,873, and $422,069, for the years ended December 31, 1995, 1996, and 1997, respectively.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  C&E also sponsors a defined contribution 401(k) retirement savings plan for union employees. C&E matches contributions to this plan based upon a percentage of pay of all qualified personnel. Contributions to the plan were $12,543 in 1997.

(7)INCOME TAXES

  Income tax expense consists of the following components:

                                                1995       1996       1997
                                              ---------  ---------  ---------
   Current:
     Federal................................. $ (98,033)   913,116  1,425,059
     State...................................   (44,263)   135,632    274,057
                                              ---------  ---------  ---------
       Total current income tax expense
        (benefit)............................  (142,296) 1,048,748  1,699,116
                                              ---------  ---------  ---------
   Investment tax credits....................   (18,299)   (16,135)   (30,879)
                                              ---------  ---------  ---------
   Deferred:
     Federal.................................   560,823    338,243    130,190
     State...................................   146,844     90,727     77,207
                                              ---------  ---------  ---------
       Total deferred income tax expense.....   707,667    428,970    207,397
                                              ---------  ---------  ---------
       Total income tax expense.............. $ 547,072  1,461,583  1,875,634
                                              =========  =========  =========

  Total income tax expense in 1995, 1996, and 1997 was greater than that computed by applying U. S. Federal income tax rates to earnings before income taxes. The reasons for the differences are as follows:

                                                  1995      1996       1997
                                                --------  ---------  ---------
   Computed "expected" tax expense............  $373,931    984,758  1,396,219
   State income tax, net of federal income tax
    benefit...................................    67,703    148,738    231,834
   Amortization of investment tax credits.....   (18,299)   (16,135)   (30,879)
   Goodwill amortization......................   105,311    103,707    185,690
   Accretion of put warrant obligation........     6,697    203,094     88,408
   Other......................................    11,729     37,421      4,362
                                                --------  ---------  ---------
     Total income tax expense.................  $547,072  1,461,583  1,875,634
                                                ========  =========  =========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented on below:

                                                             1996      1997
                                                          ---------- ---------
   Deferred tax assets:
     State tax carryforward.............................. $      --    123,126
     Employee benefits...................................     23,768    14,281
     Allowance for doubtful accounts.....................      5,507       --
     Alternative minimum tax credits.....................    292,691   720,667
     Warrants issued in connection with early retirement
      of debt............................................        --    291,525
                                                          ---------- ---------
       Total gross deferred tax assets...................    321,966 1,149,599
   Less, valuation allowance.............................        --        --
                                                          ---------- ---------
   Net deferred tax assets...............................    321,966 1,149,599
                                                          ---------- ---------
   Deferred tax liabilities:
     Property, plant and equipment, principally due to
      depreciation differences...........................  1,924,895 4,288,167
     Goodwill, due to amortization differences...........    768,199 1,172,089
     Basis in investments................................  1,943,499 2,672,792
                                                          ---------- ---------
       Total gross deferred tax liabilities..............  4,636,593 8,133,048
                                                          ---------- ---------
   Net deferred tax liabilities.......................... $4,314,627 6,983,449
                                                          ========== =========

  As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1996 and 1997 was necessary. The alternative minimum tax credits carryforward indefinitely and can be used in a year when regular tax exceeds alternative minimum tax.

(8)WARRANTS

  The subordinated notes included detachable warrants to purchase 10,000 shares of STE's common stock at the stated par value of $.01 per share. In conjunction with the retirement of the subordinated notes in 1997, STE issued additional warrants to purchase 2,857 shares of STE's common stock. This noncash transaction was recognized as part of the loss on the early retirement of debt described in note 9. The warrants are currently exercisable, have no expiration date and contain certain put and call provisions. The warrants may not be put back to STE prior to July 31, 1999. STE may call the warrants beginning after July 31, 1999. The agreement stipulates that the put/call price of the warrants shall be equal to STE's net equity, as defined in the agreement, multiplied by the ratio of exercisable warrants to the number of shares of common stock outstanding on a fully-diluted basis on the date of the put or call.

  The Company recorded the obligation for the warrants based on the fair value of STE's common stock as determined by management, at the issuance date of the warrants. At each balance sheet date,the warrants are valued utilizing cash flow models that management also uses in valuing potential acquisitions. Those models estimate fair value using earnings before interest, taxes, depreciation and amortization (EBITDA) and multiples of EBITDA for recent acquisitions of similar companies. The increase or decrease in value is recognized in earnings as interest expense using the straight-line method over the remaining period until STE or the warrant holders are allowed under the agreement to call/put the warrants as mentioned above. At December 31, 1996 and 1997, the estimated fair value of the obligation for the warrants, as determined by management, was $3,000,000 and $3,455,500, respectively.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  In addition, on January 19, 1996, the Company issued warrants to purchase
7.69 shares representing 7.14% of Sidney's common stock in connection with the acquisition of Sydney. The Company estimated the fair value of the warrants at the date of issuance utilizing cash flow models that management also uses in valuing potential acquisitions. Those models estimate fair value using EBITDA and multiples of EBITDA for recent acquisitions of similar companies. The fair value of the warrants of $89,000 were included in the initial allocation of purchase price, with the related value of the warrants issued to minority shareholders included in the obligation for minority interests. The warrants carry an exercise price of $.01 per share and have no expiration date. The warrants are not exercisable until the RTFC loans are repaid or in the event of a sale, merger, consolidation, or other transaction involving Sidney pursuant to which such loans are to be repaid, refinanced, or substantially all of the equity interests in Sidney are transferred. There are no put/call provisions associated with these warrants.

(9)STOCKHOLDERS' EQUITY AND RECAPITALIZATION

  Effective July 31, 1997, a recapitalization of the Company was completed. The Company issued 44,234 shares of its Class A Common Stock to unrelated third parties and members of management for proceeds of approximately $15.1 million (net of offering expenses of $925,602). These proceeds, together with additional borrowings of $39.2 million from CoBank and the issuance of subordinated promissory notes in the amount of $3.5 million, were utilized to repurchase and retire the remaining Series A Preferred Stock, all shares of Series C Preferred Stock not owned by members of management and all the warrants and contingent warrants (the Warrants) to purchase the Company's Class A Common Stock not owned by members of management for approximately $35.0 million. The difference between the carrying value of the Series A and Series C Preferred Stock and the Warrants and the price at which the stock was repurchased and retired ($24.5 million) was charged to retained earnings as it represents a return to the preferred shareholders. In conjunction with the recapitalization, STE also retired the subordinated notes payable of $11,562,133. As a result of retiring the subordinated debt of STE, the Company recognized an extraordinary loss of approximately $3.6 million (net of taxes of $2.3 million), consisting of prepayment penalties of approximately $4.0 million, the write-off of existing deferred financing costs of approximately $1.1 million and the issuance of additional put warrants valued at $750,000. The additional put warrants were issued to the holders of the STE warrants and debt in consideration of their consent to retire the STE debt. (See also note 8.)

  In connection with the recapitalization, the Company amended its certificate of incorporation so that Series A (11% cumulative, redeemable, convertible and nonvoting) Preferred Stock and Series B (11% cumulative, redeemable, convertible and nonvoting) Preferred Stock are no longer authorized. At December 31, 1997, the Company is authorized to issue up to 290,000 shares of Series C (14% cumulative, redeemable and nonvoting) preferred stock.

  During 1997, a shareholder of MJD contributed the net assets of Holdings totaling $150,000 in consideration for 145 shares of Class A Common Stock. Also in 1997, existing subordinated notes payable to stockholders of the Company in the amount of $923,500 were contributed as additional capital.

  In October 1997, there were an additional 4,379 shares of Class A Common Stock issued for proceeds of $1,500,000.

  The Company has a stock option plan that covers officers, directors and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 5,684 shares of the Company's Class A Common Stock to employees that will vest equally over five years from the date of employment of the recipient and are exercisable from five to ten years. In 1995, the Company granted options to purchase 4,264 shares at $50 per share. There were no options granted in 1996 or 1997. Since the Company applies APB Opinion No. 25 in accounting for its plan, no compensation cost has been recognized for its stock options in the financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options following SFAS No. 123, the Company's net income for 1995, 1996 and 1997 would not have been

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES significantly reduced. The per share weighted average fair value of stock options granted during 1995 was $13 on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%, risk-free interest rate of 6.41% and expected term of 5 years. Because the Company was non-public on the date of grant, no assumption as to the volatility of the stock price was made.


  Stock option activity for 1995, 1996 and 1997, under the plan, is summarized as follows:

                                                          1995    1996    1997
                                                         ------- ------- -------
   Outstanding at January 1.............................     --  4,264.0 4,264.0
     Granted............................................ 4,264.0     --      --
     Exercised..........................................     --      --      --
     Canceled...........................................     --      --      --
                                                         ------- ------- -------
   Outstanding at December 31........................... 4,264.0 4,264.0 4,264.0
                                                         ------- ------- -------
   Exercisable at December 31........................... 1,350.2 2,203.0 3,055.8
                                                         ======= ======= =======

(10)REDEEMABLE PREFERRED STOCK

  The following is a summary of the Company's preferred stock:

                         SERIES A PREFERRED    SERIES B PREFERRED     SERIES C PREFERRED
                         --------------------  --------------------  ---------------------
                         SHARES     AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT
                         -------  -----------  -------  -----------  --------  -----------
Balance at December 31,
 1994...................  15,000  $ 1,418,086   55,000  $ 5,199,647       --   $       --
Conversion of preferred
 stock..................  54,100    5,114,562  (54,100)  (5,114,562)      --           --
Accretion of preferred
 stock..................     --        82,036      --         1,068       --           --
                         -------  -----------  -------  -----------  --------  -----------
Balance at December 31,
 1995...................  69,100  $ 6,614,684      900  $    86,153       --   $       --
Conversion of preferred
 stock..................     900       86,153     (900)     (86,153)      --           --
Issuance of preferred
 stock to an unrelated
 third party and members
 of management..........     --           --       --           --    183,060    1,815,558
Accretion of preferred
 stock..................     --     2,036,976      --           --        --       136,046
                         -------  -----------  -------  -----------  --------  -----------
Balance at December 31,
 1996...................  70,000  $ 8,737,813      --   $       --    183,060  $ 1,951,604
Conversion of preferred
 stock..................    (900)    (112,343)     --           --        --           --
Repurchase of preferred
 stock.................. (69,100)  (8,625,470)     --           --   (170,044)  (1,821,440)
                         -------  -----------  -------  -----------  --------  -----------
Balance at December 31,
 1997...................     --   $       --       --   $       --     13,016  $   130,164
                         =======  ===========  =======  ===========  ========  ===========

  The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not owned by management were purchased and retired in connection with the 1997 recapitalization. (See also Note 9.)

  At the option of the shareholders, the Series A Preferred Stock may be converted into Series B Preferred Stock and the Series B Preferred Stock may be converted into Series A Preferred Stock on a one-for-one basis. In addition, the shareholders of the Series A and Series B Preferred Stock may convert all or any portion of the stock into Series A Common Stock of the Company on a one-for-one basis. During 1997, certain Series A Preferred Stock shareholders converted 900 shares of their Series A Preferred Stock into 900 shares of Class A Common Stock.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

  The Series A, Series B and Series C Preferred Stock contain certain put and call provisions. At the option of the shareholders, the Series A, Series B and Series C Preferred Stock may be put back to the Company beginning June 30, 1999, unless certain events occur, including an event of default under the MJD Preferred Stock security agreement or liquidation of the Company at which time the Series A, Series B and Series C Preferred Stock may be put back to the Company immediately. In addition, the Company has the right to call the Series A and the Series B Preferred Stock after June 30, 2000 and the Series C Preferred Stock at any time. The call/put price for the Series A and Series B Preferred Stock shall be the greater of $100 per share, the Company's net worth per share or the fair value as determined by an independent appraiser. The call/put price for the Series C Preferred Stock is $10 per share plus accrued unpaid dividends, whether or not declared to the date of such payment.

  The Series C Preferred Stock carries cumulative dividends that accrue quarterly at a rate of 14% per year on the issuance price and all accumulated and unpaid dividends. The accumulated dividends are payable upon declaration by the Board of Directors. The amount of unpaid cumulative dividends at December 31, 1997 was $7,593.

  On June 7 and July 31, 1996, the Company collectively issued 183,060 shares of its Series C Preferred Stock for proceeds of $1,830,600 or $10 per share. The Company incurred issuance costs in the amount of $15,042 which are reflected as a reduction in the proceeds received. As part of the recapitalization in 1997 discussed in note 9, 170,044 shares of the stock were repurchased.

  The Series C Preferred Stock contains certain put and call provisions. At the option of the shareholders, the Series C Preferred Stock may be put back to the Company beginning June 30, 1999, unless certain events occur, including an event of default under the preferred stock security agreement or liquidation of the Company at which time the Series C Preferred Stock may be put back immediately. In addition, the Company has the right to call the Series C Preferred Stock at any time. The put/call price is $10 per share plus accrued unpaid dividends, whether or not declared to the date of such payment.

  In the event of liquidation, dissolution or winding up of the Company, the Series C Preferred shareholders will be entitled to the $10 per share plus accrued unpaid dividends, whether or not declared to the date of such payment.

  In conjunction with the issuance of the Series C Preferred Stock in 1996, the Company issued warrants to purchase 1,168.99 shares of the Company's Class A Common Stock. In association with the recapitalization, the Company repurchased warrants to purchase 1,086.05 shares and contingent warrants to purchase 648 shares. There are no contingent warrants outstanding at December 31, 1997. The remaining warrants for 82.94 shares are currently exercisable, carry an exercise price of $.01 per share and expire July 31, 2016. There are no put/call provisions associated with these warrants.

  On an annual basis, management values the preferred stock based on cash flow models as described in Note 8. The increase in value is recognized as an increase to the carrying amount of the preferred stock and charged to retained earnings and additional paid-in capital using the straight-line method over the remaining period until the stockholders are allowed under the agreement to call/put the preferred stock as mentioned above. At December 31, 1997, the accretion of the Series C Preferred Stock was not significant.

  As described in note 16, the Company repurchased the remaining outstanding shares of Series C Preferred Stock on March 30, 1998.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

(11)RELATED PARTY TRANSACTIONS

  During 1997, the Company entered into an agreement with MJD Partners, L.P. (Partners), a major shareholder of the Company. Under the terms of the agreement, Partners provided senior management and acquisition services to the Company. Partners was paid $1,020,000 under this agreement and this expense was classified with corporate and customer service expense in 1997. This agreement was terminated in 1998.

  In connection with the recapitalization, described in note 9, the Company entered into financial advisory agreements, dated July 31, 1997, with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services, related, but not limited to equity financings and strategic planning. Pursuant to these agreements, the Company pays annual advisory fees in an aggregate amount of $100,000 to the equity investors payable on a quarterly basis until December 31, 2007. During 1997, the Company paid $45,833 in such fees to the equity investors and this expense was classified with corporate and customers service expense in 1997. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's Board of Directors meetings. In the event of additional equity investments in the Company by the equity investors, the parties have agreed to negotiate in good faith to increase the advisory fee.

  The Company also has entered into a consulting agreement dated as of July 31, 1997 with an entity controlled by a certain shareholder pursuant to which the shareholder has agreed to provide general consulting and advice to the Company as reasonably requested from time to time. Pursuant to the terms of the agreement, the consulting company is paid an annual fee of $120,000 in monthly installments plus all of the shareholder's out-of-pocket business expenses up to $30,000. The term of the agreement is one year, subject to automatic renewal for successive periods of one year each thereafter.

  In 1995 a law firm, in which a partner of such law firm is also a partner in Partners, was paid $208,199 for general counsel services which have been classified with corporate and customer service expense. In 1996, this same law firm was paid $321,251, of which $138,368 was for general counsel services, which have been classified with corporate and customer service expense, and $182,883 for acquisition related services, which have been capitalized as direct costs of acquisitions of subsidiaries. In 1997, this same law firm was paid $1,070,132 for general counsel services ($38,872) which are classified with corporate and customer service expense, services related to financings ($819,361) which have been recorded as debt issue costs and equity issue costs and new acquisitions ($211,899) which have been capitalized as direct costs of acquisitions of subsidiaries.

(12)SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995, 1996 and 1997, the Company paid interest of $6,868,074 $7,204,795 and $8,301,646, respectively.

  For the years ended December 31, 1995, 1996, and 1997, the Company paid income taxes of $1,288,000, $1,084,766, and $529,352, respectively. The
Company received income tax refunds totaling $223,367 during 1997.

  In conjunction with the recapitalization, the Company issued subordinated promissory notes for $3.5 million for the repurchase of the Series A and Series C Preferred Stock.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

(13)QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                            FIRST     SECOND     THIRD       FOURTH
                           QUARTER    QUARTER   QUARTER     QUARTER     TOTAL
                          ---------- --------- ----------  ---------- ----------
1996
Revenue.................  $6,560,744 7,880,509  7,335,857   8,481,272 30,258,382
Income from operations..   2,254,129 3,331,595  2,038,769   2,573,792 10,198,285
Net earnings............     291,730   939,934    164,975     602,761  1,999,400
1997
Revenue.................  $8,766,654 9,120,775 11,303,202  13,781,687 42,972,318
Income from operations..   2,789,744 2,998,629  3,901,546   2,749,333 12,439,252
Earnings before
 extraordinary item and
 minority interest......  $  615,925   461,415    762,484     651,092  2,490,916
Net earnings (loss).....     593,471   461,415 (2,851,789)    614,560 (1,182,343)

  During the third quarter 1997, the Company recognized a loss on early retirement of debt of $5,908,104. The loss had the effect of reducing net earnings by $3,611,624.

(14)DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Demand Notes Payable

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Investments

  Investments do not have a readily determinable fair value (not publicly traded). The investments are stated at cost which management believes is not impaired. On an annual basis, management determines a fair value of its investments based on the financial performance of the investee, the fair value of similar investments and in certain instances, based on traditional valuation models used by industry analysts. At December 31, 1997, the Company had investments with a carrying value of $11,423,521 and estimated fair value of $14,160,747.

 Long-Term Debt

  The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 1997, the Company had long-term debt with a carrying value of $131,912,112 and estimated fair value of $137,500,000.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15)MAJOR CUSTOMER

  Compensation for interstate access services is based on reimbursement of costs and an allowed rate of return. This compensation is received from the National Exchange Carrier Association in the form of monthly

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES settlements. Such compensation amounted to 31.8%, 30.8% and 30.0% of revenues in 1995, 1996 and 1997, respectively. The Company also derives significant revenues from Nynex, principally from network access and billing and collecting service. Such compensation amounted to 27.5%, 20.1% and 16.3% of revenues in 1995, 1996 and 1997, respectively.

(16)SUBSEQUENT EVENTS

  On March 30, 1998, the Company closed a $315 million senior secured credit facility (the "New Credit Facility") which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years and an $85 million reducing revolving credit facility with a term of 6.5 years. Borrowings under the facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Euro dollar rate, plus an incremental rate of 3.0%, 2.75% and 2.5% for the Euro dollar margin and 2.0%, 1.75% and 1.50% for the prime rate margins for the tranche C, tranche B and revolver facility, respectively. The New Credit Facility is secured by a perfected first priority pledge of the stock of certain subsidiaries of the Company as well as the promissory notes evidencing intercompany advances. The New Credit Facility is also guaranteed by four of the Company's intermediary holding companies, subject to contractual or regulatory restrictions. The Company pays fees of one half of 1% per annum on the aggregate unused portion of the revolver and tranche B commitment, in addition to an annual administrative agent's fee. Pursuant to the New Credit Facility, the Company is required to enter into interest hedging agreements that result in the fixing of the interest rate on no less than 50% of the principal amount of total outstanding debt, including any senior subordinated debt.

  Total proceeds received from the New Credit Facility in the amount of $195,000,000 were utilized to repay all of the outstanding long-term debt from CoBank and RTFC, certain other long-term debt, repurchase the Series C Preferred Stock, pay related transaction expenses and finance certain business acquisitions. On March 30, 1998, the Company recognized an extraordinary loss of approximately $4.3 million ($2.5 million net of income taxes) resulting from a prepayment penalty of approximately $1.4 million and the write-off of unamortized loan origination costs of [approximately $2.9 million] related to the refinanced debt.

  The Company's ability to make additional borrowings under the New Credit Facility is subject to compliance with certain financial ratios and other conditions set forth in the New Credit Facility. These conditions limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with another company or change the business conducted.

  Borrowings under the New Credit Facility to finance the acquisition of Ellensburg (see note 2) will be conditioned upon the Company's receipt of $15.0 million in common equity by certain existing shareholders.

(17) LEGAL PROCEEDINGS

  The Company currently and from time to time is involved in litigation and regulatory proceedings incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

  On April 6, 1998, Latin World Communications, Inc., ("LWC") and Debra A. Boudrot, LWC's principal (collectively, "Plaintiffs") sued B. Stephen May ("May"), who is a former officer of S T Long Distance (a subsidiary of STE), Siesta Telecom, Inc. ("Siesta"), which is a company controlled by May, and S T Long Distance in the Circuit Court for the Twelfth Judicial Circuit, Sarasota County, Florida. From March 1997 through early 1998, S T Long Distance provided long distance services to Plaintiffs in connection with Plaintiffs' prepaid telephone card distribution business. Plaintiffs have alleged, among other things, that May, Siesta and

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

S T Long Distance have engaged in fraud, misappropriation of trade secrets, unfair competition, deceptive trade practices and trade slander; and that May, Siesta and S T Long Distance have breached various contractual obligations to the Plaintiffs and received certain overpayments from the Plaintiffs. Plaintiffs seek approximately $1 million in damages relating to such alleged overpayments, and unspecified monetary damages and injunctive relief relating to certain other matters. The Company intends to vigorously contest all of the Plaintiffs' allegations, and believes that it has no liability to the Plaintiffs. While the outcome of such litigation cannot be predicted, the Company does not believe that such litigation, even if determined adversely to the Company, would have a material adverse effect on its financial condition or results of operations.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1997 AND JUNE 30, 1998

                                                     DECEMBER 31,   JUNE 30,
                                                         1997         1998
                                                     ------------  -----------
                       ASSETS                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents......................... $  6,822,462   14,045,260
  Accounts receivable...............................    8,312,778   23,204,075
  Prepaid and other assets..........................    1,248,627    3,914,452
  Income taxes recoverable..........................      757,001    3,242,328
                                                     ------------  -----------
    Total current assets............................   17,140,868   44,406,115
                                                     ------------  -----------
Property, plant and equipment, net..................   61,206,890  122,590,187
                                                     ------------  -----------
Other assets:
  Investments.......................................   11,423,521   17,227,421
  Goodwill, net of amortization.....................   50,432,932  168,618,491
  Loan origination costs, net of amortization.......    2,981,391   15,651,360
  Covenant not to compete, net of amortization......      987,500      875,000
  Other.............................................      439,677    1,345,502
                                                     ------------  -----------
    Total other assets..............................   66,265,021  203,717,774
                                                     ------------  -----------
      Total assets.................................. $144,612,779  370,714,076
                                                     ============  ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................. $  4,999,714    8,413,431
  Current portion of long-term debt.................    5,409,333    1,996,639
  Demand notes payable..............................      879,000      814,500
  Current portion of capital lease obligations......       41,173       52,182
  Current portion of early retirement benefits......       14,283       14,283
  Current portion of covenant not to compete........      256,250      256,250
  Accrued interest payable..........................    2,818,769    9,659,477
  Accrued property taxes............................    1,170,969    1,295,861
  Other accrued liabilities.........................    1,443,677    3,137,306
                                                     ------------  -----------
    Total current liabilities.......................   17,033,168   25,639,929
                                                     ------------  -----------
Long-term liabilities:
  Long-term debt, net of current portion............  126,502,779  100,390,421
  Subordinated debt.................................          --   200,000,000
  Put warrant obligation............................    2,466,909    2,778,938
  Long-term capital lease obligation, net of current
   portion..........................................      109,246      132,511
  Early retirement benefits payable, net of current
   portion..........................................       22,083       14,465
  Covenant not to compete, net of current portion...      756,250      612,500
  Deferred income taxes.............................    6,983,449   16,808,984
  Unamortized investment tax credits................      198,817      618,887
  Other liabilities.................................          --     3,690,644
                                                     ------------  -----------
    Total long-term liabilities.....................  137,039,533  325,047,350
                                                     ------------  -----------
Minority interest...................................      360,101      396,624
                                                     ------------  -----------
Redeemable preferred stock..........................      130,164          --
                                                     ------------  -----------
Stockholders' equity (deficit):
  Common stock......................................          881        1,811
  Additional paid-in capital........................   16,910,450   48,747,262
  Retained deficit..................................  (26,861,518) (29,355,420)
  Accumulated other comprehensive income............          --       236,520
                                                     ------------  -----------
    Total stockholders' equity (deficit)............   (9,950,187)  19,630,173
                                                     ------------  -----------
      Total liabilities and stockholders' equity
       (deficit).................................... $144,612,779  370,714,076
                                                     ============  ===========

          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                          1997         1998
                                                       -----------  ----------
Operating revenues:
  Switched services................................... $16,541,598  29,485,512
  Other...............................................   1,345,831   5,776,332
                                                       -----------  ----------
    Total operating revenues..........................  17,887,429  35,261,844
                                                       -----------  ----------
Operating expenses:
  Plant operations....................................   2,277,101   5,731,047
  Corporate and customer service......................   4,532,472   8,762,269
  Depreciation and amortization.......................   4,009,838   7,299,909
  Other...............................................   1,279,630   3,926,595
                                                       -----------  ----------
    Total operating expenses..........................  12,099,041  25,719,820
                                                       -----------  ----------
Income from operations................................   5,788,388   9,542,024
                                                       -----------  ----------
Other income (expense):
  Net gain on sale of investments and other assets....         --      389,693
  Interest income.....................................     102,910     126,471
  Dividend income.....................................         --       44,895
  Interest expense....................................  (3,998,383) (9,848,570)
  Other nonoperating, net.............................      23,542     198,203
                                                       -----------  ----------
    Total other expense...............................  (3,871,931) (9,089,308)
                                                       -----------  ----------
Earnings before income taxes and extraordinary item...   1,916,457     452,716
Income tax expense....................................    (839,102)   (389,152)
                                                       -----------  ----------
Earnings before extraordinary item....................   1,077,355      63,564
Extraordinary item, net of tax........................         --   (2,520,943)
                                                       -----------  ----------
Earnings (loss) before minority interest..............   1,077,355  (2,457,379)
Minority interest in income of subsidiaries...........     (22,464)    (36,523)
                                                       -----------  ----------
Net earnings (loss)................................... $ 1,054,891  (2,493,902)
                                                       ===========  ==========


          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                        1997         1998
                                                     ----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)................................. $1,054,891    (2,493,902)
                                                     ----------  ------------
Adjustments to reconcile net earnings (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization.....................  4,073,040     7,635,118
  Deferred income taxes.............................    239,116      (303,700)
  Deferred patronage dividends......................     (6,076)      (34,817)
  Minority interest in income of subsidiaries.......     22,455        36,523
  Increase in put warrant obligation................        --        312,029
  Income from equity investments....................        --       (131,694)
  Unrealized loss on marketable securities..........        --       (104,292)
  Net loss on sale of investments and other assets..     (9,750)     (217,053)
  Loss on early retirement of debt..................        --      2,896,599
  Amortization of investment tax credits............     (7,403)      (47,741)
  Changes in assets and liabilities arising from op-
   erations, net of acquisitions:
    Accounts receivable.............................  1,309,736    (4,090,464)
    Prepaid and other assets........................   (552,963)     (260,020)
    Accounts payable................................ (1,922,607)   (1,186,658)
    Accrued interest payable........................   (392,686)    6,818,662
    Accrued liabilities.............................   (175,451)      (64,282)
    Income taxes recoverable........................    621,167    (1,439,495)
                                                     ----------  ------------
      Total adjustments.............................  3,198,578     9,818,715
                                                     ----------  ------------
      Net cash provided by (used in) operating ac-
       tivities.....................................  4,253,469     7,324,813
                                                     ----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment........ (2,922,425)   (3,331,570)
Proceeds from sale of property, plant and equip-
 ment...............................................     38,297        36,114
Salvage proceeds less cost of removal...............     26,078        10,799
Distributions from investments......................     11,035        56,170
Payment on covenant not to compete..................    (56,250)     (143,750)
Acquisition of investments..........................        --           (856)
Payments received on direct financing leases........     45,421           --
Proceeds from sale of investments...................        --        720,000
Acquisition costs...................................        --       (408,959)
Organizational costs................................        --       (107,284)
Decrease in other assets............................    339,048        51,544
Increase in other liabilities.......................        --         60,331
Acquisitions of telephone properties................ (4,635,919) (171,264,840)
                                                     ----------  ------------
      Net cash used in investing activities......... (7,154,715) (174,322,301)
                                                     ----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt............  5,725,000   451,000,000
Repayment of long-term debt......................... (1,639,431) (292,591,022)
Repurchase of preferred stock and warrants..........        --       (130,166)
Net proceeds from the issuance of common stock......        --     31,837,741
Loan origination costs..............................   (267,524)  (15,870,983)
Payment of early retirement benefits................    (11,110)       (7,619)
Repayment of capital lease obligation...............    (11,356)      (17,665)
                                                     ----------  ------------
      Net cash provided by (used in) financing ac-
       tivities.....................................  3,795,579   174,220,286
                                                     ----------  ------------
Net increase in cash and cash equivalents...........    894,333     7,222,798
Cash and cash equivalents, beginning of period .....  4,252,732     6,822,462
                                                     ----------  ------------
Cash and cash equivalents, end of period............ $5,147,065    14,045,260
                                                     ==========  ============

          See accompanying notes to consolidated financial statements.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1997 AND 1998

(1) BASIS OF FINANCIAL REPORTING

  Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, the Company believes the disclosures which are made are adequate to make the information presented not misleading.

  The consolidated balance sheet of MJD Communications, Inc. and Subsidiaries (the "Company") at December 31, 1997 was derived from the Company's audited balance sheet as of that date. The unaudited financial information for the six months ended June 30, 1997 and 1998 has not been audited by independent public accountants; however in the opinion of management, such financial information include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position, results of operations, and cash flows for the six-month periods have been included therein in accordance with generally accepted accounting principles. The results of operations for the interim periods are not necessarily indicative of the results of operations which might be expected for the entire year. The consolidated financial statements should be read in conjunction with the Company's 1997 annual financial statements contained herein.

(2) CREDIT FACILITY

  On March 30, 1998, the Company closed a $315 million senior secured credit facility (the "New Credit Facility") which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years and an $85 million reducing revolving credit facility with a term of 6.5 years. Borrowings under the facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Euro dollar rate, plus an incremental rate of 3.0%, 2.75% and 2.5% for the Euro dollar margin and 2.0%, 1.75% and 1.50% for the prime rate margins for the tranche C, tranche B and revolver facility, respectively. The New Credit Facility is secured by a perfected first priority pledge of the stock of all the subsidiaries of the Company as well as the promissory notes evidencing intercompany advances. The New Credit Facility is also guaranteed by the Company's four intermediary holding companies, subject to contractual or regulatory restrictions. The Company pays fees of one half of one percent per annum on the aggregate unused portion of the revolver and tranche B commitment, in addition to an annual agent's fee. Pursuant to the New Credit Facility, the Company is required to enter into interest hedging agreements that result in the fixing of the interest rate on no less than 50% of the principal amount of total outstanding debt, including any subordinated debt.

  Total proceeds received from the New Credit Facility in the amount of $195,000,000 were utilized to repay all of the outstanding long-term debt from CoBank and RTFC, pay related transaction expenses and finance certain business acquisitions. On March 30, 1998, the Company recognized an extraordinary loss of approximately $4.3 million ($2.5 million net of income taxes) resulting from a prepayment penalty of approximately $1.4 million and the write-off of unamortized loan origination costs of approximately $2.9 million related to the refinanced debt.

  The Company's ability to make additional borrowings under the New Credit Facility is subject to compliance with certain financial ratios and other conditions set forth in the New Credit Facility. These conditions limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with another company or change the business conducted.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

(3) ACQUISITIONS


  On March 30, 1998, the Company acquired 100% of the outstanding common stock of Taconic Telephone Corp. and subsidiaries for a purchase price of approximately $67.5 million. Acquisition costs were approximately $440,000. On April 30, 1998, the Company acquired 100% of the outstanding common stock of Ellensburg Telephone Company for a purchase price of approximately $91.0 million. Acquisition costs were approximately $254,000. On June 1, 1998, the Company acquired 100% of the outstanding common stock of Chouteau Telephone Company for a purchase price of $18.6 million. Acquisitions costs were approximately $120,000.

  These acquisitions have been accounted for as purchases and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition, and the results of operations have been included in the accompanying consolidated financial statements since the dates of acquisition. Goodwill recognized on these acquisitions was approximately $119.4 million and will be amortized over an estimated useful life of 40 years.

  In the first quarter of 1998, the Company entered into a letter of intent to purchase Utilities, Inc. (excluding its subsidiaries, Seacoast Cellular and Western Maine Cellular). The acquisition is anticipated to be consummated during the third or fourth quarter of 1998. The contemplated acquisition will be accounted for using the purchase method. The Company plans to finance this acquisition primarily with long-term debt.

  The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions in 1997 and 1998, including the contemplated acquisition, occurred on January 1, 1997. These results include certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisitions and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of each period which may be attained in the future.

                                             PRO FORMA SIX MONTHS ENDED JUNE 30,
                                             -----------------------------------
                                                   1997              1998
                                             ----------------- -----------------
                                                         (UNAUDITED)
Revenues....................................       $50,260,447        56,033,490
Net loss....................................       (3,763,868)       (3,831,178)

(4) ISSUANCE OF LONG-TERM NOTES

  On May 5, 1998, the Company issued $125.0 million of 9 1/2% senior subordinated notes due 2008 (the "Fixed Rate Notes"), and $75.0 million of floating rate callable securities due 2008 (the "Floating Rate Notes," and collectively with the Fixed Rate Notes, the "Notes"). Proceeds were used to reduce existing bank indebtedness under the New Credit Facility. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt of the Company, and effectively subordinated to all existing and future debt and other liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries. Interest in the Notes is payable semi-annually. Interest on the Fixed Rate Notes is fixed at 9 1/2% and interest on the Floating Rate Notes is equal to a rate per annum at LIBOR plus 418.75 basis points (10% at May 5, 1998).

(5) ACCOUNTING PRONOUNCEMENT

  Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard also requires disclosure of the total of comprehensive income in interim financial statements. The Company's comprehensive income was $1.1 million and $(2.5)million for the six months ended June 30, 1997 and 1998, respectively. The difference between the Company's reported net

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES income and comprehensive income for the six months ended June 30, 1998 is due to an unrealized gain on marketable securities procured in connection with the Chouteau and Taconic acquisitions. The change in the unrealized gain since the dates of acquisition has been recorded as other comprehensive income. The accumulated other comprehensive income included in the Company's Consolidated Balance Sheet at June 30, 1998 is due to the unrealized gain on marketable securities.

(6) SUBSEQUENT EVENTS

  On July 1, 1998 the Company issued notice of its intent to exercise its call right with respect to certain warrants held by other parties. These warrants are included in the Company's minority interest at a value of approximately $2.8 million June 30, 1998 and will be accreted to the determined purchase price. The Company intends to close the purchase of the warrants on July 1, 1999 for a purchase price which is currently being negotiated.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Taconic Telephone Corp.

  We have audited the consolidated balance sheets of Taconic Telephone Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Taconic Telephone Corp. and subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

March 6, 1998
Albany, New York

                    TACONIC TELEPHONE CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                            1996          1997
                                                        ------------  ------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $  1,204,578     3,073,458
  Accounts receivable, net of allowance of $119,553 and
   $225,800 in 1996 and 1997, respectively.............    4,052,061     3,651,252
  Inventories..........................................    1,097,107       863,414
  Deferred income taxes (note 5).......................       44,644        92,036
  Other current assets.................................      339,702       430,636
                                                        ------------  ------------
    Total current assets...............................    6,738,092     8,110,796
Property, plant and equipment (note 2):
  Telephone:
    In service.........................................   43,538,277    45,495,739
    Under construction and other.......................    1,275,671     1,819,966
                                                        ------------  ------------
                                                          44,813,948    47,315,705
Less accumulated depreciation..........................  (18,318,296)  (20,756,761)
                                                        ------------  ------------
                                                          26,495,652    26,558,944
Subsidiary:
  Net of accumulated depreciation of $2,606,882 and
   $3,025,429 in 1996 and 1997, respectively...........    2,370,740     2,252,162
  Other assets (note 4)................................    2,706,464     3,276,261
                                                        ------------  ------------
                                                        $ 38,310,948    40,198,163
                                                        ============  ============
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................... $    558,370       993,189
  Accrued payroll and related items....................      204,857       221,304
  Other accrued expenses...............................    2,156,553     2,087,070
  Current maturities of long-term debt (note 3)........      642,254       668,278
                                                        ------------  ------------
    Total current liabilities..........................    3,562,034     3,969,841
Long-term debt, less current maturities (note 3).......    9,271,428     8,605,381
Deferred income taxes (note 5).........................    4,675,841     4,380,934
Other long-term liabilities (note 7)...................      461,581     1,287,390
                                                        ------------  ------------
    Total liabilities..................................   17,970,884    18,243,546
                                                        ------------  ------------
Stockholders' equity:
  Common stock, no par value; 80,000 shares authorized;
   62,588 shares issued; 60,219 shares outstanding in
   1996 and 1997.......................................      677,719       677,719
  Retained earnings....................................   20,124,170    21,697,303
  Accumulated other comprehensive income...............      150,396       191,816
                                                        ------------  ------------
                                                          20,952,285    22,566,838
  Less cost of treasury stock, (2,369 shares in 1996
   and 1997)...........................................     (612,221)     (612,221)
                                                        ------------  ------------
    Total stockholders' equity.........................   20,340,064    21,954,617
                                                        ------------  ------------
                                                        $ 38,310,948    40,198,163
                                                        ============  ============

          See accompanying notes to consolidated financial statements.

                    TACONIC TELEPHONE CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                     DECEMBER 31                      MARCH 31
                          -----------------------------------  -----------------------
                             1995         1996        1997        1997        1998
                          -----------  ----------  ----------  ----------- -----------
                                                               (UNAUDITED) (UNAUDITED)
Telephone operating
 revenues:
  Local network
   services.............  $ 5,235,962   5,912,306   5,850,960   1,445,926   1,423,477
  Long distance and
   access services......    8,618,850   8,246,383   9,155,034   2,114,692   2,503,927
  Directory advertising,
   billing and other
   services.............    2,725,430   2,670,607   2,595,355     864,018     712,205
                          -----------  ----------  ----------   ---------   ---------
    Total telephone
     operating
     revenues...........   16,580,242  16,829,296  17,601,349   4,424,636   4,639,609
CATV and systems
 operations.............    2,326,816   2,446,677   2,795,713     673,911     725,110
                          -----------  ----------  ----------   ---------   ---------
    Total operating
     revenues...........   18,907,058  19,275,973  20,397,062   5,098,547   5,364,719
Telephone operating
 expenses:
  Plant specific........    2,329,605   2,593,113   2,678,778     538,335     545,433
  Plant non-specific....    1,274,544   1,263,568   1,327,241     281,764     342,379
  Customer operations...    2,325,571   2,562,919   2,655,925     628,301     633,993
  Corporate operations..    3,039,519   3,261,519   3,436,270     833,841   1,230,212
  Depreciation and
   amortization.........    2,704,164   2,818,757   2,912,796     718,848     748,323
  Other taxes...........      906,586   1,099,188   1,080,140     311,530     232,947
                          -----------  ----------  ----------   ---------   ---------
    Total telephone
     operating
     expenses...........   12,579,989  13,599,064  14,091,150   3,312,619   3,733,287
CATV and systems
 operations.............    2,104,323   2,242,855   2,530,484     625,159     690,784
                          -----------  ----------  ----------   ---------   ---------
    Total operating
     expenses...........   14,684,312  15,841,919  16,621,634   3,937,778   4,424,071
                          -----------  ----------  ----------   ---------   ---------
Income from operations..    4,222,746   3,434,054   3,775,428   1,160,769     940,648
Other income (expense):
  Equity in earnings of
   partnerships.........       74,000     595,000     565,000      55,628      65,447
  Other income..........       48,068      99,983      91,645      79,111    (360,891)
  Interest expense......   (1,034,609)   (950,302)   (891,437)   (225,074)   (209,067)
                          -----------  ----------  ----------   ---------   ---------
                             (912,541)   (255,319)   (234,792)    (90,335)   (504,511)
                          -----------  ----------  ----------   ---------   ---------
Earnings before income
 taxes..................    3,310,205   3,178,735   3,540,636   1,070,434     436,137
Income tax expense (note
 5).....................    1,087,412     874,949   1,281,007     314,921     141,602
                          -----------  ----------  ----------   ---------   ---------
Net earnings............  $ 2,222,793   2,303,786   2,259,629     755,513     294,535
                          ===========  ==========  ==========   =========   =========
Basic earnings per share
 of common stock........  $     36.48       38.15       37.52        9.22        4.89
                          ===========  ==========  ==========   =========   =========

          See accompanying notes to consolidated financial statements.

                    TACONIC TELEPHONE CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                     ACCUMULATED
                                                                                        OTHER         TOTAL
                          COMPREHENSIVE       COMMON   RETAINED   PAID IN TREASURY  COMPREHENSIVE STOCKHOLDERS'
                             INCOME           STOCK    EARNINGS   CAPITAL  STOCK       INCOME        EQUITY
                          -------------      -------- ----------  ------- --------  ------------- -------------
Balance at December 31,
 1994...................   $      --         $677,719 16,979,189      --  (389,582)    132,275     17,399,601
Net earnings............    2,222,793             --   2,222,793      --       --          --       2,222,793
Dividends...............          --              --    (694,704)     --       --          --        (694,704)
Change in unrealized
 gain on securities, net
 of tax.................      183,808             --         --       --       --      183,808        183,808
                           ----------   ---  -------- ----------  ------- --------    --------     ----------
Balance at December 31,
 1995...................    2,406,601         677,719 18,507,278      --  (389,582)    316,083     19,111,498
Net earnings............    2,303,786             --   2,303,786      --       --          --       2,303,786
Purchase of common
 shares.................          --              --         --       --  (222,639)        --        (222,639)
Dividends...............          --              --    (686,894)     --       --          --        (686,894)
Change in unrealized
 gain on securities, net
 of tax.................     (165,687)            --         --       --       --     (165,687)      (165,687)
                           ----------   ---  -------- ----------  ------- --------    --------     ----------
Balance at December 31,
 1996...................    4,544,700         677,719 20,124,170      --  (612,221)    150,396     20,340,064
Net earnings............    2,259,629             --   2,259,629      --       --          --       2,259,629
Dividends...............          --              --    (686,496)     --       --          --        (686,496)
Change in unrealized
 gain on securities, net
 of tax.................       41,420             --         --       --       --       41,420         41,420
                           ----------   ---  -------- ----------  ------- --------    --------     ----------
Balance at December 31,
 1997...................   $6,845,749        $677,719 21,697,303      --  (612,221)    191,816     21,954,617
                           ==========   ===  ======== ==========  ======= ========    ========     ==========


          See accompanying notes to consolidated financial statements.

                    TACONIC TELEPHONE CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                    DECEMBER 31                      MARCH 31
                         -----------------------------------  -----------------------
                            1995         1996        1997        1997        1998
                         -----------  ----------  ----------  ----------- -----------
                                                              (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income.............  $ 2,222,793   2,303,786   2,259,629     555,513     294,536
Adjustments to
 reconcile net income
 to net cash provided
 by operating
 activities:
  Depreciation and
   amortization........    3,078,954   3,288,659   3,401,706     831,666     874,918
  Deferred income tax
   benefit.............     (212,521)   (324,320)   (363,639)    (67,336)   (161,391)
  Amortization of
   discount on long-
   term debt...........        2,211       2,209       2,231         553         553
  Gain on sale of
   equipment...........          --         (413)     (2,620)       (966)     (1,281)
  Undistributed income
   from investments....     (287,930)   (166,433)   (112,641)     71,908     107,912
  Decrease (increase)
   in accounts
   receivable, net.....      396,183    (735,295)    400,809    (205,572)     57,668
  Decrease (increase)
   in inventories......      (86,820)    (74,872)    233,693    (140,766)    (35,220)
  (Increase) decrease
   in other current
   assets..............       48,162     139,711     (90,934)    (24,181)     55,743
  Increase (decrease)
   in accounts payable
   and accrued
   expenses............      233,175    (358,667)    381,783     294,235    (157,713)
  Increase in other
   liabilities.........      (83,755)    110,066     825,809     162,276      50,907
                         -----------  ----------  ----------   ---------  ----------
      Net cash provided
       by operating
       activities......    5,310,452   4,184,431   6,935,826   1,477,330   1,086,632
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Expenditures for
 property and
 equipment.............   (1,782,958) (2,778,977) (3,407,297)   (351,229)   (284,105)
Net salvage on
 retirements...........       10,446       2,877         571       4,430       2,235
Expenditures for
 subsidiary property
 and equipment.........     (462,158)   (337,070)   (337,071)     (7,462)    (34,731)
Proceeds from sale of
 equipment.............          --        9,142       5,601       3,666          91
Purchase of
 nonmarketable equity
 securities............          --       (4,000)        --          --          --
Proceeds from
 collection of loan
 receivable............          --       61,932         --          --          --
Purchase of other
 capitalized assets....     (144,901)        --          --          --          --
                         -----------  ----------  ----------   ---------  ----------
      Net cash used in
       investing
       activities......   (2,379,571) (3,046,096) (3,738,196)   (350,595)   (316,510)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from short-
 term borrowings.......      130,000         --          --          --          --
Repayment of short-term
 borrowings............     (600,000)   (130,000)        --          --          --
Repayment of long-term
 borrowings............     (559,560)   (676,328)   (642,254)   (160,513) (2,315,894)
Dividends paid.........     (694,704)   (686,894)   (686,496)   (168,613)   (168,613)
Purchase of treasury
 stock.................          --     (222,639)        --          --          --
Additional paid in
 capital...............          --          --          --          --    2,193,837
                         -----------  ----------  ----------   ---------  ----------
      Net cash used in
       financing
       activities......   (1,724,264) (1,715,861) (1,328,750)   (329,126)   (290,670)
                         -----------  ----------  ----------   ---------  ----------
Increase (decrease) in
 cash and cash
 equivalents...........    1,206,617    (577,526)  1,868,880     797,609     479,452
Cash and cash
 equivalents at
 beginning of year.....      575,487   1,782,104   1,204,578   1,204,578   3,073,458
                         -----------  ----------  ----------   ---------  ----------
Cash and cash
 equivalents at end of
 year..................  $ 1,782,104   1,204,578   3,073,458   2,002,187   3,552,910
                         ===========  ==========  ==========   =========  ==========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Cash paid for
 interest..............  $ 1,038,466   1,104,521     891,437     225,074     209,067
                         ===========  ==========  ==========   =========  ==========
Cash paid for income
 taxes.................  $   985,000   1,265,000   1,627,623         --          --
                         ===========  ==========  ==========   =========  ==========
Supplemental schedule
 of non-cash investing
 activities:
Capital lease
 obligation on
 equipment.............  $       --      143,852         --          --          --
                         ===========  ==========  ==========   =========  ==========

          See accompanying notes to consolidated financial statements.

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1995, 1996 AND 1997 AND MARCH 31, 1997 AND 1998
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization

  The consolidated financial statements include the accounts of Taconic Telephone Corp. (the "Company") and its wholly owned subsidiaries (collectively the "subsidiaries") Taconic Technology Corp. ("TECH"), Taconic Cellular Corp. ("TCC"), Taconet Corp. ("TNC"), Taconet Wireless Corp. ("TWC") and Taconic TelCom Corp ("TTC"). All significant inter-company transactions and balances have been eliminated in consolidation.

  The Company provides local exchange telecommunications services to residential and commercial customers. TECH provides telecommunications products to residential and commercial customers, operates a cable television system and provides paging and Internet services. TCC has an ownership interest in several cellular telephone general partnerships. TNC was formed to hold interests in partnerships and corporations involved in signaling systems and related data base services. TWC was formed to hold interests in partnerships and corporations involved in the provision, marketing and operations of personal communication services. TTC resells long distance services to residential and commercial customers. TTC commenced operations in 1997. The companies operate in New York State, primarily in Columbia, Rensselaer and Dutchess Counties.

  The Company's telephone operation follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS 71 requires the Company's telephone operation to depreciate telephone plant over useful lives as approved by regulators which could be longer than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone operation periodically reviews the applicability of SFAS 71 based on the developments in their current regulatory and competitive environment. SFAS 71 may, at some future date, be deemed inapplicable due to changes in the regulatory and competitive environments and/or a decision by the Company to accelerate deployment of new technology. If the Company were to discontinue the application of SFAS 71 for its regulated operation, the Company would be required to write off its regulatory assets and regulatory liabilities associated with such operation and would be required to adjust the carrying amount of any other assets, including property, plant and equipment, that would be deemed not recoverable. The Company believes its regulated operations continue to meet the criteria for SFAS 71 and that the carrying value of its regulated property, plant and equipment is recoverable in accordance with established rate-making practices.


  The Company maintains its accounts in accordance with the Uniform System of Accounts prescribed for telephone companies by the New York State Public Service Commission (the PSC).

 (b) Inventories

  Inventories are carried at the lower of average cost or market and consist primarily of materials and supplies.

 (c) Property, Plant and Equipment

  Property, plant and equipment is stated at cost. Expenditures for maintenance and repairs are expensed as incurred. Depreciation is provided for using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives which range from four to fifty years.

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  The cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage less removal cost. Under this method, no profit or loss is calculated on ordinary retirements of depreciable telephone property.

 (d) Subsidiary Property and Equipment

  Subsidiary property and equipment are stated at cost. Major expenditures for property and those which substantially increase useful lives are capitalized. Maintenance and repairs are expensed as incurred. Any gain or loss on disposal is recognized in operations.

  The subsidiaries provide for depreciation of property and equipment using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives which range from five to twenty years utilizing the straight-line method.

 (e) Allowance for Funds Used During Construction

  Regulatory bodies allow the Company to capitalize an allowance for funds used during construction ("AFUDC"). AFUDC represents the borrowing costs and a return on common equity of funds used to finance construction of regulated assets. AFUDC is capitalized as a component of additions to property, plant and equipment and is credited to income. AFUDC does not represent current cash earnings; however, under established regulatory rate-making practices, after the related plant is placed in service, the Company is permitted to include in the rates charged for utility services a fair return on and depreciation of such AFUDC included in plant in service. The allowance rates for funds capitalized during the construction of certain plant assets were 9.49%, 9.40% and 9.34%, and totaled $13,280, $28,510 and $23,435 for March 31, 1998,
December 31, 1997 and December 31, 1996, respectively.

 (f) Investments

  The Company records investments in marketable debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 requires investments in marketable equity securities to be reported at fair value, with net unrealized gains reported, net of income taxes, as a separate component of stockholders' equity.

  The Company accounts for its investments in nonmarketable equity securities and partnerships in the following manner:

  .  investments in excess of 50% in investee equity are consolidated.

  . investments of 20-50% in investee equity are accounted for under the equity method. That is, the Company adjusts its investments for its proportion of the income earned and distributions made by the investee.

  . investments under 20% are accounted for at the lower of cost or market unless the Company is able to exercise significant influence over operating and financial policies of the investee.

 (g) Revenues and Accounts Receivable

  Local service charges are recognized when earned regardless of the period in which they are billed. Long distance revenues are derived from interstate/intralata long-distance calls that originate or terminate in the Company's Hancock, Massachusetts exchange. Network access service revenues are earned from interexchange carriers by providing access to the Company's local exchange network. The Company also generates revenue through billing subscriber line charges to their end user customers. Interstate carrier common line revenues are

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES recognized under pooling arrangements with other telephone companies and are allocated among the companies based on respective costs and investments to provide these services. Revenues recognized through the various pooling processes are initially based on estimates. Adjustments are recorded in subsequent years as participating companies finalize their respective costs and investments. The Company has settled all toll and access charge revenue agreements through 1996.

  Accounts receivable consists primarily of amounts due from residential, commercial and interexchange carrier customers for telecommunications services. The Company performs ongoing credit evaluations of its customers. The Company maintains an allowance for doubtful accounts to cover potential credit losses.

 (h) Income Taxes

  The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

  The Company files consolidated Federal tax returns with its subsidiaries. Investment tax credits are deferred and amortized over the estimated useful life of the equipment which gave rise to the credit.

 (i) Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 (j) Regulatory Matters

  On May 30, 1995, the Company filed a petition with the PSC for approval of a proposed Quality Assurance Plan (the Plan), which was approved August 21, 1996. This incentive plan eliminated rate of return regulation for the Company's New York State operations as of September 1, 1996. The five-year plan freezes basic local rates with limited exceptions. Non-basic rates will not increase in excess of 40% over this same time period. Additionally, the Company has offered its local exchange service for resale to competitors at a discounted rate.

  The Company is the first small telephone company in the country to successfully negotiate an incentive regulation plan.

  Regarding federal issues, the Telecommunications Act of 1996 ("Act") was passed early in 1996. This legislation encourages competition, anticipates lower rates for consumers, and assures rural customers they will have the same services as their urban counterparts. The Company continues to monitor recent court decisions and the activity of the Federal Communications Commission as it issues orders which attempt to interpret and implement the Act.

 (k) Reclassifications

  Certain items in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

 (l) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (m) Impairment of Long-Lived Assets

  In 1996 the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of long-lived assets is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS No. 121 did not affect the Company's consolidated financial position or results of operations.

 (n) Basic Earnings Per Share

  Basic earnings per share of common stock was computed by dividing net earnings by the weighted average number of common shares outstanding during the respective periods. The weighted average number of common shares outstanding was 60,939, 60,393 and 60,219 during 1995, 1996 and 1997, respectively.

 (o) Comprehensive Income

  On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. In the case of the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains and losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gain on securities available-for-sale as of the balance sheet dates. All periods for which the Company has presented financial information contain the prescribed disclosures.

(2)PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment in service at December 31, 1996 and December 31, 1997 is summarized as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
   Land............................................... $    100,442     100,442
   Customer premises wiring...........................      427,210     427,210
   Other work equipment...............................      563,445     561,383
   Motor vehicles.....................................      720,357     716,834
   Furniture and office equipment.....................    1,088,148   1,120,792
   Buildings..........................................    3,091,851   3,157,272
   Central office equipment...........................   14,348,632  15,040,958
   Poles, cables and wire.............................   22,475,840  23,593,356
   Other..............................................      722,352     777,492
                                                       ------------  ----------
     Total telephone plant in service................. $ 43,538,277  45,495,739
                                                       ============  ==========

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  The Company provides for depreciation on a straight-line basis at annual rates which will amortize the depreciable property over its estimated useful life. Such provision as a percentage of the average balance of telephone plant in service was 6.48 percent at December 31, 1996, December 31, 1997 and March 31, 1998. Individual annual depreciable rates are as follows:

   Motor vehicles................................................... 9.50-15.00%
   Other work equipment.............................................       5.67%
   Buildings........................................................       2.66%
   Furniture and office equipment................................... 5.00-20.00%
   Central office equipment......................................... 6.67-10.35%
   Customer premises wiring.........................................       5.91%
   Poles, cables, and wire.......................................... 2.00-11.33%


(3)LONG-TERM DEBT

  Long-term debt at December 31, 1996 and 1997 consists of the following:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
First mortgage notes payable to the Rural Utilities
 Service at 8.72%, due in quarterly installments of
 $158,802 including interest, through December 31,
 2009...............................................  $4,914,431   4,700,767
First mortgage note payable to the Rural Utilities
 Service at 10.782%, due in quarterly installments
 of $70,658 including interest, through December 31,
 2016...............................................   2,309,321   2,274,222
First mortgage note payable at prime, (8.50% and
 8.25% at December 31, 1997 and 1996, respectively)
 due in quarterly installments of $51,667 plus
 interest, through December 31, 2004................   1,653,333   1,446,667
Capital lease at 8.15% due in monthly installments
 of $3,498 including interest, through March 31,
 2000...............................................     119,505      86,034
Note payable at prime plus 1/2% (9.00% and 8.75% at
 December 31, 1997 and 1996, respectively) due in
 monthly installments of $10,833 plus interest,
 through February 1, 1999, at which time remaining
 principal of $563,334 is due in full, secured by
 interest in TECH accounts receivable, inventory,
 and a second lien on property and equipment........     823,333     693,334
Note payable at prime plus 1/2% (9.00% and 8.75% at
 December 31, 1997 and 1996, respectively) due in
 monthly installments of $1,944 plus interest,
 through March 1, 2002, secured by TECH property and
 equipment..........................................     122,501      99,167
                                                      ----------   ---------
Total long-term debt................................   9,942,424   9,300,191
Less discount on long-term debt.....................     (28,742)    (26,532)
Less current maturities.............................    (642,254)   (668,278)
                                                      ----------   ---------
  Long-term debt, net of current maturities.........  $9,271,428   8,605,381
                                                      ==========   =========

  Certain of the obligations contain covenants which restrict the amount of dividends that may be paid without approval and limit other obligations, guarantees, and require maintenance of certain operating ratios. A subsidiary of the Company, TECH, was in violation of three covenants related to notes payable as of December 31, 1997, with respect to working capital, current ratio and capital expenditure levels. Appropriate waivers were obtained in all cases.

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  The estimated minimum future principal payments at December 31, 1997 are scheduled as follows:

                                                               DECEMBER 31, 1997
                                                               -----------------
1998..........................................................    $  668,278
1999..........................................................     1,130,031
2000..........................................................       565,428
2001..........................................................       585,429
2002..........................................................       601,144
Thereafter....................................................     5,749,881
                                                                  ----------
                                                                  $9,300,191
                                                                  ==========

  As of December 31, 1996 and 1997, the Company had available unsecured lines of credit totaling $8,500,000, with interest based on referenced rates at the times of borrowing.

(4)OTHER ASSETS

  Other assets at December 31, 1996 and 1997 consist of the following:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
   Investments in partnerships......................  $1,065,269   1,177,910
   Investments in marketable equity securities,
    available for sale..............................     738,284     801,044
   Deferred pension expense due to regulatory
    requirements (note 7)...........................     625,991   1,037,246
   Other............................................     276,920     260,061
                                                      ----------   ---------
                                                      $2,706,464   3,276,261
                                                      ==========   =========

(5)INCOME TAXES

  The Company accounts for income taxes using the asset and liability method required by Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". Generally accepted accounting principles for regulated enterprises adopting Statement 109 required the recognition of deferred tax assets and liabilities. The net effect of deferred regulatory assets and liabilities of approximately $275,000 was recorded as an increase to deferred income tax liabilities as of January 1, 1993, and is being amortized over a fifteen-year period.

  The balance of deferred regulatory assets and liabilities was $220,000 and $238,333 at December 31, 1997 and 1996, respectively.

  The components of income tax expense (benefit) are as follows:

                             DECEMBER 31, DECEMBER 31, DECEMBER 31, MARCH 31, MARCH 31,
                                 1995         1996         1997       1997      1998
                             ------------ ------------ ------------ --------- ---------
   Income taxes charged to
    the statements of
    operations
   Federal:
     Current...............   $1,299,933   1,199,269    1,644,646    382,207   302,993
     Deferred..............     (212,521)   (324,320)    (363,639)   (67,386) (161,391)
                              ----------   ---------    ---------    -------  --------
     Income taxes charged
      to the statements of
      operations...........    1,087,412     874,949    1,281,007    314,821   141,602
   Income taxes charged
    (credited) to
    stockholders' equity
     Deferred..............       94,692     (85,360)      21,340     44,010    91,353
                              ----------   ---------    ---------    -------  --------
       Total income taxes..   $1,182,104     789,589    1,302,347    358,931   232,955
                              ==========   =========    =========    =======  ========

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below.

                                                         1996         1997
                                                      -----------  -----------
   Deferred tax assets:
     Accounts receivable due to allowance for
      doubtful accounts.............................  $    42,274  $    86,501
     Investments in partnerships....................      190,951      298,853
     Warranty reserve...............................        2,370        3,168
     Current deferred revenue.......................          --         2,367
     Deferred revenue due to regulatory require-
      ments.........................................       80,487       62,601
     Deferred pension expense.......................          --        68,746
     Deferred expense due to environmental
      remediation...................................          --        48,745
                                                      -----------  -----------
       Total gross deferred tax assets..............      316,082      570,981
     Less valuation allowance.......................          --           --
                                                      -----------  -----------
       Net deferred tax assets......................      316,082      570,981
                                                      -----------  -----------
   Deferred tax liabilities:
     Plant and equipment, principally due to differ-
      ences in depreciation.........................   (4,424,130)  (4,313,310)
     Unamortized investment tax credits.............     (340,642)    (275,528)
     Deferred pension expense due to regulatory
      requirements..................................      (55,899)     (13,838)
     Investment differences due to market adjust-
      ments.........................................     (116,836)    (248,183)
     Unamortized discount on debt...................       (9,772)      (9,020)
                                                      -----------  -----------
       Total gross deferred tax liabilities.........   (4,947,279)  (4,859,879)
                                                      -----------  -----------
       Net deferred tax liability...................  $(4,631,197) $(4,288,898)
                                                      ===========  ===========

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(6)LEASES

  The Company leases equipment under operating leases, for which the future non-cancelable minimum lease payments as of December 31, 1997 are as follows:

   YEAR ENDING DECEMBER 31
   -----------------------
      1998............................................................. $234,627
      1999.............................................................  206,003
      2000.............................................................  134,188
      2001.............................................................    7,486
                                                                        --------
                                                                        $582,304
                                                                        ========

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  Total rental expense for all operating leases was $228,908, $334,647 and $303,017 for 1995, 1996 and 1997, and $66,847 and $60,986 for the three months ended March 31, 1997 and March 31, 1998, respectively.


(7)RETIREMENT PLANS

  The Company has a qualified defined benefit pension plan covering substantially all of its full-time employees. The Company's funding policy is to contribute annually an amount within the range established by the Employee Retirement Income Security Act (ERISA) of 1974. Contributions to the plan are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Effective January 1, 1996, the plan was frozen with respect to the employees of TECH.

  The defined benefit plan was amended in 1997 to cease benefit accruals for all participants in preparation to terminate and liquidate the plan in 1998. The amendment also increased benefits to the level of the fair value of plan assets at December 31, 1997 or $5,452,047. In accordance with regulatory policy, a curtailment gain of $1,010,268 was deferred as of December 31, 1997 and is included in other long-term liabilities on the accompanying consolidated balance sheet.

  Net periodic pension cost for 1995, 1996 and 1997 included the following components:

                                                  1995       1996      1997
                                                ---------  --------  --------
   Service cost-benefits earned during the
    period..................................... $ 284,812   404,989   435,351
   Interest cost on projected benefit
    obligations................................   349,426   434,571   476,026
   Actual return on plan assets................  (197,636) (678,898) (529,998)
   Net amortization and deferral...............  (150,102)  488,347   167,308
                                                ---------  --------  --------
   Net periodic pension cost...................   286,500   649,009   548,687
   Increase (decrease) due to pension expense
    computed under regulatory requirements.....    14,660   (34,839) (548,687)
   Amortization of deferred pension asset......       --     68,716   137,432
                                                ---------  --------  --------
   Pension cost expensed due to regulatory
    requirements............................... $ 301,160   682,886   137,432
                                                =========  ========  ========

  The following table sets forth the funded status of the plan and amounts recognized in the Company's balance sheets at December 31, 1996 and 1997:

                                                            1996       1997
                                                         ----------  ---------
   Projected benefit obligation:
     Vested employees................................... $3,971,160  5,452,047
     Non-vested employees...............................    253,167        --
                                                         ----------  ---------
       Accumulated benefit obligation...................  4,224,327  5,452,047
   Effect of projected future compensation levels.......  2,667,089        --
                                                         ----------  ---------
       Total projected benefit obligation...............  6,891,416  5,452,047
   Plan assets at fair value (primarily corporate
    securities and government bonds)....................  5,434,130  5,452,047
                                                         ----------  ---------
   Projected benefit obligation in excess of plan
    assets.............................................. (1,457,286)       --
   Unrecognized net obligation..........................     38,828        --
   Unrecognized prior service cost......................    (57,287)       --
   Unrecognized net (gain) loss.........................  1,014,164        --
                                                         ----------  ---------
   Accrued pension obligation........................... $ (461,581)       --
                                                         ==========  =========

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

  The assumptions used in determining the funded status information and pension expense under Financial Accounting Standards Board Statement No. 87 (SFAS No. 87) for 1995, 1996 and 1997 were:

                                                               1995  1996  1997
                                                               ----- ----- -----
   Discount rate.............................................. 7.15% 7.15% 7.00%
   Expected long-term rate of return on assets................ 9.50% 8.15% 7.50%
   Rate of increase in compensation levels.................... 5.00% 5.00% 5.00%

  In accordance with the provisions of Financial Accounting Standards Board Statement No. 71, a deferred asset of $625,991 $1,037,246 and at December 31, 1996 and 1997, respectively, has been established to provide for any variation between pension expense computed under SFAS No. 87 and pension expense computed for regulatory purposes.

  The Company has a defined contribution retirement plan, pursuant to Section 401(k) of the Internal Revenue Code, covering substantially all of its full-time employees. The plan provides that participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. Prior to 1996, the plan made no provision for employer contributions. Effective January 1, 1996, full-time employees of Taconic Technology having at least one year of service were eligible to receive employer contributions under the plan of 5% of gross wages and matching up to 3% of employee contributions. Effective January 1, 1997, full-time employees of Taconic Telephone having at least one year of service were eligible for the same level of employer contributions as Taconic Technology employees. The Company's expense was $10,546 for 1996 and $344,616 for 1997 and $85,097 and $18,295 for
the three months ended March 31, 1997 and March 31, 1998, respectively. .

(8)SALE OF COMPANY

  During 1997, the Company's board of directors approved a definitive agreement to sell 100% of the Company's common stock to MJD Ventures, Inc. of Charlotte, N.C. The transaction received PSC approval in February, 1998 and is expected to be consummated no later than the second quarter of 1998.

(9)ENVIRONMENTAL REMEDIATION

  During 1997, the Company engaged an environmental consultant to undertake an environmental site assessment of all property owned by the Company. As a result, the Company opted to remove all in-ground fuel tanks and replace most with above ground storage tanks. In those locations where testing detected the existence of soil contamination, remediation was either undertaken or planned. Utilizing projected costs derived from the remediation plan, the Company was able to develop estimates of cash payments for the remediation costs which are considered fixed and reliably determinable. The aggregate cost related to remediation, principally the removal and treatment of contaminated soil is estimated to be $103,000. Other costs, including site assessments, testing and tank removal and replacement are estimated to be $168,000. Approximately $128,000 has been incurred as of December 31, 1997. The remaining estimated costs have been recorded in current liabilities on the accompanying consolidated balance sheet.

(10)DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued
Expenses: the carrying amount approximates fair value because of the short maturity of these instruments

  Investments: the investments are stated at fair value

  Long-Term Debt: the carrying value of the Company's long-term debt approximates fair value.

                   TACONIC TELEPHONE CORP. AND SUBSIDIARIES

(11) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                            FIRST      SECOND     THIRD      FOURTH
    1996                   QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
    ----                  ---------- ---------- ---------- ---------- -----------
Revenue.................  $4,706,451 $4,869,411 $4,975,221 $4,724,890 $19,275,973
Income from operations..   1,020,069  1,048,612    923,243    442,130   3,434,054
Net earnings............     665,202    689,007    649,973    299,604   2,303,786
                            FIRST      SECOND     THIRD      FOURTH
    1997                   QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
    ----                  ---------- ---------- ---------- ---------- -----------
Revenue.................  $4,898,547 $5,031,223 $5,274,498 $5,192,794 $20,397,062
Income from operations..     960,769    964,894  1,129,248    700,517   3,775,428
Net earnings............     555,513    560,451    702,345    441,328   2,259,629

(12) MAJOR CUSTOMERS

  The Company derives significant revenues from AT&T and NYNEX principally from network access and billing and collection services. Such revenues amounted to 19.9%, 18.3% and 16.6% for AT&T and 11.4%, 8.1%, and 8.5% for
NYNEX of total operating revenues for the years ended December 31, 1995, 1996 and 1997, respectively and 17.7% and 13.0% for AT&T and 8.7% and 7.4% for NYNEX for the three months ended March 31, 1997 and 1998, respectively.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Ellensburg Telephone Company

  We have audited the accompanying consolidated balance sheet of Ellensburg Telephone Company and subsidiary as of December 31, 1996 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ellensburg Telephone Company and subsidiary as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

              Moss Adams LLP

Seattle, Washington
February 11, 1998

                          ELLENSBURG TELEPHONE COMPANY

                           CONSOLIDATED BALANCE SHEET
                 DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998

                                               DECEMBER 31
                                        --------------------------   MARCH 31,
                                            1996          1997          1998
                                        ------------  ------------  ------------
                                                                    (UNAUDITED)
                ASSETS
 Current assets
   Cash...............................  $    793,800  $    575,500  $    377,828
   Short-term marketable securities...     4,549,500     4,893,600     6,441,152
   Receivables less allowance for
    uncollectibles:
    1996--$198,000; 1997--$209,500....       930,400     1,015,100     1,499,729
   Materials and supplies (first-in,
    first-out cost basis).............       264,100       220,000       243,598
   Prepaid expenses...................       170,200       198,200        68,313
   Income tax prepaid and deferred....       234,200        72,600       184,700
                                        ------------  ------------  ------------
     Total current assets.............     6,942,200     6,975,000     8,815,320
                                        ------------  ------------  ------------
 Other investments and assets.........     3,263,700     4,508,600     4,312,075
                                        ------------  ------------  ------------
 Property, plant and equipment, at
  cost................................    55,312,800    57,692,000    58,175,974
   Less accumulated depreciation......   (25,207,200)  (27,557,800)  (28,104,516)
                                        ------------  ------------  ------------
                                          30,105,600    30,134,200    30,071,458
                                        ------------  ------------  ------------
                                        $ 40,311,500  $ 41,617,800  $ 43,198,853
                                        ============  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
   Current portion of long-term debt..  $    133,300  $        --   $        --
   Accounts payable...................     1,272,400       439,900     1,000,135
   Accrued liabilities................       865,500       791,700     1,377,204
                                        ------------  ------------  ------------
     Total current liabilities........     2,271,200     1,231,600     2,377,339
                                        ------------  ------------  ------------
 Deferred federal income tax..........     4,239,500     4,224,300     4,201,973
                                        ------------  ------------  ------------
 Employee benefit plans...............     1,429,000     1,748,300     1,827,797
                                        ------------  ------------  ------------
 Regulatory liability.................       482,900       429,600       429,600
                                        ------------  ------------  ------------
 Shareholders' equity
   Common stock, $10 par; authorized
    1,000,000 shares..................     6,851,600     6,851,600     6,851,600
   Additional paid-in capital.........    11,476,700    11,476,700    11,476,700
   Retained earnings..................    13,560,600    15,655,700    16,033,844
                                        ------------  ------------  ------------
                                          31,888,900    33,984,000    34,362,144
                                        ------------  ------------  ------------
                                        $ 40,311,500  $ 41,617,800  $ 43,198,853
                                        ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                          ELLENSBURG TELEPHONE COMPANY

                        CONSOLIDATED STATEMENT OF INCOME
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                     DECEMBER 31                       MARCH 31
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED)  (UNAUDITED)
Operating revenues
  Local telephone
   services............. $ 3,386,000  $ 3,656,000  $ 3,894,700  $  942,783   $1,025,374
  Network access........   8,320,600    9,040,800    9,301,400   2,544,922    2,104,583
  Long distance
   services.............     138,000      108,500      104,700      26,778       21,251
  Miscellaneous
   revenues.............   1,386,100    1,269,100    1,397,200     339,979      354,482
  Uncollectible
   revenues.............     (45,800)     (15,500)     (39,300)    (13,875)       2,573
                         -----------  -----------  -----------  ----------   ----------
                          13,184,900   14,058,900   14,658,700   3,840,587    3,508,263
                         -----------  -----------  -----------  ----------   ----------
Operating expenses
  Plant operations......   1,957,300    2,310,700    2,298,500     605,994      528,670
  Depreciation and
   amortization.........   3,112,000    3,324,800    3,601,100     944,154      843,853
  Network operations....     350,400      297,000      340,100      73,088      114,187
  Marketing and customer
   services.............   1,439,800    1,571,900    1,610,800     443,877      414,444
  General and
   administrative.......   1,238,800    1,202,200    1,441,400     351,168      444,063
  Operating taxes.......     506,400      408,800      484,300     118,851      122,140
                         -----------  -----------  -----------  ----------   ----------
                           8,604,700    9,115,400    9,776,200   2,537,132    2,467,357
                         -----------  -----------  -----------  ----------   ----------
    Operating income....   4,580,200    4,943,500    4,882,500   1,303,455    1,040,906
                         -----------  -----------  -----------  ----------   ----------
Other income (expenses)
  Interest income.......     239,900      235,700      242,800      56,250       72,882
  Interest expense......      (1,000)        (100)        (100)        --           --
  Other income..........     317,800      515,000      811,600     192,847      155,332
                         -----------  -----------  -----------  ----------   ----------
                             556,700      750,600    1,054,300     249,097      228,214
                         -----------  -----------  -----------  ----------   ----------
    Income before income
     tax provision......   5,136,900    5,694,100    5,936,800   1,552,552    1,269,120
Income tax provision....   1,523,100    1,760,000    1,923,200     501,960      411,365
                         -----------  -----------  -----------  ----------   ----------
Net income.............. $ 3,613,800  $ 3,934,100  $ 4,013,600  $1,050,592   $  857,755
                         ===========  ===========  ===========  ==========   ==========
Earnings per share...... $      5.27  $      5.74  $      5.86  $     1.53   $     1.25
                         ===========  ===========  ===========  ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                          ELLENSBURG TELEPHONE COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                     THE THREE MONTHS ENDED MARCH 31, 1998

                                               PAR
                                  NUMBER     VALUE OF  ADDITIONAL
                                 OF SHARES    COMMON     PAID-IN    RETAINED
                                OUTSTANDING   STOCK      CAPITAL    EARNINGS
                                ----------- ---------- ----------- -----------
Balance, December 31, 1994.....   685,158   $6,851,600 $11,476,700 $ 9,644,000
  Cash dividends paid, $2.60
   per share...................       --           --          --   (1,781,400)
  Net income for the year......       --           --          --    3,613,800
                                  -------   ---------- ----------- -----------
Balance, December 31, 1995.....   685,158    6,851,600  11,476,700  11,476,400
  Cash dividends paid, $2.70
   per share...................       --           --          --   (1,849,900)
  Net income for the year......       --           --          --    3,934,100
                                  -------   ---------- ----------- -----------
Balance, December 31, 1996.....   685,158    6,851,600  11,476,700  13,560,600
  Cash dividends paid, $2.80
   per share...................       --           --          --   (1,918,500)
  Net income for the year......       --           --          --    4,013,600
                                  -------   ---------- ----------- -----------
Balance, December 31, 1997.....   685,158    6,851,600  11,476,700  15,655,700
  Cash dividends paid, $.70 per
   share.......................       --           --          --     (479,611)
  Net income for the three
   months......................       --           --          --      857,755
                                  -------   ---------- ----------- -----------
Balance, March 31, 1998........   685,158   $6,851,600 $11,476,700 $16,033,844
                                  =======   ========== =========== ===========



   The accompanying notes are an integral part of these financial statements.

                          ELLENSBURG TELEPHONE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                      DECEMBER 31                         MARCH 31
                         ----------------------------------------  ------------------------
                             1995          1996          1997         1997         1998
                         ------------  ------------  ------------  -----------  -----------
                                                                   (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income.............  $  3,613,800  $  3,934,100  $  4,013,600  $ 1,050,592  $   857,755
Adjustments to
 reconcile net income
 to cash flows from
 operating activities
  Depreciation and
   amortization........     3,250,900     3,472,400     3,732,300      977,831      860,902
  Deferred income tax
   and investment
   credit..............        98,300       (61,600)      (15,200)     (15,146)     (22,327)
  Joint venture and
   affiliate income....      (250,000)     (310,900)     (736,000)      (9,837)    (131,755)
  Employee benefit
   plans...............       178,100       322,400       319,300       82,405       79,497
  Regulatory
   liability...........      (174,300)     (117,900)      (53,300)         --           --
  Changes in assets and
   liabilities
    Receivables........      (339,100)      113,800       (84,700)    (552,678)    (484,629)
    Materials and
     supplies..........       (32,100)      (52,800)       44,100          --       (23,598)
    Prepaid expenses...       (32,200)      (25,800)      (28,000)     114,818      129,887
    Income tax prepaid
     and deferred......      (151,000)     (210,400)      161,600      234,200       72,600
    Accounts payable
     and accrued
     liabilities.......       132,100       598,300      (906,300)    (259,057)     961,034
                         ------------  ------------  ------------  -----------  -----------
      Cash flows from
       operating
       activities......     6,294,500     7,661,600     6,447,400    1,623,128    2,299,366
                         ------------  ------------  ------------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Additions to property,
 plant and equipment,
 net...................    (3,355,900)   (5,103,500)   (3,760,900)  (1,174,804)    (541,643)
Decrease (increase) in
 investments and other
 assets................    (1,458,000)    1,112,500      (508,900)    (630,000)      71,760
Proceeds from sales of
 marketable
 securities............    16,579,600    13,527,200    19,114,000    5,651,118    3,525,853
Purchases of marketable
 securities............   (15,840,400)  (15,469,600)  (19,458,100)  (5,733,777)  (5,073,397)
                         ------------  ------------  ------------  -----------  -----------
      Cash flows from
       investing
       activities......    (4,074,700)   (5,933,400)   (4,613,900)  (1,887,463)  (2,017,427)
                         ------------  ------------  ------------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Payments of long-term
 debt..................      (133,300)     (133,300)     (133,300)         --           --
Cash dividends paid....    (1,781,400)   (1,849,900)   (1,918,500)    (479,611)    (479,611)
                         ------------  ------------  ------------  -----------  -----------
      Cash flows from
       financing
       activities......    (1,914,700)   (1,983,200)   (2,051,800)    (479,611)    (479,611)
                         ------------  ------------  ------------  -----------  -----------
CHANGE IN CASH.........       305,100      (255,000)     (218,300)    (743,946)    (197,672)
CASH
Beginning of year......       743,700     1,048,800       793,800      793,800      575,500
                         ------------  ------------  ------------  -----------  -----------
End of year............  $  1,048,800  $    793,800  $    575,500  $    49,854  $   377,828
                         ============  ============  ============  ===========  ===========
SUPPLEMENTAL
 INFORMATION
Cash paid during the
 year for:
  Income tax...........  $  1,750,100  $  2,150,000  $  1,830,000  $       --   $    60,000
                         ============  ============  ============  ===========  ===========
  Interest.............  $      1,000  $        100  $        100  $       --   $       --
                         ============  ============  ============  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         ELLENSBURG TELEPHONE COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         DECEMBER 31, 1995, 1996 AND 1997 AND MARCH 31, 1997 AND 1998
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company's principal business is operation of a telephone company serving Ellensburg and Selah, Washington and surrounding areas. The Company also provides wireless communication services directly and with other joint venture partners.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and a wholly-owned subsidiary. The Company's investments in affiliated ventures (not majority owned) engaged in paging, cellular and other services are reported on the equity method. Income from these ventures amounted to $250,000, $310,900, $736,000 and $140,000 for the
years ended December 31, 1995, 1996, 1997 and for the three months ended March 31, 1998, respectively. Investments in ventures where the ownership percentage is less than 20% are carried at cost. All significant intercompany accounts and transactions have been eliminated.

  PROPERTY, PLANT AND EQUIPMENT--The cost of property, plant and equipment is depreciated on the straight-line composite method based upon the estimated useful lives of the related assets. Provisions for depreciation were 6.4%, 6.4%, 6.5% and 6.5% of average depreciable assets in service for 1995, 1996, 1997 and for the three months ended March 31, 1998, respectively.

  INCOME TAX--Deferred income taxes are computed using the liability method. Under the liability method, taxes are recorded based on the future tax effects of the difference between the tax and financial reporting bases of the Company's assets and liabilities. In estimating future tax consequences, all expected future events are considered, except for potential income tax law or rate changes. Deferred income tax expense is measured by the change in the net deferred income tax asset or liability during the year. For regulated companies, the deferred regulatory liabilities are recognized at the revenue requirement level.

  Investment tax credits are deferred and amortized to income over the estimated useful lives of the related plant additions. The net deferrals accumulate to $252,700, $183,400, $122,900 and $111,600 at December 31, 1995,
1996, 1997 and March 31, 1998, respectively.

  NETWORK ACCESS REVENUES--Certain network access revenues are recorded on an estimated basis each month. These revenues are subject to later settlement with an exchange carrier association based on studies of actual costs. The 1995, 1996 and 1997 revenues were increased by $113,200, $308,200 and
$145,900, respectively, representing prior years' amounts refunded by the exchange carrier association. Certain network access revenue for 1995, 1996 and 1997 is subject to final settlement. There were no increases or decreases for the first three months of 1998.

  INVESTMENTS--Short-term marketable securities are carried at cost, adjusted for amortization of premium and accretion of discounts, which are recognized as adjustments to income. Such cost approximates market. These securities consist of U.S. Treasury Bills and, generally, have a maturity of less than twelve months from date of purchase. Under the provisions of Statement of Financial Accounting Standards No. 115, Investments in Debt and Equity Securities, these investments are classified as held-to-maturity.

                         ELLENSBURG TELEPHONE COMPANY

  CALCULATION OF EARNINGS AND DIVIDENDS PER SHARE--Earnings per share are computed based on the average number of shares outstanding. These calculations are in conformity with recently issued Statement of Financial Accounting Standards No. 128. Dividends per share are computed based on the number of shares outstanding on the date the dividend is paid.

  RECLASSIFICATIONS--Certain reclassifications of 1995 and 1996 balances have been made to conform to the 1997 presentation. The reclassifications have no effect on net income for 1995 and 1996.

  FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS--Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short-term marketable securities and receivables. The Company maintains bank accounts with major financial institutions and balances from time to time exceed insured limits. Investments are in securities issued by the U.S. Government and its agencies. Receivables are due from a large number of customers in the Company's service area, and also include settlements from other carriers and exchange associations. The Company believes these policies do not result in significant risks.

  FUTURE ACCOUNTING CHANGES--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" will be effective for the Company in 1998. This standard requires that certain items recognized under accounting principles as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" will be effective for the Company in 1998. This standard revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans.

  Other recent pronouncements do not affect the Company.

NOTE 2--LINES OF CREDIT

  The Company has a revolving credit facility with a bank with maximum borrowings of $3,000,000, bearing interest at the bank's reference lending rate plus .25%. The line is unsecured and matures October 1, 1998. The Company also has a revolving credit facility with a finance cooperative with maximum borrowings of $6,000,000, bearing interest at the prime rate plus 1.50%. The line is unsecured, and available through March 10, 2001. The Company has an understanding with the lenders that the total outstanding balances will not exceed $6,000,000. There were no balances outstanding on either credit line at December 31, 1996, 1997, or March 31, 1998.

NOTE 3--INCOME TAX

  The income tax provision is composed of the following:

                                      DECEMBER 31                     MARCH 31
                            ----------------------------------  ------------------
                               1995        1996        1997       1997      1998
                            ----------  ----------  ----------  --------  --------
   Current................. $1,599,100  $2,122,500  $2,000,700  $521,327  $426,365
   Deferred................      1,200    (293,200)    (17,000)   (4,250)   (3,672)
   Investment credits
    amortized..............    (77,200)    (69,300)    (60,500)  (15,117)  (11,328)
                            ----------  ----------  ----------  --------  --------
                            $1,523,100  $1,760,000  $1,923,200  $501,960  $411,365
                            ==========  ==========  ==========  ========  ========

                         ELLENSBURG TELEPHONE COMPANY

  The difference between the total expected income tax provision at the federal statutory rate of 34% and the actual provision is accounted for as follows:

                                       DECEMBER 31                     MARCH 31
                             ----------------------------------  ------------------
                                1995        1996        1997       1997      1998
                             ----------  ----------  ----------  --------  --------
    Computed expected tax
     expense...............  $1,746,600  $1,936,000  $2,018,500  $527,875  $431,541
    Investment tax credit
     amortization..........     (77,200)    (69,300)    (60,500)  (15,117)  (11,328)
    Rate differential on
     temporary differences
     that are reversing....     (53,000)    (53,000)    (53,000)  (13,248)  (13,248)
    Other, net.............     (93,300)    (53,700)     18,200     2,450     4,400
                             ----------  ----------  ----------  --------  --------
      Income tax
       provision...........  $1,523,100  $1,760,000  $1,923,200  $501,960  $411,365
                             ==========  ==========  ==========  ========  ========

  The components of the deferred income tax assets and liabilities are as follows:

                                               DECEMBER 31
                                         ------------------------   MARCH 31
                                            1996         1997         1998
                                         -----------  -----------  -----------
  Deferred tax assets
    Pension costs and benefit plans..... $   485,900  $   594,600  $   621,650
    Other investments...................       4,300        4,300        4,300
    Allowance for doubtful accounts.....      67,000       71,300       64,000
    Accrued vacation....................     116,000      120,700      120,700
                                         -----------  -----------  -----------
      Total deferred income tax assets..     673,200      790,900      810,650
                                         -----------  -----------  -----------
  Deferred tax liabilities
    Depreciation and asset basis
     differences........................  (4,729,700)  (4,823,200)  (4,827,923)
                                         -----------  -----------  -----------
      Net deferred income taxes......... $(4,056,500) $(4,032,300) $(4,017,273)
                                         ===========  ===========  ===========

  Net deferred income tax balances at December 31 are classified as follows:

                                                DECEMBER 31
                                          ------------------------    MARCH 31
                                             1996         1997          1998
                                          -----------  -----------  ------------
  Deferred tax asset--current............ $   183,000  $   192,000  $    184,700
  Deferred tax liabilities--long-term....  (4,239,500)  (4,224,300)  (4,201,973)
                                          -----------  -----------  ------------
                                          $(4,056,500) $(4,032,300) $(4,017,273)
                                          ===========  ===========  ============

  As a result of implementing the liability method of accounting for income taxes, the Company recorded a regulatory liability, which represents the reduction of deferred taxes resulting from the decrease in the statutory federal income tax rate to 34%. This reduction of accumulated deferred income taxes is being amortized over the regulatory lives of the related depreciable assets concurrent with their inclusion in the ratemaking base.

                         ELLENSBURG TELEPHONE COMPANY

NOTE 4--ACCRUED LIABILITIES

  Accrued liabilities at December 31, 1996 and 1997 include the following components:

                                                       DECEMBER 31
                                                    -----------------  MARCH 31
                                                      1996     1997      1998
                                                    -------- -------- ----------
  Vacation pay..................................... $342,600 $354,900 $  354,900
  Property taxes...................................  350,100  371,100    464,886
  Income tax payable...............................      --       --     485,796
  Other............................................  172,800   65,700     71,622
                                                    -------- -------- ----------
                                                    $865,500 $791,700 $1,377,204
                                                    ======== ======== ==========

NOTE 5--EMPLOYEE BENEFIT PLANS

  The Company has a defined benefit pension plan which covers substantially all employees. This plan provides pension benefits based upon participants' compensation levels and length of service. The Company's funding policy is to contribute amounts deductible for federal income tax purposes. The Company contributed $99,000 in 1995, $83,200 in 1996, $88,100 in 1997 and $0 in the
three months ended March 31, 1997 and 1998, respectively. Pension cost amounted to $279,700, $339,600 and $321,400 for 1995, 1996 and 1997,
respectively.

  Pension cost for the years ended December 31, 1995, 1996 and 1997 includes the following components:

                                                  1995       1996       1997
                                                ---------  ---------  ---------
  Service cost................................. $ 191,300  $ 228,500  $ 224,300
  Interest cost................................   420,900    485,500    511,700
  Return on assets.............................  (585,100)  (555,400)  (819,800)
  Amortization of transition adjustment........   252,600    181,000    405,200
                                                ---------  ---------  ---------
  Net pension cost............................. $ 279,700  $ 339,600  $ 321,400
                                                =========  =========  =========

  The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheet at December 31, 1996 and 1997.

                                                             1996       1997
                                                          ---------- ----------
  Actuarial present value of benefit obligations
    Vested benefit obligation............................ $5,314,000 $5,809,800
                                                          ========== ==========
    Accumulated benefit obligation....................... $5,326,100 $5,909,000
                                                          ========== ==========

                                                         1996         1997
                                                      -----------  -----------
  Projected benefit obligation....................... $(7,575,600) $(8,009,400)
  Fair value of plan assets..........................   6,011,700    6,774,800
                                                      -----------  -----------
  Projected benefit obligation in excess of (less
   than) plan assets.................................  (1,563,900)  (1,234,600)
  Unrecognized amounts of net assets, liabilities and
   gains.............................................     386,900     (175,700)
                                                      -----------  -----------
  Pension plan obligation............................ $(1,177,000) $(1,410,300)
                                                      ===========  ===========

                         ELLENSBURG TELEPHONE COMPANY

  The actuarial present value of the projected benefit obligation at December 31, 1996 and 1997, respectively, was determined using a weighted average discount rate of 7.0%, and a rate of increase in future compensation levels of 5.5%. The expected long-term rate of return on assets was 8%.

  The Company applies Statement of Financial Accounting Standards No. 106, Employers' Accounting for Post-retirement Benefits Other than Pensions ("FAS 106"), which requires the cost of nonpension, post-retirement benefits granted to employees to be accrued and recognized as expense over the period in which the employee provides services and becomes eligible to receive benefits. The accumulated post-retirement benefits granted to employees as of January 1, 1993 amounted to approximately $677,000, which is being amortized over a 20 year period. The Company recognized net periodic post-retirement benefit costs approximating $78,900, $72,500, $93,400, $17,000 and $21,000 in 1995, 1996,
1997 and for the three months ended March 31, 1997 and 1998, respectively. The recorded obligation for this plan is $252,000, $338,000 and $359,000 at December 31, 1996, 1997 and March 31, 1998, respectively. The accumulated post-retirement benefits and net periodic post-retirement benefit costs are based upon an assumed medical inflation rate of 7.0%, which is subject to change. An increase in the assumed medical inflation rate of 1.0% would effectively increase the accumulated post-retirement benefits obligation by 13% and the net periodic benefit expense by 15%.

  Substantially all employees are eligible to participate in a thrift plan which allows each employee to contribute up to 6% of individual earnings to the plan. Company contributions to the plan are at least one half of the employee contributions and amounted to $74,800 in 1995, $66,300 in 1996, $82,400 in 1997 and $21,100 and $22,900 for the three months ended March 31, 1997 and 1998, respectively. It is the current policy of the plan trustees to invest contributions in common stock of the Company, when available, and U.S. government securities.

NOTE 6--PROPOSED MERGER

  The Company has entered into an Agreement and Plan of Merger dated December 31, 1997 (the "Merger Agreement"), which is subject to approval by the shareholders at a special meeting to be held on February 24, 1998. Under terms of the Merger Agreement, and as more fully explained in the Proxy Statement, the Company's shareholders will receive cash for their shares of common stock.

                         INDEPENDENT AUDITORS' REPORT

The Directors and Stockholders
Utilities, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Utilities, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and retained earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Utilities, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their consolidated operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Berry, Dunn, McNeil & Parker

Portland, Maine
February 12, 1998 (except for Notes 3, 13, and 14, which are dated May 17, 1998, July 31, 1998, and March 27, 1998, respectively)

                        UTILITIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

           DECEMBER 31, 1997 AND 1996 AND MARCH 31 AND JUNE 30, 1998

                                      DECEMBER 31,
                                 -----------------------  MARCH 31,   JUNE 30,
                                    1997        1996        1998        1998
                                 ----------- ----------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
            ASSETS
Current assets
  Cash and cash equivalents....  $ 6,999,028 $ 4,297,997 $ 4,830,278 $ 3,863,729
  Accounts receivable, net of
   allowance for doubtful
   accounts of $42,664 in 1997,
   $45,829 in 1996, $14,986 at
   March 31, 1998, and $17,631
   at June 30, 1998............    2,818,058   2,580,390   3,081,515   3,435,891
  Due from affiliates..........       13,396       6,886         --       48,189
  Recoverable income taxes.....          --          --      169,621      62,630
  Materials and supplies.......      153,547     116,334     138,596     257,772
  Prepaid expenses.............       12,725      48,150      13,507     349,452
                                 ----------- ----------- ----------- -----------
    Total current assets.......    9,996,754   7,049,757   8,233,517   8,017,663
                                 ----------- ----------- ----------- -----------
Property, plant, and equipment,
 at cost
  Telecommunications plant in
   service
    General support assets.....    6,200,971   6,156,449   6,189,111   6,188,856
    Central office equipment...   17,977,267  15,999,835  17,598,995  17,616,588
    Information
     origination/termination
     equipment.................      162,417     283,704     162,417     162,417
    Cable and wire facilities..   20,599,704  19,636,679  20,590,636  20,645,266
    Cellular communications
     plant.....................    1,203,173   1,192,851   1,203,173   1,196,861
                                 ----------- ----------- ----------- -----------
                                  46,143,532  43,269,518  45,744,332  45,809,988
    Less accumulated
     depreciation..............   24,041,978  21,233,463  24,527,391  25,393,763
                                 ----------- ----------- ----------- -----------
                                  22,101,554  22,036,055  21,216,941  20,416,225
Telecommunications plant under
 construction..................      647,549     567,755   1,032,974   1,911,402
                                 ----------- ----------- ----------- -----------
    Net property, plant, and
     equipment.................   22,749,103  22,603,810  22,249,915  22,327,627
                                 ----------- ----------- ----------- -----------
Other assets
  Cellular license, net........    1,730,786   1,824,338   1,707,398   1,684,010
  Investment in and advances to
   Portland Cellular
   Partnership.................      777,784     785,778     789,340     848,245
  Investment in nontraded
   stocks......................    1,871,091   1,913,859   1,871,091   1,826,767
  Deferred charges, net........    1,220,984     700,510   1,359,050   1,605,525
  Goodwill, net................    8,150,527   8,420,707   8,085,006   8,020,497
                                 ----------- ----------- ----------- -----------
    Total other assets.........   13,751,172  13,645,192  13,811,885  13,985,044
                                 ----------- ----------- ----------- -----------
                                 $46,497,029 $43,298,759 $44,295,317 $44,330,334
                                 =========== =========== =========== ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        UTILITIES, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997 AND 1996 AND MARCH 31 AND JUNE 30, 1998

                                 DECEMBER 31,
                            ------------------------   MARCH 31,    JUNE 30,
                               1997         1996         1998         1998
                            -----------  -----------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-
   term debt............... $ 1,889,584  $ 1,878,639  $ 1,960,439  $ 1,960,439
  Dividends payable........   1,082,522       82,524       82,522       82,522
  Accounts payable.........   1,213,178    1,942,039    1,467,861    1,937,726
  Due to affiliates........         --           --        11,693          --
  Income taxes payable.....   1,201,889      162,202          --           --
  Accrued expenses.........     535,094      294,220      675,523      410,640
  Accrued wages............     291,586      338,187      304,077      322,455
  Accrued interest.........     235,869      261,517      229,672      224,858
  Customer deposits........      50,333       48,590       36,459       58,533
                            -----------  -----------  -----------  -----------
    Total current
     liabilities...........   6,500,055    5,007,918    4,768,246    4,997,173
                            -----------  -----------  -----------  -----------
Deferred credits
  Income taxes.............   3,395,612    2,388,995    3,453,190    3,447,819
  Unamortized investment
   tax credits.............     143,497      191,324      131,540      119,583
  Other deferred credits...     259,112      298,086      268,855      278,598
                            -----------  -----------  -----------  -----------
    Total deferred
     credits...............   3,798,221    2,878,405    3,853,585    3,846,000
                            -----------  -----------  -----------  -----------
Long-term debt, excluding
 current portion...........  24,022,957   25,885,685   23,484,054   22,969,336
Other liabilities..........     773,243      596,379      776,961      810,090
                            -----------  -----------  -----------  -----------
    Total liabilities......  35,094,476   34,368,387   32,882,846   32,622,599
                            -----------  -----------  -----------  -----------
Minority interest..........      37,500       42,000       37,500       33,000
                            -----------  -----------  -----------  -----------
Stockholders' equity
  Common stock, no par
   value; authorized 50,000
   shares, issued 31,136
   shares, outstanding
   30,792 shares...........     815,205      815,205      815,205      815,205
  Retained earnings........  10,622,318    8,145,637   10,632,236   10,932,000
                            -----------  -----------  -----------  -----------
                             11,437,523    8,960,842   11,447,441   11,747,205
  Less common stock in
   treasury, 344 shares, at
   cost....................     (72,470)     (72,470)     (72,470)     (72,470)
                            -----------  -----------  -----------  -----------
    Total stockholders'
     equity................  11,365,053    8,888,372   11,374,971   11,674,735
                            -----------  -----------  -----------  -----------
                            $46,497,029  $43,298,759  $44,295,317  $44,330,334
                            ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        UTILITIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

               YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 AND
             THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 AND
                 SIX-MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                     DECEMBER 31,                       MARCH 31,                 JUNE 30,
                          -------------------------------------  ------------------------  ------------------------
                             1997         1996         1995         1998         1997         1998         1997
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Operating revenues
 Basic local network
  services..............  $ 3,264,356  $ 3,049,929  $ 3,057,114  $  771,891   $  765,596   $1,620,146   $1,587,107
 Network access
  services..............    6,015,791    5,718,810    5,873,537   1,603,207    1,294,771    3,148,370    2,523,705
 Long-distance network
  services..............    5,557,779    5,476,960    5,329,295   1,406,256    1,332,532    2,830,550    2,807,127
 Miscellaneous..........      322,933      257,210      255,384      78,514       75,648      163,689      143,672
 Service revenues.......    1,198,392    1,777,538    1,369,284     269,334      357,455      624,713      629,566
 Cellular communications
  revenues..............    1,645,974    1,421,054    1,209,728     366,891      364,731      762,645      747,043
 Less uncollectible
  revenues..............     (174,359)    (145,279)    (141,599)    (48,549)     (42,562)     (82,862)     (79,464)
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Total operating
  revenue...............   17,830,866   17,556,222   16,952,743   4,447,544    4,148,171    9,067,251    8,358,756
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
Operating expenses
 Plant specific
  operations............    2,394,140    2,327,448    2,712,240     964,986      609,518    1,638,744    1,188,150
 Plant nonspecific
  operations............    2,255,028    1,963,413      929,670     624,998      605,588    1,198,044    1,226,847
 Depreciation and
  amortization..........    3,515,918    3,376,023    3,112,306     924,259      874,155    1,851,943    1,746,816
 Customer operations....    1,410,351    1,162,523    1,430,682     503,328      335,904    1,030,994      898,556
 Corporate operations...    2,272,279    2,275,615    2,684,846     428,514      573,747      844,795    1,109,748
 Cellular operations....    1,331,868    1,268,310    1,147,582     226,905      288,340      372,270      346,235
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Total operating
  expenses..............   13,179,584   12,373,332   12,017,326   3,672,990    3,287,252    6,936,790    6,516,352
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
Operating taxes
 Federal and state
  income taxes..........    1,357,276    1,475,894    1,178,488     146,941      131,768      524,259      356,958
 Other operating taxes..      653,907      647,566      656,085     174,420      146,239      377,428      332,852
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Total operating taxes..    2,011,183    2,123,460    1,834,573     321,361      278,007      901,687      689,810
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Net operating income...    2,640,099    3,059,430    3,100,844     453,193      582,912    1,228,774    1,152,594
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
Other income (expense)
 Interest and
  dividends.............      215,578      189,475      125,828      75,646       51,842      133,215      103,399
 Loss from Portland
  Cellular Partnership..     (282,994)    (284,932)    (338,871)    (28,444)     (79,891)     (89,539)    (190,567)
 Legal settlement.......    4,500,000          --           --          --           --           --           --
 Gain on sale of
  subsidiary............          --       367,516          --          --           --           --           --
 Goodwill amortization..     (270,180)    (269,820)    (275,285)    (65,521)     (67,545)    (130,030)    (135,090)
 Other, net.............      299,047      519,442      384,953      74,447       62,601      117,595      163,792
 Income taxes...........   (1,103,800)     542,242      723,657      98,539       95,200      247,076      248,236
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Net other income
  (expense).............    3,357,651    1,063,923      620,282     154,667       62,207      278,317      189,770
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Income before interest
  expense...............    5,997,750    4,123,353    3,721,126     607,860      645,119    1,507,091    1,342,364
 Income before interest
  expense (brought
  forward)..............    5,997,750    4,123,353    3,721,126     607,860      645,119    1,507,091    1,342,364
Interest expense........    2,187,849    2,647,443    2,937,493     514,670      584,181    1,030,863    1,127,440
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Net income before
  minority interest.....    3,809,901    1,475,910      783,633      93,190       60,938      476,228      214,924
Minority interest.......        3,130        3,450        3,810         750          840        1,500        1,680
                          -----------  -----------  -----------  ----------   ----------   ----------   ----------
 Net income.............  $ 3,806,771  $ 1,472,460  $   779,823  $   92,440   $   60,098   $  474,728   $  213,244
                          ===========  ===========  ===========  ==========   ==========   ==========   ==========
Earnings per common
 share..................  $    123.63  $     47.82  $     25.17  $     3.00   $     1.95   $    15.42   $     6.93
                          ===========  ===========  ===========  ==========   ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        UTILITIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 AND
                  THREE-MONTH PERIOD ENDED MARCH 31, 1998 AND
                      SIX-MONTH PERIOD ENDED JUNE 30, 1998

                                   COMMON   RETAINED    TREASURY
                                   STOCK    EARNINGS      STOCK       TOTAL
                                  -------- -----------  ---------  -----------
Balances, December 31, 1994...... $815,205 $ 6,515,352  $  (9,737) $ 7,320,820
  Net income.....................      --      779,823        --       779,823
  Dividends declared, $9.84 per
   share.........................      --     (303,917)       --      (303,917)
  Purchase of stock for the
   treasury, 457 shares..........      --                (107,778)    (107,778)
  Sale of treasury stock, 191
   shares........................      --          --      45,045       45,045
                                  -------- -----------  ---------  -----------
Balances, December 31, 1995......  815,205   6,991,258    (72,470)   7,733,993
  Net income.....................      --    1,472,460        --     1,472,460
  Dividends declared, $10.33 per
   share.........................      --     (318,081)       --      (318,081)
                                  -------- -----------  ---------  -----------
Balances, December 31, 1996......  815,205   8,145,637    (72,470)   8,888,372
  Net income.....................      --    3,806,771        --     3,806,771
  Dividends declared, $43.20 per
   share.........................      --   (1,330,090)       --    (1,330,090)
                                  -------- -----------  ---------  -----------
Balances, December 31, 1997......  815,205  10,622,318    (72,470)  11,365,053
  Net income (unaudited).........      --       92,440        --        92,440
  Dividends declared, $2.68 Per
   share (unaudited).............      --      (82,522)       --       (82,522)
                                  -------- -----------  ---------  -----------
Balances, March 31, 1998......... $815,205 $10,632,236  $ (72,470) $11,374,971
                                  -------- -----------  ---------  -----------
  Net income (unaudited).........              382,287                 382,287
  Dividends declared, $2.68 per
   share (unaudited).............              (82,523)                (82,523)
                                  -------- -----------  ---------  -----------
Balances, June 30, 1998.......... $815,205 $10,932,000  $ (72,470) $11,674,735
                                  ======== ===========  =========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        UTILITIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 AND
             THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 AND
                 SIX-MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                    DECEMBER 31,                       MARCH 31,                 JUNE 30,
                         -------------------------------------  ------------------------  ------------------------
                            1997         1996         1995         1998         1997         1998         1997
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Cash flows from
 operating activities
 Net income............  $ 3,806,771  $ 1,472,460  $   779,823  $    92,440  $   60,098   $   474,727  $   213,244
 Adjustments to
  reconcile net income
  to net cash provided
  (used) by operating
  activities
 Patronage dividends...          --           --       (39,069)         --          --            --           --
 Depreciation and
  amortization.........    3,795,180    3,645,843    3,387,591      989,780     941,700     1,981,973    1,881,906
 Deferred income
  taxes................      976,209      282,655      298,108       47,837      17,000       108,541       34,000
 Amortization of
  deferred investment
  tax credits..........      (45,823)     (45,823)     (47,827)     (11,957)    (11,456)      (23,914)     (22,912)
 Loss from Portland
  Cellular
  Partnership..........      282,994      284,932      338,871       28,444      79,891        89,539      190,567
 Legal settlement......   (4,500,000)         --           --           --          --            --           --
 Gain on sale of
  subsidiary...........          --      (367,516)         --           --          --            --           --
 Decrease (increase) in
 Accounts receivable...     (237,668)     381,814     (449,206)    (263,457)    (11,529)     (617,833)    (210,201)
 Recoverable income
  taxes................          --        31,583      (31,583)    (169,621)        --        (62,630)    (120,076)
 Due from affiliates...       (6,510)      (6,886)     144,178       13,396       6,886       (34,793)       6,886
 Materials and
  supplies.............      (37,213)     (48,379)      47,928       14,951     (56,283)     (104,225)    (149,846)
 Prepaid expenses......       35,425      (29,553)      (9,531)        (782)        --       (336,727)    (356,010)
 Increase (decrease) in
 Accounts payable......     (728,861)     781,663      290,110      254,683    (210,872)      724,548     (379,952)
 Income taxes payable..    1,039,687      162,202     (280,867)  (1,201,889)    (73,333)   (1,201,889)    (163,982)
 Due to affiliates.....          --       (85,840)      31,295       11,693         --            --        59,515
 Accrued expenses and
  other liabilities....      291,012      130,222      111,647      150,441     153,305      (104,596)      32,849
 Customer deposits.....        1,743          174       22,857      (13,874)        --          8,200       22,104
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
  Net cash provided
   (used) by operating
   activities..........    4,672,946    6,589,551    4,594,325      (57,915)    895,407       900,921    1,038,092
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
Cash flows from
 investing activities
 Plant additions.......   (3,552,217)  (2,802,602)  (2,741,179)    (384,883)   (714,945)   (1,350,091)  (1,807,603)
 Proceeds from sale of
  subsidiary...........          --       969,225          --           --          --            --           --
 Proceeds from legal
  settlement...........    4,500,000          --           --           --          --            --           --
 Plant removal costs...      (39,601)     (13,500)      (7,206)         --          --            --           --
 Salvage...............       57,518       16,811       30,485          --          --            --           --
 Contributions to
  plant................       19,841        4,410        1,236          --          --            --           --
 Distributions from
  (contributions to)
  Portland Cellular
  Partnership..........     (275,000)    (100,000)     350,000      (40,000)    (50,000)     (160,000)    (150,000)
 Payment of deferred
  charges..............     (538,849)     (11,615)     (34,756)    (135,382)        --       (373,817)      42,769
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
  Net cash provided
   (used) by investing
   activities..........      171,692   (1,937,271)  (2,401,420)    (560,265)   (764,945)   (1,883,908)  (1,914,834)
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
Cash flows from
 financing activities
 Retirement of
  preferred stock of
  subsidiary...........       (4,500)      (4,500)      (4,500)         --          --         (4,500)      (4,500)
 Payment of long-term
  debt.................   (1,809,015)  (2,452,487)  (1,270,141)    (468,048)   (431,321)     (982,766)    (929,045)
 Receipt (payment) on
  line of credit.......          --           --      (250,000)         --          --            --       200,000
 Dividends paid........     (330,092)    (314,077)    (300,868)  (1,082,522)    (83,363)   (1,165,046)    (166,726)
 Purchase of treasury
  stock................          --           --      (107,778)         --          --            --           --
 Sale of treasury
  stock................          --           --        45,045          --          --            --           --
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
  Net cash used by
   financing
   activities..........   (2,143,607)  (2,771,064)  (1,888,242)  (1,550,570)   (514,684)   (2,152,312)    (900,271)
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
  Net increase
   (decrease) in cash
   and cash
   equivalents.........    2,701,031    1,881,216      304,663   (2,168,750)   (384,222)   (3,135,299)  (1,777,013)
Cash and cash
 equivalents, beginning
 of period.............    4,297,997    2,416,781    2,112,118    6,999,028   4,297,997     6,999,028    4,297,997
                         -----------  -----------  -----------  -----------  ----------   -----------  -----------
Cash and cash
 equivalents, end of
 period................  $ 6,999,028  $ 4,297,997  $ 2,416,781  $ 4,830,278  $3,913,775   $ 3,863,729  $ 2,520,984
                         ===========  ===========  ===========  ===========  ==========   ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       UTILITIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        DECEMBER 31, 1997, 1996, 1995, MARCH 31, 1998 AND JUNE 30, 1998
               (INFORMATION AS OF AND FOR THE THREE-MONTHS ENDED
    MARCH 31, 1998 AND 1997 AND SIX-MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)

NATURE OF OPERATIONS

  Utilities, Inc. (the Company) and its subsidiaries derive operating revenues primarily from providing regulated telephone, cellular communication and data processing services to customers in Maine and to other domestic telecommunication providers. The Company extends credit at standard terms, after appropriate review, to customers.

  The Company's telephone and cellular operations are subject to various degrees of regulation by the Federal Communications Commission (FCC) and the Maine Public Utilities Commission (MPUC). On February 8, 1996, the "Telecommunications Act of 1996" (the Act) was signed into law. The Act seeks to stimulate competition in the provision of telecommunications services. The FCC and MPUC are charged with implementing its provisions. The effect of the Act on the Company cannot be determined at this time.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Basis of Reporting

  The consolidated financial statements include the accounts of the Company and its subsidiaries: Standish Telephone Company, Maine Telephone Company, China Telephone Company, Seacoast Cellular, Inc., and Western Maine Cellular, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Regulatory Accounting

  The Telephone Companies follow the accounting prescribed by the Uniform System of Accounts of the Federal Communications Commission (FCC) and the Maine Public Utilities Commission (MPUC) and Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. The Company annually reviews the continued applicability of SFAS No. 71 based on the current regulatory and competitive environment.

 Cash and Cash Equivalents

  All liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits, or in government securities. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash and cash equivalents.

 Depreciation

  Depreciation is computed on average plant investment by primary plant accounts using the straight-line method over the assets' useful lives. Depreciation expense was $3,369,166, $3,199,371 and $2,922,521 for the

                       UTILITIES, INC. AND SUBSIDIARIES
years ended December 31, 1997, 1996, and 1995, respectively, $884,071 and $829,992 for the three-month periods ended March 31, 1998 and 1997, respectively, and $1,771,567 and $1,666,440 for the six-month periods ended June 30, 1998 and 1997, respectively.

 Capitalization Policy

  Additions to property, plant, and equipment, telecommunications plant in service and replacements of retirement units of property are capitalized at original cost, which includes labor, material and overhead.

 Cellular License

  The Western Maine Cellular, Inc. license is being amortized by the straight-line method over twenty-five years. Amortization expense related to the license was $93,552 for each of the years ended December 31, 1997, 1996, and 1995, and $23,388 for the three-month periods ended March 31, 1998 and 1997, and $47,550 for the six-month periods ended June 30, 1998 and 1997.

 Deferred Charges

  Deferred charges include start-up, organization and deferred financing costs being amortized by the straight-line method over ten years, deferred pension costs of the regulated telephone companies, and billing system software development costs. The billing system software costs approximated $539,000 as of December 31, 1997, and when placed in service, will be amortized using the straight-line method over the useful life of the billing software. Amortization expense on deferred charges was $62,282, $83,100 and $96,233 for the years ended December 31, 1997, 1996, and 1995. Amortization expense was $16,800 and $20,775 for the three-month periods ended March 31, 1998 and 1997; and $33,600 and $41,550 for the sixth-month periods ended June 30, 1998 and 1997.

 Impairment of Long-Lived Assets and Excess Cost on Net Assets Acquired
(Goodwill)

  Goodwill arose from the purchase of the Maine Telephone Company from GTE of Maine in 1994. It is being amortized on the straight-line method over thirty-five years. By agreement with the MPUC, the goodwill and related amortization are excluded from regulated operations for rate making purposes.

  In 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of long-lived assets, including allocated goodwill, is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets or the acquired business. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS No. 121 did not affect the Company's consolidated financial position or results of operations.

 Investments

  Investments in the Rural Telephone Finance Cooperative (RTFC) Subordinated Capital Certificates (SCCs) and the Rural Telephone Bank (RTB) Class B stock were purchased as a requisite to obtaining financing and are carried at cost. RTB Class C stock acquired by Maine Telephone Company pursuant to its acquisition of

                       UTILITIES, INC. AND SUBSIDIARIES
telecommunications property is carried at cost. The Seacoast Cellular, Inc. investment in Portland Cellular Partnership (PCP) is accounted for by the equity method.

 Materials and Supplies

  Materials and supplies are valued at the lower of first-in, first-out (FIFO) average cost or market.

 Income Taxes

  Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

  Investment tax credits deferred for financial reporting purposes are being amortized over the lives of the properties that gave rise to the credits.

 Pension Plan

  The Company has a noncontributory pension plan covering substantially all employees, and an unqualified supplemental plan for certain officers. Benefits are based on years of service and levels of compensation. The Company funds pension costs accrued.

  As mandated by the MPUC, the telephone companies recognize periodic pension expense as the amounts to be funded are accrued. Pension costs calculated under SFAS No. 87 are carried as deferred charges until such time as they are funded.

 Revenue Recognition

  Operating revenues are recognized when services are provided to customers. Interstate network access services revenues are recorded based on estimates of the Telephone Companies' telephone plant investment, operating expenses, and allowable rates of return on investment allocable to those services. Nationwide pooling of the revenues is administered by the National Exchange Carrier Association (NECA), of which the Telephone Companies are members. NECA files interstate access charge tariff schedules with the FCC and accumulates and distributes pooled revenues derived from interstate network access services to its members. The Telephone Companies record the effect of NECA settlements, including retroactive adjustments, upon notification of such settlements from NECA.

  The Telephone Companies' intrastate network access and long-distance services revenues are based on agreements with Bell Atlantic, the interconnecting carrier.

  In 1998, Bell Atlantic plans to cancel the long-distance network revenue settlement agreement referred to above. The cancellation will be effective no later than May 31, 1998, and possibly earlier at the Company's discretion. After cancellation, the Company will bill Bell Atlantic and other intrastate long-distance carriers for access to its customers. The Company intends to file access rates, based on revenue generated from existing settlements for similar services and usage, with the MPUC.

  During 1997, the Maine legislature enacted a law requiring that, by May 30, 1999, charges for intrastate access service be less than or equal to those charged for interstate access services. The MPUC has amended its access charge rules to ensure compliance with the law. The access filing referred to above will be the first step in the compliance phase for the Company. This phase is expected to last through much of 1998 and possibly into 1999. The impact of this process, if any, on the future earnings of the Company is not known at this time.

                       UTILITIES, INC. AND SUBSIDIARIES

 Earnings Per Share

  Earnings per share data are based on the weighted average number of common shares outstanding during each year. There were no potentially dilative securities in any of the years presented.

 Reclassification

  Based on updated property records, approximately $385,000 of goodwill was reclassified to telecommunications plant in service during 1997. The impact on earnings was not significant. The December 31, 1996, balances have been reclassified to conform to the December 31, 1997, presentation.

 Effect of New Financial Accounting Standards

  During 1997, the Financial Accounting Standards Board issued two Statements of Financial Accounting Standards ("SFAS") which apply to the Company: SFAS No. 128, Earnings Per Share, and SFAS No. 129, Disclosure About Capital Structure. These statements do not change the measurement or recognition methods used in financial statements but, rather, deal with disclosure and presentation requirements.

2. SALE OF SUBSIDIARY

  On January 19, 1996, the Company sold all the common stock of its subsidiary, Sidney Telephone Company, in a cash transaction. The Company recognized a pretax gain on the sale of $367,516. The results of Sidney Telephone Company's operations during the nineteen days it was owned by the Company in 1996 were not significant and were included in the gain.

3. INVESTMENT IN AND ADVANCES TO PORTLAND CELLULAR PARTNERSHIP

  The Company's wholly-owned subsidiary, Seacoast Cellular, Inc. ("Seacoast"), is a one-third general partner in Portland Cellular Partnership. The investment is accounted for by the equity method and represents Seacoast's only activity.

  The Partnership was originally granted a license to provide service in the Portland New England County Metropolitan Area (NECMA). That grant was subsequently challenged by losing applicants and was ultimately rescinded and awarded to Northeast Cellular Telephone Company (Northeast). On November 28, 1994, Northeast commenced operations and the Partnership ceased providing service in the Portland NECMA while continuing to pursue its legal rights in an attempt to regain the license.

  On November 18, 1996, the FCC rescinded Northeast's Portland license, reinstated the Partnership's license, and granted Northeast interim authority to operate until ten days after the Partnership notifies Northeast that it is ready to recommence operations. Subsequently, Northeast filed, with the United States Court of Appeals, an emergency motion for stay of the FCC decision pending appeal. The motion was granted on March 10, 1997. The Court heard arguments on the appeal on September 30, 1997, and on January 16, 1998, affirmed the FCC decision. Northeast filed a motion for rehearing on March 2, 1998. The Court denied Northeast's motion for rehearing on March 19, 1998. On April 17, 1998, the Court granted Northeast a stay of the effectiveness of its affirmation of the FCC decision. This has the effect of leaving Northeast the operator until the Supreme Court rules on its petition for certiorari which was filed on May 17, 1998. The Supreme Court will likely decide whether to hear the case in October 1998.

  The Partnership intends to resume operations in Portland as soon as legally and operationally practicable and has obtained a bank commitment for financing in an amount that management believes is adequate to effect the transition.

                       UTILITIES, INC. AND SUBSIDIARIES

4. LEGAL SETTLEMENT

  During 1997, Seacoast Cellular, Inc. received $4,500,000 from a party against whom it had commenced a civil action, in settlement of that action. The legal settlement is essentially compensation for lost investment value of the Company's interest in Portland Cellular Partnership resulting from the license dispute described in Note 3. Accordingly, the proceeds are shown in cash from investing activities on the 1997 statement of cash flows. Management believes this presentation most clearly reflects the economic substance of the event.

5. INVESTMENTS IN NONTRADED STOCKS

  Investments in nontraded stocks consist of the following:

                                      DECEMBER 31,      (UNAUDITED) (UNAUDITED)
                                  ---------------------  MARCH 31,   JUNE 30,
                                     1997       1996       1998        1998
                                  ---------- ---------- ----------- -----------
Rural Telephone Finance
 Cooperative (RTFC) Subordinated
 Capital Certificates and
 Patronage Capital Certificates,
 carried at original cost, held
 as a requisite to obtaining RTFC
 financing....................... $  728,384 $  771,152 $  728,384  $  684,060
Rural Telephone Bank (RTB) Class
 B stock, carried at original
 cost, held as a requisite to
 obtaining RTB financing.........    399,050    399,050    399,050     399,250
RTB Class C stock, carried at
 cost............................    701,600    701,600    701,600     701,600
Other, at cost...................     42,057     42,057     42,057      42,057
                                  ---------- ---------- ----------  ----------
                                  $1,871,091 $1,913,859 $1,871,091  $1,826,967
                                  ========== ========== ==========  ==========

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                      DECEMBER 31,      (UNAUDITED) (UNAUDITED)
                                  ---------------------  MARCH 31,   JUNE 30,
                                     1997       1996       1998        1998
                                  ---------- ---------- ----------- -----------
UTILITIES, INC.
Mortgage payable to bank, due in
 monthly installments, including
 interest at 9%, of $5,029,
 through 2003; collateralized by
 real estate....................  $  254,588 $  292,673 $  245,372  $  235,787
Note payable to bank, unsecured,
 due in monthly installments of
 $6,917, plus interest, at the
 bank's prime rate (8.5% at
 December 31, 1997, March 31,
 and June 30, 1998), through
 July 1999......................     124,500    214,416    103,750      83,000
Note payable to bank, due in
 installments of $32,389, plus
 interest at the LIBOR rate, for
 the LIBOR interest period
 selected from time-to-time by
 the Company, plus 2% (8% at
 December 31, 1997, 7.68% at
 March 31, 1998 and 7.65% at
 June 30, 1998), through January
 2002, with a final payment of
 the balance due in February
 2002; collateralized by all
 assets of Utilities, Inc.,
 excluding certain real estate
 and Investments in
 subsidiaries...................   3,562,778  3,960,000  3,465,611   3,368,444

                        UTILITIES, INC. AND SUBSIDIARIES

                               DECEMBER 31,
                          -----------------------  MARCH 31,   JUNE 30,
                             1997        1996        1998        1998
                          ----------- ----------- ----------- -----------
STANDISH TELEPHONE
 COMPANY
10.50% notes payable to
 the Rural Telephone
 Bank, due in monthly
 installments of
 $10,616, including
 interest, through 2009;
 collateralized by all
 corporate assets except
 vehicles...............  $   816,415 $   855,833 $   805,610 $   794,761
10.50% notes payable to
 the Rural Telephone
 Bank, due in monthly
 installments of
 $28,823, including
 interest, through 2019;
 collateralized by all
 corporate assets except
 vehicles...............    2,957,378   2,990,861   2,947,396   2,939,004

MAINE TELEPHONE COMPANY
The following consists
 of notes payable to the
 RTFC, collateralized by
 a blanket mortgage on
 all property, except
 vehicles, of Maine
 Telephone Company:
Variable rate note pay-
 able due in quarterly
 installments, including
 interest at the RTFC
 short-term rate (6.65%
 at December 31, 1997,
 March 31, and June 30,
 1998), through October
 2008...................    2,638,422   2,813,362   2,595,422   2,543,007
9.2% note payable due in
 quarterly installments,
 including interest,
 through October 2008...    5,280,481   5,630,604   5,194,419   5,089,518
Note payable, due in
 quarterly installments,
 including interest
 (fixed through October
 2001 at 8.8%, then
 variable), through Oc-
 tober 2008.............    5,280,481   5,630,604   5,194,419   5,089,518

CHINA TELEPHONE COMPANY
6.50% notes payable to
 the Rural Telephone
 Bank, due in quarterly
 installments of
 $46,169, including in-
 terest, through 2013;
 collateralized by all
 corporate assets, ex-
 cept vehicles..........    1,801,953   1,871,236   1,784,100   1,766,493

WESTERN MAINE CELLULAR,
 INC.
Note payable to bank,
 due in monthly
 installments of
 $29,050, plus interest
 at the LIBOR rate, for
 the LIBOR interest
 period selected from
 time-to-time by the
 Company, plus 2% (8% at
 December 31, 1997,
 7.68% at March 31, 1998
 and 7.65% at June 30,
 1998), through January
 2002, with a final
 payment of the balance
 due in February 2002.
 The note is made
 jointly and severally
 by Utilities, Inc. and
 Western Maine Cellular,
 Inc., and is
 collateralized by all
 assets of Western Maine
 Cellular, Inc. ........    3,195,545   3,504,735   3,108,394   3,021,243
                          ----------- ----------- ----------- -----------
                           25,912,541  27,764,324  25,444,493  24,930,775
  Less current portion..    1,889,584   1,878,639   1,960,439   1,960,439
                          ----------- ----------- ----------- -----------
  Long-term debt,
   excluding current
   portion..............  $24,022,957 $25,885,685 $23,484,054 $22,970,336
                          =========== =========== =========== ===========

                       UTILITIES, INC. AND SUBSIDIARIES

  Maturities on long-term debt for the next five years are estimated to be as follows:

      1998........................................................... $1,960,439
      1999...........................................................  1,920,900
      2000...........................................................  1,941,200
      2001...........................................................  2,014,900
      2002...........................................................  5,168,745

  As of June 30 and March 31, 1998, and December 31, 1997 and 1996, $1,072,050
of additional Rural Telephone Bank (RTB) funds were available to China Telephone Company under an RTB note approved in December 1991.

  The notes due to the RTB contain restrictions on additional borrowings and on the payment of dividends on common stock. Retained earnings of the telephone subsidiaries available for the payment of dividends to the Company at June 30 and March 31, 1998, December 31, 1997 and 1996, approximated $1,520,000, $1,676,000, $1,632,000 and $1,322,000, respectively.

  All, or portions, of the RTFC variable rate notes may be converted to a fixed rate at any time as long as the RTFC continues to offer a fixed rate at such time for similar loans.

  The loan agreements with RTFC contain restrictions on additional borrowings and limit payment of dividends on common stock. Under the terms of the agreement, Maine Telephone Company may not pay dividends if its equity drops below 20% of its total assets and as long as that equity ratio is less than 40%, it may not pay dividends for any purpose other than retiring debt incurred by Utilities, Inc., in connection with the investment in the subsidiary. Maine Telephone Company's separately stated equity of $5,408,857 and $5,219,154 amounted to approximately 26% of total assets at March 30 and June 30, 1998, respectively. At December 31, 1997, Maine Telephone Company's separately stated equity of $5,399,789 amounted to approximately 26% of total assets.

  As a requisite to obtaining the RTFC financing, Maine Telephone Company purchased Subordinated Capital Certificates (SCCs), which represent investments in the lender that will be amortized against the loan principal as the debt is repaid.

  Cash paid for interest was $2,247,496, $2,633,266 and $3,093,192 in 1997,
1996, and 1995, respectively; and $546,989 and $651,825 for the three-month periods ended March 31, 1998 and 1997, respectively. Cash paid for interest was $1,082,829 and $1,129,060 for the six-month periods ended June 30, 1998 and 1997, respectively.

  During 1997, the Company refinanced $7,372,716 of notes payable to the bank in a noncash transaction.

7. LINES OF CREDIT

  Utilities, Inc., and Standish Telephone Company maintain separate $500,000 unsecured lines of credit which bear interest at the prime rate. As of June 30 and March 31, 1998, December 31, 1997 and 1996, no advances were outstanding.

                       UTILITIES, INC. AND SUBSIDIARIES

8. INCOME TAXES

  The components of income tax expense are:

                                                                    (UNAUDITED)          (UNAUDITED)
                                       DECEMBER 31,                  MARCH 31,            JUNE 30,
                             ----------------------------------  ------------------  --------------------
                                1997        1996        1995       1998      1997      1998       1997
                             ----------  ----------  ----------  --------  --------  ---------  ---------
   Current:
    Federal................  $1,152,585  $  555,304  $  158,387  $ 10,522  $ 24,079  $ 147,556  $  75,777
    State..................     378,105     141,516      46,163     2,000     6,945     45,000     21,857
                             ----------  ----------  ----------  --------  --------  ---------  ---------
    Total current income
     tax expense...........   1,530,690     696,820     204,550    12,522    31,024    192,556     97,634
                             ----------  ----------  ----------  --------  --------  ---------  ---------
   Amortization of
    investment tax
    credits................     (45,823)    (45,823)    (47,827)  (11,957)  (11,456)   (23,914)   (22,912)
                             ----------  ----------  ----------  --------  --------  ---------  ---------
   Deferred:
    Federal................     806,169     210,458     239,877    36,506    13,000     86,880     26,000
    State..................     170,040      72,197      58,231    11,331     4,000     21,661      8,000
                             ----------  ----------  ----------  --------  --------  ---------  ---------
    Total deferred income
     tax expense...........     976,209     282,655     298,108    47,837    17,000    108,541     34,000
                             ----------  ----------  ----------  --------  --------  ---------  ---------
    Total income tax
     expense...............  $2,461,076  $  933,652  $  454,831  $ 48,402  $ 36,568  $ 277,183  $ 108,722
                             ==========  ==========  ==========  ========  ========  =========  =========

  Income tax expense is allocated as follows:

                                                                    (UNAUDITED)          (UNAUDITED)
                                       DECEMBER 31,                  MARCH 31,            JUNE 30,
                             ----------------------------------  ------------------  --------------------
                                1997        1996        1995       1998      1997      1998       1997
                             ----------  ----------  ----------  --------  --------  ---------  ---------
   Operating income........  $1,357,276  $1,475,894  $1,178,488  $146,941  $131,768  $ 524,259  $ 356,958
   Other income and expense
    items..................   1,103,800    (542,242)   (723,657)  (98,539)  (95,200)  (247,076)  (248,236)
                             ----------  ----------  ----------  --------  --------  ---------  ---------
                             $2,461,076  $  933,652  $  454,831  $ 48,402  $ 36,568  $ 277,183  $ 108,722
                             ==========  ==========  ==========  ========  ========  =========  =========

  Total income tax expense in 1997, 1996, and 1995 was greater than that computed by applying U.S. Federal income tax rates to earnings before income taxes. The reasons for the differences are as follows:

                                                                    (UNAUDITED)          (UNAUDITED)
                                       DECEMBER 31,                  MARCH 31,            JUNE 30,
                             ----------------------------------  ------------------  --------------------
                                1997        1996        1995       1998      1997      1998       1997
                             ----------  ----------  ----------  --------  --------  ---------  ---------
   Computed "expected" tax
    expense................  $2,131,068  $  818,078  $  419,782  $ 47,886  $ 32,866  $ 255,649  $ 109,468
   State income tax, net of
    federal income tax
    benefit................     361,776     141,051      68,900     8,798     7,224     43,996     19,706
   Amortization of
    investment tax
    credits................     (45,823)    (45,823)    (47,827)  (11,957)  (11,456)   (23,914)   (22,912)
   Other...................      14,055      20,346      13,976     3,675     7,934      1,452      2,460
                             ----------  ----------  ----------  --------  --------  ---------  ---------
    Total income tax
     expense...............  $2,461,076  $  933,652  $  454,831  $ 48,402  $ 36,568  $ 277,183  $ 108,722
                             ==========  ==========  ==========  ========  ========  =========  =========

                       UTILITIES, INC. AND SUBSIDIARIES

  The components of the deferred tax liability (asset) at December 31 are as follows:

                                                       (UNAUDITED)  (UNAUDITED)
                                   DECEMBER 31,         MARCH 31,    JUNE 30,
                               ----------------------  -----------  -----------
                                  1997        1996        1998         1998
                               ----------  ----------  -----------  -----------
   Tax effect of temporary
    differences related to:
     Depreciation............  $3,306,956  $2,978,681  $3,358,330   $3,060,845
     Regulatory assets and
      liabilities--deferred
      taxes..................      (9,064)    (42,661)     (9,396)      (9,396)
     Regulatory liability--
      deferred toll revenue..     (42,635)    (42,635)    (42,635)     (42,635)
     Unamortized investment
      tax credits............     (79,517)    (76,313)    (71,582)     (71,582)
     Goodwill amortization...     317,988     323,335     354,800      391,612
     Other...................     (98,116)   (246,164)    (93,782)     (91,213)
   Alternative minimum tax
    credit carryforward......         --     (505,248)    (42,545)         --
                               ----------  ----------  ----------   ----------
                               $3,395,612  $2,388,995  $3,453,190   $3,237,631
                               ==========  ==========  ==========   ==========

  Cash paid for income taxes was $491,000, $540,000, and $517,000 in 1997,
1996, and 1995, respectively. Cash paid for income taxes for the three-month periods ended March 31 was $1,439,500 and $130,000 for 1998 and 1997, respectively. Cash paid for income taxes for the six-month periods ended June 30, 1998 and 1997 was $1,600,636 and $316,000, respectively.

9. PENSION PLAN

  The Companies have defined benefit pension plans covering substantially all employees. Benefits are based on years of service and levels of compensation. The Companies' funding policies are to contribute annually the amount deducted for tax purposes. Also included below is an unqualified supplemental pension plan for certain officers which will be funded as benefits are paid.

  The net pension cost was comprised of the following components:

                                                       DECEMBER 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------
   Service cost..............................  $ 190,163  $ 158,660  $ 131,482
   Interest on projected benefit obligation..    178,251    160,982    148,766
   Expected return on plan assets............   (166,297)  (145,506)  (118,596)
   Amortization of unrecognized net obliga-
    tion at January 1, 1989..................      4,091      4,091      4,091
   Amortization of unrecognized net
    obligation on supplemental pension at
    January 1, 1992..........................      9,011     10,137     11,819
   Amortization of unrecognized net gain.....    (11,225)    (8,064)    (2,597)
                                               ---------  ---------  ---------
                                               $ 203,994  $ 180,300  $ 174,965
                                               =========  =========  =========

                       UTILITIES, INC. AND SUBSIDIARIES

  The following reconciles the Plan's funded status to amounts recognized in the Company's financial statements as of December 31:

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1997         1996
                                                     -----------  -----------
   Actuarial present value of projected benefit
    obligation
     Vested......................................... $(1,605,469) $(1,305,607)
     Nonvested......................................     (87,000)    (286,567)
                                                     -----------  -----------
       Accumulated benefit obligation...............  (1,692,469)  (1,592,174)
   Additional amounts related to projected salary
    increases.......................................    (613,589)    (485,107)
                                                     -----------  -----------
       Projected benefit obligation.................  (2,306,058)  (2,077,281)
   Plan assets at fair value, Group Annuity Con-
    tracts and bank deposits at interest............   2,139,343    1,785,124
                                                     -----------  -----------
       Unfunded excess projected obligation over
        plan assets................................. $  (166,715) $  (292,157)
                                                     ===========  ===========

  The unfunded excess consists of:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
   Unrecognized net gains from assumption changes and
    favorable actuarial experience....................... $ 494,906  $ 400,882
   Unrecognized net obligation at January 1, 1989, being
    amortized over 20 years..............................   (16,436)   (20,527)
   Unrecognized net obligation on supplemental pension
    plan at January 1, 1992, being recognized over four
    years................................................   (72,086)   (81,097)
   Accrued pension cost included in recorded
    liabilities..........................................  (573,099)  (591,415)
                                                          ---------  ---------
                                                          $(166,715) $(292,157)
                                                          =========  =========

  The rate of increase in future compensation levels used in determining the actuarial value of projected benefit obligation was 6% for 1997, 1996, and 1995. The weighted-average discount rate and the expected long-term rate of return on assets was 8% for 1997, 1996, and 1995.

  Actuarial information was not available for disclosure as of and for the periods ended June 30 and March 31, 1998 and 1997.

10. MINORITY INTEREST

  Minority interest at June 30 and March 31, 1998, December 31, 1997, and December 31, 1996, consisted of 1,500, 1,500 and 1,680, respectively, shares of $25 par value 8% cumulative preferred stock issued by Standish Telephone Company (Standish). Standish has agreed to redeem 180 shares of this stock annually at par. In addition to the annual redemption requirement, the stock may be called at $26.25 per share. Minority interest in the consolidated statements of income and retained earnings represents preferred dividends.

11. RELATED PARTY TRANSACTIONS

  The Company is affiliated, through common ownership, with Telephone Service Company, which provides plant construction and maintenance services to the Telephone Companies under contracts subject to regulation by the MPUC. Charges from Telephone Service Company for construction and maintenance in 1997, 1996 and

                       UTILITIES, INC. AND SUBSIDIARIES

1995, approximated $640,000, $439,000, and $529,000, respectively. These charges were $209,300 and $110,330 for the three-month periods ended March 31, 1998 and 1997, respectively. These charges totaled $430,983 and $259,419 for the six-month periods ended June 30, 1998 and 1997.

  The Company provides data processing services to Portland Cellular Partnership (PCP). Total billings for 1997, 1996, and 1995 approximated $171,000, $135,000, and $122,000, respectively. Total billings for the three-month periods ended March 31, 1998 and 1997, were $47,900 and $41,400, and $97,310 and $68,891 for the six-month periods ended June 30, 1998 and 1997, respectively.

  Western Maine Cellular, Inc. has network usage, revenue sharing, trademark and service agreements with PCP. Amounts incurred relative to the agreements approximated $143,000, $149,000, and $121,000 in 1997, 1996, and 1995,
respectively, and $32,600 and $36,163 for the three-month periods ended March 31, 1998 and 1997, respectively. The totals for the six-month periods ended June 30, 1998 and 1997, were $66,664 and $69,656. Amounts received for network usage provided to PCP approximated $98,000, $102,000, and $90,000 in 1997, 1996, and 1995, respectively, and $18,300 and $22,200 for the three-month periods ended March 31, 1998 and 1997, respectively. For the six-month periods ended June 30, 1998 and 1997, these amounts totaled $41,890 and $47,189, respectively.

12. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Investments

  Investments do not have a readily determinable fair value (not publicly traded). With the exception of the Investment in Portland Cellular Partnership, which is accounted for using the equity method, the investments are stated at cost which management believes is not impaired. An estimate of the fair value could not be reasonably made without incurring excessive costs.

 Long-Term Debt

  The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At June 30, 1998, the Company had long-term debt with a carrying value of $24,929,775 and estimated fair value of $26,778,040. At March 31, 1998, the Company had long-term debt with a carrying value of $25,444,493 and estimated fair value of $26,751,000. At December 31, 1997, the Company had long-term debt with a carrying value of $25,912,541 and estimated fair value of $27,270,000.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. SUBSEQUENT EVENT--AGREEMENT TO SELL SUBSIDIARY

  On February 19, 1998, the Company signed a stock purchase agreement to sell 100% of the common stock of Western Maine Cellular, Inc. for approximately $7.5 million. The transaction was completed on July 31, 1998.

                       UTILITIES, INC. AND SUBSIDIARIES

  Condensed financial data of Western Maine Cellular, Inc. included in the basic financial statements are as follows:

                                  DECEMBER 31,        (UNAUDITED)  (UNAUDITED)
                             -----------------------   MARCH 31,    JUNE 30,
                                1997        1996         1998         1998
                             ----------  -----------  -----------  -----------
   BALANCE SHEETS
   Current assets........... $  262,027  $   262,646  $   215,727  $  279,025
   Net property, plant, and
    equipment...............    630,679      728,176      610,379     589,745
   Cellular license.........  1,730,786    1,824,338    1,707,398   1,684,010
   Other assets.............     28,690       25,320       28,303      27,916
                             ----------  -----------  -----------  ----------
                             $2,652,182  $ 2,840,480  $ 2,561,807  $2,580,696
                             ==========  ===========  ===========  ==========
   Current liabilities...... $  599,701  $   578,425  $   702,300  $  543,770
   Long-term debt...........  2,846,945    3,156,735    2,759,794   2,672,643
   Deferred income taxes....    133,000      367,495      133,000     133,000
   Stockholders' deficit....   (927,464)  (1,262,175)  (1,033,287)   (768,717)
                             ----------  -----------  -----------  ----------
                             $2,652,182  $ 2,840,480  $ 2,561,807  $2,580,696
                             ==========  ===========  ===========  ==========

                                                                   (UNAUDITED)          (UNAUDITED)
                                      DECEMBER 31,                  MARCH 31,            JUNE 30,
                            ----------------------------------  ------------------  --------------------
                               1997        1996        1995       1998      1997      1998       1997
                            ----------  ----------  ----------  --------  --------  ---------  ---------
   STATEMENTS OF INCOME
   Operating revenues...... $1,615,534  $1,407,088  $1,206,516  $365,448  $361,278  $ 756,463  $ 740,504
   Operating expenses......  1,592,076   1,540,458   1,400,270   440,959   358,983    811,543    737,175
                            ----------  ----------  ----------  --------  --------  ---------  ---------
    Net operating income
     (loss)................     23,458    (133,370)   (193,754)  (75,511)    2,295    (55,080)     3,328
   Interest expense........   (280,055)   (405,557)   (454,749)  (63,363)  (76,392)  (125,930)  (147,209)
   Income tax benefit......     99,000     215,876     258,457    55,467    29,547     72,346     57,467
                            ----------  ----------  ----------  --------  --------  ---------  ---------
    Net loss............... $ (157,597) $ (323,051) $ (390,046) $(83,407) $(44,550) $(108,664) $ (86,414)
                            ==========  ==========  ==========  ========  ========  =========  =========

14. SUBSEQUENT EVENT--MERGER

  On March 27, 1998, the Company entered into an agreement to merge with a subsidiary of MJD Communications, Inc. (MJD). The agreement contemplates that the pre-merger stockholders' shares will be redeemed for cash, leaving MJD as the sole remaining stockholder. The post-merger entity will consist of the existing operation of Utilities, Inc., Standish Telephone Company, Maine Telephone Company, and China Telephone Company. The transaction is expected to close in the third or fourth quarter of 1998.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Chautauqua & Erie Telephone Corporation

  We have audited the accompanying consolidated balance sheet of Chautauqua & Erie Telephone Corporation as of December 31, 1996, and the related consolidated statements of income and retained earnings, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chautauqua & Erie Telephone Corporation as of December 31, 1996, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

Ernst & Young LLP

Buffalo, New York
February 24, 1997

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                              ASSETS
Current assets:
  Cash............................................................. $ 4,094,370
  Due from customers and agents....................................     466,227
  Other accounts receivable........................................     803,655
  Materials and supplies...........................................     480,362
  Prepaid expenses.................................................     154,080
                                                                    -----------
    Total current assets...........................................   5,998,694
Noncurrent assets:
  Net cash value of life insurance.................................     183,878
  Other assets, net of accumulated amortization....................     714,919
                                                                    -----------
    Total noncurrent assets........................................     898,797
Telephone plant, at cost:
  Telephone plant in service.......................................  21,654,432
  Telephone plant under construction...............................      31,251
                                                                    -----------
                                                                     21,685,683
  Less accumulated depreciation....................................   8,018,651
                                                                    -----------
Net telephone plant................................................  13,667,032
                                                                    -----------
    Total assets................................................... $20,564,523
                                                                    ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities on long-term debt............................. $   870,000
  Notes payable....................................................   2,319,000
  Accounts payable.................................................     400,503
  Accrued taxes, interest and dividends............................   2,048,147
  Other current liabilities........................................     484,540
                                                                    -----------
    Total current liabilities......................................   6,122,190
Long-term debt, less current maturities............................   1,012,294
Deferred federal income taxes......................................   2,493,610
Pension obligation.................................................      17,564
                                                                    -----------
    Total liabilities..............................................   9,645,658
Shareholders' equity:
  Common stock, no par value; 100,000 shares authorized; 79,498
   shares issued and outstanding...................................     775,320
  Retained earnings................................................  10,143,545
                                                                    -----------
    Total shareholders' equity.....................................  10,918,865
                                                                    -----------
    Total liabilities and shareholders' equity..................... $20,564,523
                                                                    ===========

                            See accompanying notes.

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

                   YEAR ENDED DECEMBER 31, 1996 AND 1995

                                 1996         1995
                              -----------  -----------
Operating revenues:
  Local service.............  $ 1,892,626  $ 1,729,458
  Network access service....    3,777,331    3,843,309
  Long distance network
   service..................       73,965       91,858
  Miscellaneous.............    1,002,697    1,016,265
                              -----------  -----------
                                6,746,619    6,680,890
  Other.....................      (17,190)       6,541
                              -----------  -----------
    Total operating reve-
     nues...................    6,729,429    6,687,431
Operating expenses:
  Plant specific............    1,474,595    1,171,283
  Plant nonspecific.........    1,322,827    1,425,352
  Customer operations.......      605,798      696,700
  Corporate operations......    1,269,154    1,373,167
  Operating taxes...........      431,227      662,655
                              -----------  -----------
    Total operating ex-
     penses.................    5,103,601    5,329,157
                              -----------  -----------
    Operating income........    1,625,828    1,358,274
Other income (expense):
  Interest..................     (345,669)    (419,791)
  Gain on sale of investment
   in cellular partnership..    4,658,700          --
  Other, net................      (72,259)    (136,635)
                              -----------  -----------
    Total other income (ex-
     pense).................    4,240,772     (556,426)
                              -----------  -----------
Income before income taxes..    5,866,600      801,848
Federal income taxes:
  Current...................    1,953,570      221,063
  Deferred..................      276,046       20,454
                              -----------  -----------
                                2,229,616      241,517
                              -----------  -----------
Net income..................    3,636,984      560,331
Retained earnings--January
 1..........................    7,047,147    7,027,495
                              -----------  -----------
                               10,684,131    7,587,826
Dividends paid:
  Common, $6.80 per share...      540,586      540,679
                              -----------  -----------
Retained earnings--December
 31.........................  $10,143,545   $7,047,147
                              ===========  ===========

                            See accompanying notes.

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   YEAR ENDED DECEMBER 31, 1996 AND 1995

                                                          1996        1995
                                                       ----------  -----------
OPERATING ACTIVITIES:
Net income............................................ $3,636,984  $   560,331
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation--telephone plant.......................  1,032,829    1,124,126
  Amortization........................................     49,609       32,598
  Gain on sale of cellular partnership................ (4,658,306)         --
  Provision for deferred income taxes.................    220,894       24,700
  (Decrease) increase in pension obligation...........   (124,035)      47,517
  Changes in operating assets and liabilities, net of
   effects from purchase of Chautauqua Cable, Inc.:
    (Increase) decrease in due from customers and
     agents...........................................    (22,287)      25,215
    Increase in other accounts receivable.............    (36,738)     (73,855)
    Decrease (increase) in materials and supplies.....    124,702     (125,190)
    Decrease in prepaid expenses......................      6,147        1,465
    Decrease (increase) in other assets...............     17,685     (175,113)
    (Decrease) increase in accounts payable...........   (538,320)      69,165
    Increase in accrued taxes, interest and dividends
     and other current liabilities....................  1,798,423      240,819
                                                       ----------  -----------
      Net cash provided by operating activities.......  1,507,587    1,751,778
INVESTING ACTIVITIES:
  Premium payments for officer's life insurance.......     (7,206)      (1,042)
  Capital expenditures--telephone plant...............   (955,656)  (1,003,636)
  Salvage proceeds in excess (less than) of cost of
   removal--telephone plant...........................      7,025       61,962
  Payment for purchase of Chautauqua Cable, Inc., net
   of cash acquired...................................        --      (699,004)
  Proceeds from sale of cellular partnership..........  4,988,700          --
                                                       ----------  -----------
      Net cash provided by investing activities.......  4,032,863   (1,641,720)
FINANCING ACTIVITIES:
  Principal payments on notes payable and long-term
   debt............................................... (1,241,243)    (823,500)
  Proceeds from the issuance of Notes Payable.........        --       891,324
  Redemption of common stock..........................        --        (5,000)
  Dividends paid......................................   (540,586)    (540,679)
                                                       ----------  -----------
Net cash used in financing activities................. (1,781,829)    (477,855)
                                                       ----------  -----------
Net increase (decrease) in cash.......................  3,758,621     (367,797)
Cash at beginning of year.............................    335,749      703,546
                                                       ----------  -----------
Cash at end of year................................... $4,094,370  $   335,749
                                                       ==========  ===========

                            See accompanying notes.

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996 AND 1995

1.ACCOUNTING POLICIES

  The Company maintains its accounts in accordance with the Uniform System of Accounts prescribed for telephone companies by the New York State Public Service Commission (PSC), which is in accordance with generally accepted accounting principles. A summary of significant accounting policies is as follows:

 Consolidation

  The financial statements include the accounts of Chautauqua & Erie Telephone Corporation and its wholly-owned, deregulated subsidiaries, Chautauqua & Erie Communications, Inc., C & E Communications, Ltd., Western New York Cellular, Inc. and Chautauqua & Erie Network, Inc.

  Chautauqua & Erie Communications, Inc., C & E Communications, Ltd., and Chautauqua Cable, Inc. are active operating companies, while the remaining two represent investments.

  All material intercompany accounts have been eliminated in the financial statements. Certain costs and expenses of Chautauqua & Erie Communications, Inc. provided by Chautauqua & Erie Telephone Corporation have not been eliminated in order to more accurately reflect the operations of the telephone company and this subsidiary. These costs are for expenses that would have been paid to an outside supplier if not to Chautauqua & Erie Telephone Corporation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized upon the placing of calls by customers or rendering, by the company, of other related services.

 Toll Settlements

  Toll revenues are often pooled by telephone companies on a national and a state-wide basis and are apportioned back to the companies based upon cost to provide services. This process is known as "toll settlements."

  The computations are very complex and on a routine basis, these toll settlements are adjusted for previous quarters and years. When calculations are changed the companies are notified of a retroactive toll settlement (plus or minus) which applies to previously reported periods. Retroactive toll settlements may have a material effect on current net income.

  It is industry practice to record retroactive toll settlements in the year determined. There are no known material unrecorded retroactive settlements as of the balance sheet date. The amount of retroactive toll settlements recognized in 1996 was not material.

 Other Assets

  Other assets include $577,656 of franchise licenses and goodwill associated with the purchase of Chautauqua Cable, Inc., which is being amortized over 15 years. Accumulated amortization was $63,731 at December 31, 1996.

 Telephone Plant

  Telephone plant is stated at original cost. The Company has consistently followed the practice of capitalizing certain costs related to construction, including payroll and payroll related costs.

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

  Depreciation is provided on the straight-line basis over the estimated useful lives of the assets.

  Upon retirement, the cost of the asset retired is charged against accumulated depreciation together with the costs of removal, net of salvage.

 Materials and Supplies

  New materials, reusable materials and deregulated station equipment and other electronic equipment are carried at cost or market, if lower, utilizing the first-in, first-out method.

 Federal Income Taxes

  Deferred federal income taxes are provided for temporary differences in the basis of assets and liabilities for financial and income tax accounting purposes, principally with respect to telephone plant.

  The Internal Revenue Service does not recognize expensing of the inside wiring component of station connections as required by the New York State Public Service Commission. Therefore, the inside wiring component of station connections is capitalized for Federal income tax purposes resulting in greater income for tax purposes than that used for accounting purposes. The tax benefit created by this timing difference has been normalized.

  In accordance with PSC requirements, the Company has identified a portion of its deferred tax liability as being associated with investment tax credits realized in prior years which are fully normalized and amortized to income over the average service life of the related telephone plant and other equipment.

 Risks and Uncertainties

  The Company provides services to residential and commercial customers generally located within Chautauqua County, New York. The deregulation of the telecommunications industry allows for the possible entry of other local and long distance carriers into the Chautauqua County market.

  The Company requires deposits for certain equipment leased to customers. Collateral is generally not required in connection with ongoing services provided.

2.LONG-TERM DEBT

  Long-term debt at December 31, 1996 consists of two separate mortgage bonds. One of the bonds is due February 1, 1997 and accrues interest at 8 1/8%. The balance outstanding at December 31, 1996 for this bond, before unamortized discount, was $840,000 . The second bond is due November 1, 2001 and accrues interest at 9 1/8%. The balance outstanding at December 31, 1996 for this bond, before unamortized discount, was $1,050,000.

  The bonds are collateralized by all of the telephone plant and equipment. These bonds are covered by indenture agreements which require, under certain conditions, annual sinking fund payments.

  Aggregate maturities of sinking fund requirements for the five years following December 31, 1996 are as follows:

   1997................................................................ $870,000
   1998................................................................   30,000
   1999................................................................   30,000
   2000................................................................   30,000
   2001................................................................  930,000

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

3.NOTES PAYABLE

  Notes payable consists of:

                                                              DECEMBER 31, 1996
                                                              -----------------
   Outstanding amounts under a $3,000,000 available
    unsecured line of credit at approximately prime.........     $1,150,000
   Unsecured demand notes payable to various individuals and
    entities with interest payable at 5.75%.................      1,169,000
   Unsecured time notes--repaid in 1996.....................            --
                                                                 ----------
                                                                 $2,319,000
                                                                 ==========

4.RETIREMENT PLANS

  The Company sponsors two defined benefit pension plans covering substantially all employees. These plans are individually maintained for union and management employees, both of which are funded by trusteed funds and are noncontributory. The Company's policy is to fund pension costs annually based on current actuarial determinations.

  Pension benefits are based on years of service and compensation.

  Net periodic pension cost for the union plan includes the following components:

                                                             1996       1995
                                                           ---------  ---------
Service cost-benefits earned during the period...........  $  25,693  $  18,054
Interest cost on projected benefit obligation............     27,692     34,655
Actual return on plan assets.............................    (73,169)  (148,852)
Net amortization and deferral............................     19,879    116,149
                                                           ---------  ---------
Net periodic pension cost................................  $      95  $  20,006
                                                           =========  =========

Actuarial assumptions used in the calculation for the union plan were as follows:

Discount rates...........................................        7.5%       7.5%
Rates of increase in compensation levels.................        4.0%       4.0%
Expected long-term rate of return on assets..............        8.0%       8.0%

  The following table sets forth the union plan's funded status at December
31, 1996:

Actuarial present value of benefit obligations:
  Vested.................................................  $ 279,228  $ 193,555
  Nonvested..............................................      7,315        860
                                                           ---------  ---------
    Total accumulated benefit obligations................  $ 286,543  $ 194,415
                                                           =========  =========
Projected benefit obligation.............................  $(422,618) $(416,324)
Plan assets at fair value................................    540,831    461,452
                                                           ---------  ---------
Excess of plan assets over projected benefit obligation..    118,213     45,128
Unrecognized transition asset............................    (38,100)   (42,863)
Unrecognized net gain from past experience different from
 that assumed and effects of changes in assumptions......   (128,218)   (56,485)
Amount deferred as regulatory asset......................     30,541     34,901
                                                           ---------  ---------
Accrued pension cost.....................................  $ (17,564) $ (19,319)
                                                           =========  =========

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

  On December 31, 1996, the Company froze the benefits accrued under its pension plan for management employees. The Company expects to distribute lump sum payments to all participants as actuarially determined in the fourth quarter of 1997. The Company has calculated its accrued pension liability at December 31, 1996 in accordance with all the requirements of the Pension Benefit Guaranty Corporation, the Internal Revenue Service, and the U.S. Department of Labor. As such, the Company has recorded an accrual of approximately $300,000 to account for the unfunded benefit obligation at December 31, 1996 which is included in other current liabilities. The unfunded benefit obligation is the difference between the expected settlement obligation of approximately $1,850,000 and the fair value of plan assets at December 31, 1996 of approximately $1,500,000. A contribution of $300,000 was made to the plan by the Company in January of 1997. As a result of these transactions, the Company recorded a net periodic pension cost for the management plan of approximately $130,000 for 1996.

  Net periodic pension cost for the management plan consisted of the following components for 1995:

Service cost-benefits earned during the period................... $    92,421
Interest cost on projected benefit obligation....................      95,430
Actual return on plan assets.....................................    (373,896)
Net amortization and deferral....................................     292,950
                                                                  -----------
Net periodic pension cost........................................ $   106,905
                                                                  ===========

  Actuarial assumptions used in the calculation for the management plan for 1995 were as follows:

Discount rates...................................................         7.5%
Rates of increase in compensation levels.........................         4.0%
Expected long-term rate of return on assets......................         8.0%

  The following table sets forth the management plan's funded status at December 31, 1995:

Actuarial present value of benefit obligations:
  Vested......................................................... $   736,457
  Nonvested......................................................      20,053
                                                                  -----------
    Total accumulated benefit obligations........................ $   756,510
                                                                  ===========
Projected benefit obligation..................................... $(1,248,142)
Plan assets at fair value........................................   1,217,876
                                                                  -----------
Projected benefit obligation in excess of plan assets............     (30,266)
Unrecognized transition asset....................................    (225,605)
Unrecognized net gain from past experience different from that
 assumed and effects of changes in assumptions...................     (87,325)
Amount deferred as regulatory asset..............................     220,916
                                                                  -----------
Accrued pension cost............................................. $  (122,280)
                                                                  ===========

  Assets of the plans are stated at fair value and consist primarily of listed stocks and corporate debt.

  The Company sponsors a defined contribution 401(k) retirement savings plan for non union employees. Contributions to the plan are based upon a percentage of salaries of all qualified personnel. Additional contributions may be made at the discretion of management. Contributions to this plan amounted to $32,334 in 1996 and $129,811 in 1995.

  The Company also sponsors a defined contribution 401(k) retirement savings plan for union employees. The Company matches contributions to this plan based upon a percentage of pay of all qualified personnel. Contributions to this plan amounted to $9,311 in 1996 and $8,284 in 1995.

5.SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid during the year for:

                                                                 1996     1995
                                                               -------- --------
Interest...................................................... $350,267 $418,197
Income taxes..................................................  280,000  220,976

6.SALE OF PARTNERSHIP INTEREST

  The Company sold its 11.25% ownership interest in a cellular communications partnership, during 1996. The Company's carrying value for the ownership interest was approximately $330,000 and the sale price was $4,988,700. The gain on the sale, net of tax of $1,736,000, is included in income from deregulated subsidiaries in the income statement.

7.COMMITMENTS

  During 1996, the Company entered into an agreement to sell all of its outstanding stock to MJD Holding Corp., pending approval from the PSC and the Federal Communications Commission (FCC).

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

        CONDENSED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                     JUNE 30,
                                                                       1997
                                                                    -----------
Operating revenues:
  Local service.................................................... $   967,481
  Network access service...........................................   1,914,905
  Long distance network service....................................      38,135
  Miscellaneous....................................................     545,386
                                                                    -----------
                                                                      3,465,907
  Other............................................................      (3,000)
                                                                    -----------
    Total operating revenues.......................................   3,462,907
Operating expenses:
  Plant specific...................................................     677,771
  Plant nonspecific................................................     675,200
  Customer operations..............................................     321,376
  Corporate operations.............................................     590,775
  Operating taxes..................................................     253,058
                                                                    -----------
    Total operating expenses.......................................   2,518,180
                                                                    -----------
    Operating income...............................................     944,727
Other income (expense):
  Interest.........................................................    (171,780)
  Gain on sale of investment in cellular partnership...............         --
  Other, net.......................................................       3,973
                                                                    -----------
    Total other income (expense)...................................    (167,807)
                                                                    -----------
Income before income taxes.........................................     776,920
Federal income taxes:
  Current..........................................................     214,710
  Deferred.........................................................      60,000
                                                                    -----------
                                                                        274,710
                                                                    -----------
Net income.........................................................     502,210
Retained earnings--January 1.......................................  10,143,545
                                                                    -----------
                                                                     10,645,755
Dividends paid:
  Common, $6.80 per share..........................................         --
                                                                    -----------
Retained earnings June 30.......................................... $10,645,755
                                                                    ===========

     See accompanying note to condensed consolidated financial statements.

                    CHAUTAUQUA & ERIE TELEPHONE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                    JUNE 30,
                                                                      1997
                                                                   -----------
OPERATING ACTIVITIES:
Net income........................................................ $   502,210
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation--telephone plant...................................     534,626
  Amortization....................................................       2,521
  Gain on sale of cellular partnership............................         --
  Other non cash expenses.........................................      12,679
  Changes in operating assets and liabilities, net of effects from purchase of Chautauqua Cable, Inc.:
    Increase in due from customers and agents.....................      61,825
    Increase in other accounts receivable.........................      97,982
    Decrease in materials and supplies............................      13,543
    Decrease in prepaid expenses..................................      87,316
    Decrease in other assets......................................         --
    Decrease in accounts payable..................................    (262,032)
    Increase (Decrease) in accrued taxes, interest and dividends and other current liabilities................................  (1,947,813)
                                                                   -----------
      Net cash provided by operating activities...................    (897,143)
INVESTING ACTIVITIES:
  Premium payments for officer's life insurance...................      (3,866)
  Capital expenditures--telephone plant...........................    (383,486)
  Salvage proceeds in excess (less than) of cost of removal--
   telephone plant................................................     (50,205)
  Proceeds from sale of cellular partnership......................         --
                                                                   -----------
      Net cash provided by investing activities...................    (437,557)
FINANCING ACTIVITIES:
  Principal payments on notes payable and long-term debt..........    (810,000)
  Proceeds from the issuance of Notes Payable.....................     976,500
  Dividends paid..................................................    (274,268)
                                                                   -----------
Net cash used in financing activities.............................    (107,768)
                                                                   -----------
Net increase (decrease) in cash...................................  (1,442,468)
Cash at beginning of year.........................................   4,094,370
                                                                   -----------
Cash at end of year............................................... $ 2,651,902
                                                                   ===========


     See accompanying note to condensed consolidated financial statements.

(1)BASIS OF FINANCIAL REPORTING

  Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, the Company believes the disclosures which are made are adequate to make the information presented not misleading.

  The unaudited financial information for the six months ended June 30, 1997 has not been audited by independent public accountants; however, in the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations and cash flows for the six month period have been included therein in accordance with generally accepted accounting principles. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year. The condensed consolidated financial statements should be read in conjunction with the Company's 1996 annual financial statements contained herein.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Big Sandy Telecommunications, Inc.
Simla, Colorado

  We have audited the accompanying balance sheets of Big Sandy Telecommunications, Inc. (a Colorado Corporation) as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big Sandy
Telecommunications, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investments in 1994.

                                          Kiesling Associates

Colorado Springs, Colorado
February 6, 1996

                       BIG SANDY TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                            1995        1994
                                                         ----------- ----------
                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................. $ 1,858,423 $  686,684
  Temporary investments.................................      81,256     81,256
  Accounts receivable--
    Due from customers..................................      19,387     16,374
    Interexchange carriers..............................      59,148     68,215
    Other...............................................         661     28,902
  Materials and supplies, at average cost...............      25,503     31,849
  Prepayments--
    Income Taxes........................................         --      26,481
    Other...............................................      34,422     30,432
  Deferred income taxes.................................       9,090     11,438
                                                         ----------- ----------
                                                           2,087,890    981,631
                                                         ----------- ----------
NONCURRENT ASSETS
  Investments--
    Marketable equity securities........................   7,302,239  5,505,808
    Other...............................................      37,478     37,478
  Cash value of life insurance..........................     128,194    101,472
                                                         ----------- ----------
                                                           7,467,911  5,644,758
                                                         ----------- ----------
PROPERTY AND EQUIPMENT
  Telecommunications plant in service...................   2,953,752  2,949,651
  Other property........................................     229,156    228,917
                                                         ----------- ----------
                                                           3,182,908  3,178,568
                                                         ----------- ----------
  Less accumulated depreciation.........................   2,016,173  1,893,578
                                                         ----------- ----------
                                                           1,166,735  1,284,990
                                                         ----------- ----------
TOTAL ASSETS............................................ $10,722,536 $7,911,379
                                                         =========== ==========


   The accompanying notes are an integral part of these financial statements

                       BIG SANDY TELECOMMUNICATIONS, INC.

                           DECEMBER 31, 1995 AND 1994

                                                            1995        1994
                                                         ----------- ----------
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable--
    Interexchange carriers.............................. $     1,289 $   39,002
    Other...............................................      38,061     18,903
  Customer deposits.....................................       9,127      7,058
  Current portion of long-term debt.....................     189,600    178,700
  Current portion of deferred compensation liability....      46,098     42,701
  Accrued taxes--
    Income taxes........................................     346,138        --
    Other...............................................      27,297     29,357
  Other accrued liabilities.............................      43,144     49,093
                                                         ----------- ----------
                                                             700,754    364,814
                                                         ----------- ----------
LONG-TERM DEBT, less current portion....................   2,417,581  2,607,177
                                                         ----------- ----------
DEFERRED CREDITS
  Deferred income taxes.................................   2,807,232  2,121,822
  Deferred investment tax credit, net...................      38,824     50,040
  Deferred compensation liability, less current
   portion..............................................      22,617     68,715
  Deferred regulatory liability.........................      26,687     35,372
                                                         ----------- ----------
                                                           2,895,360  2,275,949
                                                         ----------- ----------
STOCKHOLDERS' EQUITY
  Common stock, no par value, 50,000 shares authorized;
   21,250 shares issued and outstanding.................      12,166     12,166
  Unrealized holding gains and losses on certain
   investments..........................................   2,197,504    631,075
  Retained earnings.....................................   2,499,171  2,020,198
                                                         ----------- ----------
                                                           4,708,841  2,663,439
                                                         ----------- ----------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY................ $10,722,536 $7,911,379
                                                         =========== ==========


   The accompanying notes are an integral part of these financial statements

                       BIG SANDY TELECOMMUNICATIONS, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                               1995      1994
                                                             --------  --------
OPERATING REVENUES
  Local network services.................................... $188,586  $183,053
  Network access services...................................  550,829   524,573
  Miscellaneous.............................................  162,198   148,622
                                                             --------  --------
                                                              901,613   856,248
                                                             --------  --------
OPERATING EXPENSES
  Plant specific operations.................................  173,882   138,608
  Plant nonspecific operations..............................    7,872     7,999
  Depreciation and amortization.............................  175,951   161,418
  Customer operations.......................................  107,194    94,466
  Corporate operations......................................  263,161   252,507
  General taxes.............................................   29,550    29,123
                                                             --------  --------
                                                              757,610   684,121
                                                             --------  --------
NET OPERATING INCOME........................................  144,003   172,127
                                                             --------  --------
OTHER INCOME
  Interest and dividend income..............................  367,439   353,986
  Gain--sale of investments.................................  446,957    27,511
  Other, net................................................  (45,428)  (64,076)
  Interest expense.......................................... (129,159) (142,263)
                                                             --------  --------
                                                              639,809   175,158
                                                             --------  --------
INCOME BEFORE INCOME TAX EXPENSE............................  783,812   347,285
                                                             --------  --------
INCOME TAX EXPENSE..........................................  204,114    41,096
                                                             --------  --------
NET INCOME.................................................. $579,698  $306,189
                                                             ========  ========
Earnings per share.......................................... $  27.27  $  14.41
                                                             ========  ========



   The accompanying notes are an integral part of these financial statements.

                       BIG SANDY TELECOMMUNICATIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                        UNREALIZED
                                                        INVESTMENT
                                                COMMON  GAINS AND   RETAINED
                                                 STOCK    LOSSES    EARNINGS
                                                ------- ---------- ----------
Balance, December 31, 1993..................... $12,166 $      --  $1,920,009
Net income for the year........................     --         --     306,189
Cash Dividends ($9.69/share)...................     --         --    (206,000)
Change in unrealized gains and losses, net of
 income taxes of $375,425......................     --     631,075        --
                                                ------- ---------- ----------
Balance, December 31, 1994.....................  12,166    631,075  2,020,198
Net income for the year........................     --         --     579,698
Cash Dividends ($4.74/share)...................     --         --    (100,725)
Change in unrealized gains and losses, net of
 income taxes of $931,862......................     --   1,566,429        --
                                                ------- ---------- ----------
Balance, December 31, 1995..................... $12,166 $2,197,504 $2,499,171
                                                ======= ========== ==========


   The accompanying notes are an integral part of these financial statements

                       BIG SANDY TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                           1995        1994
                                                        ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................  $  579,698  $  306,189
Adjustments to reconcile net income to net cash
 provided by operating
 activities--
  Gain on sale of investments.........................    (446,957)    (27,511)
  Depreciation........................................     173,048     158,514
  Amortization--
    Intangible property...............................       2,872       2,872
    Acquisition adjustment............................          31          31
  Increase in cash value of life insurance............     (26,721)     (7,863)
  Deferred income tax expense (benefit)...............    (252,789)     16,973
  Deferred investment tax credits, net................     (11,216)    (13,084)
  Change in assets and liabilities (Increase) decrease
   in:
      Accounts receivable.............................       6,302     (18,766)
      Material and supplies...........................       1,629        (758)
      Inventories.....................................       4,716      (1,206)
      Prepayments.....................................      22,491     (50,544)
    Increase (decrease) in:
      Accounts payable................................     (16,486)     (5,569)
      Accrued taxes...................................     344,078     (70,670)
      Other accrued liabilities.......................      (5,948)    (20,778)
                                                        ----------  ----------
        Net cash provided by operating activities.....     374,748     267,830
                                                        ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property and equipment.................     (57,695)   (223,552)
  Purchase of investments.............................         --       (7,710)
  Sale of investments.................................   1,176,808         --
  Salvage from property retired.......................         --        8,250
                                                        ----------  ----------
        Net cash provided by (used in) investing
         activities...................................   1,119,113    (223,012)
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of long-term debt.........................    (178,696)   (168,539)
  Dividends paid......................................    (100,725)   (206,000)
  Reduction of deferred compensation liability........     (42,701)    (39,423)
                                                        ----------  ----------
        Net cash used in financing activities.........    (322,122)   (413,962)
                                                        ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..   1,171,739    (369,144)
Cash and Cash Equivalents at Beginning of Year........     686,684   1,055,828
                                                        ----------  ----------
Cash and Cash Equivalents at End of Year..............  $1,858,423  $  686,684
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                      BIG SANDY TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Nature of Operations

  The Company's principal business is providing telecommunications exchange and local access services in a service area located primarily in eastern Colorado. The Company also operates a small cable television system in the same area.

 B. System of Accounts

  The accounting policies of Big Sandy Telecommunications, Inc. conform to generally accepted accounting principles. Telephone operations reflect practices appropriate to the telephone industry. The accounting records of the Company are maintained in accordance with the Uniform System of Accounts for Class A and B Telephone Companies prescribed by the Federal Communications Commission and the Colorado Public Utilities Commission.

 C. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 D. Property and Equipment

  Telephone plant is capitalized at original cost, including the capitalized cost of salaries and wages, materials, certain payroll taxes and employee benefits. Beginning in September, 1995, regulators modified accounting principles for the allowance for funds used during construction (AFUDC) to conform with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Cost". The impact of this change was not material. No AFUDC was taken in 1995 or 1994.

  Renewals and betterments of units of property are charged to telephone plant in service. When telephone plant is retired, its cost is removed from the asset account and charged against accumulated depreciation, together with removal cost less any salvage realized. No gains or losses are recognized in connection with routine retirements of depreciable telephone property. Repairs and renewals of minor items of property are included in plant specific operations expense.

 E. Depreciation

  The Company provides for depreciation for financial reporting purposes on the straight-line method by the application of rates, based on the estimated service lives of the various classes of depreciable property, as approved by the Colorado Public Utilities Commission.

  Depreciation on depreciable property resulted in composite rates of 5.51% and 5.17% for 1995 and 1994, respectively.

 F. Income Taxes

  Income taxes are accounted for using a liability method and provide for the tax effects of transactions reported in the financial statements including both taxes currently due and deferred. Deferred income taxes reflect

                      BIG SANDY TELECOMMUNICATIONS, INC.

the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using current enacted tax rates. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  Investment tax credits (ITC), which were deferred prior to the Tax Reform Act of 1986, are being amortized over the regulatory life of the plant which produced the ITC.

 G. Revenue Recognition

  Local network, network access, and miscellaneous revenues are recognized when earned regardless of the period in which they are billed.

  Revenues relating to the provision of access services to customers are derived, in part, from tariffed access charges to toll service providers (interexchange carriers), and in part from sharing in interstate pools. Interstate revenues are determined in accordance with cost separation procedures.

  The Company is compensated for intrastate access under access charge procedures based on expense and plant investment levels as determined by the Company and approved by the Colorado Public Utilities Commission.

  Reported interstate revenues and certain intrastate revenues are estimates subject to subsequent adjustments resulting from changes in expense and plant investment levels and the rate of return experience of the various pools.

 H. Cash Equivalents

  All highly liquid investments with a maturity of three months or less from date of purchase are considered cash equivalents.

 I. Pension Expenses

  The Company's policy is to fund pension costs accrued.

 J. Investments

  Effective January 1, 1994, the Company implemented Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires certain investments to be categorized as either trading, available-for-sale, or held-to-maturity. Debt and marketable equity securities bought and held principally for selling in the near future are classified as trading securities and carried at fair value. Unrealized holding gains and losses on trading securities are reported in earnings. Debt and marketable equity securities classified as available-for-sale are carried at fair value with unrealized holding gains and losses recorded as a separate component of stockholders' equity. Debt securities the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. The Company uses FIFO method of computing realized gains and losses. In accordance with SFAS 115, prior period financial statements have not been restated. The cumulative effect of adopting this standard was an increase in stockholders' equity at January 1, 1994, of $1,634,994 (net of $972,652 in deferred income taxes) to reflect the net unrealized holding gains and losses on securities classified as available-for-sale.

                      BIG SANDY TELECOMMUNICATIONS, INC.

  Non-marketable equity investments, over which the Company has significant influence or a 20% ownership, are reflected on the equity method. Other non-marketable equity investments are stated at cost.

2.PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1995 and 1994 includes the following:

                                                             1995       1994
                                                          ---------- ----------
   Telephone plant in service--
     Land................................................ $   26,419 $   26,419
     Buildings...........................................    200,685    199,306
     Switching equipment.................................    954,140    983,702
     Outside plant.......................................  1,440,835  1,407,461
     Furniture and office equipment......................     70,007     71,977
     Vehicles and work equipment.........................    247,516    246,102
     Other plant and equipment...........................     14,150     14,684
                                                          ---------- ----------
                                                           2,953,752  2,949,651
                                                          ---------- ----------
   Other property--
     CATV plant in service...............................    229,010    228,741
     CATV plant adjustment...............................        146        176
                                                          ---------- ----------
                                                             229,156    228,917
                                                          ---------- ----------
       Total property and equipment...................... $3,182,908 $3,178,568
                                                          ========== ==========

3.LONG-TERM DEBT

  Long-term debt at December 31, 1995 and 1994 consists of:

                                                             1995       1994
                                                          ---------- ----------
   2% RUS mortgage notes................................. $1,526,183 $1,588,675
   8% note payable--H. Raymond Hope......................  1,080,998  1,197,202
                                                          ---------- ----------
                                                           2,607,181  2,785,877
   Less current maturity.................................    189,600    178,700
                                                          ---------- ----------
                                                          $2,417,581 $2,607,177
                                                          ========== ==========

  The annual requirements for principal payments on long-term debt for the next five years are as follows:

           1996..................................... $189,600
           1997.....................................  201,300
           1998.....................................  213,900
           1999.....................................  227,500
           2000.....................................  242,200

  In January, 1996, the Company repaid in full its RUS mortgage notes.

  Substantially all property and equipment of the telephone company is pledged as security for the long-term debt under a loan agreement with the Rural Utilities Service (RUS). These mortgage notes are to be repaid in equal quarterly installments covering principal and interest beginning three years after date of issue and expiring by 2010.

                      BIG SANDY TELECOMMUNICATIONS, INC.

  In connection with the redemption of all of his stock, the Company issued to
H. Raymond Hope an unsecured promissory note of $1,427,135, dated August 25, 1992, with interest at 8%. The note is payable in 120 monthly installments of $17,315, including principal and interest, beginning October 1, 1992. The note is due and payable in full if certain events should occur in the future.

  Cash paid for interest during the years ended December 31, 1995 and 1994 totaled $129,739 and $143,801, respectively.

  The mortgage to the United States of America, underlying the RUS notes, contains certain restrictions on the declaration or payment of cash dividends, redemption of capital stock, or investment in affiliated companies. As of December 31, 1995, the maximum amount which could be distributed in accordance with these restrictions was approximately $1,305,600, except as might be specifically authorized in writing in advance by the RUS.

4.INCOME TAXES

  Income taxes reflected in the Statements of Operations consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1995       1994
                                                            ---------  --------
   Income Taxes
     Federal income taxes--
       Current tax expense................................. $ 406,075  $ 36,677
       Deferred tax expense (benefit)......................  (218,057)   13,999
       Amortization of investment tax credits..............    (6,236)  (12,441)
     State income taxes--
       Current tax expense.................................    62,044       530
       Deferred tax expense (benefit)......................   (34,732)    2,974
       Investment tax credits (net)........................    (4,980)     (643)
                                                            ---------  --------
                                                            ---------  --------
   Total income tax expense................................ $ 204,114  $ 41,096
                                                            =========  ========

  Cash paid for income taxes and estimated income taxes for 1995 and 1994, totaled $95,500 and $56,000, respectively.

  The following is a reconciliation of the statutory federal income tax rate of 34% to the Company's effective tax rate:

                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------
                                                     1995           1994
                                                  -----------   ------------
   Statutory federal income tax rate.............        34.0 %         34.0 %
   State income taxes, net of federal benefit....         2.3            1.7
   Amortization of investment tax credits........        (1.5)          (5.4)
   Benefit of graduated rates....................         -0-          (13.6)
   Dividends received deduction and other
    permanent differences........................        (8.1)         (16.4)
   Other differences.............................        (0.7)           0.9
                                                  -----------   ------------
   Effective income tax rate.....................        26.0 %          1.2 %
                                                  ===========   ============

                      BIG SANDY TELECOMMUNICATIONS, INC.

  Deferred Federal and state tax liabilities and assets at December 31, 1995 and 1994 comprise the following:

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------
   Deferred tax asset:
     Regulatory liabilities and unamortized ITC........ $  (24,436) $  (28,613)
     Accrued liabilities...............................    (34,721)    (48,763)
                                                        ----------  ----------
       Deferred tax assets.............................    (59,157)    (77,376)
                                                        ----------  ----------
   Deferred tax liability:
     Investments.......................................  2,715,290   2,043,661
     Property, plant and equipment.....................    139,606     141,486
     Other.............................................      2,403       2,613
                                                        ----------  ----------
       Deferred tax liabilities........................  2,857,299   2,187,760
                                                        ----------  ----------
   Net deferred tax liability.......................... $2,798,142  $2,110,384
                                                        ==========  ==========
   Current portion..................................... $   (9,090) $  (11,438)
   Noncurrent portion..................................  2,807,232   2,121,822
                                                        ----------  ----------
                                                        $2,798,142  $2,110,384
                                                        ==========  ==========

  Deferred Credits includes a regulatory liability at December 31, 1995 and 1994 of $26,687 and $35,372, respectively. A substantial portion of the regulatory liability represents an amount associated with unamortized investment tax credits. This amount will be amortized in the same manner as the underlying investment tax credits. The regulatory liability also includes an amount representing excess deferred taxes on depreciable assets, resulting primarily from reductions in the statutory Federal income tax rate. This amount is being amortized over the lives of the related depreciable assets in accordance with the average rate assumption method as required by income tax regulations.

                      BIG SANDY TELECOMMUNICATIONS, INC.

5.INVESTMENTS

  Investments at December 31, 1995 and 1994 include:

  The amortized costs and fair value of available-for-sale securities are:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COSTS      GAINS      LOSSES     VALUE
                                   ---------- ---------- ---------- ----------
   DECEMBER 31, 1995
   Available-for-Sale:
     Equity securities............ $3,797,448 $3,504,791    $-0-    $7,302,239
                                   ---------- ----------    ----    ----------
   Amount included in:
     Noncurrent investments.......                                  $7,302,239
                                                                    ==========
   Held-to-maturity:
     Debt securities.............. $   20,000 $   19,500    $-0-    $   39,500
                                   ========== ==========    ====    ==========
   Amount included in:
     Noncurrent investments....... $   20,000
                                   ==========
   DECEMBER 31, 1994
   Available-for-Sale:
     Equity securities............ $4,499,308 $1,006,500    $-0-    $5,505,808
                                   ========== ==========    ====    ==========
   Amount included in:
     Noncurrent investments.......                                  $5,505,808
                                                                    ==========
   Held-to-maturity:
     Debt securities.............. $   20,000 $   18,800    $-0-    $   38,800
                                   ========== ==========    ====    ==========
   Amount included in:
     Noncurrent investments....... $   20,000
                                   ==========

  Proceeds from sales of available-for-sale securities totaled $1,148,816 and $27,992 in 1995 and 1994, respectively. The gross realized gains on sales of available-for-sale securities totaled $446,957 and $27,511, in 1995 and 1994, respectively. There were no realized losses in 1995 or 1994. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of stockholders' equity before tax totaled $2,498,291 in 1995, and $(1,003,919) in 1994.

  Investments include the following at December 31, 1995 and 1994:

                                                             1995       1994
                                                          ---------- ----------
   Cash surrender value--officers' life insurance........ $  128,194 $  101,472
   Stock--Smokey Hill Cellular, Inc......................      6,282      6,282
   Stock--Rural Telephone Bank...........................      5,000      5,000
   Stock--U.S. Intelco Networks, Inc.....................      6,196      6,196
   Stock--U.S. West, Inc. ...............................  5,505,808  5,505,808
   Stock--U.S. West Media Group..........................  1,796,431        --
   U.S. Savings Bonds....................................     20,000     20,000
                                                          ---------- ----------
                                                          $7,467,911 $5,644,758
                                                          ========== ==========

                      BIG SANDY TELECOMMUNICATIONS, INC.

6.CELLULAR ACTIVITIES

  The Company has a 29.78% interest in a company involved in cellular activities in Colorado. The total investment is $6,282.

  In late 1995, the Company entered into an agreement to sell its interest in this company. The proceeds of the sale are expected to be approximately $283,700.

7.RETIREMENT PLAN

  The Company has a non-contributory defined benefit plan covering most employees. The multi-employer retirement program is with the National Telephone Cooperative Association (NTCA) and has been approved by the Internal Revenue Service. Pension cost, expensed and capitalized, for 1995 and 1994 was $29,183 and $27,820, respectively. The Company makes annual contributions to the plan equal to amounts accrued for pension expense.

8.FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the following information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

  The amounts disclosed represent management's best estimate of fair value. In accordance with SFAS 107, the Company has excluded certain financial instruments and all other nonfinancial instruments from its disclosure. Accordingly, the aggregate fair value amounts presented are not intended to, and do not, represent the underlying fair value of the Company.

  The methods and assumptions used to estimate fair value are as follows:

CASH AND SHORT-TERM INVESTMENTS

  The carrying amount approximates fair value because of the short maturity of those instruments.

LONG-TERM INVESTMENTS

  The fair value of some investments are estimated based on quoted market prices for those or similar investments, and other information available to management.

  For investments totaling $11,196, there are no quoted market prices. Due to the excessive costs that would be incurred, management does not believe it is practicable to provide a current estimate of fair value.

LONG-TERM DEBT

  The fair value of the Company's long-term debt was estimated based on the current rates available to the Company for debt with similar remaining maturities.

  The carrying amount and estimated fair value of the Company's financial instruments are as follows:

                                                                  1995
                                                          ---------------------
                                                           CARRYING     FAIR
                                                            AMOUNT     VALUE
                                                          ---------- ----------
   Cash and temporary investments........................ $1,939,678 $1,939,678
   Long-term investments for which it is:
     Practicable to estimate fair value..................  7,328,521  7,625,439
     Not practicable.....................................     11,196
   Long-term debt........................................  2,417,581  2,081,000

                      BIG SANDY TELECOMMUNICATIONS, INC.

9.DEFERRED COMPENSATION AGREEMENT

  The Company entered into a deferred compensation agreement, dated July 1, 1992, with a retired officer and former shareholder. The agreement provides for 60 monthly payments of $4,166.67, totaling $250,000, beginning July 1, 1992. The Company's annual obligation for reduction of the liability of $68,715 at December 31, 1995, for the next two years is as follows:

           1996...................................... $46,098
           1997......................................  22,617

10.CONCENTRATIONS OF CREDIT RISK

  The Company grants credit to local service customers, all of whom are located in the franchised service area, and telecommunications intrastate and interstate long distance carriers. The Company may be subject to competition for telecommunications services, including telecommunications exchange services, in the franchised area.

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and temporary cash investments. The Company limits the amount of credit exposure in any one financial institution by placing its temporary cash investments in several financial institutions.

  Of the Company's cash and cash equivalents, $37,204 and $17,828 at December 31, 1995 and 1994, respectively, are maintained in financial institutions in excess of amounts insured by an agency of the Federal Government.

11.CONTINGENCIES

  In January, 1996, the Company entered into an Asset Purchase Agreement providing for the sale of all of its assets and rights used in the operations of its telecommunications and cable television business activities. The sale is subject to certain regulatory agency approvals, and is expected to be consummated by mid-1996. If consummated, the sale would result in a substantial gain to the Company.

                       BIG SANDY TELECOMMUNICATIONS, INC.

12.SEGMENT INFORMATION

  The Company currently operates within industry segments related to telecommunications and cable television services. Financial information by industry segments for the years ending December 31, 1995 and 1994 is summarized as follows:

                                                            1995        1994
                                                         ----------- ----------
   Operating Revenues
     Telecommunications operations...................... $   797,019 $  756,538
     Cable television operations........................     104,594     99,710
                                                         ----------- ----------
                                                         $   901,613 $  856,248
                                                         =========== ==========
   Operating Income
     Telecommunications operations...................... $   138,287 $  161,945
     Cable television operations........................       5,716     10,182
                                                         ----------- ----------
                                                         $   144,033 $  172,127
                                                         =========== ==========
   Identifiable Assets
     Telecommunications operations...................... $10,656,219 $7,836,106
     Cable television operations........................      66,317     75,273
                                                         ----------- ----------
                                                         $10,722,536 $7,911,379
                                                         =========== ==========
   Depreciation and Amortization
     Telecommunications operations...................... $   163,736 $  148,669
     Cable television operations........................      12,215     12,749
                                                         ----------- ----------
                                                         $   175,951 $  161,418
                                                         =========== ==========
   Capital Expenditures
     Telecommunications operations...................... $    55,978 $  220,707
     Cable television operations........................       1,717      2,845
                                                         ----------- ----------
                                                         $    57,695 $  223,552
                                                         =========== ==========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

  The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 is based on historical results of MJD Communications, Inc. and subsidiaries (the "Company"); the acquisition of Taconic Telephone Corp. ("Taconic") on March 30, 1998; the acquisition of Ellensburg Telephone Company ("Ellensburg") on April 30, 1998; the acquisition of Chouteau Telephone Company ("Chouteau") on June 1, 1998; and the probable acquisition of Utilities, Inc. and its subsidiaries except for Seacoast Cellular and Western Maine Cellular ("Utilities"). The pro forma consolidated statement of operations also gives affect to the results of Kadoka Telephone Company, Columbine Telephone Company, Chautauqua & Erie Telephone Corporation, and C-R Communications, Inc. (the "1997 Acquisitions") for preacquisition operations from January 1, 1997 to the date of the respective acquisition. The 1997 Acquisitions, Taconic acquisition, Ellensburg acquisition and Chouteau acquisition (the "Completed Acquisitions") and the Utilities acquisition (the "Pending Acquisition") are accounted for under the purchase method of accounting.

  Pro forma adjustments, and the assumptions on which they are based are described in the accompanying notes to the pro forma consolidated financial statements. The accompanying pro forma consolidated statement of operations for the year ended December 31, 1997 contain those pro forma adjustments necessary to reflect the Completed Acquisitions and the Pending Acquisition as if the purchase of the respective company was consummated on January 1, 1997 and to reflect the use of proceeds from the New Credit Facility and the sale of notes related to the Offering as if it was consummated on January 1, 1997.

  The following unaudited pro forma consolidated balance sheet and consolidated statement of operations as of and for the six months ended June 30, 1998 are based on historical results of the Company; the acquisition of Taconic on March 30, 1998; the acquisition of Ellensburg on April 30, 1998; the acquisition of Chouteau on June 1, 1998; and the probable acquisition of Utilities. The acquisitions are accounted for under the purchase method of accounting.

  Pro forma adjustments, and the assumptions on which they are based are described in the accompanying notes to the pro forma consolidated financial statements. The accompanying pro forma consolidated balance sheet as of June 30, 1998 contains those pro forma adjustments necessary to reflect the purchase of Utilities as if it was consummated on that date. The accompanying pro forma consolidated statement of operations for the six months ended June 30, 1998 contain those pro forma adjustments necessary to reflect Taconic, Ellensburg, Chouteau and Utilities Inc. as if the purchase of the respective company was consummated on January 1, 1997 and to reflect the use of proceeds from the New Credit Facility and the sale of notes related to the Offering as if it was consummated on January 1, 1997.

  The pro forma consolidated financial statements may not be indicative of the actual financial position or results of operations as of the date and for the periods presented, respectively, nor are the results indicative of the Company's future results of operations.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                         COMPLETED ACQUISITIONS
                                                                                                             PRO FORMA FOR
                                                                                                               COMPLETED
                           MJD                                                                               ACQUISITIONS,
                   COMMUNICATIONS INC.      1997                                           PRO FORMA      NEW CREDIT FACILITY
                       HISTORICAL      ACQUISITIONS(1)  TACONIC    ELLENSBURG  CHOUTEAU   ADJUSTMENTS       AND OFFERING(2)
                   ------------------- --------------- ----------  ----------  ---------  -----------     -------------------
Operating
 revenues:
 Switched
  services.......      $39,257,363        5,004,866    15,005,994  13,300,800  4,182,391          --           76,751,414
 Other...........        3,714,955        1,027,604     5,391,068   1,357,900    148,181          --           11,639,708
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Total operating
 revenues........       42,972,318        6,032,470    20,397,062  14,658,700  4,330,572          --           88,391,122
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Operating
 expenses:
 Plant
  operations.....        6,856,901        1,196,507     4,006,019   2,638,600    893,926          --           15,591,953
 Corporate and
  customer
  services.......       11,580,804        1,972,690     6,092,195   3,052,200  1,984,740   (2,020,000)(a)      22,662,629
 Depreciation and
  amortization...        8,777,103          968,371     3,401,706   3,601,100    584,731    3,043,961 (b)      20,376,972
 Other...........        3,318,258          866,000     3,121,714     484,300    122,501          --            7,912,773
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Total operating
 expenses........       30,533,066        5,003,568    16,621,634   9,776,200  3,585,898    1,023,961          66,544,327
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Income from
 operations......       12,439,252        1,028,902     3,775,428   4,882,500    744,674   (1,023,961)         21,846,795
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Other income
 (expense):
 Net gain (loss)
  on sale of
  investments and
  other assets...          (19,229)          10,349           --          --         --           --               (8,880)
 Interest
  income.........          212,035          139,775           --      242,800        --           --              594,610
 Dividend
  income.........        1,182,124              --            --          --         --           --            1,182,124
 Interest
  expense........       (9,847,628)        (372,625)     (891,437)       (100)  (219,319)  11,071,085 (c)     (30,258,951)
                                                                                          (28,269,892)(c)
                                                                                           (1,729,035)(d)
 Other
  nonoperating,
  net............          139,972         (361,557)      656,645     811,600    145,466          --            1,392,126
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Total other
 income
 (expense).......       (8,332,726)        (584,058)     (234,792)  1,054,300    (73,853) (18,927,842)        (27,098,971)
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Earnings (loss)
 before income
 taxes and
 extraordinary
 item............        4,106,526          444,844     3,540,636   5,936,800    670,821  (19,951,803)         (5,252,176)
Income tax
 (expense)
 benefit.........       (1,875,634)        (172,911)   (1,281,007) (1,923,200)  (148,069)   6,259,154 (e)         858,333
                       -----------        ---------    ----------  ----------  ---------  -----------         -----------
Earnings (loss)
 before
 extraordinary
 item............      $ 2,230,892          271,933     2,259,629   4,013,600    522,752  (13,692,649)         (4,393,843)
                       ===========        =========    ==========  ==========  =========  ===========         ===========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                                            PRO FORMA FOR
                                                           UTILITIES                                          COMPLETED
                       PRO FORMA FOR     -----------------------------------------------                    ACQUISITIONS,
                         COMPLETED                                      AS ADJUSTED FOR                  NEW CREDIT FACILITY
                       ACQUISITIONS,                 SEACOAST CELLULAR SEACOAST CELLULAR                    OFFERING AND
                    NEW CREDIT FACILITY,             AND WESTERN MAINE AND WESTERN MAINE  PRO FORMA            PENDING
                      AND OFFERING(2)    HISTORICAL      CELLULAR         CELLULAR(3)    ADJUSTMENTS       ACQUISITION(4)
                    -------------------- ----------  ----------------- ----------------- -----------     -------------------
Operating
 revenues:
 Switched
  services........      $76,751,414      14,837,926            --         14,837,926            --            91,589,340
 Other............       11,639,708       2,992,940      1,615,534         1,377,406            --            13,017,114
                        -----------      ----------     ----------        ----------     ----------          -----------
Total operating
 revenues.........       88,391,122      17,830,866      1,615,534        16,215,332            --           104,606,454
                        -----------      ----------     ----------        ----------     ----------          -----------
Operating
 expenses:
 Plant
  operations......       15,591,953       4,649,168            --          4,649,168            --            20,241,121
 Corporate and
  customer
  service.........       22,662,629       4,197,665        825,296         3,372,369     (1,266,000)(f)       24,768,998
 Depreciation and
  amortization....       20,376,972       3,515,918        210,001         3,305,917        986,637 (g)       25,119,526
                                                                                            450,000 (h)
 Other............        7,912,773       1,470,740        879,040           591,700            --             8,504,473
                        -----------      ----------     ----------        ----------     ----------          -----------
Total operating
 expenses.........       66,544,327      13,833,491      1,914,337        11,919,154        170,637           78,634,118
                        -----------      ----------     ----------        ----------     ----------          -----------
Income from
 operations.......       21,846,795       3,997,375       (298,803)        4,296,178       (170,637)          25,972,336
                        -----------      ----------     ----------        ----------     ----------          -----------
Other income
 (expense):
 Net gain (loss)
  on sale of
  investments and
  other assets....           (8,880)       (282,994)      (282,994)              --             --                (8,880)
 Interest income..          594,610             --             --                --             --               594,610
 Dividend income..        1,182,124         215,578         16,350           199,228            --             1,381,352
 Interest
  expense.........      (30,258,951)     (2,187,849)      (280,055)       (1,907,794)     1,907,794 (i)      (36,200,776)
                                                                                         (5,941,825)(i)
 Other
  nonoperating,
  net.............        1,392,126       4,528,867      4,500,000            28,867            --             1,420,993
                        -----------      ----------     ----------        ----------     ----------          -----------
Total other income
 (expense)........      (27,098,971)      2,273,602      3,953,301        (1,679,699)    (4,034,031)         (32,812,701)
                        -----------      ----------     ----------        ----------     ----------          -----------
Earnings (loss)
 before income
 taxes and
 extraordinary
 item.............       (5,252,176)      6,270,977      3,654,498         2,616,479     (4,204,668)          (6,840,365)
Income tax
 (expense)
 benefit..........          858,333      (2,461,076)    (1,484,000)         (977,076)     1,210,899 (e)        1,092,156
                        -----------      ----------     ----------        ----------     ----------          -----------
Earnings (loss)
 before
 extraordinary
 item.............      $(4,393,843)      3,809,901      2,170,498         1,639,403     (2,993,769)          (5,748,209)
                        ===========      ==========     ==========        ==========     ==========          ===========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
                                  (UNAUDITED)

  The unaudited pro forma consolidated statement of operations reflects various stages of pro forma information as follows:

FOR PURPOSES OF THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:

    (1) The "1997 Acquisitions" column reflects the results of the 1997 Acquisitions from January 1, 1997 to the acquisition date of the respective company. Results of operations from the date of acquisition to December 31, 1997 for the 1997 Acquisitions are included in the historical results of the Company.

    (2) The "Pro Forma for Completed Acquisitions, New Credit Facility and Offering" column reflects the historical results of operations of the Company for the year ended December 31, 1997, with pro forma adjustments as if the purchase of the 1997 Acquisitions, Taconic, Ellensburg and Chouteau, the refinancing of debt utilizing the New Credit Facility and sale of notes from the Offering were consummated on January 1, 1997.

    (3) The "As Adjusted for Seacoast Cellular and Western Maine Cellular" column reflects the financial operations of Utilities without Seacoast Cellular and Western Maine Cellular as these subsidiaries will not be included in the purchase of Utilities.

    (4) The "Pro Forma for Completed Acquisitions, New Credit Facility, Offering and Pending Acquisition" column reflects the results of operations of the "Pro Forma for Completed Acquisitions, New Credit Facility and Offering" column for the year ended December 31, 1997 with further pro forma adjustments as if the purchase of Utilities was consummated on January 1, 1997.

THE PRO FORMA ADJUSTMENTS ARE AS FOLLOWS:

    (a) Reflects the elimination of corporate expenses of Taconic, Ellensburg and Chouteau related to specifically identified duplicative employees' salaries and related benefits. The adjustment relates to owners/senior executives and employees who will not be retained as employees following consummation of the business combinations. The adjustment is directly attributed to the transactions and is expected to have a continuing impact on the results of operations.

    (b) Reflects the amortization of goodwill created from the acquisitions of Taconic, Ellensburg and Chouteau over the estimated useful life of 40 years.

    (c) Reflects the interest expense on the New Credit Facility, the Offering and existing acquisition debt calculated as follows:

                                                OUTSTANDING           ANNUAL
                   DEBT COMPONENT                 BALANCE    RATE    INTEREST
                   --------------               ------------ -----  -----------
     9 1/2% Senior Subordinated Notes.......... $125,000,000  9.50% $11,875,000
     Floating Rate Callable Securities.........   50,000,000 10.00%   5,000,000
     Floating Rate Callable Securities.........   25,000,000  9.95%   2,488,125
     New Credit Facility Tranche B.............   13,263,000  8.41%   1,114,928
     New Credit Facility Tranche B.............    1,500,000  8.47%     127,050
     New Credit Facility Tranche C.............   51,500,000  8.66%   4,457,995
     New Credit Facility Tranche C.............   23,500,000  8.72%   2,049,200
     Chouteau Seller Financed Debt.............    7,000,000  7.00%     490,000
     Taconic Rural Utilities Service Debt......    4,700,770  8.72%     409,907
     Taconic Rural Utilities Service Debt......    2,274,230 10.78%     245,207
     Existing C-R Debt.........................      156,000  8.00%      12,480
                                                ------------        -----------
       Annual expense.......................... $303,894,000        $28,269,892
                                                ============        ===========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

    To calculate the interest expense on the variable rate debt, interest rates in effect at June 30, 1998 were utilized. The impact of a 1/8% variance on the above variable rate debt would result in an approximate $90,000 difference in interest expense. The Company entered into interest rate swap agreements on certain variable portions of the Floating Rate Callable Securities and Tranche B and Tranche C of the New Credit Facility. The swap agreements are for terms of 2 to 3 years and exchange the stated variable rate for a fixed rate. By exchanging the variable rates for fixed rates, the Company limits its exposure to interest rate risk.

    Also reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations.

    (d) Reflects the amortization of loan origination costs over the term of the New Credit Facility ($9,140,895 over 8-9 years) and Offering ($6,925,000 over 10 years).

    (e) Reflects the adjustment of the provision for the income tax benefit to an effective rate of 38.87% before the amortization of goodwill created from the acquisitions which is not deductible for income tax purposes.

    (f) Reflects the elimination of corporate expenses related to specifically identified duplicative employees' salaries and related benefits of $1,215,000 for the reduction of employees at Utilities and specifically identified cost savings of $51,000 for the elimination of directors fees at Utilities. The adjustment relates to owners/senior executives and employees who will not be retained as employees following consummation of the business combinations. Also, due to the fact that the Company has not historically paid fees to directors of its subsidiaries and does not intend to do so in the future, the adjustment eliminates historical expenses related to directors fees for Utilities. The adjustment is directly attributed to the transactions and is expected to have a continuing impact on the results of operations.

    (g) Reflects the amortization of goodwill created from the acquisition of Utilities over the estimated useful life of 40 years.

    (h) Reflects the amortization of the non-compete agreement over the estimated useful life of 5 years.

    (i) Reflects the interest expense on the additional New Credit Facility debt utilized to purchase Utilities and existing acquisition debt calculated as follows:

                                                    OUTSTANDING         ANNUAL
                     DEBT COMPONENT                   BALANCE   RATE   INTEREST
                     --------------                 ----------- ----  ----------
     New Credit Facility Tranche B................. $57,995,000 8.41% $4,875,234
     Utilities RTFC Debt...........................   2,500,800 6.65%    166,303
     Utilities Bank Debt...........................   5,001,600 9.20%    460,147
     Utilities Bank Debt...........................   5,001,600 8.80%    440,141
                                                    -----------       ----------
       Annual expense.............................. $70,499,000       $5,941,825
                                                    ===========       ==========

    Also reflects the elimination of historical interest expense of $1,907,794 due to the retirement of Utilities debt assumed from the purchase.

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

                                                           UTILITIES
                                             --------------------------------------
                                                                       AS ADJUSTED
                                                          SEACOAST    FOR SEACOAST
                                 MJD                    CELLULAR AND  CELLULAR AND                    PRO FORMA
                         COMMUNICATIONS INC.            WESTERN MAINE WESTERN MAINE  PRO FORMA       FOR PENDING
                             HISTORICAL      HISTORICAL   CELLULAR     CELLULAR(1)  ADJUSTMENTS     ACQUISITION(2)
                         ------------------- ---------- ------------- ------------- -----------     --------------
         ASSETS
Current assets:
 Cash and cash              $ 14,045,260      3,863,729      43,001     3,820,728    57,995,000 (a)   15,456,456
  equivalents...........                                                            (51,000,000)(b)
                                                                                     (9,404,532)(c)
 Temporary investments..             --             --          --            --            --               --
 Accounts receivable,
  net of allowance for
  doubtful accounts.....      23,204,075      3,435,891     186,426     3,249,465           --        26,453,540
 Prepaid and other
  assets................       3,914,452        655,413      32,327       623,086           --         4,537,538
 Deferred income taxes..             --             --          --            --            --               --
 Income tax
  recoverable...........       3,242,328            --          --            --            --         3,242,328
                            ------------     ----------   ---------    ----------   -----------      -----------
Total current assets....      44,406,115      7,955,033     261,754     7,693,279    (2,409,532)      49,689,862
                            ------------     ----------   ---------    ----------   -----------      -----------
Property, plant and
 equipment, net.........     122,590,187     22,327,627     589,745    21,737,882           --       144,328,069
                            ------------     ----------   ---------    ----------   -----------      -----------
Other assets
 Investments............      17,227,421      4,359,022   2,498,509     1,860,513           --        19,087,934
 Goodwill, net of
  amortization..........     168,618,491      8,020,497         --      8,020,497    39,325,265 (b)  215,964,253
 Loan origination costs,
  net of amortization...      15,651,360            --          --            --            --        15,651,360
 Covenant not to
  compete, net of
  amortization..........         875,000            --          --            --      2,250,000 (b)    3,125,000
 Other..................       1,345,502      1,605,525      30,788     1,574,737           --         2,920,239
                            ------------     ----------   ---------    ----------   -----------      -----------
Total other assets......     203,717,774     13,985,044   2,529,297    11,455,747    41,575,265      256,748,786
                            ------------     ----------   ---------    ----------   -----------      -----------
Total assets............    $370,714,076     44,267,704   3,380,796    40,886,908    39,165,733      450,766,717
                            ============     ==========   =========    ==========   ===========      ===========

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

                                                           UTILITIES
                                             ---------------------------------------
                                                                        AS ADJUSTED
                                                           SEACOAST    FOR SEACOAST
                                 MJD                     CELLULAR AND  CELLULAR AND                    PRO FORMA
                         COMMUNICATIONS INC.             WESTERN MAINE WESTERN MAINE  PRO FORMA       FOR PENDING
                             HISTORICAL      HISTORICAL    CELLULAR     CELLULAR(1)  ADJUSTMENTS     ACQUISITION(2)
                         ------------------- ----------  ------------- ------------- -----------     --------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......    $  8,413,431      1,937,726      108,339     1,829,387           --        10,242,818
 Current portion of
  long-term debt........       1,996,639      1,960,439      348,600     1,611,839       959,595 (a)    4,568,073
 Demand notes payable...         814,500            --           --            --            --           814,500
 Current portion of
  capital lease
  obligations...........          52,182            --           --            --            --            52,182
 Current portion of
  early retirement
  benefits..............          14,283            --           --            --            --            14,283
 Current portion of
  covenant not to
  compete...............         256,250            --           --            --        500,000 (b)      756,250
 Accrued interest
  payable...............       9,659,477            --           --            --            --         9,659,477
 Other accrued
  liabilities...........       4,433,167      1,016,486       65,214       951,272           --         5,384,439
 Income taxes payable...             --         147,558          --        147,558           --           147,558
 Dividends payable......             --          82,522          --         82,522           --            82,522
                            ------------     ----------    ---------    ----------   -----------      -----------
Total current
 liabilities............      25,639,929      5,144,731      522,153     4,622,578     1,459,595       31,722,102
                            ------------     ----------    ---------    ----------   -----------      -----------
Long-term liabilities
 Long-term debt, net of
  current portion.......     300,390,421     22,969,336    2,672,643    20,296,693    57,035,405 (a)  368,317,987
                                                                                      (9,404,532)(c)
 Put warrant                                                                                 --
  obligation............       2,778,938            --           --            --                       2,778,938
 Long-term capital lease
  obligation, net of
  current portion.......         132,511            --           --            --            --           132,511
 Early retirement
  benefits payable, net
  of current portion....          14,465            --           --            --            --            14,465
 Covenant not to
  compete, net of
  current portion.......         612,500            --           --            --    1,750,000(b)       2,362,500
 Deferred income taxes..      16,808,984      3,237,631      186,000     3,051,631           --        19,860,615
 Unamortized investment
  tax credits...........         618,887        119,583          --        119,583           --           738,470
 Other..................       3,690,644      1,088,688          --      1,088,688           --         4,779,332
                            ------------     ----------    ---------    ----------   -----------      -----------
Total long-term
 liabilities............     325,047,350     27,415,238    2,858,643    24,556,595    49,380,873      398,984,818
                            ------------     ----------    ---------    ----------   -----------      -----------
Minority interest.......         396,624         33,000          --         33,000           --           429,624
                            ------------     ----------    ---------    ----------   -----------      -----------
Redeemable preferred
 stock..................             --             --           --            --            --               --
                            ------------     ----------    ---------    ----------   -----------      -----------
Stockholders' equity
 (deficit):
 Common stock...........           1,811        815,205          --        815,205      (815,205)           1,811
 Preferred stock........             --             --           --            --                             --
 Treasury stock.........             --         (72,470)         --        (72,470)       72,470              --
 Additional paid-in
  capital...............      48,747,262            --                         --            --        48,747,262
 Retained earnings
  (deficit).............     (29,355,420)    10,932,000          --     10,932,000   (10,932,000)     (29,355,420)
 Unrealized gain on
  marketable
  securities............         236,520            --           --            --            --           236,520
                            ------------     ----------    ---------    ----------   -----------      -----------
Total stockholders'
 equity (deficit).......      19,630,173     11,674,735          --     11,674,735   (11,674,735)      19,630,173
                            ------------     ----------    ---------    ----------   -----------      -----------
Total liabilities and
 stockholders' equity
 (deficit)..............    $370,714,076     44,267,704    3,380,796    40,886,908    39,165,733      450,766,717
                            ------------     ----------    ---------    ----------   -----------      -----------

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                        UTILITIES
                                                       --------------------------------------------
                                                                                   AS ADJUSTED FOR
                                                                      SEACOAST        SEACOAST
                           MJD                                      CELLULAR AND    CELLULAR AND
                   COMMUNICATIONS INC.    COMPLETED                   WESTERN          WESTERN       PRO FORMA
                       HISTORICAL      ACQUISITIONS(3) HISTORICAL  MAINE CELLULAR MAINE CELLULAR(4) ADJUSTMENTS
                   ------------------- --------------- ----------  -------------- ----------------- -----------
Operating
 revenues:
 Switched
  services.......      $29,485,512       10,395,612     7,599,066          --         7,599,066             --
 Other...........        5,776,332        2,065,246     1,468,185      756,463          711,722             --
                       -----------       ----------    ----------     --------        ---------     -----------
Total operating
 revenues........       35,261,844       12,460,858     9,067,251      756,463        8,310,788             --
                       -----------       ----------    ----------     --------        ---------     -----------
Operating
 expenses:
 Plant
  operations.....        5,731,047        3,114,938     2,836,788          --         2,836,788             --
 Corporate and
  customer
  service........        8,762,269        3,513,191     1,875,789      343,641        1,532,148      (1,547,333)(d)
 Depreciation and
  amortization...        7,299,909        2,100,311     1,851,943       94,152        1,757,791       1,423,411 (e)
                                                                                                        225,000 (f)
 Other...........        3,926,595        2,317,437       749,699      408,209          341,490             --
                       -----------       ----------    ----------     --------        ---------     -----------
Total operating
 expenses........       25,719,820       11,045,877     7,314,219      846,002        6,468,217         101,078
                       -----------       ----------    ----------     --------        ---------     -----------
Income from
 operations......        9,542,024        1,414,981     1,753,032      (89,539)       1,842,571        (101,078)
                       -----------       ----------    ----------     --------        ---------     -----------
Other income
 (expense):
 Net gain (loss)
  on sale of
  investments and
  other assets...          389,693           39,877       (89,539)     (89,539)             --              --
 Interest
  income.........          126,471           13,854           --           --               --              --
 Dividend
  income.........           44,895            2,368       133,215          --           133,215             --
 Interest
  expense........       (9,848,570)        (278,237)   (1,030,863)    (125,930)        (904,933)     10,719,711 (g)
                                                                                                    (17,038,131)(g)
                                                                                                       (835,479)(h)
 Other
  nonoperating,
  net............          198,203         (845,570)      (12,435)         --           (12,435)            --
                       -----------       ----------    ----------     --------        ---------     -----------
Total other
 income
 (expense).......       (9,089,308)      (1,067,708)     (999,622)    (215,469)        (784,153)     (7,153,899)
                       -----------       ----------    ----------     --------        ---------     -----------
Earnings (loss)
 before income
 taxes...........          452,716          347,273       753,410     (305,008)       1,058,418      (7,254,977)
Income tax
 (expense)
 benefit.........         (389,152)        (361,188)     (277,183)     123,062         (400,245)      2,694,952
                       -----------       ----------    ----------     --------        ---------     -----------
Earnings (loss)
 before minority
 interest........           63,564          (13,915)      476,227     (181,946)         658,173      (4,560,025)
Minority interest
 in income of
 subsidiaries....          (36,523)             --         (1,500)         --            (1,500)            --
                       -----------       ----------    ----------     --------        ---------     -----------
Net earnings
 (loss)..........      $    27,041          (13,915)      474,727     (181,946)         656,673      (4,560,025)
                       ===========       ==========    ==========     ========        =========     ===========
                      PRO FORMA FOR
                        COMPLETED
                      ACQUISITIONS,
                   NEW CREDIT FACILITY,
                       OFFERING AND
                       UTILITIES(5)
                   --------------------
Operating
 revenues:
 Switched
  services.......       47,480,190
 Other...........        8,553,300
                   --------------------
Total operating
 revenues........       56,033,490
                   --------------------
Operating
 expenses:
 Plant
  operations.....       11,682,773
 Corporate and
  customer
  service........       12,260,275
 Depreciation and
  amortization...       12,806,422
 Other...........        6,585,522
                   --------------------
Total operating
 expenses........       43,334,992
                   --------------------
Income from
 operations......       12,698,498
                   --------------------
Other income
 (expense):
 Net gain (loss)
  on sale of
  investments and
  other assets...          429,570
 Interest
  income.........          140,325
 Dividend
  income.........          180,478
 Interest
  expense........      (18,185,639)
 Other
  nonoperating,
  net............         (659,802)
                   --------------------
Total other
 income
 (expense).......      (18,095,068)
                   --------------------
Earnings (loss)
 before income
 taxes...........       (5,396,570)
Income tax
 (expense)
 benefit.........        1,544,367
                   --------------------
Earnings (loss)
 before minority
 interest........       (3,852,203)
Minority interest
 in income of
 subsidiaries....          (38,023)
                   --------------------
Net earnings
 (loss)..........       (3,890,226)
                   ====================

                   MJD COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998
                                  (UNAUDITED)

  The unaudited pro forma consolidated balance sheet and statement of operations reflect various stages of pro forma information as follows:

FOR PURPOSES OF THE PRO FORMA CONSOLIDATED BALANCE SHEET:

  (1) The "As Adjusted for Seacoast Cellular and Western Maine Cellular" column reflects the balance sheet of Utilities without Seacoast Cellular and Western Maine Cellular as these subsidiaries will not be included in the purchase of Utilities.

  (2) The "Pro Forma for Pending Acquisition" column reflects the historical financial position of the Company at June 30, 1998, with pro forma adjustments as if the purchase of Utilities was consummated on June 30, 1998.

FOR PURPOSES OF THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:

  (3) The "Completed Acquisitions" column reflects the results of the Completed Acquisitions from January 1, 1998 to the acquisition date of the respective company. Results of operations from the date of acquisition to June 30, 1998 for the Completed Acquisitions are included in the historical results of the Company.

  (4) The "As Adjusted for Seacoast Cellular and Western Maine Cellular" column reflects the financial operations of Utilities without Seacoast Cellular and Western Maine Cellular as these subsidiaries will not be included in the purchase of Utilities.

  (5) The "Pro Forma for Completed Acquisitions, New Credit Facility, Offering and Pending Acquisition" column reflects the historical results of operations of the Company for the six months ended June 30, 1998, with pro forma adjustments as if the purchase of the Completed Acquisitions, the refinancing of debt utilizing the New Credit Facility and the sale of notes from the Offering were consummated on January 1, 1997.

THE PRO FORMA ADJUSTMENTS ARE AS FOLLOWS:

  (a) Reflects the proceeds of $57,995,000 received from the New Credit Facility in connection with the acquisition of Utilities. Proceeds used in connection with the purchase of Utilities which is anticipated to occur in the fourth quarter of 1998.

  (b) Reflects the acquisition of Utilities as follows and the elimination of $11,674,735 historical equity.

   Purchase Price:
     Cash.......................................................... $50,000,000
     Covenant not to compete.......................................   2,250,000
                                                                    -----------
       Total consideration.........................................  52,250,000
     Acquisition costs.............................................   1,000,000
     Covenant not to compete.......................................  (2,250,000)
     Fair value of net assets acquired............................. (11,674,735)
                                                                    -----------
     Excess of cost over fair value................................ $39,325,265
                                                                    ===========

  The covenant not to compete is recorded as an asset at fair value and is being amortized over the term of the agreement (5 years).

  (c) Reflects the payment of $9,404,532 of various existing components of Utilities debt. It is anticipated these debt payments will occur in conjunction with the purchase of Utilities in the third or fourth quarter of 1998.

  (d) Reflects the elimination of corporate expenses related to specifically identified duplicative employees' salaries and related benefits of $1,521,833 as a result of the acquisitions of Taconic, Ellensburg, Chouteau and Utilities and $25,500 for the elimination of directors fees at Utilities. The adjustment relates to owners/senior executives and employees who will not be retained as employees following consummation of the business combinations. Also, due to the fact that the Company has not historically paid fees to directors of its subsidiaries and does not intend to do so in the future, the adjustment eliminates historical expenses related to directors fees for Utilities. The adjustment is directly attributed to the transactions and is expected to have a continuing impact on the results of operations.

  (e) Reflects the amortization of goodwill created from the acquisition of Taconic, Ellensburg, Chouteau and Utilities.

  (f) Reflects the amortization of the non-compete agreement over the estimated useful life of 5 years.

  (g) Reflects the interest expense on the New Credit Facility, the Offering and existing acquisition debt calculated as follows:

                                                 OUTSTANDING           ANNUAL
                 DEBT COMPONENT                    BALANCE     RATE   INTEREST
------------------------------------------------ ------------ ------ -----------
9 1/2% Senior Subordinated Notes................ $125,000,000  9.50% $11,875,000
Floating Rate Callable Securities...............   50,000,000 10.00%   5,000,000
Floating Rate Callable Securities...............   25,000,000  9.95%   2,488,125
New Credit Facility Tranche B...................   70,460,000  8.41%   5,923,079
New Credit Facility Tranche B...................    1,500,000  8.47%     127,050
New Credit Facility Tranche C...................   50,826,060  8.66%   4,399,656
New Credit Facility Tranche C...................   23,500,000  8.72%   2,049,200
Chouteau Seller Financed Debt...................    7,282,000  7.00%     509,740
Taconic Rural Utilities Service Debt............    4,487,129  8.72%     391,278
Taconic Rural Utilities Service Debt............    2,170,871 10.78%     234,063
Utilities RTFC Debt.............................    2,500,800  6.65%     166,303
Utilities Bank Debt.............................    5,001,600  9.20%     460,147
Utilities Bank Debt.............................    5,001,600  8.80%     440,141
Existing C-R Debt...............................      156,000  8.00%      12,480
                                                 ------------        -----------
 Annual expense................................. $372,886,060        $34,076,262
                                                 ============        ===========
 Semi-annual expense............................                     $17,038,131
                                                                     ===========

  To calculate the interest expense on the variable rate debt, interest rates in effect at June 30, 1998 were utilized. The impact of a 1/8% percent variance on the above variable rate would result in an approximate $45,000 difference in interest expense. The Company entered into interest rate swap agreements on certain variable portions of the Floating Rate Callable Securities and Tranche B and Tranche C of the New Credit Facility. The swap agreements are for terms of 2 to 3 years and exchange the stated variable rate for a fixed rate. By exchanging the variable rates for fixed rates, the Company limits their exposure to interest rate risk.

  Also reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations.

  (h) Reflects the amortization of respective loan origination costs over the term of the New Credit Facility ($9,140,895 over 8-9 years) and the Offering ($6,925,000 over 10 years)

  (i) Reflects the adjustment of the provision for the income tax benefit to an effective rate of 38.87 percent before the amortization of goodwill created from the acquisitions which is not deductible for income tax purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   i
Summary..................................................................   1
Risk Factors.............................................................  13
Use of Proceeds..........................................................  21
Capitalization...........................................................  22
Selected Consolidated Financial and Operating Data.......................  23
The Exchange Offer.......................................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  40
Regulation...............................................................  52
Management...............................................................  59
Executive Compensation...................................................  61
Security Ownership of Certain Beneficial Owners and Management...........  63
Certain Relationships and Related Transactions...........................  65
Description of New Credit Facility.......................................  67
Description of Notes.....................................................  70
Certain Federal Tax Consequences......................................... 102
Plan of Distribution..................................................... 103
Legal Matters............................................................ 103
Experts.................................................................. 104
Glossary................................................................. 105
Index to Financial Statements............................................ F-1
Unaudited Pro Forma Consolidated Financial Statements.................... P-1

  UNTIL     , 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                                      MJD
                              COMMUNICATIONS, INC.

 OFFER TO EXCHANGE ITS 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B AND
     FLOATING RATE CALLABLE SECURITIES DUE 2008, SERIES B, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS
    OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008 AND FLOATING RATE
                   CALLABLE SECURITIES DUE 2008, RESPECTIVELY


                                      LOGO

                                    -------
                                   PROSPECTUS
                                DATED     , 1998
                                    -------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  MJD Communications, Inc.'s Certificate of Incorporation, as amended and restated, indemnifies its officers and directors to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to be believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Certificate of Incorporation, as amended and restated, and the DGCL also prohibit limitations on officer or director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of MJD Communications, Inc. and its stockholders (through stockholders' derivative suits on behalf of MJD Communications, Inc. to recover monetary damages against an officer or director for breach of fiduciary duty as an officer or director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States. The foregoing summary of MJD Communications, Inc.'s Certificate of Incorporation, as amended and restated, is qualified in its entirety by reference to the relevant provisions thereof (incorporated as Exhibit 3.1).

  The Company will maintain officers' and directors' liability insurance of $5 million which will insure against liabilities that officers and directors of the Company may incur in such capacities.

  See Item 22 for a statement of the Company's undertaking as to the Commission's position respecting indemnification arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A. EXHIBITS

 EXHIBIT
 NUMBER
 -------
   2.1    Stock Purchase Agreement, dated March 6, 1997 among the Company, MJD Partners, L.P. Carousel Capital
          Partners, L.P., Kelso Investment Associates V, L.P. and Kelso Equity Partners, V, L.P., as amended
   2.2    Stock Purchase Agreement dated as of March 28, 1996 among MJD Services Corp., Rick A. Moore, Tom D.
          Moore, Penta-Gen Investments, Inc., and Odin Telephone Exchange, Inc.
   2.3    Agreement and Plan of Merger dated as of March 27, 1998 by and among MJD Ventures, Inc., Utilities
          Acquisition Corp. and Utilities, Inc.
   2.4    Agreement and Plan of Merger, dated as of August 6, 1996 among MJD Holdings Corp., C&E Acquisitions
          Corp. and Chatauqua and Erie Telephone Corporation
   2.5    Stock Purchase Agreement, dated as of September 24, 1996 among MJD Holdings Corp., Kadoka Telephone
          Co., Bruce G. Conlee and Virginia L. Conlee

 EXHIBIT
 NUMBER
 -------
   2.6    Stock Purchase Agreement, dated as of June 24, 1997 among MJD Ventures, Inc., Gary Porter, Virginia
          M. Porter, Renee Porter, C-R Communications, Inc., C-R Telephone Company and certain stockholders
   2.7    Agreement and Plan of Merger, dated as of September 2, 1997 among MJD Holdings Corp., Taconic
          Acquisition Corp. and Taconic Telephone Corp.
   2.8    Agreement and Plan of Merger, dated December 31, 1997 among MJD Ventures, Inc., Ellensburg
          Acquisition Corp. and Ellensburg Telephone Company
   2.9    Agreement and Plan of Merger, dated as of March 12, 1998 among MJD Communications, Inc., Chouteau
          Acquisitions Corp., Choteau Telephone Company and certain shareholders of Chouteau Telephone Company
   3.1    Amended and Restated Certificate of Incorporation of the Company*
   3.2    Amended and Restated By-Laws of the Company*
   4.1    Indenture, dated as of May 5, 1998, between the Company and United States Trust Company of New York,
          as trustee, relating to the Company's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and
          $75,000,000 Floating Rate Callable Securities due 2008*
   4.2    Form of Initial Fixed Rate Security*
   4.3    Form of Initial Floating Rate Security*
   4.4    Form of Exchange Fixed Rate Security*
   4.5    Form of Exchange Floating Rate Security*
   4.6    Form of Purchase Agreement dated as of April 30, 1998 between the Company and the Initial Purchasers named therein*
   4.7    Registration Agreement dated as of April 30, 1998 between the Company and the Initial Purchasers named therein*
   5.1    Opinion of Paul, Hastings, Janofsky & Walker LLP*
  10.1    Credit Agreement dated as of March 30, 1998 among the Company, various lending institutions,
          NationsBanc of Texas, N.A. and Bankers Trust Company
  10.2    Form of B Term Note*
  10.3    Form of C Term Note--Floating Rate*
  10.4    Form of C Term Note--Fixed Rate
  10.5    Form of RF Note*
  10.6    Form of AF Note*
  10.7    Subsidiary Guarantee, dated as of March 30, 1998, by MJD Holdings Corp., MJD Ventures, Inc., MJD
          Services Corp., ST Enterprises, Ltd. for the benefit of Bankers Trust Company*
  10.8    Pledge Agreement, dated as of March 30, 1998 among MJD Communications, Inc., ST Enterprises, Ltd.,
          MJD Holdings Corp., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., as pledgors, and Bankers Trust Company, as collateral agent and pledgee*
  10.9    Capital Contribution Agreement, dated as of March 27, 1998 among Kelso Investment Associates V,
          L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P., MJD Communications, Inc. and
          Bankers Trust Company*
  10.10   Stockholder's Agreement, dated as of July 31, 1997 among Kelso Investment Associates V, L.P., Kelso
          Equity Partners V, L.P., Carousel Capital Partners V, L.P., the Company and MJD Partners, L.P.
  10.11   Registration Rights Agreement, dated as of July 31, 1997 among Kelso Investment Associates V, L.P.,
          Kelso Equity Partners, L.P., the Company and MJD Partners, L.P.
  10.12   Financial Advisory Agreements, dated as of July 31, 1997 among the Company, MJD Holdings Corp. and affiliates of each of Kelso Investment Associates V, L.P., Kelso Equity Partners, L.P. and Carousel
          Capital Partners, L.P.
  10.13   Share Exchange Agreement, dated as of July 31, 1997 between the Company and MJD Partners, L.P.
  10.14   Contribution Agreement, dated as of July 31, 1997 between Meyer Haberman, Jack H. Thomas, Eugene R.
          Johnson and Bugger Associates, Inc. and MJD Partners, L.P.

 EXHIBIT
 NUMBER
 -------
  10.15   Contribution Agreement, dated as of July 31, 1997 between MJD Partners, L.P. and the Company
  10.16   Amended and Restated Class A Voting Common Stock Purchase Warrants of the Company
  10.17   Consulting Agreement, dated as of July 31, 1997 between MJD Partners, Inc. and Bugger Associates,
          Inc.
  10.18   Severance Agreement, dated as of July 31, 1997 between ST Enterprises, LTD and John P. Duda
  10.19   Severance Agreement, dated as of July 31, 1997 among the Company, MJD Partners, Inc. and Eugene B.
          Johnson
  10.20   Severance Agreement, dated as of July 31, 1997 between the Company and Walter E. Leach, Jr.
  10.21   Severance Agreement, dated as of July 31, 1997 among the Company, MJD Partners, Inc. and Jack H.
          Thomas
  10.22   Amendment to Credit Agreement dated as of July 30, 1998, among the Company, various lending institutions, NationsBanc of Texas, N.A. and Bankers Trust Company
  12      Ratio of Earnings to fixed charges calculation (filed herewith)
  21      Subsidiaries of the Company*
  23.1    Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)*
  23.2    Consent of Moss Adams, LLP, Independent Auditors
  23.3    Consent of Ernst & Young LLP, Independent Auditors
  23.4    Consent of Kiesling Associates LLP
  23.5    Consent of Berry, Dunn, McNeil & Parker
  23.6    Consent of KPMG Peat Marwick
  24.1    Power of Attorney (included in Part II of this Registration Statement)
  25.1    Statement of Eligibility of United States Trust Company of New York, as Trustee, on Form T-1
  27      Financial Data Schedule
  99.1    Form of Letter of Transmittal*
  99.2    Form of Notice of Guaranteed Delivery*

--------
 * Previously filed.

  B. FINANCIAL STATEMENT SCHEDULES

     Schedule II Opinion to Schedule III
     Schedule III Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  (1) The undersigned registrant hereby undertakes:

    a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (b) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (4) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHARLOTTE, STATE OF NORTH CAROLINA ON THE 11TH DAY OF SEPTEMBER, 1998.

                                         MJD Communications, Inc.

                                              /s/ Walter E. Leach, Jr.
                                         By: __________________________________
                                                  WALTER E. LEACH, JR.
                                              SENIOR VICE PRESIDENT, CHIEF
                                            FINANCIAL OFFICER AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

                 *                    Director
------------------------------------                          September 11,
        DANIEL G. BERGSTEIN                                     1998

                 *                    Director
------------------------------------                          September 11,
           MEYER HABERMAN                                       1998

                 *                    Director, Chairman
------------------------------------   of the Board of        September 11,
           JACK H. THOMAS              Directors,               1998
                                       President and
                                       Chief Executive
                                       Officer

                 *                    Director, Vice
------------------------------------   Chairman of the        September 11,
         EUGENE B. JOHNSON             Board of                 1998
                                       Directors,
                                       Executive Vice
                                       President

                 *                    Director
------------------------------------                          September 11,
         GEORGE E. MATELICH                                     1998

                 *                    Director
------------------------------------                          September 11,
          REID G. LEGGETT                                       1998

                 *                    Director
------------------------------------                          September 11,
         NELSON SCHWAB, III                                     1998

                 *                    Director
------------------------------------                          September 11,
        FRANK K. BYNUM, JR.                                     1998


               *                       President, Chief       September 11,
------------------------------------   Financial Officer        1998
          WALTER E. LEACH              and Secretary
                                       (Principal
                                       Financial Officer)

                                      Controller
               *                       (Principal             September 11,
------------------------------------   Accounting               1998
             LISA HOOD                 Officer)

        /s/ Walter E. Leach, Jr.
* By: ______________________________
          ATTORNEY-IN-FACT

         INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
MJD Communications, Inc.:

  Under date of February 27, 1998, except the last two paragraphs of note 2 and note 16 which are as of April 2, 1998 and note 17 which is as of April 8, 1998, we reported on the consolidated balance sheets of MJD Communications, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which are included in the Registration Statement on Form S-4. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule in the Registration Statement on Form S-4. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Lincoln, Nebraska
February 27, 1998

                   MID COMMUNICATIONS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                        BALANCE AT          WRITE-OFFS, BALANCE
                                        BEGINNING  BAD DEBT   NET-OF    AT END
                                         OF YEAR   EXPENSE  RECOVERIES  OF YEAR
                                        ---------- -------- ----------- -------
Allowance for doubtful accounts:
  Year ended December 31, 1995.........  $735,598  165,167    646,912   253,853
                                         ========  =======    =======   =======
  Year ended December 31, 1996.........  $253,853    4,812    200,931    57,734
                                         ========  =======    =======   =======
  Year ended December 31, 1997.........  $ 57,734      --       8,530    49,204
                                         ========  =======    =======   =======

                 See accompanying independent auditors' report.

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
 NUMBER                            DESCRIPTION                             NO.
 -------                           -----------                             ----
   2.1   Stock Purchase Agreement, dated March 6, 1997 among the
         Company, MJD Partners, L.P. Carousel Capital Partners, L.P.,
         Kelso Investment Associates V, L.P. and Kelso Equity Partners,
         V, L.P., as amended
   2.2   Stock Purchase Agreement dated as of March 28, 1996 among MJD
         Services Corp., Rick A. Moore, Tom D. Moore, Penta-Gen
         Investments, Inc., and Odin Telephone Exchange, Inc.
   2.3   Agreement and Plan of Merger dated as of March 27, 1998 by and among MJD Ventures, Inc., Utilities Acquisition Corp. and
         Utilities, Inc.
   2.4   Agreement and Plan of Merger, dated as of August 6, 1996 among
         MJD Holdings Corp., C&E Acquisitions Corp. and Chatauqua and
         Erie Telephone Corporation
   2.5   Stock Purchase Agreement, dated as of September 24, 1996 among
         MJD Holdings Corp., Kadoka Telephone Co., Bruce G. Conlee and
         Virginia L. Conlee
   2.6   Stock Purchase Agreement, dated as of June 24, 1997 among MJD
         Ventures, Inc., Gary Porter, Virginia M. Porter, Renee Porter,
         C-R Communications, Inc., C-R Telephone Company and certain stockholders
   2.7   Agreement and Plan of Merger, dated as of September 2, 1997 among MJD Holdings Corp., Taconic Acquisition Corp. and Taconic
         Telephone Corp.
   2.8   Agreement and Plan of Merger, dated December 31, 1997 among MJD
         Ventures, Inc., Ellensburg Acquisition Corp. and Ellensburg
         Telephone Company.
   2.9   Agreement and Plan of Merger, dated as of March 12, 1998 among
         MJD Communications, Inc., Chouteau Acquisitions Corp., Choteau
         Telephone Company and certain shareholders of Chouteau
         Telephone Company
   3.1   Amended and Restated Certificate of Incorporation of the
         Company*
   3.2   Amended and Restated By-Laws of the Company*
   4.1   Indenture, dated as of May 5, 1998, between the Company and
         United States Trust Company of New York, as trustee, relating to the Company's $125,000,000 9 1/2% Senior Subordinated Notes
         due 2008 and $75,000,000 Floating Rate Callable Securities due
         2008*
   4.2   Form of Initial Fixed Rate Security*
   4.3   Form of Initial Floating Rate Security*
   4.4   Form of Exchange Fixed Rate Security*
   4.5   Form of Exchange Floating Rate Security*
   4.6   Form of Purchase Agreement dated as of April 30, 1998 between the Company and the Initial Purchasers named therein*
   4.7   Registration Agreement dated as of April 30, 1998 between the
         Company and the Initial Purchasers named therein*
   5.1   Opinion of Paul, Hastings, Janofsky & Walker LLP*
  10.1   Credit Agreement dated as of March 30, 1998 among the Company, various lending institutions, NationsBanc of Texas, N.A. and
         Bankers Trust Company
  10.2   Form of B Term Note*
  10.3   Form of C Term Note--Floating Rate*
  10.4   Form of C Term Note--Fixed Rate
  10.5   Form of RF Note*
  10.6   Form of AF Note*
  10.7   Subsidiary Guarantee, dated as of March 30, 1998, by MJD
         Holdings Corp., MJD Ventures, Inc., MJD Services Corp., ST
         Enterprises, Ltd. for the benefit of Bankers Trust Company*
  10.8   Pledge Agreement, dated as of March 30, 1998 among MJD
         Communications, Inc., ST Enterprises, Ltd., MJD Holdings Corp.,
         MJD Services Corp., MJD Ventures, Inc., C-R Communications,
         Inc., as pledgors, and Bankers Trust Company, as collateral agent and pledgee*

 EXHIBIT                                                                   PAGE
 NUMBER                            DESCRIPTION                             NO.
 -------                           -----------                             ----
  10.9   Capital Contribution Agreement, dated as of March 27, 1998 among Kelso Investment Associates V, L.P., Kelso Equity
         Partners V, L.P., Carousel Capital Partners, L.P., MJD
         Communications, Inc. and Bankers Trust Company*
  10.10  Stockholder's Agreement, dated as of July 31, 1997 among Kelso
         Investment Associates V, L.P., Kelso Equity Partners V, L.P.,
         Carousel Capital Partners V, L.P., the Company and MJD
         Partners, L.P.
  10.11  Registration Rights Agreement, dated as of July 31, 1997 among
         Kelso Investment Associates V, L.P., Kelso Equity Partners,
         L.P., the Company and MJD Partners, L.P.
  10.12  Financial Advisory Agreements, dated as of July 31, 1997 among the Company, MJD Holdings Corp. and affiliates of each of Kelso
         Investment Associates V, L.P., Kelso Equity Partners, L.P. and
         Carousel Capital Partners, L.P.
  10.13  Share Exchange Agreement, dated as of July 31, 1997 between the
         Company and MJD Partners, L.P.
  10.14  Contribution Agreement, dated as of July 31, 1997 between Meyer
         Haberman, Jack H. Thomas, Eugene R. Johnson and Bugger
         Associates, Inc. and MJD Partners, L.P.
  10.15  Contribution Agreement, dated as of July 31, 1997 between MJD
         Partners, L.P. and the Company
  10.16  Amended and Restated Class A Voting Common Stock Purchase
         Warrants of the Company
  10.17  Consulting Agreement, dated as of July 31, 1997 between MJD
         Partners, Inc. and Bugger Associates, Inc.
  10.18  Severance Agreement, dated as of July 31, 1997 between ST
         Enterprises, LTD and John P. Duda
  10.19  Severance Agreement, dated as of July 31, 1997 among the
         Company, MJD Partners, Inc. and Eugene B. Johnson
  10.20  Severance Agreement, dated as of July 31, 1997 between the
         Company and Walter E. Leach, Jr.
  10.21  Severance Agreement, dated as of July 31, 1997 among the
         Company, MJD Partners, Inc. and Jack H. Thomas
  10.22  Amendment to Credit Agreement dated as of July 30, 1998, among the Company, various lending institutions, NationsBanc of
         Texas, N.A. and Bankers Trust Company
  12     Ratio of Earnings to fixed charges calculation (filed herewith)
  21     Subsidiaries of the Company*
  23.1   Consent of Paul, Hastings, Janofsky & Walker LLP (included in
         Exhibit 5.1)*
  23.2   Consent of Moss Adams, LLP, Independent Auditors
  23.3   Consent of Ernst & Young LLP, Independent Auditors
  23.4   Consent of Kiesling Associates LLP
  23.5   Consent of Berry, Dunn, McNeil & Parker
  23.6   Consent of KPMG Peat Marwick
  24.1   Power of Attorney (included in Part II of this Registration
         Statement)
  25.1   Statement of Eligibility of United States Trust Company of New
         York, as Trustee, on Form T-1
  27     Financial Data Schedule
  99.1   Form of Letter of Transmittal*
  99.2   Form of Notice of Guaranteed Delivery*

--------

 * Previously filed.